Exhibit (a)(1)

Teekay Offshore Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda

PRELIMINARY COPY—SUBJECT TO COMPLETION

NOTICE OF ACTION BY WRITTEN CONSENT

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Common Unitholders of Teekay Offshore Partners L.P.:

We are sending this notice of action by written consent and the accompanying information statement to holders of common units representing limited partner interests (the “Common Units”) in Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership” or “we”). As previously announced, on September 30, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”), Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”), Brookfield TK TOGP LP, a Bermuda limited partnership, Brookfield TK Block Acquisition LP, a Bermuda limited partnership (“Brookfield TK Block”), Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a Manitoba limited partnership (“Brookfield Private Institutional”), Brookfield TK TOLP LP, a Bermuda limited partnership (“Brookfield TOLP”), and Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and the general partner of the Partnership (“Partnership GP”), providing for, among other things, the merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving as a subsidiary of Parent, certain of its affiliates and Partnership GP, all of which are indirect controlled subsidiaries of Brookfield Business Partners L.P. and certain of its affiliates and institutional partners (collectively, “Brookfield”). If the Merger is completed, each Common Unit issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Common Units held by Parent, the Brookfield Affiliated Holders (as defined in the Merger Agreement) or their respective Affiliates (as defined in the Merger Agreement) (collectively, the “Sponsor Units”)) will convert into the right to receive $1.55 in cash per Common Unit without any interest thereon (the “Cash Merger Consideration”). As an alternative to receiving the Cash Merger Consideration, each holder of record of Common Units other than Sponsor Units as of immediately prior to 12:00 a.m. New York Time on January 14, 2020 will have the option to elect to forego the right to receive the Cash Merger Consideration with respect to all of such holder’s Common Units and instead receive one newly designated unlisted Class A Common Unit of the Partnership (the “Class A Common Units”) per Common Unit (the “Unit Alternative”) with respect to all of such holder’s Common Units (the “Unit Election”). The Class A Common Units will be economically equivalent to the Sponsor Units following the closing of the Merger, but will have limited voting rights and limited transferability. Each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be reclassified as a Class B Common Unit of the Partnership (the “Class B Common Units”) but will be otherwise unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof. Parent will also be issued a number of Class B Common Units equal to the number of Common Units converted into the right to receive the Cash Merger Consideration. Each of the Partnership’s 7.25% Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”), 8.50% Series B Cumulative Redeemable Preferred Units (the “Series B Preferred Units”) and 8.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series E Preferred Units” and, together with the Series A Preferred Units and the Series B Preferred Units, the “Preferred Units”) issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will be unchanged and remain outstanding immediately following the Effective Time, and no consideration will be delivered in respect thereof. A copy of the Merger Agreement is attached to the accompanying information statement as Annex A.

The conflicts committee (the “Conflicts Committee”) of the board of directors of Partnership GP (the “GP Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Partnership and of the holders of Common Units other than Partnership GP, Brookfield Private Institutional, Brookfield TK Block, Brookfield TOLP, Parent, Merger Sub and their respective Affiliates, which includes their respective directors and officers and members of Partnership GP’s senior management team, who are executive officers of Teekay Offshore Group Ltd. (the “Unaffiliated Unitholders”), (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 23, 2018 (as amended, modified or supplemented as of the date hereof, the “Partnership Agreement”), and (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the Partnership’s limited partners holding Common Units (the “Common Unitholders”) the approval of the Merger Agreement and the Merger. In determining whether to make its recommendation, the Conflicts Committee considered, among other things, the opinion of Evercore Group L.L.C. (“Evercore”), the financial advisor to the Conflicts Committee, which the Conflicts Committee adopted as its own, to the effect that, as of September 30, 2019, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Cash Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. A copy of the written opinion of Evercore is attached to the accompanying information statement as Annex C.

The GP Board, acting based upon the “Special Approval”, has unanimously (i) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger for approval of the Common Unitholders by written consent, and (iv) resolved to recommend approval of the Merger Agreement and the Merger by the Common Unitholders.

The Conflicts Committee and the GP Board considered the existence of the Unit Alternative in making their respective determinations, approvals and recommendations with regard to the Merger Agreement and the Merger and concluded that the inclusion of the Unit Alternative in the Merger Agreement would not affect their respective determinations, approvals or recommendations with regard to the Merger Agreement and the Merger (including, in the case of the GP Board, with respect to the fairness of the transaction to Unaffiliated Unitholders).  However, neither the Conflicts Committee nor the GP Board evaluated or negotiated the terms or conditions of or assigned a value to the Unit Alternative, and neither the Conflicts Committee nor the GP Board have made any recommendation to the Unaffiliated Unitholders with regard to the Unit Election. The Conflicts Committee and the GP Board determined to accommodate Brookfield’s request to include the Unit Alternative in the Merger Agreement because (i) as an option, the Unit Alternative did not affect their respective determinations, approvals or recommendations with regard to the Merger Agreement and the Merger (including, in the case of the GP Board, with respect to the fairness of the transaction to Unaffiliated Unitholders) and (ii) they determined not to deny Unaffiliated Unitholders an option to continue to hold an interest in the Partnership following privatization.

Under the applicable provisions of the Partnership Agreement, approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote or consent of the limited partners holding a majority of the outstanding Common Units, voting as a class (“Partnership Unitholder Approval”). As permitted by the Limited Partnership Act of the Marshall Islands (as amended, supplemented or restated from time to time) and the Partnership Agreement, immediately following the execution of the Merger Agreement, the Brookfield Affiliated Holders delivered to Partnership GP a written consent of limited partners constituting a majority of the outstanding Common Units approving the Merger Agreement and the transactions contemplated thereby, including the Merger, which consent constitutes Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement or the transactions contemplated thereby. Assuming the timely satisfaction or waiver of the conditions set forth in the Merger Agreement, the Partnership currently anticipates that the Merger will be completed in the first quarter of 2020.

The accompanying information statement provides you with detailed information about the Merger Agreement and the transactions contemplated thereby, including the Merger, the Cash Merger Consideration and the Unit Alternative. We encourage you to carefully read the entire information statement and its annexes, including the Merger Agreement. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a summary of the U.S. federal income tax consequences of the Merger. You may also obtain additional information about the Partnership from documents the Partnership has filed with the U.S. Securities and Exchange Commission. You should consult your own tax advisers regarding the particular tax consequences to you of participating in the

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Merger, including the effect of any U.S. federal, state, or local or non-U.S. tax laws and taking into account your particular circumstances.

We are mailing this notice of action by written consent and the accompanying information statement to our unitholders on or about December 13, 2019. You are urged to read the information statement carefully in its entirety. In particular, please read the section entitled “Risk Factors” of this information statement for a discussion of risks relevant to the Class A Common Units, the Merger and the Partnership. No unitholder meeting will be held in connection with the accompanying information statement. In connection with the Merger, we have included with this information statement an Election Form and Letter of Transmittal regarding the surrender of, and payment for, your Common Units and providing the ability to elect to receive the Unit Alternative in lieu of the Cash Merger Consideration. We are not asking you for a proxy and you are requested not to send us a proxy.

We thank you for your continued support.

Very truly yours,

Edith Robinson
Vice President and Company Secretary, Teekay Offshore GP L.L.C. on behalf of Teekay Offshore Partners L.P.

The accompanying information statement is dated December 11, 2019, and is first being mailed to our unitholders on or about December 13, 2019.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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Accounting Treatment of the Merger	53
Ownership of the Partnership after the Merger	53

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	54
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS	60
RISK FACTORS	63
Risks Related to the Business of the Partnership	63
Risks Related to the Merger	86
Tax Risks Related to the Merger	87
Risks Related to Ownership of Class A Common Units	89

THE MERGER AGREEMENT	91
The Merger	91
Effective Time; Closing	91
Effect of the Merger	92
Exchange of Units; Fractional Units	93
Election Procedures	94
Conditions to Consummation of the Merger	95
Unitholder Approval	96
Treatment of Sponsor Units, Preferred Units and the General Partner Interest	97
Treatment of Warrants	97
Treatment of Equity Awards	97
Treatment of Incentive Distribution Rights	97
Adjustments to Prevent Dilution	97
Withholding	98
Regulatory and Consent Matters	98
Termination of the Merger Agreement	98
Conduct of Business Pending the Consummation of the Merger	99
Indemnification; Directors’ and Officers’ Insurance	99
Amendment and Waiver	100
Remedies; Specific Performance	101
Representations and Warranties	101
Distributions for Periods Prior to the Merger	102
Additional Agreements	103

CERTAIN PURCHASES AND SALES OF COMMON UNITS	103
DELISTING AND DEREGISTRATION	103
DESCRIPTION OF THE CLASS A COMMON UNITS	104
General	104
Voting Rights	104
Automatic Redemption of Class A Common Units	104
Preemptive Rights	105
Transfer of Class A Common Units	106
No Fiduciary Duty	106
Transfer Agent and Registrar	106
Listing	106

DESCRIPTION OF OTHER EQUITY SECURITIES	107
Class B Common Units	107
Preferred Units	107

DESCRIPTION OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT	112
Organization and Duration	112
Purpose	112
Power of Attorney	112
Capital Contributions	112
Voting Rights	112
Limited Liability	113
Issuance of Additional Securities	114

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Amendment of the Amended and Restated Partnership Agreement	115
Merger Sale, or Other Disposition of Assets	117
Termination and Dissolution	117
Liquidation and Distribution of Proceeds	118
Withdrawal or Removal of the General Partner	118
Transfer of General Partner Interest	119
Transfer of Ownership Interests in General Partner	119
Transfer of Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units	119
Change of Management Provisions	120
Meetings; Voting	120
Status as Limited Partner	121
Reimbursement of Expenses	122
Books and Reports	122
Right to Inspect the Partnership’s Books and Records	122
Registration Rights	122
Fiduciary Duties	123

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	126
Our Classification as a Corporation	126
United States Federal Income Taxation of U.S. Holders	126
Treatment of Receipt of Cash Merger Consideration in the Merger	126
Treatment of Receipt of Newly Designated Unlisted Class A Common Units in the Merger	127
Consequences of Possible PFIC Classification	127
Effect of the PFIC Rules on the Treatment of Receipt of Cash Merger Consideration in the Merger	128
Backup Withholding and Information Reporting	129

INFORMATION CONCERNING THE PARTNERSHIP	130
About the Partnership	130
Recent Developments	130
Prior Public Offerings	130

INFORMATION CONCERNING THE BROOKFIELD FILING PARTIES	131
Identity and Background of the Brookfield Filing Parties	131
Identity and Background of the Directors and Officers of the Brookfield Filing Parties	133

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	142
Significant Corporate Events Involving the Brookfield Filing Parties	142

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION	142
Common Unit Market Price Information	142
Distribution Information	143
Book Value Per Unit	143

WHERE YOU CAN FIND MORE INFORMATION	143
INCORPORATION OF DOCUMENTS BY REFERENCE	144
UNITHOLDERS SHARING AN ADDRESS	145

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:                                  Why am I receiving this information statement?

A:                                   As previously announced, on September 30, 2019, Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”), Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”), Brookfield TK TOGP LP, a Bermuda limited partnership (“Brookfield TOGP”), Brookfield TK Block Acquisition LP, a Bermuda limited partnership (“Brookfield TK Block”), Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a Manitoba limited partnership (“Brookfield Private Institutional”), Brookfield TK TOLP LP, a Bermuda limited partnership (“Brookfield TOLP”) and Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and the general partner of the Partnership (“Partnership GP”), providing for, among other things, the merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving as a subsidiary of Parent, certain of its affiliates and Partnership GP, all of which are indirect controlled subsidiaries of Brookfield Business Partners L.P., and certain of its affiliates and institutional partners (collectively, “Brookfield”). This information statement describes the Merger and the approval of the Merger Agreement and the Merger by written consent of limited partners constituting a majority of the outstanding common units representing limited partner interests (the “Common Units”) (a “Unit Majority”). The board of directors of Partnership GP (the “GP Board”) is providing this information statement to you to inform you of, and to provide you with information about, the Merger before the Merger is consummated as well as to inform you how to receive newly designated unlisted Class A Common Units of the Partnership if you elect to receive the Unit Alternative (as defined below) in lieu of the Cash Merger Consideration (as defined below).

Q:                                  Why am I not being asked to vote on the Merger?

A:                                   Under the applicable provisions of the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 23, 2018 (as amended, modified or supplemented as of the date hereof, the “Partnership Agreement”), approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of a Unit Majority (“Partnership Unitholder Approval”). Brookfield beneficially owns approximately 73% of the outstanding Common Units in the Partnership, which is a sufficient number to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Immediately following the execution of the Merger Agreement, the Brookfield Affiliated Holders (as defined in the Merger Agreement) delivered to Partnership GP a written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement, and does not plan to call a meeting of the holders of Common Units (the “Common Unitholders”) to approve the Merger Agreement.

Q:                                  What will I be entitled to receive in the Merger for my Common Units?

A:                                   If the Merger is completed, each Common Unit issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Common Units held by Parent, the Brookfield Affiliated Holders or their respective Affiliates (as defined in the Merger Agreement) (collectively, the “Sponsor Units”)) will be converted into the right to receive $1.55 in cash per Common Unit without any interest thereon (the “Cash Merger Consideration”), and reduced by any applicable tax withholding, and such Common Units shall no longer be outstanding and shall automatically be canceled and cease to exist. As an alternative to receiving the Cash Merger Consideration, each holder of record of Common Units other than Sponsor Units as of immediately prior to 12:00 a.m. New York Time on January 14, 2020 (the “Election Deadline”) will have the option to elect to forego the right to receive the Cash Merger Consideration with respect to all of such holder’s Common Units and instead receive one newly designated unlisted Class A

Common Unit of the Partnership (a “Class A Common Unit”) per Common Unit (the “Unit Alternative”) with respect to all of such holder’s Common Units. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a summary of the material U.S. federal income tax consequences of the Merger. You should consult your own tax advisers regarding the particular tax consequences to you of participating in the Merger, including the effect of any U.S. federal, state, or local or non-U.S. tax laws and taking into account your particular circumstances.

Q:                                  How does the $1.55 per Common Unit base Cash Merger Consideration compare to the market price of the Common Units prior to the execution of the Merger Agreement?

A:                                   The Cash Merger Consideration represents a 28.1% premium to the $1.21 closing price per Common Unit on May 16, 2019, immediately prior to Brookfield’s initial offer, and a 33.6% premium to the $1.16 closing price per Common Unit on September 30, 2019, the last trading day before the announcement of the Merger.

Q:                                  How do I elect to receive the Unit Alternative?

A:                                   Holders of Common Units other than Sponsor Units wishing to elect to forego the right to receive the Cash Merger Consideration with respect to all of such holder’s Common Units and instead receive Class A Common Units with respect to all of such holder’s Common Units (a “Unit Election”) must follow the instructions set forth in the Election Form and Letter of Transmittal included with this information statement. Any Unit Election shall have been properly made only if Computershare, Inc., the exchange agent appointed by the Partnership to act as exchange agent for the Merger (the “Exchange Agent”), has received, by the Election Deadline, a completed Election Form and Letter of Transmittal or appropriate instruction through the facilities of the Depository Trust Company (the “DTC”) by which the holder has properly surrendered all of the Common Units held by such holder and elected to receive the Unit Alternative with respect to such surrendered Common Units. A Form of Election Form and Letter of Transmittal is attached as Annex D hereto. See “The Merger Agreement—Election Procedures.”

Q:                                  If I do not properly make an election in respect of my Common Units, what consideration will I receive?

A:                                   Any holder of Common Units other than Sponsor Units that does not properly make a Unit Election in accordance with the instructions set forth in the Election Form and Letter of Transmittal will receive the Cash Merger Consideration in respect of all of such holder’s Common Units.

Q:                                  How will I receive the consideration to which I am entitled?

A:                                   Promptly following the Effective Time, any holder of Common Units through DTC that has not properly made a Unit Election will receive the Cash Merger Consideration in accordance with the customary payment procedures of DTC and its participants.

As promptly as practicable following the Effective Time, the Exchange Agent will pay the Cash Merger Consideration by mail to any record holder of Common Units that has not properly made a Unit Election, other than the DTC, upon delivery to the Exchange Agent of a properly completed Election Form and Letter of Transmittal and any other documents required by the instructions thereto and surrender of such holder’s Common Units.

As promptly as practicable following the Effective Time, the Exchange Agent, upon receipt of any documents required by the instructions to Election Form and Letter of Transmittal, will issue the Unit Alternative to any holder of Common Units other than Sponsor Units that properly made a Unit Election and did not revoke such Unit Election prior to the Election Deadline.

Q:                                  Does the Partnership, the GP Board or the Conflicts Committee recommend that I elect the Unit Alternative in lieu of the Cash Merger Consideration?

A:                                   The Partnership, the GP Board and the conflicts committee of the GP Board (the “Conflicts Committee”) make no recommendation as to whether any Common Unitholder should elect to receive the Unit Alternative in lieu of the Cash Merger Consideration. The Conflicts Committee and the GP Board considered the existence of the Unit Alternative in making their respective determinations, approvals and recommendations with regard to the Merger Agreement and the Merger and concluded that the inclusion of the Unit Alternative in the Merger Agreement would not affect their respective determinations, approvals or recommendations with regard to the Merger Agreement and the Merger (including, in the case of the GP Board, with respect to the fairness of the transaction to Unaffiliated Unitholders).  However, neither the Conflicts Committee nor the GP Board evaluated or negotiated the terms or conditions of or assigned a value to the Unit Alternative. The Conflicts Committee and the GP Board determined to accommodate Brookfield’s request to include the Unit Alternative in the Merger Agreement because (i) as an option, the Unit Alternative did not affect their respective determinations, approvals or recommendations with regard to the Merger Agreement and the Merger (including, in the case of the GP Board, with respect to the fairness of the transaction to Unaffiliated Unitholders) and (ii) they determined not to deny Unaffiliated Unitholders an option an option to continue to hold an interest in the Partnership following privatization.

Q:                                  Can I make a Unit Election for only a portion of my Common Units?

A:                                   No. If a Unit Election is made by any Common Unitholder, it must be made with respect to all Common Units held by such Common Unitholder.

Q:                                  Can I revoke my Unit Election after I submit an Election Form and Letter of Transmittal?

A:                                   Yes. Any Unit Election may be revoked with respect to the Common Units subject thereto up until the Election Deadline in accordance with the procedures set forth in the Election Form and Letter of Transmittal, a form of which is included as Annex D hereto.

Q:                                  Will the Class A Common Units be traded on an exchange?

A:                                   No. The Class A Common Units will not be listed for trading on any national securities exchange.

Q:                                  Will the Class A Common Units be transferable?

A:                                   No. The Class A Common Units will be non-transferable, meaning that they may not be sold, assigned, conveyed, transferred, pledged or in any other manner disposed of, other than in certain limited circumstances as shall be set forth in our Seventh Amended and Restated Agreement of Limited Partnership (the “Amended and Restated Partnership Agreement”) to be entered into in connection with consummation of the Merger, the form of which is attached as Annex B hereto. Under the terms of the Class A Common Units, upon the occurrence of a Brookfield Sales Event (as defined in “Description of the Class A Common Units—Automatic Redemption of Class A Common Units”) the Partnership will be required to redeem all or a portion of the outstanding Class A Common Units with no action or consent required on the part of the holders of Class A Common Units (“Class A Common Unitholders”). Such a redemption would be triggered by any sale of Class B Common Units of the Partnership (the “Class B Common Units”) by Brookfield TKC Acquisition L.P., Brookfield TOLP or certain of their affiliates to any person other than Brookfield TKC Acquisition L.P., Brookfield TOLP or such affiliates, and in such circumstances, Class A Common Unitholders generally will receive the same consideration for the redemption of their Class A Common Units as Brookfield receives for the sale of its Class B Common Units, subject to applicable legal, tax, or regulatory constraints.

Q:                                  If I elect the Unit Alternative, will I have voting rights with respect to the Class A Common Units?

A:                                   Class A Common Unitholders will have no voting rights, unless expressly required by the Limited Partnership Act of the Marshall Islands (as amended, supplemented or restated from time to time, the “Marshall Islands Act”), but only to the extent such voting rights may not be waived. As a result, all matters submitted to the Partnership’s unitholders after the Merger will be decided by the vote of holders of Class B Common Units (such holders, the “Class B Common Unitholders”), subject to consent rights, to the extent applicable, of the Preferred Units (as defined below). Brookfield, which may have interests that differ from those of the Class A Common Unitholders, will have control of all outstanding Class B Common Units after completion of the Merger and will have the ability to control the outcome of all matters submitted to our unitholders for approval, subject to consent rights, to the extent applicable, of the Preferred Units (as defined below).

Q:                                  When do you expect to complete the Merger?

A:                                   The parties to the Merger Agreement are working toward completing the Merger as soon as possible. Assuming the timely satisfaction or waiver of the conditions set forth in the Merger Agreement, the Partnership currently anticipates that the Merger will be completed in the first quarter of 2020. However, no assurance can be given as to when, or if, the Merger will occur.

Q:                                  What happens if the Merger is not completed?

A:                                   If the Merger is not completed for any reason, Common Unitholders will not receive any form of consideration for their Common Units in connection with the Merger, the Partnership will remain a publicly traded limited partnership and the Common Units will continue to be listed and traded on the NYSE.

Q:                                  Are there any risks associated with the Merger and the Class A Common Units?

A:                                   Yes. There are risks associated with all business combinations, including the Merger. There are also risks associated with the Partnership’s business and the ownership of the Class A Common Units. The Partnership has described certain of these risks and other risks in more detail in the section entitled “Risk Factors.”

Q:                                  What do I need to do now?

A:                                   You should follow the instructions in the accompanying Form of Election Form and Letter of Transmittal regarding the surrender of your Common Units and payment for your Common Units.

Q:                                  Whom should I call with questions?

A:                                   If you have any questions about the Merger or need additional copies of this information statement, you should contact D.F. King & Co., Inc. (the “Information Agent”), the information agent for the Merger, at the contact information below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers call: (212) 269-5550
All others call Toll-Free: (888) 887-0082
Email: teekay@dfking.com

SUMMARY TERM SHEET

The following summary highlights selected information in this information statement and may not contain all of the information that may be important to you. Accordingly, the Partnership encourages you to read carefully this entire information statement, its annexes and the documents incorporated by reference into this information statement. You may obtain a list of the documents incorporated by reference into this information statement in the section titled “Where You Can Find More Information.”

Parties to the Merger Agreement

Teekay Offshore Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
(441) 405-5560

Teekay Offshore Partners L.P. is a leading international midstream services provider to the offshore oil production industry, primarily focused on the ownership and operation of critical infrastructure assets in offshore oil regions of the North Sea, Brazil and the East Coast of Canada. The Partnership has consolidated assets of approximately $5.2 billion, comprised of 58 offshore assets, including floating production, storage and offloading units, shuttle tankers (including seven newbuildings), floating storage and offtake units, long-distance towing and offshore installation vessels, and a unit for maintenance and safety. The majority of the Partnership’s fleet is employed on medium-term, stable contracts.

The Partnership’s Common Units and Preferred Units (as defined below) trade on the New York Stock Exchange (“NYSE”) under the symbols “TOO,” “TOO PR A,” “TOO PR B” and “TOO PR E,” respectively.

Teekay Offshore GP L.L.C.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
(441) 405-5560

Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, is the general partner of the Partnership, and its board of directors, officers and the members of its senior management team, who are executive officers of Teekay Offshore Group Ltd. (“Management”) manage the Partnership. Partnership GP is wholly owned by Brookfield.

Brookfield TK Acquisition Holdings LP
c/o Brookfield Capital Partners (Bermuda) Ltd.
73 Front Street, 5th Floor
Hamilton HM 12, Bermuda

Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership, has not carried on any activities or operations to date, except for those activities incidental to its formation on August 19, 2019 and undertaken in connection with the transactions contemplated by the Merger Agreement (as defined below).

Brookfield TK Merger Sub LLC
c/o Brookfield Capital Partners (Bermuda) Ltd.
73 Front Street, 5th Floor
Hamilton HM 12, Bermuda

Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company, is a direct wholly owned subsidiary of Parent formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation on September 26, 2019 and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger,

Merger Sub will be merged with and into the Partnership, with the Partnership surviving as a subsidiary of Parent, certain of its affiliates and Partnership GP, all of which are indirect controlled subsidiaries of Brookfield.

Brookfield TK TOGP LP
c/o Brookfield Capital Partners (Bermuda) Ltd.
73 Front Street, 5th Floor
Hamilton HM 12, Bermuda

Brookfield TK TOGP LP, a Bermuda limited partnership, is the sole member of Partnership GP. The principal business of Brookfield TOGP is to hold interests of the Partnership GP owned by Brookfield.

Brookfield TK Block Acquisition LP
c/o Brookfield Capital Partners (Bermuda) Ltd.
73 Front Street, 5th Floor
Hamilton HM 12, Bermuda

Brookfield TK Block Acquisition LP, a Bermuda limited partnership, is a direct holder of the Partnership’s Common Units and warrants to purchase Common Units (“Warrants”). The principal business of Brookfield TK Block is to hold interests of the Partnership owned by Brookfield.

Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P.
c/o Brookfield Asset Management Inc.
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3

Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a Manitoba limited partnership, is a direct holder of the Partnership’s Common Units and Warrants. The principal business of Brookfield Private Institutional is to hold interests of the Partnership owned by Brookfield.

Brookfield TK TOLP LP
c/o Brookfield Capital Partners (Bermuda) Ltd.
73 Front Street, 5th Floor
Hamilton HM 12, Bermuda

Brookfield TK TOLP LP, a Bermuda limited partnership, is a direct holder of the Partnership’s Common Units and Warrants. The principal business of Brookfield TOLP is to hold interests of the Partnership owned by Brookfield.

The Merger (see page 14)

Pursuant to the terms of the Merger Agreement, Parent, an indirect controlled subsidiary of Brookfield, has agreed to acquire all of the publicly held Common Units (other than Sponsor Units) in the Partnership, as described in this information statement. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Partnership, with the Partnership surviving as a subsidiary of Parent, certain of its affiliates and Partnership GP, all of which are indirect controlled subsidiaries of Brookfield.

As a result of the Merger, at the Effective Time, each issued and outstanding Common Unit of the Partnership, other than Sponsor Units, will convert into the right to receive the Cash Merger Consideration. As an alternative to receiving the Cash Merger Consideration, each holder of record of Common Units other than Sponsor Units immediately prior to the Election Deadline will have the option to elect to forego the right to receive the Cash Merger Consideration with respect to all of such holder’s Common Units and instead receive one Class A Common Unit per Common Unit with respect to all of such holder’s Common Units. The Class A Common Units will be economically equivalent to the Sponsor Units following the closing of the Merger, but will have limited voting rights and limited transferability. Each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be reclassified as a Class B Common Unit of the Partnership but will be otherwise unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof.

The Merger Agreement is attached as Annex A hereto. The Partnership encourages you to read the Merger Agreement because it is the legal document that governs the terms and conditions of the Merger. For more information regarding the terms of the Merger Agreement, see “Special Factors—Effects of the Merger” and “The Merger Agreement.”

Election Procedures (see page 94)

Each holder of Common Units other than Sponsor Units wishing to make a Unit Election must follow the instructions set forth in the Election Form and Letter of Transmittal prior to the Election Deadline. Any Unit Election may be revoked with respect to the Common Units subject thereto in accordance with the procedures set forth in the Election Form and Letter of Transmittal. If a Unit Election is revoked, the holder of Common Units other than Sponsor Units as to which such Unit Election previously applied shall receive the Cash Merger Consideration in respect of its Common Units unless a new Unit Election is submitted by such holder in accordance with the procedures set forth in the Election Form and Letter of Transmittal.

Any Unit Election shall have been properly made only if the Exchange Agent has received, by the Election Deadline, a completed Election Form and Letter of Transmittal or appropriate instruction through the facilities of the DTC by which the holder has properly surrendered all of the Common Units held by such holder and elected to receive the Unit Alternative with respect to such surrendered Common Units. After a Unit Election is validly made with respect to any Common Units, no further registration of transfers of such Common Units shall be made on the unit transfer books of the Partnership unless and until such Unit Election is properly revoked in accordance with the procedures set forth in the Election Form and Letter of Transmittal.

For a more complete discussion of the election procedures, see “The Merger Agreement—Election Procedures.”

Treatment of Sponsor Units, Preferred Units and the General Partner Interest (see page 97)

Each Sponsor Unit, 7.25% Series A Cumulative Redeemable Preferred Unit of the Partnership (each, a “Series A Preferred Unit”), 8.50% Series B Cumulative Redeemable Preferred Unit of the Partnership (each, a “Series B Preferred Unit”) and 8.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit of the Partnership (each, a “Series E Preferred Unit” and, together with the Series A Preferred Units and the Series B Preferred Units, the “Preferred Units”) issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger, will be unchanged and remain outstanding and no consideration will be delivered in respect thereof, provided that each Sponsor Unit will be reclassified as a Class B Common Unit. The General Partner’s general partner interest in the Partnership (the “General Partner Interest”) issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof.

In addition, Parent will be issued a number of Class B Common Units equal to the number of Common Units converted into the right to receive the Cash Merger Consideration.

Treatment of Warrants (see page 97)

Each Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will be converted into the right to receive the Cash Merger Consideration that a Common Unit issuable (at the Effective Time) upon exercise of such Warrant immediately prior to the Effective Time would have been entitled to receive pursuant to the Merger Agreement. In the event that no Common Units would be issuable upon exercise of a Warrant immediately prior to the Effective Time (which would occur in the event that the exercise price of such Warrant exceeds the Cash Merger Consideration), such Warrant will automatically be canceled and cease to exist, and no consideration will be delivered in respect thereof. As of the date hereof, the exercise price of each of the outstanding Warrants exceeds the Cash Merger Consideration. Accordingly, the Partnership anticipates that each of the Warrants will automatically be cancelled and cease to exist as a result of the Merger and that no consideration will be delivered in respect thereof.

Treatment of Equity Awards (see page 97)

Each outstanding award granted under the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan (as amended from time to time and including any successor or replacement plan or plans, the “Partnership Long-Term Incentive Plan”) that was designated as a “Phantom Unit” on the date of grant (each, a “Phantom Unit”) will be converted into a phantom unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Phantom Unit was subject.

Each outstanding award granted under the Partnership Long-Term Incentive Plan that was designated as a “Restricted Unit” on the date of grant (each, a “Restricted Unit”) will be converted into a restricted unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Restricted Unit was subject.

The Partnership and Partnership GP will take all actions as may be necessary to provide for or give effect to the assumption of the Partnership Long-Term Incentive Plan by the surviving entity.

Treatment of Incentive Distribution Rights (see page 97)

All Incentive Distribution Rights (“IDRs”) of the Partnership issued and outstanding immediately prior to the Effective Time will be automatically canceled and cease to exist, and no consideration will be delivered in respect of the cancellation of the IDRs.

Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger (see page 28)

On September 30, 2019, the Conflicts Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Partnership and the holders of Common Units other than Partnership GP, Brookfield Private Institutional, Brookfield TK Block, Brookfield TOLP, Parent, Merger Sub and their respective Affiliates, which includes their respective directors and officers and members of Partnership GP’s senior management team, who are executive officers of Teekay Offshore Group Ltd. (the “Unaffiliated Unitholders”), (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the Common Unitholders the approval of the Merger Agreement and the Merger.

The GP Board, acting based upon the “Special Approval”, has unanimously (i) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger for approval of the Common Unitholders by written consent, and (iv) resolved to recommend approval of the Merger Agreement and the Merger by the Common Unitholders.

The Conflicts Committee and the GP Board considered the existence of the Unit Alternative in making their respective determinations, approvals and recommendations with regard to the Merger Agreement and the Merger and concluded that the inclusion of the Unit Alternative in the Merger Agreement would not affect their respective determinations, approvals or recommendations with regard to the Merger Agreement and the Merger (including, in the case of the GP Board, with respect to the fairness of the transaction to Unaffiliated Unitholders).  However, neither the Conflicts Committee nor the GP Board evaluated or negotiated the terms or conditions of or assigned a value to the Unit Alternative, and neither the Conflicts Committee nor the GP Board have made any recommendation to the Unaffiliated Unitholders with regard to the Unit Election. The Conflicts Committee and the GP Board determined to accommodate Brookfield’s request to include the Unit Alternative in the Merger Agreement because (i) as an option, the Unit Alternative did not affect their respective determinations, approvals or recommendations with regard to the Merger Agreement and the Merger (including, in the case of the GP Board, with respect to the fairness of the transaction to Unaffiliated Unitholders) and (ii) they determined not to deny Unaffiliated Unitholders an option to continue to hold an interest in the Partnership following privatization.

The Conflicts Committee retained Potter Anderson & Corroon LLP (“Potter Anderson”) as its legal counsel and Evercore Group L.L.C. (“Evercore”) as its financial advisor. The Conflicts Committee negotiated with Brookfield and its representatives with respect to the Merger and the Merger Agreement and conducted a review and evaluation of the Merger and the Merger Agreement. For a more complete discussion of these items, see “Special Factors—Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger.”

Opinion of Financial Advisor to the Conflicts Committee (see page 36)

The Conflicts Committee retained Evercore to act as its financial advisor in connection with the Merger. As part of this engagement, the Conflicts Committee requested that Evercore evaluate the fairness, from a financial point of view, of the Cash Merger Consideration to the Unaffiliated Unitholders. At a meeting of the Conflicts Committee held on September 30, 2019, Evercore rendered to the Conflicts Committee its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Cash Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders.

The full text of the written opinion of Evercore, dated September 30, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this information statement and is incorporated herein by reference. The Partnership encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of the Common Units should act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. Evercore was not asked, nor did it, express any view on, and Evercore’s opinion did not address, the structure or form of the Merger, the Unit Election, the Class A Common Units, the Unit Alternative or any term or aspect of the Amended and Restated Partnership Agreement.

For a description of the opinion that the Conflicts Committee received from Evercore, see “Special Factors—Opinion of Financial Advisor to the Conflicts Committee.”

Interests of the Directors, Officers and Management of Partnership GP in the Merger (see page 45)

Some of the directors, officers and members of Management of Partnership GP have financial interests in the Merger that may be different from, or in addition to, those of the Unaffiliated Unitholders generally. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

As of the Effective Time, the Partnership will be owned by Parent and current holders of Common Units who elect to receive Class A Common Units. Brookfield will own, directly or indirectly, all of the equity interests in Parent. Messrs. Laurie, Reid, and Turcotte are each employees of Brookfield. Additionally, Messrs. Morrison and Transier each serve as directors on the board(s) of other Brookfield portfolio companies.

Certain of the directors and members of Management of Partnership GP hold Common Units that will be cancelled at the Effective Time and converted into the right to receive the Cash Merger Consideration. Additionally, each director and member of Management of Partnership GP that holds Common Units will be entitled to elect to forego the right to receive the Cash Merger Consideration and instead receive Class A Common Units with respect to all of such director’s Common Units.

Partnership GP’s directors and officers are entitled to continued indemnification and directors’ and officers’ liability insurance coverage for at least six years following the Effective Time under the Merger Agreement. For a further discussion of the interests of directors and executive officers in the Merger, see “The Merger Agreement—Interests of the Directors, Officers and Management of Partnership GP in the Merger.”

Position of the Brookfield Filing Parties as to the Fairness of the Merger (see page 47)

The Brookfield Filing Parties (as defined in “Information Concerning the Brookfield Filing Parties—Identity and Background of the Brookfield Filing Parties”) believe that the proposed Merger is substantively and procedurally fair to the Unaffiliated Unitholders. However, none of the Brookfield Filing Parties nor any of their respective affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for purposes of assessing the fairness of the Merger to the Partnership and the Unaffiliated Unitholders. The belief of the Brookfield Filing Parties as to the procedural and substantive fairness of the Merger is based on the factors discussed in “Special Factors—Position of the Brookfield Filing Parties as to the Fairness of the Merger.” For the avoidance of doubt, the Brookfield Filing Parties that are not specifically a party to the Merger Agreement have not been involved in any aspect of the related transactions, negotiations, or discussions and are relying on Parent and the Brookfield Affiliated Holders in making these statements.

Conditions to Consummation of the Merger (see page 95)

As more fully described in this information statement, each party’s obligation to complete the transactions contemplated by the Merger Agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following: (i) any required regulatory approvals must have been obtained; and (ii) no Restraint (as defined in “The Merger Agreement—Conditions to Consummation of the Merger”) shall be in effect to enjoin, restrain, prevent or prohibit the transactions contemplated by the Merger Agreement or making the consummation of such transactions illegal.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of the Partnership and Partnership GP in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), subject to certain materiality standards, as described in “The Merger Agreement—Conditions to Consummation of the Merger”; the Partnership and Partnership GP shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date; and (iii) there shall not have been a Partnership Material Adverse Effect (as defined in “The Merger Agreement—Conditions to Consummation of the Merger”).

The obligations of the Partnership to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of Parent and Merger Sub in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), subject to certain materiality standards, as described in “The Merger Agreement—Conditions to Consummation of the Merger”; and (ii) Parent and Merger Sub shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement. For a further discussion of the conditions to the consummation of the Merger, see “The Merger Agreement—Conditions to Consummation of the Merger.”

Regulatory Approvals and Clearances Required for the Merger (see page 51)

In connection with the Merger, the Partnership intends to make all required filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any required filings with the NYSE and the Registrar of Corporations of the Republic of the Marshall Islands. None of the Partnership, Partnership GP or the GP Board is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Marshall Islands law.

For a further discussion of required regulatory approvals, see “Special Factors—Regulatory Approvals and Clearances Required for the Merger.”

Termination of the Merger Agreement (see page 98)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•                  by mutual written consent of the Partnership and Parent duly authorized by, in the case of the Partnership, the Conflicts Committee, and in the case of Parent, the general partners of Parent;

•                  by either Parent or, following authorization by the Conflicts Committee, the Partnership, if the Merger has not occurred on or before April 1, 2020 (the “Outside Date”); provided, that the right to terminate is not available to a party if the failure to satisfy any condition was due to the failure of such party (or, in the case of the Partnership or Partnership GP, and in the case of Parent or Merger Sub) to perform any of its obligations under the Merger Agreement or if any other party has filed and is pursuing an action seeking specific performance pursuant to the terms of the Merger Agreement;

•                  by Parent if: (i) there is a breach or failure to perform by the Partnership or Partnership GP of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within the earlier of the Outside Date or 30 days following delivery of written notice of such breach by Parent; or (ii) a Restraint is in effect to enjoin, restrain, prevent or prohibit the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal, each as described in and subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement”; or

•                  by the Partnership (following authorization by the Conflicts Committee) if (i) there is a breach or failure to perform by Parent or Merger Sub of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within the earlier of the Outside Date or 30 days following delivery of written notice of such breach by the Partnership; (ii) a Restraint is in effect to enjoin, restrain, prevent or prohibit the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; or (iii) all of Parent and Merger Sub’s conditions to closing have been met or waived, Partnership GP has delivered written notice to Parent stating, among other things, that it and the Partnership each stands ready, willing and able to close the Merger and Parent fails to consummate the closing within the following five business days, each as described in and subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement.”

For a further discussion of the termination of the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement.”

Fees and Expenses (see page 51)

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses.

The Merger Agreement provides that, in the event of termination of the Merger Agreement in specified circumstances, Parent will, within two business days after the date of such termination, pay a termination fee to the Partnership in the amount of $25.0 million (the “Termination Fee”) (it being understood that in no event will Parent be required to pay the Termination Fee on more than one occasion). Following payment of the Termination Fee, if any, Parent will not be obligated to pay any additional expenses incurred by the Partnership or Partnership GP. If the Merger Agreement is terminated by the Partnership under certain circumstances, Parent must pay the Partnership’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to a maximum amount of $4.0 million; provided, that no such payment is required if Parent has paid the Termination Fee.

The Merger Agreement also provides that the Partnership will pay Parent’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to a maximum amount of $4.0 million, in the event the Merger is terminated under certain circumstances.

For a further discussion of the payment of fees and expenses in connection with the Merger, see “Special Factors—Fees and Expenses.”

Remedies; Specific Performance (see page 101)

The Merger Agreement provides that no termination of the Merger Agreement will relieve the Partnership from any liability for any failure to consummate the Merger and the other transactions contemplated thereby when required pursuant to the Merger Agreement, and that in the event of the Partnership’s or Partnership GP’s willful breach of the Merger Agreement or intentional fraud, Parent will be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money) in an amount not to exceed $6.75 million.

The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. In the event of termination of the Merger Agreement in specified circumstances, Parent will, within two business days after the date of such termination, pay the Termination Fee (it being understood that in no event will Parent be required to pay the Termination Fee on more than one occasion).

The Termination Fee (together with certain specific performance rights) is the sole and exclusive remedy of the Partnership or Partnership GP or any of their respective affiliates against Parent, Merger Sub or any of their respective affiliates, or any direct or indirect former, current or future equity holder or any director, officer, employee, investment banker, financial advisor, attorney, accountant, agent or other representative (each a “Representative”) of any of the foregoing. The Merger Agreement also provides that the Partnership will pay up to $4.0 million of Parent’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, in the event the Merger is terminated under certain circumstances. For a further discussion of remedies, see “Special Factors—Remedies; Specific Performance.”

Financing of the Merger (see page 51)

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. To provide financing for the Cash Merger Consideration, an affiliate of Parent (“Sponsor”) entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent, pursuant to which Sponsor committed to purchase, or cause the purchase of, at or immediately prior to the Effective Time, equity interests of Parent for an aggregate cash purchase price up to approximately $170.0 million, which will be used by Parent to fund the Cash Merger Consideration pursuant to and in accordance with the Merger Agreement and to pay other amounts payable by Parent pursuant to the Merger Agreement, including the Termination Fee and the reimbursement of the Partnership’s expenses, if applicable (the “Equity Commitment”). The Partnership is designated as a third-party beneficiary for purposes of enforcing the Equity Commitment. Sponsor may purchase, or cause the purchase of, equity interests of Parent directly or indirectly through one or more affiliated entities designated by Sponsor. For a discussion of the material terms of the Equity Commitment Letter, see “Special Factors—Financing of the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 126)

If you are a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger—United States Federal Income Taxation of U.S. Holders”), the receipt of Cash Merger Consideration in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and the resulting tax liability, if any, will depend on your particular situation. Accordingly, you should consult your tax advisors regarding the particular tax consequences to you of the exchange of Common Units for Cash Merger Consideration, or alternatively if you so elect, newly designated unlisted Class A Common Units, pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a summary of the material U.S. federal income tax consequences of the Merger.

No Appraisal Rights (see page 53)

Appraisal rights are not available in connection with the Merger under the laws of the Republic of the Marshall Islands or under the Partnership Agreement.

Registration Exemption (see page 53)

The issuance by the Partnership of the Class A Common Units will be made in reliance upon the exemption from registration requirements pursuant to Section 3(a)(9) of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Delisting and Deregistration of Common Units (see page 53)

The Common Units are currently listed on the NYSE under the ticker symbol “TOO.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Description of the Class A Common Units (see page 104)

As of the date hereof, there are no Class A Common Units outstanding. In connection with the Merger, Partnership GP will enter into the Amended and Restated Partnership Agreement to, among other things, create a new series of units designated as Class A Common Units, which shall be issued to Common Unitholders that properly make, and do not validly revoke, a Unit Election. Other than as described in “Description of the Class A Common Units,” each Class A Common Unit shall be economically equivalent to and rank pari passu with a Class B Common Unit, and a Class A Common Unitholder shall have rights equivalent to a Class B Common Unitholder with respect to, without limitation, distributions and allocations of income, gain, loss or deductions.

The Class A Common Units shall not have any voting rights except as required by the Marshall Islands Act, but only to the extent that such voting rights under the Marshall Islands Act may not be waived. Subject to applicable legal, tax or regulatory constraints, a certain number of Class A Common Units will be automatically redeemed in connection with any Brookfield Sales Event (as defined in “Description of the Class A Common Units—Automatic Redemption of Class A Common Units”). Class A Common Unitholders shall have preemptive rights in connection with certain issuances of securities to Brookfield. No Class A Common Unitholder may sell, assign, convey, pledge, transfer or otherwise dispose of any Class A Common Units other than in connection with a Brookfield Sales Event, and any sale, assignment, conveyance, pledge, transfer or other disposition of Class A Common Units in violation of the Amended and Restated Partnership Agreement, other than by operation of law (including intestacy), shall be null and void. Neither the Partnership, Partnership GP, Partnership GP’s officers and directors nor any other affiliates of Partnership GP will owe any duties, including fiduciary duties, or have any liability to Class A Common Unitholders, other than the implied contractual covenant of good faith and fair dealing, pursuant to the Amended and Restated Partnership Agreement. The Class A Common Units will not be listed for trading on any national securities exchange. For a more complete description of the Class A Common Units, see “Description of the Class A Common Units.”

Pending Litigation (see page 52)

Following the public announcement of Brookfield’s initial offer to the Conflicts Committee, five Common Unitholders filed two putative class actions against the Partnership, the Partnership GP, several named directors of the Partnership GP, Brookfield Asset Management Inc. (“BAM”) and Brookfield. These complaints allege that, among other things, the defendants breached the Partnership Agreement by undertaking actions that suppressed the trading price of the Common Units and that Brookfield tortiously interfered with the Partnership Agreement. The complaints seek injunctive relief enjoining the Merger, damages and costs, among other remedies. The defendants believe that these complaints are without merit and intend to vigorously defend them.

Accounting Treatment of the Merger (see page 53)

The Partnership, as the surviving entity in the Merger, is considered the acquiror for accounting purposes. Therefore, its net assets remain at historical cost.

SPECIAL FACTORS

This section of the information statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire information statement, including the full text of the Merger Agreement, for a more complete understanding of the Merger. A copy of the Merger Agreement is attached as Annex A hereto and incorporated by reference herein.

Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with Marshall Islands law, the Merger Agreement provides for the merger of Merger Sub with and into the Partnership, with the Partnership continuing as the surviving entity. After the completion of the Merger, the certificate of limited partnership of the Partnership in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be amended and restated substantially in the form attached to the Merger Agreement as Exhibit A and, as so amended and restated, will be the agreement of limited partnership of the surviving entity from and after the Effective Time, until amended in accordance with its terms and applicable law.

As a result of the Merger, at the Effective Time, each issued and outstanding Common Unit, other than Sponsor Units, will convert into the right to receive $1.55 in cash per Common Unit without any interest thereon and reduced by any applicable tax withholding. As an alternative to receiving the Cash Merger Consideration, each holder of record of Common Units other than Sponsor Units immediately prior to the Election Deadline will have the option to elect to forego the right to receive the Cash Merger Consideration with respect to all of such holder’s Common Units and instead receive one newly designated Class A Common Unit per Common Unit with respect to all of such holder’s Common Units. The Class A Common Units will be economically equivalent to the Sponsor Units following the closing of the Merger, but will have limited voting rights and limited transferability. See “Description of the Class A Common Units.”

Each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be reclassified as a Class B Common Unit but will be otherwise unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof. Parent will also be issued a number of Class B Common Units equal to the number of Common Units converted into the right to receive the Cash Merger Consideration.

Each Series A Preferred Unit, Series B Preferred Unit and Series E Preferred Unit issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof.

As of the Effective Time, all of the Common Units converted into the right to receive the Cash Merger Consideration or the Unit Alternative will no longer be outstanding and will automatically be canceled and cease to exist.

Each Warrant to purchase Common Units that is outstanding and unexercised as of immediately prior to the Effective Time will be converted into the right to receive the Cash Merger Consideration that a Common Unit issuable (at the Effective Time) upon exercise of such Warrant immediately prior to the Effective Time would have been entitled to receive pursuant to the Merger Agreement. For the avoidance of doubt, in the event that no Common Units would be issuable upon exercise of a Warrant immediately prior to the Effective Time (which would occur in the event that the exercise price of such Warrant exceeds the Cash Merger Consideration), such Warrant will automatically be cancelled and cease to exist, and no consideration will be delivered in respect thereof. As of the date hereof, the exercise price of each of the outstanding Warrants exceeds the Cash Merger Consideration. Accordingly, the Partnership anticipates that each of the Warrants will automatically be canceled and cease to exist as a result of the Merger and that no consideration will be delivered in respect thereof.

Each Phantom Unit issued under the Partnership Long-Term Incentive Plan providing for the grant of awards of Common Units that has not vested or been settled prior to the Effective Time will be converted into a phantom unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Phantom Unit was subject, and otherwise with substantially the same terms and conditions as were applicable to such Phantom Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Phantom Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of such Phantom Unit.

Each Restricted Unit issued under the Partnership Long-Term Incentive Plan providing for the grant of awards of Common Units that has not vested or been settled prior to the Effective Time will be converted into a restricted unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Restricted Unit was subject, and otherwise with substantially the same terms and conditions as were applicable to such Restricted Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Restricted Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of such Restricted Unit.

The IDRs issued and outstanding immediately prior to the Effective Time will automatically be canceled and cease to exist, and no consideration will be delivered in respect thereof.

The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

Background of the Merger

Brookfield currently beneficially owns and controls, in the aggregate, 301,022,398 Common Units representing approximately 73.3% of the total number of Common Units outstanding, and Warrants to purchase 67,255,000 Common Units, which Warrants provide no right to vote on matters subject to a Common Unit vote prior to the exercise thereof. Brookfield also currently indirectly owns and controls 100% of the Partnership’s general partner interest and 100% of the Partnership’s IDRs through Brookfield TOGP’s ownership of Partnership GP.

The Partnership was formed as a Marshall Islands limited partnership in August 2006 by Teekay Corporation (NYSE: TK), a portfolio manager and project developer in the marine midstream space. In September 2017, affiliates of Brookfield purchased from an affiliate of Teekay Corporation a 49% interest in Partnership GP, approximately 60% of the Common Units and certain warrants to purchase additional Common Units from the Partnership. In July 2018, Brookfield exercised its option to acquire an additional 2% interest in Partnership GP from an affiliate of Teekay Corporation. As a result, since July 2018, Brookfield has held a controlling ownership interest in Partnership GP and a majority of the outstanding Common Units.

Brookfield, the GP Board and Management regularly review operational and strategic opportunities. In connection with these reviews, the parties from time to time evaluate potential transactions that would further their respective strategic objectives.

The landscape for master limited partnerships (“MLPs”) has changed considerably since 2015. Between Brookfield’s acquisition of a 49% interest in Partnership GP and a majority of the outstanding Common Units on September 25, 2017 and the last trading day before the Merger Agreement was announced on October 1, 2019, the Alerian MLP Index, a leading gauge of energy MLPs whose constituents represent over 90% of total energy MLP market capitalization, declined by nearly 20%.

In addition, in the past several years, although there have been a number of positive changes to the Partnership’s balance sheet, the business has been challenged to raise capital on a cost-effective basis, and thus has been unable to take advantage of growth opportunities or return value to its unitholders. Since its initial investment two years ago, Brookfield has contributed approximately $425 million of additional capital in support of the Partnership’s liquidity needs and refinancing initiatives. Despite these initiatives, the Partnership continues to face challenges relating to its capital structure, and Brookfield believes that the business may require additional sponsor support in order to strengthen the balance sheet and allow Management to execute on their strategic plan.

On April 16, 2019, representatives of Brookfield met with representatives of Teekay Corporation to discuss certain matters relating to the business of the Partnership, including the possibility that the Partnership may require additional capital in the future in order to refinance existing indebtedness, fund future growth and maintain sufficient operating capital. In this context, Brookfield and Teekay Corporation discussed the willingness of both parties to fund additional capital into the Partnership in the event that the Partnership was unable to raise future third party capital on acceptable terms. It was noted that Teekay Corporation’s willingness and ability to fund additional capital to the Partnership would need to be determined as such needs arose, taking into consideration its obligations in respect of its core gas and tanker businesses and its own capital requirements at such time, which would be prioritized over the needs of the Partnership. Over the course of discussions, the parties touched on the possibility of Teekay Corporation selling its remaining investment in the Partnership and Partnership GP to Brookfield.

On April 26, 2019, representatives of Brookfield and Teekay Corporation discussed Brookfield’s acquisition of Teekay Corporation’s remaining interest in the Partnership and Partnership GP, and on April 29, 2019, Brookfield TOLP and Brookfield TOGP entered into a Securities and Loan Purchase Agreement with Teekay Corporation, Teekay Finance Limited, Teekay Holdings Limited (“Teekay Holdings”) and Teekay Shipping Limited (the “TKC Purchase Agreement”), pursuant to which Brookfield TOLP and Brookfield TOGP agreed to purchase (i) 56,587,484 Common Units, (ii) 49.0% of the outstanding limited liability company interests of Partnership GP, (iii) Warrants to purchase an aggregate of 17,255,000 Common Units and (iv) Teekay Corporation’s interest in the credit agreement, dated as of March 31, 2018, by and among the Partnership, Brookfield TOLP, as administrative agent, and Brookfield TOLP and Teekay Corporation, as lenders, for total consideration of $100.0 million in cash.

On May 8, 2019, Brookfield TOLP and Brookfield TOGP closed the transactions contemplated by the TKC Purchase Agreement (the “TKC-Brookfield Transaction”) and, as a result thereof, Brookfield’s indirect ownership percentage of the outstanding Common Units and the interests in Partnership GP increased to approximately 73.3% and 100%, respectively, Brookfield TOGP became the sole member of Partnership GP, and Teekay Corporation ceased to be a member of Partnership GP and ceased to have an equity interest in the Partnership and Partnership GP. In connection with the closing of the TKC-Brookfield Transaction, Brookfield TOGP and Teekay Holdings entered into an amendment to the limited liability company agreement of Partnership GP to (i) reflect the assignment of the 49.0% of the outstanding limited liability company interests of Partnership GP to Brookfield TOGP and (ii) provide that until the earlier of (a) the date that is 12 months from the date of the closing of the transactions contemplated by the TKC Purchase Agreement and (b) the date the Trademark Licensing Agreement, dated as of September 25, 2017, by and between the Partnership and Teekay Corporation is terminated, Teekay Corporation will have the right to elect one director to the GP Board.

On May 13, 2019, Brookfield and its affiliates filed an amendment to their existing Schedule 13D announcing the closing of TKC-Brookfield Transaction and stating, among other things, that the total consideration paid to Teekay Corporation reflected a price per Common Unit and per Warrant of $1.0479 and $0.8114, respectively.

After the closing of the transactions contemplated by the TKC Purchase Agreement, given the continued challenges faced by the Partnership in raising cost-efficient capital and Brookfield’s belief that the Partnership would continue to face such challenges going forward, Brookfield focused on a potential sponsor take private transaction.

Brookfield discussed a potential sponsor take private transaction with its legal counsel, Kirkland & Ellis LLP (“Kirkland”), and on May 15, 2019, representatives of Brookfield engaged Richard Layton Finger, P.A. (“RLF”) as special Delaware counsel to assist with the review and evaluation of a potential sponsor take private transaction.

On May 17, 2019, Brookfield delivered a written non-binding offer (the “May 17th Offer”) to the attention of the Conflicts Committee proposing to acquire all of the issued and outstanding publicly held Common Units of the Partnership that were not owned by Brookfield and its affiliates in exchange for $1.05 in cash for each such Common Unit. The May 17th Offer stated that the transaction would be structured as a merger between the Partnership and a newly-formed subsidiary of Brookfield, with the Partnership surviving as a wholly owned subsidiary of Brookfield, and included an assumption that the transaction would be subject to approval by the Conflicts Committee. The May 17th Offer indicated that it was Brookfield’s belief that the effective price of $1.05 per Common Unit it paid in the TKC-Brookfield Transaction was representative of a fair price for the remaining outstanding Common Units. The May 17th Offer also indicated that it was Brookfield’s belief that operating the Partnership as a private company would ultimately be in the Partnership’s best interest, in light of Brookfield’s assessment of the Partnership’s likely need for additional capital to support growth and address upcoming debt maturities, and the Partnership’s limited options for obtaining additional capital from either the public equity markets or debt markets. The proposed privatization of the Partnership’s Common Units by Brookfield is hereinafter referred to as the “Proposed Transaction.”

On May 19, 2019, the Conflicts Committee, consisting at that time of Ian Craig, David Lemmon and William Transier, held a telephonic meeting to discuss the May 17th Offer. Also present by invitation of the Conflicts Committee were directors William Utt and Kenneth Hvid, and certain members of Management. Those present discussed, among other things, the formation and membership of a special committee to assess the May 17th Offer, consideration of potential legal counsel and financial advisors, a draft press release to be issued by the Partnership in response to the May 17th Offer, and the subsequent convening of a GP Board meeting to formalize the membership and empowerment of such committee.

On May 20, 2019, Brookfield and its affiliates filed an amendment to their existing Schedule 13D announcing that Brookfield had made the May 17th Offer, and the Partnership issued a press release announcing receipt of the May 17th Offer. The Partnership’s press release stated that the Conflicts Committee or a separate special committee appointed for these purposes, in each case consisting only of non-Brookfield affiliated directors, would retain advisors and evaluate the May 17th Offer on behalf of the Unaffiliated Unitholders.

On May 21, 2019, the GP Board held a telephonic meeting and adopted resolutions appointing William Utt as an additional member of the Conflicts Committee, and empowering the Conflicts Committee (or any subset thereof after the members of the Conflicts Committee confer with counsel as to due independence of each member of the Conflicts Committee in relation to Brookfield and the potential transaction, such subset being hereafter deemed to be the Conflicts Committee as provided in the Partnership Agreement) to (i) review and evaluate the terms and conditions, and determine the advisability, of the Proposed Transaction, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the Conflicts Committee deems appropriate, with respect to the terms and conditions of the Proposed Transaction, (iii) determine whether to give or withhold the Conflicts Committee’s approval of the Proposed Transaction, including by Special Approval pursuant to Section 7.9(a) of the Partnership Agreement, and (iv) determine whether to approve the Proposed Transaction. The GP Board also resolved that the Conflicts Committee shall have no duty to consider the interests of Partnership GP or its controlling affiliates, including Brookfield, or any person other than the Unaffiliated Unitholders.

On May 22, 2019, members of the Conflicts Committee, including Mr. Craig, as Chairman of the Conflicts Committee, separately interviewed two law firms, including Potter Anderson, as candidates to serve as legal counsel to the Conflicts Committee. Thereafter, the Conflicts Committee determined to engage Potter Anderson based on, among things, Potter Anderson’s experience representing the Conflicts Committee on a prior assignment, its qualifications and experience representing MLP conflicts committees, and its independence with respect to the Partnership and Brookfield. An engagement letter detailing the terms of Potter Anderson’s engagement was subsequently executed.

Later on May 22, 2019, three of the members of the Conflicts Committee, including Mr. Craig and Mr. Lemmon, with representatives of Potter Anderson and certain members of Management present, interviewed Evercore as one of the candidates to serve as financial advisor to the Conflicts Committee.

On May 23, 2019, two of the members of the Conflicts Committee, including Mr. Craig, with representatives of Potter Anderson and certain members of Management present, interviewed a second candidate to serve as financial advisor to the Conflicts Committee.

Later on May 23, 2019, two members of the Conflicts Committee, including Mr. Craig, with representatives of Potter Anderson present, considered each of the interviewed financial advisors’ independence, qualifications, capabilities, expertise and compensation expectations, and thereafter determined to pursue engagement of Evercore as financial advisor, subject to negotiation of terms of engagement and a mutually acceptable engagement letter and completion of an independence review. The determination was based on, among other things, Evercore’s qualifications and experience in the energy and shipping industries, its experience with serving as a financial advisor to conflicts committees in MLP simplification and buy-in transactions, its reputation serving as an independent financial advisor, and its independence from Brookfield. The members of the Conflicts Committee present and Potter Anderson also discussed the independence requirements of members of the Conflicts Committee and the resolutions adopted by the GP Board on May 21 delegating authority to the Conflicts Committee. The Conflicts Committee determined to hold a meeting with all members to discuss the independence requirements for membership on the Conflicts Committee, potential revisions to the GP Board resolutions, the engagement of Evercore as financial advisor, and other organizational matters.

On May 27, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson. The Conflicts Committee discussed the requirements for service on the Conflicts Committee under the Partnership Agreement, and reviewed the qualifications of each member of the Conflicts Committee in connection therewith. After discussion, it was determined that neither Mr. Utt nor Mr. Transier would continue to serve as a member of the Conflicts Committee, and both departed from the telephonic meeting after such determination. Messrs. Craig and Lemmon, as the remaining members of the Conflicts Committee, continued the meeting, during which, among other things, the Conflicts Committee discussed a proposed press release by the Partnership regarding the engagement of the Conflicts Committee advisors, representatives of Potter Anderson provided an overview of the Conflicts Committee’s duties under the Partnership Agreement and applicable law, the Conflicts Committee considered and approved presenting to the GP Board certain proposed revisions to the GP Board resolutions of May 21, 2019 (including, among other things, confirming the reduction of the size of the Conflicts Committee to two, consisting of Mr. Craig and Mr. Lemmon), and the Conflicts Committee considered retaining Evercore as financial advisor and discussed the draft engagement letter presented by Evercore. The Conflicts Committee also discussed Brookfield’s approximate 73.3% ownership of the Common Units and noted that if Brookfield were to acquire more than 80% of the outstanding Common Units, it would have the right under the Partnership Agreement, subject to certain conditions, to acquire all of the remaining outstanding Common Units not held by Brookfield at the greater of the Current Market Price (as defined in the Partnership Agreement) and the highest price paid by Brookfield for any Common Units purchased during the 90-day period prior to the exercise of such right. Thereafter, the Conflicts Committee directed Potter Anderson to seek certain revisions to the Evercore engagement letter, to engage with Kirkland to determine if Brookfield was willing to consider alternatives to the Proposed Transaction and to request that Brookfield enter into a standstill agreement.

On May 28, 2019, representatives of Potter Anderson contacted representatives of Kirkland to discuss certain points relating to the May 17th Offer and certain matters as directed by the Conflicts Committee on May 27, 2019.

On May 29, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore and discussed Evercore’s draft engagement letter, its relationship disclosure letter previously provided to the Conflicts Committee, and its indicative timeline for its initial due diligence. During that discussion, Evercore confirmed its lack of relationships with Brookfield and confirmed that it had not provided investment banking services to Teekay Corporation in connection with the TKC-Brookfield Transaction. Also discussed during the meeting was the expectation that Management would be circulating to the GP Board the previously discussed revised delegation resolutions to be approved by written consent, the proposed press release by the Partnership regarding the engagement of the Conflicts Committee advisors, and certain inbound communications received from certain of the Partnership’s limited partners expressing their views on the May 17th Offer. After representatives of Evercore departed from the telephonic meeting, the Conflicts Committee and Potter Anderson discussed the Evercore engagement letter and determined to engage Evercore on the proposed terms subject to certain specified revisions. The Conflicts Committee directed Potter Anderson to seek those additional revisions from Evercore. Later in the day, the engagement letter detailing the terms of Evercore’s engagement was executed.

On May 30, 2019, representatives of Kirkland contacted representatives of Potter Anderson to inform Potter Anderson that Brookfield was not interested in selling its interests in the Partnership or Partnership GP and was also not interested in pursuing an alternative to the Proposed Transaction at such time, including any transaction that involved the sale of any of the Partnership’s assets or business groups, as Brookfield was not aware of a viable transaction that would be in the best interests of the Partnership at such time. Kirkland noted that Brookfield would not enter into a standstill agreement, which would be unusual given Brookfield’s approximate 73.3% ownership of the Partnership as well as its ownership of Partnership GP. However, it was also noted that Brookfield’s intent was to remain committed to the negotiation process with the Conflicts Committee and that Brookfield did not intend to pursue a hostile transaction not supported by the Conflicts Committee or other members of the GP Board.

Also on May 30, 2019, the Partnership issued a press release announcing that the Conflicts Committee formally appointed Potter Anderson and Evercore as its independent legal counsel and financial advisor, respectively, to support the Conflicts Committee in its evaluation of the May 17th Offer.

On May 31, 2019, the GP Board adopted resolutions superseding the GP Board resolutions adopted on May 21, 2019, containing revisions proposed by the Conflicts Committee. These resolutions reduced the size of the Conflicts Committee to two, confirmed that the two members were Mr. Craig and Mr. Lemmon, and provided that the GP Board would not approve a Proposed Transaction without a favorable recommendation of the Conflicts Committee. The resolutions empowered the Conflicts Committee to (i) review and evaluate the terms and conditions, and determine the advisability of, the Proposed Transaction on behalf of the Partnership and the Unaffiliated Unitholders, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the Conflicts Committee deems appropriate, with respect to the terms and conditions of the Proposed Transaction, (iii) determine whether the Proposed Transaction is advisable and in the best interests of the Partnership and the Unaffiliated Unitholders, and (iv) determine whether or not to approve, and to recommend that the GP Board approve, the Proposed Transaction, with any such approval by the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement, including, but not limited to, Section 7.9(a) thereof.

In late May and early June 2019, Brookfield received inbound communications from certain unitholders expressing their views on the May 17th Offer. Representatives of Brookfield discussed such communications with the Conflicts Committee and noted that Brookfield intended to respond to such communications, as appropriate under the circumstances and subject to the relevant confidentiality obligations, for purposes of receiving feedback regarding the May 17th Offer. In light of such feedback, over the next several months, Brookfield and its advisors discussed multiple options to provide existing Unaffiliated Unitholders the ability to continue their investment in the Partnership following a privatization, including various equity and equity-like options.

On June 6, 2019, representatives of Evercore and Potter Anderson held a telephonic informational session with certain representatives of Management.

On June 11, 2019, in Bermuda, the Conflicts Committee held an in-person meeting with members of the GP Board and certain members of Management, with representatives of Potter Anderson attending telephonically. At the meeting, the Conflicts Committee discussed its progress with respect to the Proposed Transaction and Management’s initial due diligence meeting with Evercore.

On June 13, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, the Conflicts Committee discussed Evercore’s due diligence progress and the timeline for Evercore to provide its preliminary analysis of the financial terms of the Proposed Transaction to the Conflicts Committee. Representatives of Potter Anderson reported on their May 30, 2019 conversation with Kirkland.

On June 20, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, Evercore reviewed the structure and key terms of the Proposed Transaction, the Partnership’s organizational structure, Brookfield’s ownership across the Partnership’s capital structure, and potential alternative transactions, including, among other things, an incentive rights distribution buy-in, a general partner buy-in/simplification, a sale of the Partnership to a third party, a sale of individual business segments or assets, as well as maintaining the status quo. Evercore’s analysis also included a review of the TKC-Brookfield Transaction, including, among other things, a summary of Brookfield’s allocation of consideration from the transaction to the general partner interest, the Warrants, the Common Units, and the working capital loan purchased, as provided in the amendment filed by Brookfield and its affiliates to their existing Schedule 13D on May 13, 2019. Evercore also reviewed the internal projected financial and operating data and assumptions relating to the Partnership that were prepared by Management and furnished to Evercore (the “Preliminary Management Projections”). Based upon its review of the foregoing, representatives of Evercore then provided its preliminary analysis of the financial terms of the Proposed Transaction. The Conflicts Committee and its advisors also discussed certain potential sensitivity scenarios based on Evercore’s preliminary analysis and the Preliminary Management Projections, which the Conflicts Committee subsequently requested that Evercore analyze and present to the Conflicts Committee at its next meeting. The Conflicts Committee and its advisors also discussed certain matters not addressed in the May 17th Offer, including the proposed treatment of the outstanding publicly owned Preferred Units of the Partnership and the Warrants of the Partnership not owned by Brookfield.

Later on June 20, 2019, representatives of Potter Anderson contacted representatives of Kirkland to clarify as to whether Brookfield would consider alternatives to the Proposed Transaction, such as a sale of assets or of business segments, and Kirkland reiterated Brookfield’s position with respect to the same, as communicated to Potter Anderson on May 30, 2019.

On June 21, 2019, Mr. Craig, on behalf of the Conflicts Committee, reached out to a representative of Brookfield requesting information regarding Brookfield’s intended treatment of the Partnership’s outstanding Preferred Units and the Warrants not owned by Brookfield in connection with the Proposed Transaction.

On June 25, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, Evercore presented its updated preliminary analysis of the financial terms of the Proposed Transaction and a summary of the additional sensitivities requested by the Conflicts Committee, which were modeled on the Preliminary Management Projections and took into account certain “upside” and “downside” scenarios.

On June 26, 2019, Brookfield responded to Mr. Craig’s inquiry of June 21, indicating that Brookfield intended that the Preferred Units would remain unchanged and outstanding for purposes of the Proposed Transaction and the Warrants would be treated in accordance with their terms.

On June 28, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore to discuss, among other things, Evercore’s updated preliminary analysis of the financial terms of the Proposed Transaction and a potential counterproposal to Brookfield. The Conflicts Committee and its advisors discussed communications from Management regarding a certain change of control provision in the Teekay Shuttle Tanker LLC (“ShuttleCo”) bonds (the “Norwegian Bonds”), which were listed on the Norwegian stock exchange and would mature in 2022. Under the bond instrument, each bondholder would have a right to put their bonds back to ShuttleCo at 101% of the bonds’ nominal value if the Common Units were subject to a de-listing on the New York Stock Exchange (the “de-listing put trigger”). Management indicated its desire to seek bondholder approval to amend the Norwegian Bond terms to eliminate the de-listing put trigger, given that the Proposed Transaction would result in the de-listing of the Common Units. The Conflicts Committee and its advisors discussed certain considerations relating to the proposed amendment to the bond instrument, and determined to discuss the issue further with Management and Mr. Utt, as Chairman of the GP Board. Also during the meeting, Evercore presented certain updates to the Preliminary Management Projections prepared by Management and furnished to Evercore and discussed the corresponding impact on the sensitivity cases. The Conflicts Committee and its advisors discussed a range of potential cash prices per unit to include in a counterproposal to Brookfield and also discussed whether to include non-economic terms with such a counterproposal. In particular, the Conflicts Committee and its advisors discussed conditioning the closing of the Proposed Transaction on the approval by the holders of a majority of the Common Units excluding Brookfield and its affiliates (a “majority of the minority vote condition”). It was noted that while a majority of the minority vote was not required under the Partnership Agreement with respect to the Proposed Transaction, requesting a majority of the minority vote condition would not be unreasonable. Based on such discussions and further deliberation, the Conflicts Committee determined to make a counterproposal at $1.80 in cash for each outstanding Common Unit held by an Unaffiliated Unitholder, with such transaction conditioned on a majority of the minority vote condition (the “Conflicts Committee Counterproposal”).

Later on June 28, 2019, Mr. Craig verbally communicated the Conflicts Committee Counterproposal to representatives of Brookfield. Shortly thereafter, the Conflicts Committee delivered the Conflicts Committee Counterproposal to Brookfield in writing.

On June 29, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, the Conflicts Committee and its advisors discussed the Norwegian Bond de-listing put trigger, Management’s proposed plan to seek the amendment of the Norwegian Bond terms, and potential conditions that could be placed on such an amendment. After discussion, the Conflicts Committee determined that it would not be appropriate at this time, given the early stage of negotiations of the Proposed Transaction, for the Partnership to proceed with seeking amendment of the Norwegian Bond de-listing put trigger. The Conflicts Committee instructed Potter Anderson to so inform Management.

Later on June 29, 2019, representatives of Potter Anderson held a telephonic meeting with Mr. Duncan Donaldson, the Partnership’s General Counsel, and conveyed the Conflicts Committee’s position on the proposed amendment of the Norwegian Bond de-listing put trigger. Mr. Craig separately called Mr. Utt to convey the Conflicts Committee’s position on the Norwegian Bond amendment. Shortly thereafter, Partnership GP determined not to take up the proposed amendment of the Norwegian Bond de-listing put trigger at that time.

On July 4, 2019, a representative of Brookfield contacted Mr. Craig and indicated that Brookfield was still considering the Conflicts Committee Counterproposal. During such discussion, Brookfield requested the Conflicts Committee’s permission to engage directly with Evercore in its capacity as the financial advisor to the Conflicts Committee for purposes of communicating its response to the Conflicts Committee Counterproposal and furthering negotiations.

On July 5, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, the Conflicts Committee and its advisors discussed among other things, Brookfield’s request to engage directly with Evercore in its capacity as financial advisor to the Conflicts Committee for purposes of responding to the Conflicts Committee Counterproposal and advancing negotiations. Following discussion, which included confirmation of the nature of information that would be appropriate for Brookfield and Evercore to discuss directly, the Conflicts Committee authorized Evercore to engage directly with Brookfield for purposes of receiving Brookfield’s response to the Conflicts Committee Counterproposal and advancing negotiations.

Later on July 5, 2019, Mr. Craig contacted a representative of Brookfield to inform Brookfield that the Conflicts Committee had authorized Evercore to engage directly with Brookfield for purposes of receiving Brookfield’s response to the Conflicts Committee Counterproposal and advancing negotiations.

On July 12, 2019, three Common Unitholders filed a complaint in a putative class action in the United States District Court for the Southern District of New York, captioned J. Deal Partnership I, L.P., et. al v. Teekay Offshore Partners, L.P., et. al, Case No. 1:19-cv-06483 (the “J. Deal Action”) alleging breach of the Partnership Agreement and breach of the implied covenant of good faith and fair dealing against the Partnership, Partnership GP, BAM, Brookfield and several named directors of Partnership GP. The J. Deal Action also alleges prospective breach of the Partnership Agreement against the Partnership, Partnership GP, BAM, Brookfield and several named directors of Partnership GP and prospective tortious interference against Brookfield and BAM. The J. Deal Action seeks, among other things, to enjoin the Merger, an award of damages and an award of attorney’s fees and expenses.

Also on July 12, 2019, representatives of Brookfield and Evercore held a telephonic meeting during which, at the direction of the Conflicts Committee, Evercore presented to Brookfield the rationale of the Conflicts Committee with respect to certain aspects of the Conflicts Committee Counterproposal, including the revised cash consideration and the majority of the minority vote condition. Brookfield advised Evercore at such time that it was not willing to accept a majority of the minority vote condition in respect of any offer but noted that it would take the rest of the Conflicts Committee Counterproposal under advisement.

On July 17, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, the Conflicts Committee, Potter Anderson and Evercore discussed Evercore’s meeting with Brookfield and the key points made at such meeting.

On July 19, 2019, the Conflicts Committee held an informational telephonic meeting with Messrs. Utt and Transier of the GP Board, with representatives of Potter Anderson in attendance, in which the Conflicts Committee provided a high-level update on the status of the process, without disclosing the terms of the Conflicts Committee Counterproposal or the substance of Evercore’s preliminary analysis of the financial terms of the Proposed Transaction.

Throughout August 2019, representatives of Brookfield continued to discuss the Conflicts Committee Counterproposal. During such period, Brookfield also raised the possibility of offering Unaffiliated Unitholders the opportunity, at their option, to continue to hold economic interests in the Partnership following privatization.

On August 8, 2019, a representative of Brookfield called Mr. Craig to inform him that Brookfield would be prepared to make a counterproposal in the next few days.

On August 12, 2019, representatives of Brookfield and Evercore held a telephonic meeting to discuss Brookfield’s revised proposal and its underlying financial rationale. At such meeting, Brookfield presented a revised offer of $1.50 in cash for each outstanding Common Unit owned by the Unaffiliated Unitholders, and Brookfield confirmed the offer assumed the Proposed Transaction would not be subject to a majority of the minority vote condition as such a condition would not be required under the terms of the Partnership Agreement (the “Brookfield Second Proposal”). Brookfield and Evercore also discussed Brookfield’s financial rationale for its proposal.

Also on August 12, 2019, two Common Unitholders filed a complaint in a putative class action in the United States District Court for the Southern District of New York, captioned Monosson et. al v. Teekay Offshore Partners, L.P., et. al, Case No. 1:19-cv-07522 (the “Monosson Action”) alleging breach of the Partnership Agreement and breach of the implied covenant of good faith and fair dealing against the Partnership, Partnership GP, BAM, Brookfield and several named directors of Partnership GP. The Monosson Action also alleges breach of fiduciary duties against the Partnership, Partnership GP, BAM, Brookfield and several named directors of Partnership GP and aiding and abetting breach of fiduciary duties against Brookfield. The Monosson Action seeks, among other things, to enjoin the Merger, an award of damages and an award of attorney’s fees and expenses.

On August 14, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, representatives of Evercore discussed their meeting with representatives of Brookfield and the Brookfield Second Proposal. Following a discussion of the Brookfield Second Proposal, the Conflicts Committee asked that Evercore update its analysis of the financial terms of the Proposed Transaction to reflect the Conflicts Committee’s receipt of the Brookfield Second Proposal. Representatives of Potter Anderson also updated the Conflicts Committee and Evercore regarding its discussions with Baker Botts regarding the Norwegian Bond de-listing put trigger.

On August 16, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, representatives of Evercore presented their updated preliminary analysis of the financial terms of the Proposed Transaction, which took into account certain transactional and market updates, the Brookfield Second Proposal, and certain events involving the Partnership. Following a discussion, the Conflicts Committee determined to make a revised counterproposal at a price of $1.60 in cash for each outstanding Common Unit owned by the Unaffiliated Unitholders, again with the transaction conditioned on a majority of the minority vote condition (the “Conflicts Committee Revised Counterproposal”).

The Conflicts Committee Revised Counterproposal was communicated to Brookfield on August 18, 2019.

On August 20, 2019, Brookfield advised the Conflicts Committee that it was not prepared to increase its offer above $1.50 in cash per Common Unit held by Unaffiliated Unitholders and that it would not agree to a majority of the minority vote condition. However, it was noted that Brookfield would be prepared to offer certain Unaffiliated Unitholders who were accredited investors an option to elect to receive a new security in the Partnership instead of the cash merger consideration (a “Rollover Option”). It was noted that the Rollover Option interests would have no voting rights or privileges other than those expressly required by the Marshall Islands Act and would be subject to transfer restrictions such that holders thereof could only exit from the investment if and when Brookfield exited from its investment in the Partnership, with any such exit occurring on a pro rata basis as between Brookfield and the holders of such Rollover Option interests. It was further noted that holders of such Rollover Option interests would be offered pre-emptive rights in respect of certain future equity issuances to Brookfield in the event that the Partnership required additional capital in the future.

On August 21, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, the Conflicts Committee and its advisors discussed Brookfield’s response to the Conflicts Committee Revised Counterproposal and Brookfield’s proposal to include a Rollover Option in the Proposed Transaction. It was noted that providing a Rollover Option only to certain Unaffiliated Unitholders who were accredited investors may result in unequal treatment of the Unaffiliated Unitholders, and that subject to determining an optimal path to offer the Rollover Option to all Unaffiliated Unitholders in accordance with applicable securities laws, it would be preferable to provide the Rollover Option to all Unaffiliated Unitholders. The Conflicts Committee and its advisors discussed whether there could be practical and legal impediments associated with providing a Rollover Option and whether inclusion of a Rollover Option would introduce execution risk or timing risk to the Proposed Transaction. Following such discussion, the Conflicts Committee concluded that it did not view a Rollover Option as an added value proposition. Accordingly, the Conflicts Committee determined to continue to focus on negotiating the cash merger consideration and not to consider including a Rollover Option until after agreement could be reached on the material terms under discussion, specifically the cash merger consideration and the majority of the minority vote condition. The Conflicts Committee also determined that it was not prepared to support including a Rollover Option in the Proposed Transaction unless it was made available to all of the Unaffiliated Unitholders.

Between August 21, 2019 and August 30, 2019, representatives of Brookfield and the Conflicts Committee continued to discuss, both together and independently with the assistance of their respective counsel, the cash merger consideration, the majority of the minority vote condition and the potential Rollover Option.

On August 30, 2019, the Conflicts Committee held an informational telephonic meeting with representatives of Potter Anderson and Messrs. Hvid and Utt of the GP Board. At the meeting, the Conflicts Committee provided a high-level, process update on the status of negotiations, and did not disclose the terms of any proposals or the substance of Evercore’s preliminary analysis of the financial terms of the Proposed Transaction.

On September 4, 2019, a representative of Brookfield verbally communicated to Mr. Craig a revised offer of $1.55 in cash per Common Unit owned by the Unaffiliated Unitholders (the “Brookfield Third Proposal”). It was noted that the Brookfield Third Proposal was non-binding, and that the willingness of Brookfield to offer the higher cash consideration was subject to, among other things, the investment committee of Brookfield approving such offer and the parties negotiating, finalizing and executing definitive agreements in respect of the same. Brookfield also indicated that the Brookfield Third Proposal assumed that the parties and their advisors would continue to consider Brookfield’s request to include a Rollover Option and to structure the transaction to allow the Rollover Option to be offered to all Unaffiliated Unitholders. Finally, it was noted during discussion that the Brookfield Third Proposal constituted Brookfield’s best and final offer.

On September 5, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, the Conflicts Committee and its advisors discussed the Brookfield Third Proposal and also discussed, among other things, Evercore’s preliminary analysis of the financial terms of the Proposed Transaction (other than the Rollover Option) and Brookfield’s ability under the Partnership Agreement, as the Partnership’s majority Common Unitholder, to approve the Proposed Transaction without a vote of the Unaffiliated Unitholders. After discussion, the Conflicts Committee determined to tentatively accept the terms of the Brookfield Third Proposal, subject to negotiation of open issues and finalization of definitive documentation, as well as receipt of final analysis of the financial terms of the Proposed Transaction (other than the Rollover Option) and a fairness opinion from Evercore. In making its determinations, the Conflicts Committee did not assign any value to the Rollover Option; however, it was determined that the Conflicts Committee would be willing to accommodate Brookfield’s request to include a Rollover Option in the transaction, given that such Rollover Option had not impacted the negotiation of the cash merger consideration and, as described by Brookfield, would be available to all Unaffiliated Unitholders. It was also noted that neither the Conflicts Committee nor Evercore would attempt to value or take a position on the fairness to the Unaffiliated Unitholders of the Rollover Option, and that the Conflicts Committee would not make a recommendation as to whether Unaffiliated Unitholders should elect the Rollover Option. The Conflicts Committee then discussed issues relating to the Norwegian Bonds. After discussion, the Conflicts Committee determined that it would be appropriate at this time for the Partnership to proceed with seeking an amendment to the Norwegian Bond terms in order to remove the de-listing put trigger, subject to Brookfield’s commitment to reimburse the Partnership for its related costs and expenses, including any additional consideration to be paid to the bondholders, and subject to revising the proposed amendment so that the removal of the de-listing put trigger applied only to actions or transactions approved by the Conflicts Committee, and directed Potter Anderson to communicate the Conflicts Committee’s position on the Norwegian Bond amendment to Management.

Later on September 5, 2019, Mr. Craig conveyed the Conflicts Committee’s position to Brookfield. Following this discussion, Brookfield requested that its legal counsel begin working on definitive documentation reflecting the terms of the Proposed Transaction, with a view to finalizing and announcing a transaction by the end of September or early October.

On September 6, 2019, the parties, together with their respective advisors, engaged in multiple discussions regarding the proposed amendment to the Norwegian Bond terms. Following discussion, it was agreed that Management would pursue the Norwegian Bond amendment and that Brookfield would reimburse the Partnership for its costs and expenses incurred in pursuing the amendment, including any additional consideration to be paid to the bondholders in connection with the amendment, if the Proposed Transaction was not completed. The Norwegian Bond amendment was subsequently approved by the bondholders on September 24, 2019.

On September 10, 2019, representatives of Kirkland called representatives of Potter Anderson to discuss the Rollover Option, including registration requirements relating to the new securities to be issued by the Partnership in respect of the Rollover Option and other related matters.

On September 13, 2019, representatives of Kirkland provided to Potter Anderson and Baker Botts a draft term sheet setting forth the proposed terms for the Rollover Option securities, including that the securities would entitle the holders to economic rights equivalent to a pre-Merger Common Unit, that the securities would be subject to transfer restrictions, drag rights, and preemptive rights, that the securities would have no voting rights or privileges other than those expressly required by the Marshall Islands Act, and that holders of the securities would waive fiduciary duties to the fullest extent permitted by applicable law.

On September 15, 2019, Kirkland delivered an initial draft of the Merger Agreement to Potter Anderson and Baker Botts. The initial draft of the Merger Agreement provided, among other things, that (i) the Unaffiliated Unitholders would have the option to elect between cash consideration and equity consideration composed of newly designated unlisted limited partner interests in the Partnership that would be economically equivalent to the Common Units, but would have limited voting rights and limited transferability, (ii) Parent would deliver an equity commitment letter to the Partnership upon execution of the Merger Agreement and that it would not be a condition to closing that Parent obtain financing, (iii) the Brookfield Affiliated Holders would deliver to Partnership GP a written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby by a Unit Majority upon execution of the Merger Agreement, (iv) the Partnership would be subject to customary non-solicitation provisions with certain fiduciary exceptions, (v) the GP Board could only change its recommendation with respect to the Merger if the Conflicts Committee determined in good faith (after consultation with its financial advisor and its legal counsel) that an acquisition proposal constitutes a superior proposal and that the failure to take such action would constitute a breach of, or otherwise be inconsistent with, its duties under the Partnership Agreement or applicable law, (vi) if the Merger Agreement were terminated in certain circumstances, the Partnership would be required to pay to Parent the reasonable out-of-pocket expenses actually incurred by Parent in connection with the Merger Agreement and the transactions contemplated thereby, and (vii) in the event of Parent’s willful breach or intentional fraud, the Partnership and Partnership GP would be entitled to pursue all legally available remedies up to an amount not to exceed a cap in the amount of the Equity Commitment. The initial draft of the Merger Agreement did not contemplate the reimbursement of the Partnership’s reasonable out-of-pocket expenses incurred in connection with the Merger Agreement in the event the Merger Agreement is terminated under certain circumstances, a cap on the Partnership’s liability for damages resulting from the Partnership’s willful breach or a reverse termination fee payable by Parent in the event the Merger Agreement is terminated under certain circumstances since the Partnership would have the ability to specifically enforce the Equity Commitment Letter and seek damages up to the amount of the Equity Commitment.

On September 16, 2019, representatives of Potter Anderson and Baker Botts met telephonically with representatives of Kirkland to discuss Kirkland’s initial draft of the Merger Agreement and the mechanics of the Rollover Option. Potter Anderson and Baker Botts expressed a desire, because the Conflicts Committee was not valuing the securities to be issued pursuant to the Rollover Option, to specifically define the cash consideration as the merger consideration, with the Rollover Option being set forth separately as an option that the Unaffiliated Unitholders could elect prior to closing.

On September 18, 2019, representatives of Brookfield, Kirkland, RLF, Potter Anderson, Baker Botts and the Partnership met in person to discuss the proposed transaction structure and the related documentation, including the Merger Agreement. During the meeting, the participants acknowledged that the Conflicts Committee was not taking a position or making a recommendation with respect to the Rollover Option and was not evaluating the terms or value of the Rollover Option securities.

During a break in the meeting on September 18, 2019, Potter Anderson delivered a revised draft of the Merger Agreement to Kirkland, RLF and Brookfield containing comments from Potter Anderson and Baker Botts, including, among others, (i) eliminating the non-solicitation provisions and related fiduciary exceptions, as such provisions were of limited value to Brookfield and the Partnership, respectively, given Brookfield’s ownership of Partnership GP and Brookfield’s anticipated delivery, immediately following the execution of the Merger

Agreement, of a written consent of limited partners constituting Partnership Unitholder Approval, (ii) moving the Rollover Option to a separate mechanic that could be elected by Unaffiliated Unitholders prior to closing, as opposed to part of the merger consideration, (iii) deleting certain operational representations related to the Partnership, including representations made by the Partnership concerning SEC documents and undisclosed liabilities, compliance with laws, environmental matters, labor and employment and benefit plans, and (iv) requiring Parent to reimburse the Partnership for the Partnership’s reasonable out-of-pocket expenses incurred in connection with the Merger Agreement in the event the Merger Agreement is terminated under certain circumstances.

Also on September 18, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. Representatives of Baker Botts were also invited to attend to discuss the draft Merger Agreement. At the meeting, representatives of Potter Anderson and Baker Botts provided an overview of the draft Merger Agreement, as well as several proposed revisions. The parties also discussed including the Rollover Option as part of the Proposed Transaction and the mechanics for providing a Rollover Option. After discussion, the Conflicts Committee determined that it would be appropriate to include the Rollover Option in the Merger Agreement, so long as (i) no Unaffiliated Unitholder would receive Rollover Option securities unless such Unaffiliated Unitholder affirmatively and voluntarily made an election to do so, and (ii) the Merger Agreement and subsequent disclosures to the Unaffiliated Unitholders made it clear that neither the Conflicts Committee nor Evercore valued the Rollover Option securities and that neither was taking a position on the Rollover Option, and that the Conflicts Committee was not making a recommendation with respect to whether Unaffiliated Unitholders should elect the Rollover Option.

Following the Conflicts Committee meeting on September 18, 2019, representatives of Potter Anderson, Baker Botts, Kirkland, RLF, Brookfield and the Partnership reconvened to discuss the revised draft of the Merger Agreement previously circulated by Potter Anderson. During the meeting, the parties agreed to include the Rollover Option on the conditions as specified by the Conflicts Committee and agreed to by Brookfield.

Later on September 18, 2019, following an update on negotiations, the Brookfield investment committee approved the revised offer of $1.55 in cash per Common Unit held by Unaffiliated Unitholders, subject to the parties finalizing and executing definitive documentation in respect of the Proposed Transaction.

On September 19, 2019, Potter Anderson delivered a further revised draft of the Merger Agreement to Kirkland incorporating minor changes.

Also on September 19, 2019, the GP Board held a regularly scheduled, in-person meeting to discuss the affairs of the Partnership. At the meeting, the Conflicts Committee provided a high-level, process only update on the ongoing negotiations with Brookfield. Also at the meeting, Management provided the GP Board with a preliminary draft of an updated five-year business plan, which document was intended to serve as a discussion tool with respect to all of the opportunities which may become available to the Partnership in the absence of any financial or other constraints over the next five years (the “Discussion Plan”) (defined as “Revised Draft Plan” in “Opinion of Financial Advisor to the Conflicts Committee”). Since the Discussion Plan was an internal document used for business planning purposes as opposed to an executable business plan, and consistent with past practice regarding similar five-year plans, the GP Board did not approve the Discussion Plan or the assumptions, proposals or other information contained therein, which were speculative and non-executable on a status quo basis.

Later on September 19, 2019, Management provided a copy of the Discussion Plan to representatives of Evercore.

On September 21, 2019, Kirkland delivered an initial draft of the Equity Commitment Letter to Potter Anderson and Baker Botts.

On September 22, 2019, representatives of Brookfield and representatives of Kirkland met telephonically to discuss Potter Anderson’s and Baker Botts’ most recent draft of the Merger Agreement. Following discussion, Kirkland delivered a revised draft of the Merger Agreement to Potter Anderson and Baker Botts. The revised draft (i) included revised mechanics in respect of the Rollover Option, (ii) accepted the Conflicts Committee’s deletion of certain operational representations related to the Partnership, including representations made by the Partnership concerning environmental matters, labor and employment and benefit plans, (iii) rejected the Conflicts Committee’s deletion of the Partnership’s representations concerning SEC documents, undisclosed liabilities and compliance with laws, and (iv) accepted the Conflicts Committee’s revisions requiring Parent to reimburse the Partnership for the Partnership’s reasonable out-of-pocket expenses incurred in connection with the Merger Agreement in the event the Merger Agreement is terminated under certain circumstances.

On September 23, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, representatives of Potter Anderson provided an overview of Kirkland’s most recent draft of the Merger Agreement and reviewed certain proposed revisions thereto. After discussion of the terms of the Merger Agreement, the Conflicts Committee determined that it would be appropriate for the Merger Agreement to include a reverse termination fee in the amount of $25.0 million, which would require Parent to pay the reverse termination fee to the Partnership in the event of termination due to a breach by Parent in certain circumstances. The Conflicts Committee also discussed that in the event of certain breaches resulting in a failure to fund, the Partnership would have the ability to either seek specific performance of the Merger or terminate the Merger Agreement and receive the reverse termination fee. The participants also discussed the Discussion Plan, and the Conflicts Committee noted that the GP Board did not approve the Discussion Plan or the assumptions contained therein that deviated from the Preliminary Management Projections. The Conflicts Committee and its advisors then discussed Evercore’s diligence efforts with Management to obtain updates to the Preliminary Management Projections, and the approach that Evercore should take in presenting the altered assumptions of the Discussion Plan to the Conflicts Committee.

Later on September 23, 2019, Potter Anderson delivered to Kirkland a revised draft of the Merger Agreement and a revised draft of the Equity Commitment Letter, each containing comments from Potter Anderson and Baker Botts. The revised draft of the Merger Agreement (i) added Brookfield TOGP and the Brookfield Affiliated Holders as parties to the Merger Agreement solely for purposes of certain covenants set forth therein, (ii) added a termination right permitting the Partnership to terminate the Merger Agreement for Parent’s failure to close within five business days of receiving a Closing Failure Notice (as defined below) and (iii) added a $25.0 million reverse termination fee payable by Parent in the event the Merger Agreement is terminated under certain circumstances, which reverse termination fee served as a cap on damages for willful breach. The revised draft of the Equity Commitment Letter clarified that the commitment would apply to payment of the reverse termination fee and reimbursement of the Partnership’s expenses under the Merger Agreement, if applicable, and added language that the Conflicts Committee would have control of actions to enforce the Partnership’s rights under the Equity Commitment Letter.

Also on September 23, 2019, representatives of Brookfield and Kirkland discussed the revisions included in Potter Anderson’s most recent draft of the Merger Agreement and Brookfield’s proposed responses.

On September 24, 2019, representatives of Potter Anderson, Baker Botts and Kirkland met telephonically to discuss the process for reaching resolution on the outstanding issues in the Merger Agreement.

On September 25, 2019, Kirkland delivered a revised draft of the Merger Agreement to Potter Anderson and Baker Botts. The revised draft reflected the commercial points previously resolved by the parties, and (i) accepted the Conflicts Committee’s revisions permitting the Partnership to terminate the Merger Agreement for Parent’s failure to close within five business days of receiving a Closing Failure Notice (as defined below) and (ii) accepted the Conflicts Committee’s proposed $25.0 million reverse termination fee payable by Parent in the event the Merger Agreement is terminated under certain circumstances. The revised draft also proposed a $4.0 million cap on Parent’s reasonable out-of-pocket expenses that are subject to reimbursement by the Partnership in the event the Merger Agreement is terminated under certain circumstances.

Later on September 25, 2019, Baker Botts delivered a revised draft of the Merger Agreement and the Equity Commitment Letter, as well as an initial draft of the Partnership disclosure schedule, to Kirkland. The revised draft of the Merger Agreement incorporated minor changes to certain of the Partnership’s representations, warranties and covenants.

On September 26, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, representatives of Potter Anderson provided an update on the negotiation of the draft Merger Agreement and sought the Conflicts Committee’s guidance on the remaining outstanding issues. Representatives of Evercore then provided a summary comparison of the Management Projections, as recently updated by Management and furnished to Evercore (as so updated, the “Management Projections”), with the

Discussion Plan. The Conflicts Committee and its advisors discussed both the Management Projections and the Discussion Plan and reviewed the key assumptions of each. The Conflicts Committee confirmed that the key assumptions contained in the Discussion Plan were speculative and non-executable on a status quo basis, and based on that determination, the Conflicts Committee directed Evercore to base its analysis of the financial terms of the Proposed Transactions (other than the Rollover Option) on the Management Projections.

Later on September 26, 2019, Baker Botts, in consultation with Potter Anderson, delivered a further revised draft of the Merger Agreement and Partnership disclosure schedule to Kirkland. The revised draft of the Merger Agreement proposed a $4.0 million cap on the Partnership’s reasonable out-of-pocket expenses that are subject to reimbursement by Parent in the event the Merger Agreement is terminated under certain circumstances and a $6.75 million cap on the Partnership’s liability for willful breach or intentional fraud.

On September 27, 2019, Baker Botts and Potter Anderson delivered a further revised draft of the Merger Agreement to Kirkland incorporating minor changes.

On September 28, 2019, Kirkland delivered a revised draft of the Merger Agreement and the Partnership disclosure schedule to Potter Anderson and Baker Botts accepting the changes proposed by Potter Anderson and Baker Botts.

On September 30, 2019, Kirkland provided a revised draft of the Equity Commitment Letter to Potter Anderson and Baker Botts incorporating their prior comments, as well as a draft of the written consent of limited partners to be executed by the Brookfield Affiliated Holders as holders of a majority of the outstanding Common Units.

Later on September 30, 2019, the Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Evercore. At the meeting, (i) Potter Anderson provided an update on the standards of conduct under the Partnership Agreement and applicable law, (ii) each member of the Conflicts Committee confirmed that no changes have occurred that would cause them to cease to be independent or cease to be qualified to serve on the Conflicts Committee, and (iii) Potter Anderson reviewed the material terms of the transaction documents, including the Merger Agreement and the Equity Commitment Letter. Also at this meeting, Evercore reviewed with the Conflicts Committee its financial analysis of the Cash Merger Consideration and delivered to the Conflicts Committee its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Cash Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders. Following receipt of Evercore’s fairness opinion and a deliberation of the benefits and considerations of the Proposed Transaction, the Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of the Partnership and the Unaffiliated Unitholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the limited partners holding Common Units the approval of the Merger Agreement and the Merger. The resolutions also stated that in making the foregoing determinations, approval and recommendation, the Conflicts Committee had not considered the terms and conditions of the Rollover Option securities and was not taking any position or making any recommendation with respect to the Rollover Option or the terms and conditions of the Rollover Option securities. Although the Conflicts Committee did not evaluate or negotiate the terms or conditions of or assign a value to the Rollover Option in making its determination, approval and recommendation of the Merger Agreement and the Merger, the Conflicts Committee determined to accommodate Brookfield’s request to include the Rollover Option in the Merger Agreement because (i) as an option, the Rollover Option did not affect the Conflicts Committee’s determination, approval or recommendation with regard to the Merger Agreement and the Merger and (ii) the Conflicts Committee determined not to deny Unaffiliated Unitholders an option to continue to hold an interest in the Partnership following privatization.

Later on September 30, 2019, following the close of markets, the GP Board held a telephonic meeting to consider the Proposed Transaction. At the meeting, Mr. Craig, as Chairman of the Conflicts Committee, reported on the Conflicts Committee’s determinations, approval and recommendation with respect to the Proposed Transaction. Representatives of Baker Botts reviewed certain terms of the Merger Agreement and Equity Commitment Letter. Thereafter, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger for approval of the Limited Partners holding Common Units by written consent, and (iv) resolved to recommend approval of the Merger Agreement and the Merger by the Limited Partners holding Common Units.

In the evening of September 30, 2019, Kirkland provided final drafts of the Merger Agreement and Equity Commitment Letter to Potter Anderson and Baker Botts.

Later in the evening on September 30, 2019, the parties executed the Merger Agreement and the Equity Commitment Letter and the Brookfield Affiliated Holders delivered the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby by a Unit Majority.

On October 1, 2019, prior to market open, the Partnership issued a press release announcing the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

Under Section 7.9(a) of the Partnership Agreement, whenever a potential conflict of interest exists or arises between Partnership GP or any of its affiliates, on the one hand, and the Partnership, the Partnership’s subsidiaries or any partner of the Partnership, on the other, such as the consideration of the Merger Agreement and the transactions contemplated thereby, any resolution or course of action by Partnership GP or its affiliates in respect of such conflict of interest is permitted and deemed approved by all partners of the Partnership, and does not constitute a breach of the Partnership Agreement, any organizational document of the Partnership’s subsidiaries, any agreement contemplated by the Partnership Agreement or any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by “Special Approval.” For purposes of the Partnership Agreement, “Special Approval” means approval by a majority of the members of the Conflicts Committee.

Under Section 7.9(b) of the Partnership Agreement, whenever Partnership GP makes a determination or takes or declines to take any other action, or any of its affiliates causes it do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under the Partnership Agreement, any organizational documents of the Partnership’s subsidiaries or any other agreement contemplated by the Partnership Agreement, then, unless another express standard is provided for in the Partnership Agreement, Partnership GP, or such affiliates causing it do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by the Partnership Agreement, any organizational document of the Partnership’s subsidiaries, any other agreement contemplated by the Partnership Agreement or under the Marshall Islands Act or any other law, rule or regulation or at equity.

Pursuant to Section 7.9(b) of the Partnership Agreement, in order for a determination or other action to be in “good faith,” the person or persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

Under Section 7.10(b) of the Partnership Agreement, Partnership GP may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion of such persons as to matters that Partnership GP reasonably believes to be within such person’s professional or expert competence is conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger

Recommendation of the Conflicts Committee

The Conflicts Committee consists of two members of the GP Board that meet the independence qualifications for service on a conflicts committee set forth in the Partnership Agreement: Ian Craig and David Lemmon. On May 31, 2019, the GP Board resolved by unanimous written consent to delegate to the Conflicts Committee the power and authority to (i) review and evaluate the terms and conditions, and determine the advisability of, the Merger and the transactions contemplated thereby (the “Proposed Transaction”) on behalf of the Partnership and the Unaffiliated Unitholders, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the Conflicts Committee deems appropriate, with respect to the terms and conditions of the Proposed Transaction, (iii) determine whether the Proposed Transaction is advisable and in the best interests of the Partnership and the Unaffiliated Unitholders, and (iv) determine whether or not to approve, and to recommend that the GP Board approve, the Proposed Transaction, with any such approval by the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement, including, but not limited to, Section 7.9(a) thereof.

The Conflicts Committee retained Potter Anderson as its legal counsel and Evercore as its financial advisor. The Conflicts Committee negotiated with Brookfield and its representatives with respect to the Merger and the Merger Agreement and conducted a review and evaluation of the Merger and the Merger Agreement.

On September 30, 2019, the Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of the Partnership and the Unaffiliated Unitholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement (including, without limitation, Section 7.9(a) thereof), and recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the Common Unitholders the approval of the Merger Agreement and the Merger. The resolutions also stated that in making the foregoing determinations, approval and recommendation, the Conflicts Committee had not considered the terms and conditions of the Unit Alternative and was not taking any position or making any recommendation with respect to the Unit Election or the terms and conditions of the Unit Alternative. Although the Conflicts Committee did not evaluate or negotiate the terms or conditions of or assign a value to the Unit Alternative in making its determination, approval and recommendation of the Merger Agreement and the Merger, the Conflicts Committee determined to accommodate Brookfield’s request to include the Unit Alternative in the Merger Agreement because (i) as an option, the Unit Alternative did not affect the Conflicts Committee’s determination, approval or recommendation with regard to the Merger Agreement and the Merger and (ii) the Conflicts Committee determined not to deny Unaffiliated Unitholders an option to continue to hold an interest in the Partnership following privatization.

The GP Board

The GP Board consists of nine directors. Some of the directors on the GP Board may have different interests in the Merger than the Unaffiliated Unitholders. For a complete discussion of these and other interests of the members of the GP Board in the Merger, see “—Interests of the Directors, Officers and Management of Partnership GP in the Merger.” Because of such possible and actual conflicts of interests, in resolutions approved by the GP Board on May 21, 2019, the GP Board delegated to the Conflicts Committee the full power and authority of the GP Board to (i) review and evaluate the terms and conditions, and determine the advisability of, the Proposed Transaction, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the Conflicts Committee deems appropriate, with respect to the terms and conditions of the Proposed Transaction, (iii) determine whether to give or withhold the Conflicts Committee’s approval of the Proposed Transaction, including by “Special Approval” pursuant to Section 7.9(a) of the Partnership Agreement, and (iv) determine whether to approve the Proposed Transaction.

On September 30, 2019, the Conflicts Committee unanimously determined that each of the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of the Partnership and the Unaffiliated Unitholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the GP Board recommend to the Common Unitholders the approval of the Merger Agreement and the Merger. On September 30, 2019, the GP Board, after considering the unanimous approval, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and recommendation of the Conflicts Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger for approval of the Common Unitholders by written consent, and (iv) resolved to recommend approval of the Merger Agreement and the Merger by the Common Unitholders. On October 24, 2019, the GP Board resolved to approve the filing of the Schedule 13E-3 and this information statement and determined that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders.

In unanimously determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, and recommending approval of the Merger Agreement and the Merger by the Common Unitholders, the GP Board considered the following factors:

•      the Conflicts Committee’s unanimous approval and recommendation of the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” under the Partnership Agreement;

•      the GP Board’s understanding of the process and procedures undertaken by the Conflicts Committee by which the Conflicts Committee arrived at its substantive determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of the Partnership and the Unaffiliated Unitholders, which included:

•      the assistance of legal and financial advisors to the Conflicts Committee;

•      the reaffirmation of the independence of the members of the Conflicts Committee at the beginning of the process and immediately prior to the Conflicts Committee’s vote on whether to approve and recommend the Merger Agreement and the transactions contemplated thereby, including the Merger;

•      the Conflict Committee’s satisfaction with the Partnership’s cooperation and responsiveness throughout the process with respect to information the Conflicts Committee requested; and

•      the Conflicts Committee’s satisfaction that there were no restraints on its ability to (i) approve, and to recommend that the GP Board approve, the transaction, or (ii) withhold such approval and recommendation; and

•      the Conflicts Committee’s receipt of an opinion from Evercore, dated September 30, 2019, to the effect that, as of the date of Evercore’s opinion, and based upon and subject to the assumptions made, matters considered, procedures followed, and qualifications and limitations of the review undertaken in rendering Evercore’s opinion as set forth therein, the Cash Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders.

In addition, the GP Board concluded that the inclusion of the Unit Alternative in the Merger Agreement did not affect its determination with respect to the fairness of the transaction to Unaffiliated Unitholders.

The GP Board did not base its fairness determination on the factors considered by the Conflicts Committee that are described in “—Reasons for Recommending Approval of the Merger.” Moreover, there is no majority of the minority vote condition, and the Merger Agreement only requires that the Merger Agreement and the transactions contemplated thereby, including the

Merger, be approved by Partnership Unitholder Approval, which was provided when the Brookfield Affiliated Holders delivered to Partnership GP a written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority. The GP Board has not retained an unaffiliated representative to act solely on behalf of the Unaffiliated Unitholders for the purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction; the Conflicts Committee alone was authorized to negotiate on behalf of the Unaffiliated Unitholders. No member of the GP Board is an employee of the Partnership, although three members of the GP Board are employed by affiliates of Brookfield, which owns 100% of Partnership GP and 73.3% of the total number of Common Units outstanding.

The GP Board is not aware of any firm offers made by third parties to acquire the Partnership during the past two years and did not solicit any such offers. In any event, Brookfield had previously reiterated that it has no intention of selling the Common Units beneficially owned by it and therefore, in reaching its conclusion as to fairness, the GP Board did not consider the possibility that any such offers might be made.

The foregoing discussion is intended to address the material information and principal factors considered by the GP Board in considering the Merger. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

Reasons for Recommending Approval of the Merger

The Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determinations and approvals, and its related recommendation to the GP Board. As part of its deliberative process, the Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the GP Board:

•                  The fact that the Cash Merger Consideration provides immediate and certain value for the Unaffiliated Unitholders’ investment in the Partnership, and the Conflicts Committee’s belief that the Cash Merger Consideration provides greater assured value to the Unaffiliated Unitholders than the long-term value of the Partnership on a status quo basis, after taking into account the opportunities for, as well as the risks and challenges facing, the Partnership’s current business and financial prospects.

•                  The financial analysis prepared by Evercore, as financial advisor to the Conflicts Committee, and the opinion of Evercore, dated September 30, 2019, to the Conflicts Committee, which the Conflicts Committee adopted as its own, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Cash Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders, as more fully described below in the section titled “Opinion of Financial Advisor to the Conflicts Committee”.

•                  The Conflicts Committee’s belief that $1.55 per Common Unit was Brookfield’s final offer and the conclusion reached by the Conflicts Committee that $1.55 per Common Unit was likely the highest price per Common Unit that Brookfield would be willing to pay at the time of the Conflicts Committee’s determination and grant of “Special Approval”.

•                  The Cash Merger Consideration constitutes:

•                  a 33.6% premium to the price per Common Unit of $1.16 on September 30, 2019 (the last trading day prior to the approval of the Merger);

•                  a 32.3%, 31.6% and 31.4% premium to VWAP for the 10, 20, and 30 day period, respectively, ending on September 30, 2019 (the last trading day prior to the approval of the Merger); and

•                  a 28.1% premium to the unaffected closing price of $1.21 for the Common Units on May 16, 2019 (the last trading day prior to Brookfield’s initial proposal).

•                  The Conflicts Committee’s belief that the Partnership may require additional capital in the future to refinance indebtedness, fund acquisitions and growth capital expenditures and/or for other purposes and that the state of the MLP equity markets makes it difficult for the Partnership to obtain equity or debt financing on favorable terms.

•                  The Conflicts Committee’s belief that the Partnership’s leveraged balance sheet could negatively impact the Partnership’s liquidity position going forward and negatively impact the ability of the Partnership to refinance existing debt or secure new financing on favorable terms.

•                  Specific operational issues

•                  The Conflicts Committee’s consideration of the challenges facing the Partnership’s business, including, but not limited to, the expected early decommissioning of the Knarr field and its potential impact on the long-term revenue and liquidity of the Partnership, as well as possible contractual implications resulting from such potential early decommissioning.

•                  The Conflicts Committee’s consideration that forecasted adjusted EBITDA for the Partnership is projected to decline throughout the five year forecast period.

•                  The Conflicts Committee’s consideration that several of the Partnership’s FPSOs are predicted to be in lay-up throughout the forecast period and that there exists certain concerns about the timeliness of the redeployment of such FPSOs in the future.

•                  An affiliate of the Parent, pursuant to the Equity Commitment Letter, has committed to purchase equity of Parent for an aggregate purchase price of up to the full amount of the Cash Merger Consideration for the purpose of providing cash to Parent to fund the Cash Merger Consideration, and similarly for the full amount of the Termination Fee (if payable) and Partnership Expenses (if payable) for the purpose of providing cash to Parent to fund the payment thereof.

•                  In connection with its consideration of the Merger, the Conflicts Committee retained and received advice from its own financial and legal advisors with knowledge and expertise with respect to public merger and acquisition transactions, MLPs, the Partnership’s industry generally and the Partnership particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

•                  The financial terms and conditions of the Merger Agreement and the non-financial terms and conditions of the Merger Agreement were determined as a result of arm’s-length negotiations between Brookfield and the Conflicts Committee and their respective representatives and advisors that included multiple proposals and counterproposals.

•                  Given Brookfield’s 73.3% ownership of the Common Units and given the limited purchase right in the Partnership Agreement that Brookfield could exercise if it were to acquire more than 80% of the outstanding Common Units, the Merger at the negotiated Cash Merger Consideration avoids the risk faced by the Unaffiliated Unitholders under a status quo situation that Brookfield could buy up to the 80% threshold through market purchases or private transactions, and subsequently exercise the limited purchase right, in which case there would be no guarantee that the amount received by Unaffiliated Unitholders would be as favorable as the negotiated Cash Merger Consideration.

•                  The resolutions of the GP Board authorizing the Conflicts Committee’s review of the potential transaction included the authority to determine whether or not to proceed with the potential transaction and to negotiate the terms and conditions of the potential transaction, and the members of the Conflicts Committee were aware that they were under no obligation to recommend, and could reject, a potential transaction.

•                  The independence of the members of the Conflicts Committee, principally:

•                  The Conflicts Committee consisted solely of directors who are not officers, employees or controlling shareholders of the Partnership GP or its affiliates and who satisfied the requirements under the Partnership Agreement and the Charter of the Conflicts Committee for service on the Conflicts Committee.

•                  The members of the Conflicts Committee did not receive any additional compensation for service on the Conflicts Committee over and above their normal compensation for service on a committee of the GP Board.

•                  The members of the Conflicts Committee will not personally benefit from completion of the Merger in a manner different from the Unaffiliated Unitholders.

•                  Certain terms of the Merger Agreement, principally:

•                  The provision requiring Brookfield to pay the Termination Fee in the event the Merger Agreement is terminated under certain circumstances.

•                  Provisions requiring Brookfield to take all actions and to do all things necessary, proper or advisable to consummate and obtain funding under the Equity Commitment Letter at the closing of the Merger.

•                  The consummation of the Merger is not conditioned upon financing, and the Partnership and the Partnership GP are entitled to specifically enforce Brookfield’s obligations to cause the full amount of the Cash Merger Consideration to be funded in accordance with the Equity Commitment Letter.

•                  The increased probability that the Merger will be completed as a result of the obligation of the Brookfield Affiliated Holders to deliver a written consent approving the Merger Agreement and the transactions contemplated immediately after the execution of the Merger Agreement, which constitutes Partnership Unitholder Approval.

•                  The limited nature of the operational representations and warranties given by the Partnership and Partnership GP.

•                  The limited nature of restrictive covenants imposed on the Partnership and the Partnership GP for the period prior to the earlier of closing or termination of the Merger Agreement.

•                  Provisions restricting the ability of Brookfield or any of its affiliates to eliminate, or revoke or diminish the authority of, the Conflicts Committee, or remove any member of the Conflicts Committee between signing of the Merger Agreement and closing of the Merger.

•                  Provisions requiring the consent of the Conflicts Committee to amend the Merger Agreement, and to authorize other actions on behalf of the Partnership and Partnership GP pursuant to the Merger Agreement, including termination of the Merger Agreement.

•                  While the Conflicts Committee did not consider the Unit Election as an element of value in approving the Merger Agreement, the Conflicts Committee was willing to accommodate Brookfield’s request to include the Unit Election in the Merger Agreement in light of the Conflicts Committee’s view that such inclusion did not impact the negotiation of the Cash Merger Consideration and would not impact the ability to consummate the Merger, and its view that inclusion of the Unit Election may provide optionality to the Unaffiliated Unitholders and would be made available to all the Unaffiliated Unitholders.

The Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and approvals, and the related recommendation to the GP Board:

•                  The Cash Merger Consideration constitutes a 36.7% discount to the 52 week high trading price for the Common Units of $2.45 on October 3, 2018.

•                  The Conflicts Committee was not authorized and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of the Partnership. Since affiliates of Brookfield indirectly control the Partnership and the Partnership GP, it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of the Partnership, and it was unlikely that the Partnership would receive an unsolicited third-party acquisition proposal. Further, on May 20, 2019, Brookfield and its affiliates filed an amendment to its Schedule 13D and issued a press release announcing its offer as of May 17, 2019. The Conflicts Committee was not aware of the receipt of any third party offers with respect to a strategic transaction involving the Partnership or Partnership GP, even though Brookfield’s interest in pursuing a take private transaction was public.

•                  Certain terms of the Merger Agreement, principally:

•                  Provisions requiring the Partnership to reimburse Brookfield for out-of-pocket expenses up to $4.0 million in the event that the Merger Agreement is terminated under certain circumstances.

•                  Provisions limiting the Partnership’s available remedies to the Termination Fee in the event the Merger Agreement is terminated under certain circumstances.

•                  As a result of the delivery of the written consent of the Brookfield Affiliated Holders immediately following the execution of the Merger Agreement, which constitutes Partnership Unitholder Approval, the affirmative vote of the Unaffiliated Unitholders is not required to approve the Merger.

•                  The Merger will be a taxable transaction for U.S. federal income tax purposes to the Unaffiliated Unitholders who receive the Cash Merger Consideration, which may result in a cash tax liability for certain Unaffiliated Unitholders. The Merger will not be a taxable transaction for U.S. federal income tax purposes to the Unaffiliated Unitholders who receive the Unit Alternative instead of the Cash Merger Consideration.

•                  The Unaffiliated Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or the Republic of Marshall Islands law.

•                  Brookfield and certain of the officers, members of Management and directors of the Partnership GP have interests in the Merger that are different from, or in addition to, the interests of Unaffiliated Unitholders generally.

•                  The Partnership has incurred and will continue to incur transaction costs and expenses in connection with the Merger, whether or not the Merger is completed.

•                  The Merger might not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of the Common Units.

After taking into account all of the factors set forth above, as well as others, the Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby are advisable, and in the best interests of, the Partnership and the Unaffiliated Unitholders.

The foregoing discussion of the factors considered by the Conflicts Committee is not intended to be exhaustive, but provides an overview of material factors that the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, individual members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered. Finally, in making its determinations and approvals, and its related recommendation to the GP Board, the Conflicts Committee did not rely on the Discussion Plan as part of its analysis.

Unaudited Financial Projections of the Partnership

The Partnership does not routinely publish projections as to long-term future performance, earnings or distributions. In connection with the proposed Merger, management of Partnership GP prepared non-public projections relating to the future financial and operating performance of the Partnership with respect to the fiscal years ending December 31, 2019 through 2023. The projections summarized below were provided to the Conflicts Committee in connection with its analysis of the Merger. These financial projections also were provided to the Conflicts Committee’s financial advisor, Evercore, for its use and reliance in connection with its analysis and opinion described under the heading “—Opinion of Financial Advisor to the Conflicts Committee.” The summary of these projections is included below because these projections were made available the Conflicts Committee and Evercore in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind, and such uncertainties may increase with the passage of time. None of the Partnership or any of its affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any unitholder, or any other person, regarding the ultimate performance of the Partnership compared to the summarized information set forth below or that any such results will be achieved.

The inclusion of the following summary projections in this information statement should not be regarded as an indication that the Partnership or its advisors or other representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the summary projections set forth below should not be relied upon as such.

The projections summarized below were prepared by management of Partnership GP. The projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither KPMG LLP (“KPMG”), the Partnership’s principal accountant, nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, and accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. KPMG has not given advice or consultation in connection with the proposed Merger. The KPMG reports incorporated by reference into this information statement with respect to the Partnership relate to historical financial information of the Partnership. Such reports do not extend to the projections included below and should not be read to do so. The GP Board did not prepare, and neither the GP Board nor the Conflicts Committee gives any assurance regarding, the summarized information to any unitholder.

The financial projections are inherently subjective in nature, susceptible to interpretation and, accordingly, such projections may not be achieved. The financial projections also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the financial projections upon which the foregoing projected financial information was based will be realized. There may be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of the Partnership. Although Partnership GP’s management believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and such uncertainty increases with the length of the projected period. The projections are forward-looking statements and are subject to risks and uncertainties. For more information, see “Special Note Concerning Forward-Looking Statements” and “Where You Can Find More Information.”

In developing the financial projections provided to the Conflicts Committee, Partnership GP’s management made numerous material assumptions with respect to the Partnership for the fiscal years ending December 31, 2019 through 2023, including:

•                  the following Brent forward curves, NOK/US$ exchange rates, LIBOR and equity distributions;

TOO	2019E	2020E	2021E	2022E	2023E
Brent Forward Curve, $ / bbl (May 8, 2019)	$66	$65	$62	$61	$60
NOK/USD (Average) (May 7, 2019)	8.34	8.29	8.53	8.49	8.46
LIBOR (May 16, 2019)	2.50%	2.06%	1.96%	2.04%	2.14%
Quarterly Distributions	No distributions to Common Unitholders throughout the forecast period. Continued distribution to preferred equity

•                  vessel utilizations, terms and rates;

•                  the cash flow from existing assets and business activities;

•                  organic growth opportunities and potential economic terms;

•                  capital expenditures and operating cash flows, including the related amounts and timing thereof;

•                  outstanding debt during applicable periods, and the availability and cost of funding; and

•                  other general business, market, and financial assumptions.

The following measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. The Partnership’s computations of these measures for purposes of the Management Projections and this information statement may differ from similarly titled measures used by others or the Partnership in prior filings.

Year Ended December 31,
2019	2020	2021	2022	2023
(in millions)
Net Revenues (1)	$1,140.9	$1,084.6	$1,003.8	$998.0	$910.7

Expenses
Operating Expenses	$(444.4)	$(436.8)	$(397.8)	$(391.6)	$(376.2)
Charter Hire Expense	$(51.0)	$(32.2)	$(6.9)	$(50.9)	$(58.1)
General & Administrative	$(71.9)	$(67.2)	$(56.5)	$(52.2)	$(52.1)
Total Expenses	$(567.3)	$(536.3)	$(461.2)	$(494.7)	$(486.4)

EBITDA (2)	$573.7	$548.3	$542.7	$503.3	$424.3
Less: Depreciation Expense	$(324.2)	$(319.3)	$(327.0)	$(332.6)	$(325.9)
Less: Drydock Amortization	$(29.4)	$(28.0)	$(28.3)	$(32.3)	$(35.6)
EBIT	$220.1	$201.1	$187.3	$138.3	$62.8
Less: Interest Expense	$(220.8)	$(218.6)	$(216.0)	$(207.9)	$(198.7)
EBT	$(0.7)	$(17.6)	$(28.7)	$(69.6)	$(135.9)
Plus: Equity Income from JVs	$36.5	$49.8	$53.7	$52.9	$53.2
Less: Other	$(0.6)	$(0.1)	$—	$—	$—
Less: Tax Expense	$(6.0)	$(5.9)	$(4.9)	$(1.9)	$(1.7)
Net Income / (Loss)	$29.1	$26.3	$20.0	$(18.7)	$(84.4)

Cash Flow Detail

Cash Flow from Operations	$290.6	$339.0	$359.8	$327.6	$245.8

Prepayment of Long-Term Debt	$(454.9)	$—	$—	$—	$—
Scheduled Repayment of Long-Term Debt	$(630.0)	$(632.5)	$(564.1)	$(789.1)	$(1,120.0)
Proceeds from Issuance of Long-Term Debt	$1,091.8	$669.9	$340.8	$435.2	$858.0
Distributions to Noncontrolling Interest	$(2.8)	$2.6	$9.4	$(7.1)	$(7.0)
Cash Distributions Paid to Preferred Shares	$(31.8)	$(31.8)	$(31.8)	$(31.8)	$(31.8)
Cash Flow from Financing	$(27.7)	$8.2	$(245.6)	$(392.8)	$(300.7)

Vessel & Equipment Capital Expenditures	$(347.3)	$(416.8)	$(101.3)	$(73.1)	$—
Proceeds from Vessel Dispositions & Equipment Sales	$46.0	$20.5	$12.0	$13.0	$16.0
Cash Flow from Investing	$(301.3)	$(396.3)	$(89.3)	$(60.1)	$16.0

Change in Cash	$(38.5)	$(49.1)	$24.9	$(125.3)	$(38.9)
Ending Cash Balance	$186.5	$137.4	$162.3	$37.0	$(1.9)
Ending Debt Balance	$3,112.6	$3,150.0	$2,926.7	$2,572.8	$2,310.8
Net Debt / EBITDA	5.1	x	5.5	x	5.1	x	5.0	x	5.5	x
Total Liquidity	$190.9	$141.8	$166.7	$41.4	$2.4
Minimum Liquidity Covenants Requirement	$155.6	$157.5	$146.3	$128.6	$115.5
Liquidity Surplus / (Deficit)	$35.3	$(15.7)	$20.3	$(87.3)	$(113.1)

EBITDA (2)	$573.7	$548.3	$542.7	$503.3	$424.3
Plus: EBITDA from FPSO JV Interest (3)	$96.6	$97.3	$96.4	$93.5	$92.0
Adjusted EBITDA (2)	$670.3	$645.6	$639.1	$596.7	$516.4
Less: Drydock Expense (4)	$(16.3)	$(35.0)	$(29.9)	$(21.5)	$(28.4)
Less: Vessel & Equipment Capital Expenditures	$(347.3)	$(416.8)	$(101.3)	$(73.1)	$0.0
Plus: Proceeds from Vessel Dispositions & Equipment Sales	$46.0	$20.5	$12.0	$13.0	$16.0
Less: Increases in Working Capital	$(49.2)	$5.9	$3.7	$5.5	$(6.7)
Unlevered Free Cash Flow	$303.5	$220.3	$523.6	$520.6	$497.3

(1)                                 Net revenues is a non-GAAP measure of financial performance. Consistent with general practice in the shipping industry, the Partnership uses “net revenues”, defined as revenues less voyage expenses. Because the amount of voyage expenses the Partnership incurs for a particular charter depends upon the type of charter, the Partnership uses net revenues to improve the comparability between periods of reported revenues that are generated by the different types of charters. The Partnership principally uses net revenues, a non-GAAP financial measure, because it provides more meaningful information to the Partnership about the deployment of its vessels and their performance upon time charter equivalent (or TCE) rates, than revenues, the most directly comparable financial measure under U.S. generally accepted accounting principles (or GAAP).

(2)                                 EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for proportionally allocated earnings before interest, taxes, depreciation and amortization from the Partnership’s unconsolidated 50% joint venture interest in two floating production, storage and offloading vessels.

(3)                                 Represents a proportional allocation of earnings before interest, taxes, depreciation and amortization from the Partnership’s unconsolidated 50% joint venture interest in two floating production, storage and offtake vessels.

(4)                                 Drydock expenses in perpetuity growth rate terminal year represents the average value from 2020E to 2023E.

THE PARTNERSHIP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore to act as its financial advisor in connection with the Merger. As part of this engagement, the Conflicts Committee requested that Evercore evaluate the fairness, from a financial point of view, of the Cash Merger Consideration. At a meeting of the Conflicts Committee held on September 30, 2019, Evercore rendered its opinion to the Conflicts Committee to the effect that, as of September 30, 2019, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Cash Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders.

The full text of the written opinion of Evercore, dated September 30, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C to this information statement and is incorporated herein by reference. The Partnership encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of the Common Units should act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. Evercore was not asked to, nor did it, express any view on, and Evercore’s opinion did not address, the structure or form of the Merger, the Unit Election, the Class A Common Units, the Unit Alternative or any term or aspect of the Amended and Restated Partnership Agreement.

In connection with rendering its opinion, Evercore, among other things:

•                  reviewed certain publicly available business and financial information relating to the Partnership that Evercore deemed to be relevant, including as set forth in the Partnership’s Annual Report on Form 20-F for the year ended December 31, 2018 and the Partnership’s Quarterly Reports on Form 6-K for the quarters ended March 31, 2019 and June 30, 2019;

•                  reviewed certain internal projected financial and operating data and assumptions relating to the Partnership that were prepared and furnished to Evercore by Management during June 2019 and subsequently updated by management of the Partnership on September 25, 2019 (the “Management Projections”);

•                  reviewed, but did not rely on, the Revised Draft Plan;

•                  discussed with Management their assessment of the past and current operations of the Partnership, the current financial condition of the Partnership, the prospects of the Partnership and the historical and projected financial and operating data and assumptions relating to the Partnership (including Management’s views of the risks and uncertainties of achieving such projections);

•                  reviewed the reported prices and the historical trading activity of the Common Units;

•                  compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that Evercore deemed relevant;

•                  compared the financial performance of the Partnership and the transaction multiples implied by the Merger with the financial terms and transaction multiples of certain historical transactions that Evercore deemed relevant;

•                  reviewed a draft of the Merger Agreement dated September 28, 2019 and a draft of the Equity Commitment Letter dated September 30, 2019; and

•                  performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that Evercore deemed appropriate for the purposes of providing its opinion.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Conflicts Committee on September 30, 2019, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on September 27, 2019 (the last full trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Partnership. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses’

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Partnership to calculate the estimated present value of the standalone unlevered free cash flows that the Partnership was forecasted to generate during the period from July 1, 2019 to December 31, 2023 based on the Management Projections, a summary of which is presented in “Special Factors—Unaudited Financial Projections of the Partnership.” For purposes of Evercore’s analysis, the standalone unlevered cash flows of the Partnership were defined as (i) Adjusted EBITDA, less (ii) drydock expense, less (iii) vessel and equipment capital expenditures, plus (iv) proceeds from vessel dispositions and equipment sales, less (v) increases in working capital. For purposes of Evercore’s analysis, “Adjusted EBITDA” is defined as (A) the consolidated earnings of the Partnership before interest, taxes, depreciation and amortization, plus (B) proportionally allocated earnings before interest, taxes, depreciation and amortization from the Partnership’s unconsolidated 50% joint venture interest in two FPSO vessels. Each element included in the definition of standalone unlevered cash flows of the Partnership and Adjusted EBITDA is set forth in a separate line item of the Management Projections presented in “Special Factors—Unaudited Financial Projections of the Partnership.” Evercore calculated terminal values for the Partnership utilizing both a terminal multiple and perpetuity growth rate.

Terminal Multiple Methodology. Evercore calculated terminal values for the Partnership by applying terminal multiples of 7.50x to 8.50x, which range was selected based on Evercore’s professional judgment and experience, to the Partnership’s estimated Adjusted EBITDA in fiscal year 2023 based on the Management Projections. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2019 using discount rates ranging from 9.0% to 10.0%, which were based on an estimate of the Partnership’s weighted average cost of capital and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the estimated Partnership Net Debt as of June 30, 2019, the Partnership’s issued and outstanding preferred equity as of June 30, 2019, non-controlling interest and the number of Common Units as of June 30, 2019, in each case as provided by Management, this analysis indicated a range of implied equity values per Common Unit of $0.52 to $1.70, compared to the Cash Merger Consideration of $1.55 in cash per Common Unit. For purposes of Evercore’s analysis, “Partnership Net Debt” was calculated as (i) total consolidated debt of the Partnership, plus (ii) proportionally allocated debt from the Partnership’s unconsolidated 50% joint venture interest in two FPSO vessels, less (iii) the Partnership’s cash and cash equivalents, less (iv) proportionally allocated cash from the Partnership’s unconsolidated 50% joint venture interest in two FPSO vessels, in each case, as of the date indicated in the reference to Partnership Net Debt.

Perpetuity Growth Rate Methodology. Evercore calculated terminal values for the Partnership by applying perpetuity growth rates of 1.50% to 2.00%, which range was selected based on Evercore’s professional judgment and experience, to the Partnership’s estimated Adjusted EBITDA in fiscal year 2023 less estimated drydock expense and estimated normalized replacement capital expenditures in fiscal year 2023. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2019 using discount rates ranging from 9.0% to 10.0%, which were based on an estimate of the Partnership’s weighted average cost of capital. Based on this range of implied enterprise values, the estimated Partnership Net Debt as of June 30, 2019, the Partnership’s issued and outstanding preferred equity as of June 30, 2019, non-controlling interest and the number of Common Units as of June 30, 2019, in each case as provided by Management, this analysis indicated a range of implied equity values per Common Unit of $0.58 to $2.33, compared to the Cash Merger Consideration of $1.55 in cash per Common Unit.

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of the Partnership to corresponding financial multiples and ratios for the following selected publicly traded companies in the offshore and liquefied natural gas production (“LNG”), storage and transportation industry (the “selected companies”):

•                  Golar LNG Partners L.P.

•                  Höegh LNG Partners LP

•                  KNOT Offshore Partners LP

•                  BW Offshore Ltd.

For each of the selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and non-controlling interest, less cash and cash equivalents) as a multiple of the estimated earnings before interest, taxes, depreciation and amortization in 2019 and 2020, which we refer to as “2019E EBITDA” and “2020E EBITDA”, respectively, in each case based on closing share prices as of

September 27, 2019. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates made available by FactSet as of September 27, 2019.

This analysis indicated the following:

		Enterprise Value	Enterprise Value / EBITDA
Partnership/Corporation	Primary Business	($ in thousands)	2019E		2020E
Golar LNG Partners L.P.	LNG / Floating Storage Regasification Units (“FSRU”)	$2,037.1	9.1	x	8.5	x
Höegh LNG Partners LP	FSRU	1,064.6	9.9		9.0
KNOT Offshore Partners LP	Shuttle Tankers	1,724.6	8.1		8.2
BW Offshore Ltd.	FPSO	2,656.5	3.8		3.9
Mean			7.7		7.4
Median			8.6		8.3

2019E EBITDA. Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an enterprise value/Adjusted EBITDA multiple reference range of 6.00x — 7.00x to the Partnership’s estimated Adjusted EBITDA in fiscal year 2019 based on the Management Projections. Based on this range of implied enterprise values, the estimated Partnership Net Debt as of June 30, 2019, the Partnership’s issued and outstanding preferred equity as of June 30, 2019, non-controlling interest and the number of fully diluted Common Units as of June 30, 2019, in each case as provided by Management, this analysis indicated a range of implied equity values per Common Unit of $0.68 to $2.30, compared in each case to the Cash Merger Consideration of $1.55 in cash per Common Unit.

2020E EBITDA. Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an enterprise value/Adjusted EBITDA multiple reference range of 5.75x — 6.75x to the Partnership’s estimated Adjusted EBITDA in fiscal year 2020 based on the Management Projections. Based on the ranges of implied enterprise values, the estimated Partnership Net Debt as of June 30, 2019, the Partnership’s issued and outstanding preferred equity as of June 30, 2019, non-controlling interest and the number of fully diluted Common Units as of June 30, 2019, in each case as provided by Management, this analysis indicated a range of implied equity values per Common Unit of $(0.07) to $1.49, compared in each case to the Cash Merger Consideration of $1.55 in cash per Common Unit.

Although none of the selected companies is directly comparable to the Partnership, Evercore selected these companies because they are publicly traded and involved in the offshore and LNG production, storage and transportation industry that Evercore, in its professional judgment and experience, considered generally relevant to the Partnership for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies. As an example, in deriving multiples for its Selected Public Company Trading Analysis, Evercore gave greater weight to observations with respect to BW Offshore Ltd. and KNOT Offshore Partners L.P., viewing them as more comparable to the Partnership because their predominant business segments of FPSO and shuttle tankers, respectively, are similar to key components of the Partnership’s mix of business segments.

Sum of the Parts Analysis

Evercore also performed a series of analyses to derive an indicative valuation range for the Common Units based on a sum-of-the-parts approach (the “Sum-of-the-Parts Analysis”) valuing the Common Units based on the implied intrinsic value of the following vessel segments of the Partnership:

•                  FPSO

•                  Shuttle Tankers

•                  FSO

•                  Towage

•                  Floating Accommodation Units/Units for Maintenance and Safety (“FAU/UMS”)

(1)                                 FPSOs

For the Sum-of-the-Parts Analysis, Evercore calculated a range of implied equity values for the Partnership’s FPSO segment utilizing the EBITDA multiple methodology. Evercore derived applicable EBITDA multiples from a review of selected transactions, selected public company trading and based on its professional judgment and experience selected a reference range of EBITDA multiples of 4.0x to 6.0x. Evercore applied this range of EBITDA multiples to the portion of the Partnership’s estimated Adjusted EBITDA in fiscal year 2019 allocable to the Partnership’s FPSO segment based on the Management Projections to calculate an implied range of enterprise values for the Partnership’s FPSO segment of $1,308.9 million to $1,963.4 million. Based on this range of implied enterprise values, the Partnership’s estimated debt secured by the FPSO segment assets as of June 30, 2019 of $1,019.8 million and the Partnership’s cash allocable to its FPSO segment as of June 30, 2019 of $51.1 million, in each case as provided by Management, this analysis indicated a range of implied equity values of $340.3 million to $994.7 million for the Partnership’s FPSO segment.

(2)                                 Shuttle Tankers

For the Sum-of-the-Parts Analysis, Evercore calculated an implied equity value for the Partnership’s shuttle tankers segment utilizing third-party vessel appraisals provided to Evercore by Management. The third-party vessel appraisals for the Partnership’s shuttle tanker assets totaled $2,079.2 million. Based on this total appraisal value, the Partnership’s estimated debt secured by the Shuttle Tanker segment assets as of June 30, 2019 of $973.4 million and the Partnership’s estimated remaining capital expenditures for newbuild shuttle tanker vessels as of June 30, 2019 of $620.3 million, in each case as provided by Management, this analysis indicated an implied equity value of $485.5 million for the Partnership’s shuttle tanker segment.

(3)                                 FSO

For the Sum-of-the-Parts Analysis, Evercore calculated a range of implied equity values for the Partnership’s FSO segment utilizing the EBITDA multiple methodology. Evercore derived applicable EBITDA multiples from a review of selected transactions, selected public company trading and based on its professional judgment and experience selected a reference range of EBITDA multiples of 4.0x to 6.0x. Evercore applied this range of EBITDA multiples to the portion of the Partnership’s estimated Adjusted EBITDA in fiscal year 2019 allocable to the Partnership’s FSO segment based on the Management Projections to calculate an implied range of enterprise values for the Partnership’s FSO segment of $372.3 million to $558.4 million. Based on this range of implied enterprise values and the Partnership’s estimated debt secured by the FSO segment assets as of June 30, 2019 of $164.7 million, as provided by Management, this analysis indicated a range of implied equity values of $207.5 million to $393.7 million for the Partnership’s FSO segment.

(4)                                 Towage

For the Sum-of-the-Parts Analysis, Evercore calculated an implied equity value for the Partnership’s towage segment utilizing third-party vessel appraisals provided to Evercore by Management. The third-party vessel appraisals for the Partnership’s towage assets totaled $313.0 million. Based on this total appraisal value and the Partnership’s estimated debt secured by the towage segment assets as of June 30, 2019 of $244.1 million, as provided by Management, this analysis indicated an implied equity value of $68.9 million for the Partnership’s towage segment.

(5)                                 FAU/UMS

For the Sum-of-the-Parts Analysis, Evercore calculated an implied equity value for the Partnership’s FAU/UMS segment utilizing third-party vessel appraisals provided to Evercore by Management. The third-party vessel appraisals for the Partnership’s FAU/UMS assets totaled $132.5 million. Based on this total appraisal value and the Partnership’s estimated debt secured by the towage segment assets as of June 30, 2019 of $43.6 million, as provided by Management, this analysis indicated an implied equity value of $88.9 million for the Partnership’s FAU/UMS segment.

Evercore calculated a range of implied equity values for the Partnership’s vessels of $1,102.2 million to $1,942.8 million by aggregating the implied equity value calculated for each of the Partnership’s vessel segments described above. Based on this range of implied equity values, the Partnership’s estimated unsecured net debt as of June 30, 2019 of $1,175.6 million, the Partnership’s cash and restricted cash as of June 30, 2019 of $210.5 million, the Partnership’s issued and outstanding preferred equity as of June 30, 2019 and the number of fully diluted Common Units as of June 30, 2019, in each case as provided Management, this analysis indicated a range of implied equity values per Common Unit of $(0.62) to $1.41, compared to the Cash Merger Consideration of $1.55 in cash per Common Unit.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on September 30, 2019, the date on which Evercore delivered its fairness opinion, as described above, Evercore made other written and oral presentations to the Conflicts Committee on June 20, 2019, June 25, 2019, June 27, 2019, August 16, 2019 and September 26, 2019, which we refer to as the “preliminary Evercore presentations.” Copies of the preliminary Evercore presentations have been attached as exhibits to the Schedule 13E-3 filed with the SEC with respect to the proposed Merger. These written presentations will be available for any interested unitholder of the Partnership to inspect and copy at the Partnership’s executive offices during regular business hours. The preliminary Evercore presentation dated June 27, 2019 was used during an oral presentation made by Evercore to the Conflicts Committee on June 28, 2019.

None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Cash Merger Consideration or any other aspect of the Merger. The information contained in the written and oral presentation made to the Conflicts Committee on June 20, 2019, June 25, 2019, June 27, 2019 and August 16, 2019 is substantially similar to the information provided in Evercore’s written presentation to the Conflicts Committee on September 30, 2019, as described above, except for, among other items, (1) the most recent offer from representatives of Brookfield as of the date of such preliminary Evercore presentation, (2) any changes to the projected financial and operating performance of the Partnership that had been delivered by Management to the Conflicts Committee prior to the date of such preliminary Evercore presentation and, (3) in the case of the June 25, 2019, June 27, 2019 and August 16, 2019 preliminary Evercore presentations, sensitivity cases demonstrating the impact of adjustments to certain assumptions underlying the Management Projections were included.

The September 26, 2019 materials highlighted certain changes to the Management Projections that were provided by Management during September 2019 and presented a summary comparison between certain assumptions from the Management Projections as compared to the Revised Draft Plan.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on September 30, 2019 by Evercore. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the September 30, 2019 presentation.

Other Factors

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Selected Transactions Analysis

Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions announced since 2009 that were deemed relevant for informational purposes only by Evercore (the “selected transactions”). The selected transactions included certain corporate transactions and vessel acquisition transactions of (i) FSRUs / floating LNG facilities (“FLNG”), (ii) FPSOs and (iii) shuttle tankers. The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target (Vessel)
Selected Corporate Transactions
04/2019	Brookfield Business Partners L.P.	Teekay Offshore Partners L.P.
07/2017	Brookfield Business Partners L.P.	Teekay Offshore Partners L.P.
06/2010	BW Offshore Ltd.	Prosafe Production Public Ltd.
Vessel Acquisition Transactions — FSRU / FLNG
11/2017	Höegh LNG Partners LP	Höegh LNG Holdings Ltd. (Höegh Grace)
08/2017	Golar LNG Partners LP	Golar LNG Ltd. (Golar Hilli)
12/2016	Höegh LNG Partners LP	Höegh LNG Holdings Ltd. (Höegh Grace)
02/2016	Golar LNG Partners LP	Golar LNG Ltd. (Golar Tundra)
08/2015	Höegh LNG Partners LP	Höegh LNG Holdings Ltd. (Höegh Gallant)
12/2014	Golar LNG Partners LP	Golar LNG Ltd. (Golar Eskimo (Years 5-10))
12/2014	Golar LNG Partners LP	Golar LNG Ltd. (Golar Eskimo (Years 1-5))
12/2013	Golar LNG Partners LP	Golar LNG Ltd. (Golar Igloo)
07/2012	Golar LNG Partners LP	Golar LNG Ltd. (Nusantara Regas Satu)
10/2011	Golar LNG Partners LP	Golar LNG Ltd. (Golar Freeze)
Vessel Acquisition Transactions — FPSO
12/2014	Teekay Offshore Partners L.P.	Teekay Corporation (Petrojarl Knarr)
05/2013	Teekay Offshore Partners L.P.	Teekay Corporation (50% Interest) (Cidade de Itajai (Itajai))
08/2012	Teekay Offshore Partners L.P.	Teekay Corporation (Voyageur Spirit)
08/2010	Teekay Offshore Partners L.P.	Teekay Corporation (Rio das Ostras)
09/2009	Teekay Offshore Partners L.P.	Teekay Corporation (Petrojarl Varg)
Vessel Acquisition Transactions — Shuttle Tankers
02/2018	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Anna Knutsen)
12/2017	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Brasil Knutsen)
08/2017	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Lena Knutsen)
05/2017	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Vigdis Knutsen)
02/2017	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Tordis Knutsen)
11/2016	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Raquel Knutsen)
10/2015	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Ingrid Knutsen)
05/2015	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Dan Sabia)
12/2014	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Dan Cisne)
06/2014	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Hilda Knutsen and Torill Knutsen)
07/2013	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Carmen Knutsen)
04/2013	KNOT Offshore Partners LP	Knutsen NYK Offshore Tankers AS (Various)
10/2011	Teekay Offshore Partners L.P.	Teekay Corporation (Scott Spirit)
08/2011	Teekay Offshore Partners L.P.	Teekay Corporation (Peary Spirit)

For each corporate selected transaction, Evercore calculated the implied transaction value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and non-controlling interest, less cash and cash equivalents) as a multiple of run-rate earnings before interest, taxes, depreciation and amortization for the target company at the time of the announcement of the applicable transaction, which we refer to as “Run-Rate EBITDA”. For each vessel acquisition selected transaction, Evercore calculated the transaction value (defined as the full price of the vessel based on the consideration paid in the applicable transaction) as a multiple of the Run-Rate EBITDA generated from operating the applicable vessel. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

This analysis indicated the following:

Benchmark	High		Low		Mean		Median
Run-Rate EBITDA — Corporate	7.7	x	6.3	x	7.4	x	7.1	x
Run-Rate EBITDA — FSRU / FLNG	9.4	x	7.5	x	8.7	x	8.7	x
Run-Rate EBITDA — FPSO	8.2	x	5.8	x	7.0	x	7.0	x
Run-Rate EBITDA — Shuttle Tankers	11.4	x	9.0	x	10.1	x	10.0	x

Based on the multiples it derived from the selected transactions and its professional judgment and experience, Evercore selected a reference range of enterprise value to Run-Rate EBITDA multiples of 6.2x to 7.0x and applied this range of multiples to the Partnership’s estimated Adjusted EBITDA in fiscal year 2019 based on the Management Projections. Based on this range of implied enterprise values, the estimated Partnership Net Debt as of June 30, 2019, the Partnership’s issued and outstanding preferred equity as of June 30, 2019, non-controlling interest and the number of fully diluted Common Units as of June 30, 2019, in each case as provided by Management, this analysis indicated a range of implied equity values per Common Unit of $1.05 to $2.30, compared to the Cash Merger Consideration of $1.55 in cash per Common Unit.

Although none of the target companies or vessels reviewed in the selected transactions analysis is directly comparable to the Partnership or the Partnership’s vessels and none of the selected transactions is directly comparable to the Merger, Evercore selected these transactions because they involve companies or vessels that Evercore, in its professional judgment and experience, considered generally relevant to the Partnership for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.

Last 52-Week Trading Range

Evercore reviewed historical trading prices of the Common Units during the 52-week period ended September 27, 2019, noting that the low and high intraday prices during such period ranged from $1.03 to $2.45 per Common Unit, respectively.

Premiums Paid Analysis

MLP Buy-ins (Cash and/or Stock Consideration). Using publicly available information, Evercore reviewed 20 master limited partnership buy-in transactions announced through May 2019. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per common unit consideration paid or proposed to be paid in each such transaction exceeded (i) the closing market prices per common unit of the target companies one day prior to announcement of each transaction and (ii) the volume weighted average price of the common unit of the target companies for the 30, 60 and 90 trading days prior to announcement of the transaction.

This analysis indicated the following:

Benchmark	1 Day Prior Spot	30-Day VWAP	60-Day VWAP	90-Day VWAP
Median	10.3%	10.2%	10.7%	8.4%
Mean	11.8%	13.3%	12.8%	11.0%
Max	31.3%	32.0%	32.1%	29.0%
75th Percentile	18.9%	19.4%	21.8%	18.7%
25th Percentile	6.0%	6.3%	6.8%	5.4%
Min	(8.6)%	(0.6)%	(1.4)%	(5.8)%

Based on the results of this analysis and its professional judgment and experience, Evercore applied the median premium paid for the 1 Day Prior Spot, 30-Day VWAP and 60-Day VWAP to the closing price per Common Unit or applicable volume weighted average price per Common Unit, as applicable. This analysis indicated a range of implied equity values per Common Unit of $1.24 to $1.33, compared to the Cash Merger Consideration of $1.55 in cash per Common Unit.

MLP Buy-ins (Cash Consideration). Using publicly available information, Evercore reviewed seven master limited partnership buy-in transactions for cash consideration announced through May 2019. Each of the seven transactions were also included in the larger set of 20 master limited partnership buy-in transactions described above. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per common unit consideration paid or proposed to be paid in each such transaction exceeded (i) the closing market prices per common unit of the target companies one day prior to announcement of each transaction and (ii) the volume weighted average price of the common unit of the target companies for the 30, 60 and 90 trading days prior to announcement of the transaction.

This analysis indicated the following:

Benchmark	1 Day Prior Spot	30-Day VWAP	60-Day VWAP	90- Day VWAP
Median	6.0%	8.6%	11.3%	10.2%
Mean	10.6%	12.6%	14.7%	12.5%
Max	31.3%	32.0%	32.1%	24.4%
75th Percentile	16.8%	15.9%	18.4%	16.9%
25th Percentile	5.9%	6.1%	9.5%	8.0%
Min	(8.6)%	3.4%	3.2%	3.5%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of (8.6%) to 31.3%, based on the minimum and maximum premium paid for the 1 Day Prior Spot, to the closing price per Common Unit of $1.17 as of September 27, 2019. This analysis indicated a range of implied equity values per common unit of $1.11 to $1.59, compared to the Cash Merger Consideration of $1.55 in cash per Common Unit.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Conflicts Committee. In connection with the review of the Merger by the Conflicts Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Common Units. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the Conflicts Committee as to the fairness, from a financial point of view, of the Cash Merger Consideration to the Unaffiliated Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore was not asked to, nor did it, express any view on, and Evercore’s opinion did not address, the structure or form of the Merger, the Unit Election, the Class A Common Units, the Unit Alternative or any term or aspect of the Amended and Restated Partnership Agreement.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Conflicts Committee or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Common Units.

Pursuant to the terms of Evercore’s engagement letter with the Partnership, the Partnership has agreed to pay Evercore a fee for its services in the amount of approximately $2.250 million, of which $250,000 was paid as a retainer fee upon execution of Evercore’s engagement letter with the Partnership, $1.5 million was paid upon delivery of Evercore’s opinion and the balance of which will be payable contingent upon the consummation of the Merger. The Partnership has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Partnership and Evercore has not received any compensation from the Partnership during such period. In addition, during the two year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Partnership GP or Parent and Evercore has not received any compensation from the Partnership GP or Parent during such period. Evercore may provide financial advisory or other services to the Partnership, the Partnership GP or Parent in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership or Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or Parent.

The Conflicts Committee engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Interests of the Directors, Officers and Management of Partnership GP in the Merger

Some of the directors, officers and members of Management of Partnership GP have financial interests in the Merger that may be different from, or in addition to, those of the Unaffiliated Unitholders generally. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Brookfield

As of the Effective Time, the Partnership will be owned by Parent and current holders of Common Units who elect to receive Class A Common Units. Brookfield will own, directly or indirectly, all of the equity interests in

Parent. Messrs. Laurie, Reid, and Turcotte are each employees of Brookfield. Additionally, Messrs. Morrison and Transier each serve as directors on the board(s) of other Brookfield portfolio companies.

Teekay Corporation

Mr. Kenneth Hvid has served as President and Chief Executive Officer of Teekay Corporation since February 2017, and joined the board of directors of Teekay Corporation on June 10, 2019. Mr. William Utt was a member of the board of directors of Teekay Corporation since 2015 and chair of the board of directors of Teekay Corporation since June 2017, and ceased to be a director of Teekay Corporation on June 10, 2019. Teekay Corporation previously formed the Partnership in August 2006. In September 2017, affiliates of Brookfield purchased from an affiliate of Teekay Corporation a 49% interest in the Partnership GP and purchased approximately 60% of the Common Units and certain warrants to purchase additional Common Units from the Partnership. In July 2018, Brookfield exercised its option to acquire an additional 2% interest in the Partnership GP from an affiliate of Teekay Corporation. In May 2019, affiliates of Brookfield purchased the remaining 49% interest in the Partnership GP, 56,587,484 Common Units, certain warrants to purchase additional Common Units and an outstanding $25 million loan from an affiliate of Teekay Corporation for total consideration of $100.0 million in cash.

Common Units and Unit Election

Certain of the directors and members of Management of Partnership GP hold Common Units that will be cancelled at the Effective Time and converted into the right to receive the Cash Merger Consideration. Additionally, each director and member of Management of Partnership GP that holds Common Units will be entitled to elect to forego the right to receive the Cash Merger Consideration and instead receive Class A Common Units with respect to all of such director’s Common Units.

Restricted Units

Certain of the members of Management of Partnership GP hold Restricted Units under the Partnership Long-Term Incentive Plan, each of which will be converted into a restricted unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Restricted Unit was subject, and otherwise with substantially the same terms and conditions as were applicable to such Restricted Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Restricted Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of such Restricted Unit.

Phantom Units

Certain of the members of Management of Partnership GP hold Phantom Units under the Partnership Long-Term Incentive Plan, each of which will be converted into a phantom unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Phantom Unit was subject, and otherwise with substantially the same terms and conditions as were applicable to such Phantom Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Phantom Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of such Phantom Unit.

Compensation of the Conflicts Committee

The Chair of the Conflicts Committee receives a fee of $12,500 for the year for serving in that role, and other members of the Conflicts Committee receive a committee fee of $7,500 for the year. Members of the Conflicts Committee are reimbursed for out-of-pocket expenses in connection with attending meetings of the Conflicts Committee. There was no additional compensation paid to the members of the Conflicts Committee in connection with the transactions contemplated by the Merger Agreement.

Indemnification / Insurance

Partnership GP’s directors and officers are entitled to continued indemnification and directors’ and officers’ liability insurance coverage for at least six years following the Effective Time under the Merger Agreement.

Position of the Brookfield Filing Parties as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Brookfield Filing Parties is an affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, is required to express its position as to the fairness of the Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Brookfield Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Brookfield Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement will be filed with the SEC) is fair to the Unaffiliated Unitholders on the basis of the factors described in “—Purpose and Reasons of the Brookfield Filing Parties for the Merger” of this information statement and the additional factors described below.

Brookfield controls Partnership GP, as discussed in “Information Concerning the Brookfield Filing Parties” of this information statement.

The Brookfield Filing Parties did not participate in the deliberations of the Conflicts Committee regarding, or receive advice from either the Partnership’s or the Conflicts Committee’s respective legal or financial advisors as to, the fairness of the Merger. None of the Brookfield Filing Parties nor any of their respective affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Unaffiliated Unitholders.

The Brookfield Filing Parties believe that the Merger is substantively and procedurally fair to the Unaffiliated Unitholders based on information available regarding the Partnership and the Brookfield Filing Parties’ analysis of such information, discussions with members of Partnership GP’s senior management regarding the Partnership and its business and the factors considered by, and the resulting conclusions of, the GP Board. In particular, the Brookfield Filing Parties believe that the Merger is both procedurally and substantively fair to the Unaffiliated Unitholders of the Partnership based on their consideration of the following factors:

•                  the Cash Merger Consideration represents a 28.1% premium to the $1.21 closing price per Common Unit on May 16, 2019, immediately prior to Brookfield’s initial offer to the Conflicts Committee;

•                  the Cash Merger Consideration provides certainty of value and liquidity to the Unaffiliated Unitholders;

•                  Unaffiliated Unitholders have been provided with the opportunity to continue their investment in the Partnership if they elect the Unit Alternative;

•                  the Cash Merger Consideration resulted from active negotiations between the Conflicts Committee and certain of the Brookfield Filing Parties and their respective advisors;

•                  the Merger Agreement and the transactions contemplated thereby were negotiated and unanimously approved by members of the Conflicts Committee, who have no economic interest or expectancy of an economic interest in the Brookfield Filing Parties following the Merger;

•                  the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent must pay the Partnership the Termination Fee without the Partnership being required to establish any damages, which payment is guaranteed by Sponsor;

•                  consummation of the Merger will allow the Unaffiliated Unitholders the option to avoid exposure to risks and uncertainties relating to the prospects of the Partnership, including the costs and dilution associated with additional capital raising necessary to support growth, address upcoming debt maturities, and provide sufficient operating liquidity following the Merger;

•                  notwithstanding that the opinion of Evercore was provided solely for the benefit of the Conflicts Committee and that the Brookfield Filing Parties are not entitled to, nor did they, rely on such opinion, the fact that the Conflicts Committee received an opinion of Evercore, dated September 30, 2019, to the effect that, as of the date of Evercore’s opinion, and based upon and subject to the assumptions made, matters considered, procedures followed, and qualifications and limitations of the review undertaken in rendering Evercore’s opinion as set forth therein, the Cash Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders (as more fully described in “—Opinion of Financial Advisor to the Conflicts Committee” of this information statement); and

•                  the Merger and the Merger Agreement were unanimously approved by the Conflicts Committee and the GP Board and the Conflicts Committee and the GP Board each unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were in the best interests of the Partnership and its Unaffiliated Unitholders.

The Brookfield Filing Parties did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors that they considered in reaching their conclusion as to fairness.

Because the Brookfield Filing Parties consider the Partnership to be a viable going concern, the Brookfield Filing Parties believe that the liquidation value of the Common Units is irrelevant to a determination as to whether the Merger is fair to the Unaffiliated Unitholders. Accordingly, the Brookfield Filing Parties did not consider the liquidation value of the Partnerships’ assets and did not perform a liquidation analysis.

The Brookfield Filing Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Cash Merger Consideration to the Unaffiliated Unitholders because, in the Brookfield Filing Parties’ view, net book value is indicative of neither the Partnership’s market value nor its value as a going concern, but rather is an indicator of historical costs.

While the Brookfield Filing Parties considered the trading history of the Common Units and noted that at various times, this trading history reflected prices above the $1.55 in cash to be paid for each Common Unit, other than the Sponsor Units, held by the Partnership’s unitholders as part of the Cash Merger Consideration, the Brookfield Filing Parties concluded that these factors were not dispositive in determining present value. In the Brookfield Filing Parties’ judgment, the historical trading prices for the Common Units are not indicative of the value of the Common Units as of the date of the Merger in light of the Partnership’s current business operations and future prospects.

The Brookfield Filing Parties are not aware of any firm offers made by third parties to acquire the Partnership during the past two years and did not solicit any such offers. In any event, the Brookfield Filing Parties have no intention of selling the Common Units beneficially owned by them and, therefore, in reaching their conclusion as to fairness, did not consider the possibility that any such offers might be made.

The Brookfield Filing Parties’ consideration of the factors described above reflects their assessment of the fairness of the Merger. For the avoidance of doubt, the Brookfield Filing Parties that are not specifically a party to the Merger Agreement have not been involved in any aspect of the related transactions, negotiations, or discussions and are relying on Parent and the Brookfield Affiliated Holders in making these statements.

Plans for the Partnership after the Merger

It is expected that the Partnership’s operations will be conducted after the Merger substantially as they currently are being conducted. As of the date of this information statement, other than the Merger, the Brookfield Filing Parties have no current plans, proposals or negotiations which would relate to or result in an extraordinary transaction involving the Partnership’s business or management, such as a merger, reorganization or liquidation. Following the Merger, the Brookfield Filing Parties will continuously evaluate and review the Partnership’s business and operations and may propose or develop new plans or proposals that they consider to be in the best interests of the Partnership, including any of the types of extraordinary transactions described above.

Purpose and Reasons of the Brookfield Filing Parties for the Merger

Under the SEC rules governing “going private” transactions, each of the Brookfield Filing Parties is an affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, each is required to express its purposes and reasons for the Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Brookfield Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the Merger is completed, the Partnership will remain a subsidiary of the Brookfield Filing Parties. For the Brookfield Filing Parties, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement and to bear the rewards and risks of such ownership after the Common Units cease to be publicly traded. The Brookfield Filing Parties did not consider any alternatives for achieving these purposes.

The Brookfield Filing Parties understand that in the past several years, although there have been a number of positive changes to the Partnership’s balance sheet, the business has been challenged to raise capital on a cost-effective basis, and thus has been unable to take advantage of growth opportunities or return value to unitholders. The Brookfield Filing Parties also understand that the Partnership will likely require additional capital for any variety of reasons, including to support future growth initiatives, address upcoming debt maturities, repurchase outstanding securities and provide sufficient operating liquidity. The Brookfield Filing Parties believe that raising additional capital in order to address such needs may result in significant dilution of the Unaffiliated Unitholders and put pressure on the unit price trading levels for the publicly-traded Common Units. Accordingly, the Brookfield Filing Parties believe that privatizing the Partnership is the best course of action for the business to strengthen its balance sheet and focus management resources on executing their strategic plan.

The Brookfield Filing Parties have undertaken to pursue the Merger at this time for the reasons described above.

Although the Brookfield Filing Parties believe that there will be certain opportunities associated with their investment in the Partnership if the Merger is completed, the Brookfield Filing Parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Partnership) and that such opportunities may never be fully realized.

The Brookfield Filing Parties believe that a merger transaction is preferable to other transaction structures because the Merger (i) will enable the Brookfield Filing Parties to acquire all of the outstanding Common Units at the same time; (ii) represents an opportunity for the Unaffiliated Unitholders to receive a premium for their Common Units in the form of the Cash Merger Consideration based on the Cash Merger Consideration representing a 28.1% premium to the $1.21 closing price per Common Unit on May 16, 2019, the date that Brookfield delivered its initial offer to the Conflicts Committee; and (iii) provides Unaffiliated Unitholders with the opportunity to continue to hold an economic interest in the private Partnership post-Merger.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to Common Unitholders

The primary benefits of the Merger to Unaffiliated Unitholders who accept the Cash Merger Consideration and will not have a continuing interest in the Partnership following the Merger include the following:

•                  the receipt by such unitholders of $1.55 in cash per Common Unit, without any interest thereon and reduced by any applicable tax withholding;

•                  the avoidance of exposure to costs and dilution associated with additional capital raising, including issuance of additional securities of the Partnership, to the extent deemed to be in the best interests of the Partnership, necessary to support growth, address upcoming debt maturities, provide sufficient operating liquidity to the Partnership and support other initiatives relating to the Partnership’s capital structure following the Merger; and

•                  the avoidance of all downside risk associated with the continued ownership of Common Units, including any possible dilution or decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger.

The primary detriments of the Merger to Unaffiliated Unitholders who accept the Cash Merger Consideration and will not have a continuing interest in the Partnership following the Merger include the following:

•                  such unitholders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on Common Units, if any; and

•                  the receipt of cash in exchange for Common Units pursuant to the Merger will generally be a taxable transaction to unitholders.

The primary benefits of the Merger to Unaffiliated Unitholders who elect the Unit Alternative and will have a continuing interest in the Partnership following the Merger include the following:

•                  such unitholders will continue to have an interest in the Partnership and, therefore, will benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on Class A Common Units, if any; and

•                  the exchange of Common Units for Class A Common Units will generally be a non-taxable transaction to unitholders.

The primary detriments of the Merger to Unaffiliated Unitholders who elect the Unit Alternative and will have a continuing interest in the Partnership following the Merger include the following:

•                  such unitholders will forgo the receipt of the Cash Merger Consideration;

•                  such unitholders will be exposed to costs and dilution associated with additional capital raising necessary to support growth, address upcoming debt maturities, and provide sufficient operating liquidity to the Partnership following the Merger; and

•                  such unitholders will bear all downside risk associated with the continued ownership of the Class A Common Units, including the restrictions on voting and transfer of the Class A Common Units and any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger.

Benefits and Detriments to the Partnership and Parent

The primary benefits of the Merger to the Partnership and Parent include the following:

•                  if the Partnership successfully executes its business strategy, the value of Parent’s equity investments could increase because of possible increases in future revenues and cash flow, increases in the underlying value of the Partnership or the payment of distributions, if any, that would accrue to Parent; and

•                  the Partnership will have more flexibility to amend its capital spending strategies from time to time and pursue financing options that may not otherwise be available to the Partnership as a public company.

The primary detriments of the Merger to the Partnership and Parent include the following:

•                  following the Merger, there will be no trading market for the common equity securities of the Partnership, as the surviving entity;

•                  Parent may be required to fund capital raises necessary to support growth, address upcoming debt maturities, and provide sufficient operating liquidity to the Partnership following the Merger; and

•                  the risk that potential benefits sought in the Merger may not be realized.

Ownership of the Partnership After the Merger

After the Merger, the Partnership will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a subsidiary of Parent, certain of its affiliates and Partnership GP, all of which are indirect controlled subsidiaries of Brookfield.

Regulatory Approvals and Clearances Required for the Merger

In connection with the Merger, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Registrar of Corporations of the Republic of the Marshall Islands. None of the Partnership, Partnership GP, Parent, Merger Sub, or the Brookfield Affiliated Holders is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Marshall Islands law.

Parent and Merger Sub, on the one hand, and each of the Partnership and Partnership GP, on the other hand, have agreed to (including to cause their respective subsidiaries to) use commercially reasonable efforts to obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. The total amount of funds necessary to consummate the Merger and the related transactions is anticipated to be approximately $170.0 million assuming all holders of Common Units other than Sponsor Units elect the Cash Merger Consideration in respect of their Common Units. The Cash Merger Consideration will be funded by equity capital through a series of capital contributions from Sponsor to Parent. The Cash Merger Consideration will be provided by Parent in accordance with the Equity Commitment Letter described below.

Equity Commitment Letter

Concurrently with the execution of the Merger Agreement, Sponsor entered into the Equity Commitment Letter with Parent, pursuant to which Sponsor committed to provide equity financing for the transactions contemplated by the Merger Agreement, which will be used by Parent to fund the aggregate Cash Merger Consideration pursuant to and in accordance with the Merger Agreement and to pay other amounts payable by Parent pursuant to the Merger Agreement, including the Termination Fee and the reimbursement of the Partnership’s expenses, if applicable. The Partnership is designated as a third-party beneficiary for purposes of enforcing the Equity Commitment. Sponsor may effect the purchase of the equity interest of Parent directly or indirectly through one or more affiliated entities designated by it.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses.

In the event of termination of the Merger Agreement in specified circumstances, Parent will, within two business days after the date of such termination, pay the Termination Fee (it being understood that in no event will Parent be required to pay the Termination Fee on more than one occasion). Following payment of the Termination Fee, if any, Parent will not be obligated to pay any additional expenses incurred by the Partnership or Partnership GP. If the Merger Agreement is terminated by the Partnership under certain circumstances, Parent must pay the Partnership’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to a maximum amount of $4.0 million; provided, that no such payment is required if Parent has paid the Termination Fee.

The Merger Agreement also provides that the Partnership will pay Parent’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to a maximum amount of $4.0 million, in the event the Merger is terminated under certain circumstances.

Total fees and expenses incurred or to be incurred by the Partnership and Parent in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid (in thousands)
Financial advisory fee and expenses	$2,250
Legal, accounting and other professional fees	$1,650
Information statement, printing and mailing costs and filing fees	$15
Transfer agent, Information Agent and Exchange Agent fees and expenses	$55
Total	$3,970

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed use their reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the Merger and the transactions contemplated thereby, and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. It is a condition to the consummation of the Merger that any applicable waiting period for required governmental consents and approvals has terminated or expired before the consummation of the Merger.

The parties have agreed to use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the Merger and the transactions contemplated by the Merger Agreement, including by providing the other parties a reasonable opportunity to review and comment thereon, (ii) promptly inform each other of any communication received by either party, or given by either party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the Merger Agreement, (iii) permit the other parties to review in advance and incorporate the other parties’ reasonable comments in any communication to be given by it to any governmental authority with respect to obtaining any clearances required under any antitrust law in connection with the transactions contemplated thereby and (iv) consult with the each other in advance of any meeting or teleconference with any governmental authority or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental authority or other person, give the other parties the opportunity to attend and participate in such meetings and teleconferences.

Pending Litigation

On July 12, 2019, three Common Unitholders filed a complaint in a putative class action in the United States District Court for the Southern District of New York, captioned J. Deal Partnership I, L.P., et. al v. Teekay Offshore Partners, L.P., et. al, Case No. 1:19-cv-06483 (the “J. Deal Action”). On August 12, 2019, two Common Unitholders filed a complaint in a putative class action in the United States District Court for the Southern District of New York, captioned Monosson et. al v. Teekay Offshore Partners, L.P., et. al, Case No. 1:19-cv-07522 (the “Monosson Action”). Both actions allege breach of the Partnership Agreement and breach of the implied covenant of good faith and fair dealing against the Partnership, the Partnership GP, BAM, Brookfield and several named directors of the Partnership GP. They further allege tortious interference against Brookfield and BAM. The J. Deal Action also alleges prospective breach of the Partnership Agreement against the Partnership, the Partnership GP, BAM, Brookfield and several named directors of the Partnership GP and prospective tortious interference against Brookfield and BAM. The Monosson Action also alleges breach of fiduciary duties against the Partnership, the Partnership GP, BAM, Brookfield and several named directors of the Partnership GP and aiding and abetting breach of fiduciary duties against Brookfield. Both actions seek, among other things, to enjoin the Merger, an award of damages and an award of attorney’s fees and expenses. The Partnership, the Partnership GP, BAM and Brookfield believe that the J. Deal Action and the Monosson Action are without merit and intend to vigorously defend them.

Provisions for Unaffiliated Unitholders

No provision has been made to grant Unaffiliated Unitholders access to the files of the Partnership, Partnership GP, Parent or Merger Sub or to obtain counsel or appraisal services at the expense of the foregoing parties.

No Appraisal Rights

Common Unitholders are not entitled to dissenters’ rights of appraisal under the Partnership Agreement, the Merger Agreement or applicable Marshall Islands law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Marshall Islands law and is qualified in its entirety by references to Marshall Islands law, other applicable law, the Partnership Agreement and the Merger Agreement.

Registration Exemption

The issuance by the Partnership of the Class A Common Units will be made in reliance upon the exception from registration requirements pursuant to Section 3(a)(9) of the Securities Act, which exception the Partnership believes is available because the Class A Common Units are being offered only to existing Common Unitholders in exchange for such Common Units and are not being offered pursuant to a general solicitation.

Delisting and Deregistration of Common Units

The Common Units are currently listed on the NYSE under the ticker symbol “TOO.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Accounting Treatment of the Merger

The Partnership, as the surviving entity in the Merger, is considered the acquiror for accounting purposes. Therefore, its net assets remain at historical cost.

Ownership of the Partnership after the Merger

After the Merger, the Partnership will survive as an indirect controlled subsidiary of Brookfield.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial and other data of the Partnership for the years ended December 31, 2018, 2017, 2016, 2015 and 2014, as well as for the nine-month periods ended September 30, 2019 and 2018. You should read the notes to the Partnership’s consolidated financial statements for a discussion of the basis on which the Partnership’s consolidated financial statements are presented. The information provided below should be read in conjunction with the consolidated financial statements, related notes and other financial information included in the Partnership’s Annual Report for the fiscal year ended December 31, 2018, filed on Form 20-F, and the Partnership’s Report of Foreign Private Issuer for the quarterly period ended September 30, 2019, filed on Form 6-K, each of which are incorporated by reference in this information statement.

	Unaudited for the Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in thousands of U.S. Dollars, except fleet data)
Income Statement Data:
Revenues	955,858	971,211	1,416,424	1,110,284	1,152,390	1,229,413	1,019,539
Income (loss) from vessel operations(1)	199,373	(50,808)	111,737	(116,005)	230,853	283,399	256,218
Net (loss) income	(65,346)	(191,787)	(123,945)	(299,442)	44,475	100,143	17,656
Limited partners’ interest:
Net (loss) income	(87,261)	(205,026)	(147,141)	(339,501)	(12,952)	31,205	(19,380)
Net (loss) income per
Common Unit - basic	(0.21)	(0.50)	(0.36)	(1.45)	(0.25)	0.32	(0.22)
Common Unit - diluted	(0.21)	(0.50)	(0.36)	(1.46)	(0.25)	0.32	(0.22)
Cash distributions declared per Common Unit			0.04	0.24	0.44	2.18	2.15
Balance Sheet Data (at end of period):
Cash and cash equivalents	270,827	199,860	225,040	221,934	227,378	258,473	252,138
Restricted cash	17,961	9,901	8,540	28,360	114,909	60,520	46,760
Vessels and equipment(2)	3,929,521	4,312,214	4,270,622	4,687,494	4,716,933	4,743,619	3,183,465
Investments in equity accounted joint ventures	212,589	207,075	212,202	169,875	141,819	77,647	54,955
Total assets	5,210,465	5,367,793	5,312,052	5,637,795	5,718,620	5,744,166	3,917,837
Total debt	3,842,810	3,958,931	3,097,742	3,123,728	3,182,894	3,363,874	2,408,596
Total equity	1,367,655	1,408,862	1,459,124	1,473,528	1,138,596	967,848	802,853
Common Units outstanding	411,188,338	410,314,977	410,314,977	410,045,210	147,514,113	107,026,979	92,386,383
Preferred Units outstanding(3)	15,800,000	15,800,000	15,800,000	11,000,000	23,517,745	21,438,413	6,000,000
Cash Flow Data:
Net cash flow provided by (used for):
Operating activities	246,241	131,662	280,643	305,200	396,473	371,456	160,186
Financing activities	(66,731)	(6,865)	(121,338)	142,947	(93,415)	286,663	89,164
Investing activities	(124,302)	(165,330)	(176,019)	(540,140)	(279,764)	(638,024)	(169,578)

	Unaudited for the Nine Months Ended September 30,		Year Ended December 31,

	2019	2018	2018	2017	2016	2015	2014
	(in thousands of U.S. Dollars, except fleet data)
Other Financial Data:
Net revenues (4)	344,480	347,730	1,264,616	1,010,840	1,071,640	1,131,407	906,999
EBITDA(5)	364,410	251,843	466,799	162,618	492,648	475,590	306,050
Adjusted EBITDA(5)	504,751	492,973	782,521	522,394	570,572	615,775	456,528
Expenditures for vessels and equipment	(150,219)	(212,683)	233,736	533,260	294,581	664,667	172,169
Fleet data:
Average number of shuttle tankers(6)	28.0	30.9	30.3	31.7	32.5	33.8	34.7
Average number of FPSO units(6)	8.0	8.0	8.0	8.0	8.0	7.8	5.2
Average number of conventional tankers(6)	0.7	2.0	2.0	2.0	2.0	3.9	4.0
Average number of FSO units(6)	5.4	6.0	6.0	6.8	7.0	6.6	6.0
Average number of towing vessels(6)	10.0	9.9	9.9	7.9	6.3	4.3	—
Average number of units for maintenance and safety(6)	1.0	1.0	1.0	1.0	1.0	0.9	—

(1) Income (loss) from vessel operations includes, among other things, the following:

	Unaudited for the Nine Months Ended September 30,		Year Ended December 31,

	2019	2018	2018	2017	2016	2015	2014
	(in thousands of U.S. Dollars, except fleet data)
(Write-down) and gain (loss) on sale of vessels	10,258	(206,941)	(223,355)	(318,078)	(40,079)	(69,998)	(1,638)

(2)         Vessels and equipment consists of (a) vessels, at cost less accumulated depreciation and write-downs and (b) advances on newbuilding contracts and conversion costs.

(3)         Preferred Units outstanding includes the Series A Preferred Units from April 23, 2013 through September 30, 2019, the Series B Preferred Units from April 13, 2015 through September 30, 2019, the Series C Preferred Units from July 1, 2015 through June 29, 2016, the Series C-1 and Series D Preferred Units from June 29, 2016 through September 25, 2017, and the Series E Preferred Units from January 18, 2018 through September 30, 2019.

(4)         Net revenues is a non-GAAP financial measure. Consistent with general practice in the shipping industry, the Partnership uses “net revenues,” defined as revenues less voyage expenses. Net revenues are also widely used by investors and analysts in the shipping industry for comparing financial performance between companies in the shipping industry to industry averages. Net revenue should not be considered as an alternative to revenue or any other measure of financial performance in accordance with GAAP. Net revenue is adjusted for expenses that the Partnership classifies as voyage expenses and, therefore, may not be comparable to similarly titled measures of other companies. The following table reconciles net revenues with revenues:

	Unaudited for the Nine Months Ended September 30,		Year Ended December 31,

	2019	2018	2018	2017	2016	2015	2014
Revenues	955,858	971,211	1,416,424	1,110,284	1,152,390	1,229,413	1,019,539
Voyage expenses	(97,596)	(112,406)	(151,808)	(99,444)	(80,750)	(98,006)	(112,540)
Net revenues	344,480	347,730	1,264,616	1,010,840	1,071,640	1,131,407	906,999

(5)         EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA represents net (loss) income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude certain items whose timing or amount cannot be reasonably estimated in advance or that are not considered representative of core operating performance. Such adjustments include vessel write-downs, gains or losses on sale of vessels, unrealized gains or losses on derivative instruments, foreign exchange gains or losses, losses on debt repurchases, and certain other income or expenses. Adjusted EBITDA also excludes realized gains or losses on interest rate swaps as management, in assessing performance, views these gains or losses as an element of interest expense and realized gains or losses on derivative instruments resulting from amendments or terminations of the underlying instruments. Adjusted EBITDA is further adjusted to include the Partnership’s proportionate share of Adjusted EBITDA from the Partnership’s equity-accounted joint ventures and to exclude the non-controlling interests’ proportionate share of the Adjusted EBITDA from the Partnership’s consolidated joint ventures. These measures are used as supplemental financial measures by management and by external users of the Partnership’s financial statements, such as investors and the Partnership’s controlling unitholder, as discussed below.

Financial and operating performance. EBITDA and Adjusted EBITDA assist the Partnership’s management and investors by increasing the comparability of the Partnership’s fundamental performance from period to period and against the fundamental performance of other companies in the Partnership’s industry that provide EBITDA or Adjusted EBITDA-based information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest expense and income, taxes, depreciation and amortization, and, for Adjusted EBITDA, by excluding certain additional items whose timing or amount cannot be reasonably estimated in advance or that are not considered representative of core operating performance. These items are affected by various and possibly changing financing methods, capital structure and historical cost basis which may significantly affect net income between periods. The Partnership believes that including EBITDA and Adjusted EBITDA as financial and operating measures benefits investors in (a) selecting between investing in the Partnership and other investment alternatives and (b) monitoring the Partnership’s ongoing financial and operational strength and health in assessing whether to continue to hold an investment in the Partnership.

Liquidity. EBITDA allows the Partnership to assess the ability of assets to generate cash sufficient to service debt, make distributions and undertake capital expenditures. By eliminating the cash flow effect resulting from the Partnership’s existing capitalization and other items such as dry-docking expenditures and changes in non-cash working capital items (which may vary significantly from period to period), EBITDA provides a consistent measure of the Partnership’s ability to generate cash over the long term. Management uses this information as a significant factor in determining (a) the Partnership’s proper capitalization structure (including assessing how much debt to incur and whether changes to the capitalization should be made) and (b) whether to undertake material capital expenditures and how to finance them, all in light of cash distribution commitments to the holders of Preferred Units (the “Preferred Unitholders”). The use of EBITDA as a liquidity measure also permits investors to assess the Partnership’s fundamental ability to generate cash sufficient to meet cash needs, including distributions on the Preferred Units.

EBITDA should not be considered as an alternative to net (loss) income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net (loss) income or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude certain items that affect net (loss) income and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented in this information statement may not be comparable to similarly titled measures of other companies.

The following table reconciles the Partnership’s historical consolidated EBITDA and Adjusted EBITDA to net (loss) income, and the Partnership’s EBITDA to net operating cash flow.

	Unaudited for the Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in thousands of U.S. dollars, except per unit and fleet data)
Reconciliation of “EBITDA” (i) and “Adjusted EBITDA “ to “Net (loss) income”:
Net (loss) income	(65,346)	(191,787)	(123,945)	(299,442)	44,475	100,143	17,656
Depreciation and amortization	264,468	281,267	372,290	309,975	300,011	274,599	198,553
Interest expense, net of interest income	153,525	143,588	195,797	152,183	139,354	122,205	87,662
Income tax expense (recovery)	11,763	18,775	22,657	(98)	8,808	(21,357)	2,179
EBITDA	364,410	251,843	466,799	162,618	492,648	475,590	306,050
Write-down and (gain) loss of sale of vessels	(10,258)	206,941	223,355	318,078	40,079	69,998	1,638
Realized and unrealized (gain) loss on derivative instruments	96,270	(53,030)	(12,808)	42,853	20,313	73,704	143,703
Equity income (ii)	(3,274)	(22,344)	(39,458)	(14,442)	(17,933)	(7,672)	(10,341)
Foreign currency exchange (gain) loss	(4,166)	(6,069)	9,413	14,006	14,805	17,467	16,140
Losses on debt repurchases (iii)	—	(55,479)	55,479	3,102	—	—	—
Other expense (income) - net	(2,095)	(4,562)	4,602	(14,167)	21,031	(1,091)	(781)
Realized (loss) gain on foreign currency forward contracts	(3,559)	243	(1,228)	900	(7,153)	(13,799)	(1,912)
Adjusted EBITDA from equity-accounted vessels (ii)	63,651	67,367	92,637	33,360	30,246	27,320	25,722
Adjusted EBITDA attributable to non-controlling interests (iv)	(8,924)	(12,037)	(16,270)	(23,914)	(23,464)	(25,742)	(23,691)
Adjusted EBITDA (i)	504,751	492,973	782,521	522,394	570,572	615,775	456,528
Reconciliation of “EBITDA” to “Net operating cash flow”
Net operating cash flow	246,241	131,662	280,643	305,200	396,473	371,456	160,186
Expenditures for dry docking	15,080	18,290	21,411	17,269	26,342	13,060	36,221
Change in non-cash working capital items related to operating activities	(46,175)	85,168	83,227	(33,506)	(74,218)	(25,903)	111,484
Amortization of in-process revenue contracts	15,062	13,900	35,219	12,745	12,779	12,745	12,744
Current income tax expense	(4,239)	(2,887)	4,051	1,772	3,954	1,650	1,290
(Write down) and gain (loss) on sale of vessels	10,258	(206,941)	(223,355)	(318,078)	(40,079)	(69,998)	(1,638)
Equity income, net of dividends received	(6,669)	29,521	33,258	2,842	10,727	(171)	(6,462)
Unrealized gain (loss) on derivative instruments	(76,926)	88,761	53,419	59,702	44,128	(51,072)	(180,156)
Interest expense, net of interest income	153,525	143,588	195,797	152,183	139,354	122,205	87,662
Deferred income tax expense	(7,524)	(15,888)	—	—	—	—	—
Other	(46,175)	85,168	(16,871)	(37,511)	(26,812)	101,618	84,719
EBITDA	364,410	251,843	466,799	162,618	492,648	475,590	306,050

(i)             In 2018, the Partnership changed its definition of Adjusted EBITDA to more closely align with internal management reporting and metrics used by the Partnership’s controlling unitholder. Adjusted EBITDA no longer excludes revenue associated with the amortization of in-process revenue contracts of $12.7 million in 2017, $12.8 million in 2016, $12.7 million in 2015 and $12.7 million in 2014, and other expenses of $0.3 million in 2017, $6.5 million in 2016, $2.7 million in 2015 and $0.4 million in 2014, and now excludes Adjusted EBITDA attributable to non-controlling interests of $23.9 million in 2017, $23.5 million in 2016, $25.7 million in 2015 and $23.7 million in 2014. Adjusted EBITDA amounts reported in prior years have been recast to conform to the definition adopted in 2018.

(ii)          Adjusted EBITDA from equity-accounted vessels, which is a non-GAAP measure, should not be considered as an alternative to equity income or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA from equity-accounted vessels excludes certain items that affect equity income and these measures may vary among other companies. Therefore, Adjusted EBITDA from equity-accounted vessels as presented in this information statement may not be comparable to similarly titled measures of other companies. The Partnership does not have control over the operations, nor does it have any legal claim to the revenue and expenses of the Partnership’s investments in equity accounted for joint ventures. Consequently, the cash flow generated by the Partnership’s investments in equity accounted joint ventures may not be available for use by the Partnership in the period that such cash flows are generated. The Partnership’s proportionate share of Adjusted EBITDA from equity-accounted vessels is summarized in the table below:

	Unaudited for the Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Equity income	6,659	34,221	39,458	14,442	17,933	7,672	10,341
Depreciation and amortization	24,698	22,996	30,947	10,719	8,715	8,356	8,086
Interest expense, net of interest income	16,315	12,863	18,585	7,437	3,541	4,234	3,999
Income tax expense (recovery)	101	587	442	103	372	161	(32)
EBITDA	47,773	70,667	89,432	32,701	30,561	20,423	22,394
Add (subtract) specific items affecting EBITDA:
Write-down and loss on sale of equipment	—	—	—	—	676	290	—
Realized and unrealized loss (gain) on derivative instruments	15,680	(3,139)	3,523	70	(805)	6,607	3,328
Foreign currency exchange (gain) loss	198	(161)	(318)	589	(186)	—	—
Adjusted EBITDA from equity-accounted vessels	63,651	67,367	92,637	33,360	30,246	27,320	25,722

(iii)                               Losses on debt repurchases of $55.5 million for 2018, relates to the prepayment of the Partnership’s $200.0 million promissory note amended and transferred to Brookfield in September 2017 (or the Brookfield Promissory Note) and the repurchases of $225.2 million of the existing $300.0 million five-year senior unsecured bonds that matured and were repaid on July 30, 2019, and NOK 914 million of the existing NOK 1,000 million senior unsecured bonds that were repaid in January 2019. The losses on debt repurchases are comprised of an acceleration of non-cash accretion expense of $31.5 million resulting from the difference between the $200.0 million settlement amount of the Brookfield Promissory Note at its par value and its carrying value of $168.5 million and an associated early termination fee of $12.0 million paid to Brookfield, as well as 2.0% - 2.5% premiums on the repurchase of the bonds and the write-off of capitalized loan costs. The carrying value of the Brookfield Promissory Note was lower than face value due to it being recorded at its relative fair value based on the allocation of net proceeds invested by Brookfield on September 25, 2017.

Losses on debt repurchases of $3.1 million for 2017, relates to the repurchase of NOK 508.0 million of the remaining NOK 1,220.0 million senior unsecured bonds that matured in late-2018.

(iv)                              Adjusted EBITDA attributable to non-controlling interests, which is a non-GAAP measure, should not be considered as an alternative to non-controlling interests in net (loss) income or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA attributable to non-controlling interests excludes certain items that affect non-controlling interests in net (loss) income and these measures may vary among other companies. Therefore, Adjusted EBITDA attributable to non-controlling interests as presented in this information statement may not be comparable to similarly titled measures of other companies. The proportionate share of Adjusted EBITDA attributable to non-controlling interests is summarized in the table below:

	Unaudited for the Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Net (loss) income attributable to non-controlling interests	(1,531)	(8,637)	(7,161)	3,764	11,858	13,911	10,503
Depreciation and amortization	8,519	11,809	14,617	13,324	12,327	10,727	13,188
Interest expense, net of interest income	1,162	1,625	2,064	1,549	1,456	1,383	1,602
EBITDA attributable to non-controlling interests	8,150	4,797	9,520	18,637	25,641	26,021	25,293
Add (subtract) specific items affecting EBITDA:
Write-down and (gain) loss on sale of vessels	746	7,211	6,711	5,400	(2,270)	(742)	(2,079)
Realized and unrealized loss on derivative instruments	—	—	—	—	53	199	285
Foreign currency exchange loss (gain)	28	29	39	(123)	41	264	180
Other, net	—	—	—	—	(1)	—	12
Adjusted EBITDA attributable to non-controlling interests	8,924	12,037	16,270	23,914	23,464	25,742	23,691

(6)                                 Average number of vessels consists of the average number of owned and chartered-in vessels that were in the Partnership’s possession during the period, including the Petrojarl Knarr floating production, storage and offloading (“FPSO”) unit, along with its operations and charter contract. For 2018, 2017, 2016, 2015 and 2014 this includes two FPSO units in the Partnership’s equity accounted joint ventures, in which the Partnership has 50% ownership interests, at 100%.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Statements included in this information statement which are not historical facts (including the Partnership’s financial forecast and any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, the Partnership and its respective representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about plans, strategies, business prospects, changes and trends in the business and the markets in which the Partnership operates as described in this information statement. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•                  the expected benefits of the Merger and the effects of the consummation of the Merger;

•                  the consequences of the satisfaction or waiver of the Merger conditions;

•                  the anticipated tax consequences of and the accounting treatment of the Merger;

•                  the expected results of the election to receive either the Cash Merger Consideration or the Unit Alternative;

•                  the value of Class A Common Units;

•                  the Partnership’s distribution policy and the Partnership’s ability to make cash distributions on its units or any changes in quarterly distributions;

•                  the Partnership’s future growth prospects, business strategy and other plans and objectives for future operations;

•                  the Partnership’s future capital expenditures and the availability of capital resources to fund the Partnership’s capital expenditures;

•                  the Partnership’s liquidity needs and meeting the Partnership’s going concern requirements, including the Partnership’s working capital deficit, anticipated funds and sources of financing for liquidity needs and the sufficiency of cash flows, and the Partnership’s estimation that it will have sufficient liquidity for a one-year period following the issuance of financial statements included in applicable filings with the U.S. Securities and Exchange Commission;

•                  the Partnership’s ability to refinance existing debt obligations, to raise additional debt and capital (including long-term debt financing for the Partnership’s shuttle tanker newbuildings), to fund capital expenditures, obtain loans from the Partnership’s sponsors, negotiate extensions or redeployments of existing assets and the sale of partial interests of certain assets;

•                  the Partnership’s ability to maintain and expand long-term relationships with major crude oil companies, including the Partnership’s ability to service fields until they no longer produce, and the negative impact of low oil prices on the likelihood of certain contract extensions;

•                  the derivation of a substantial majority of the Partnership’s revenue from a limited number of customers;

•                  any offers of shuttle tankers, floating storage and off-take (“FSO”) units, or FPSO units and related contracts from Teekay Corporation and the Partnership’s accepting such offers;

•                  the outcome and cost of claims and potential claims against the Partnership, including claims and potential claims by COSCO (Nantong) Shipyard relating to Logitel Offshore Rig II Pte Ltd. and Logitel Offshore Pte. Ltd and cancellation of Units for Maintenance and Safety (or “UMS”) newbuildings and by Damen Shipyard Group’s DSR Schiedam Shipyard relating to the Petrojarl I FPSO unit upgrade;

•                  the Partnership’s continued ability to enter into fixed-rate time charters and FPSO contracts with customers, including the effect of a potential continuation of lower oil prices to motivate charterers to use existing FPSO units on new projects;

•                  results of operations and revenues and expenses;

•                  maintaining a reduced level of vessel operating expenses, including services and spares and crewing costs;

•                  offshore and tanker market fundamentals, including the balance of supply and demand in the offshore and tanker market and spot tanker charter rates;

•                  the Partnership’s competitive advantage in the shuttle tanker market;

•                  the expected lifespan of the Partnership’s vessels;

•                  the estimated sales price or scrap value of the Partnership’s vessels;

•                  expectations as to any impairment of the Partnership’s vessels;

•                  acquisitions from third parties and obtaining offshore projects that the Partnership or Teekay Corporation bid on or may be awarded;

•                  certainty of completion, estimated delivery and completion dates, commencement of charter, intended financing and estimated costs for newbuildings, acquisitions and upgrades;

•                  expected employment and trading of older shuttle tankers;

•                  the Partnership’s ability to recover the initial discounted rate for the Petrojarl I FPSO unit five-year charter contract over the final 3.5 years of the contract;

•                  the Partnership’s expectations as to the chartering of unchartered vessels;

•                  the Partnership’s expectations regarding competition in the markets it serves;

•                  the Partnership’s entering into joint ventures or partnerships with companies;

•                  the Partnership’s ability to maximize the use of the Partnership’s vessels, including the re-deployment or disposition of vessels no longer under long-term time charter contracts;

•                  the duration of dry dockings;

•                  the future valuation of goodwill;

•                  the Partnership’s compliance with covenants under credit facilities;

•                  timing of settlement of amounts due to and from affiliates;

•                  the ability of the counterparties for the Partnership’s derivative contracts to fulfill their contractual obligations;

•                  the Partnership’s hedging activities relating to foreign exchange, interest rate and spot market risks;

•                  the Partnership’s exposure to foreign currency fluctuations, particularly in Norwegian Krone;

•                  increasing the efficiency of Partnership business and redeploying vessels as charters expire or terminate;

•                  the adequacy of the Partnership’s insurance coverage;

•                  the expected impact of heightened environmental and quality concerns of insurance underwriters, regulators and charterers;

•                  the expected cost of, and the Partnership’s ability to comply with, governmental regulations and maritime self-regulatory organization standards applicable to the Partnership’s business, including the expected cost to install ballast water treatment systems on the Partnership’s vessels in compliance with the International Marine Organization (the “IMO”) proposals and the effect of IMO 2020;

•                  anticipated taxation of the Partnership and its subsidiaries and taxation of unitholders and the adequacy of the Partnership’s reserves to cover potential liability for additional taxes;

•                  the Partnership’s intent to take the position that the Partnership is not a passive foreign investment company;

•                  the potential for the reorganization of the Partnership’s FPSO business to result in a lower cost organization going forward;

•                  the Partnership’s general and administrative expenses as a public company and expenses under service agreements with affiliates of Teekay Corporation and for reimbursements of fees and costs of the Partnership GP; and

•                  the ability to avoid labor disruptions and attract and retain highly skilled personnel.

These and other forward-looking statements are made based upon the Partnership’s current plans, expectations, estimates, assumptions, and beliefs concerning future events and therefore involve a number of risks and uncertainties, including those risks discussed under the section “Risk Factors.” The forward-looking statements contained in this information statement are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effects on the Partnership. There can be no assurance that future developments will be those that the Partnership has anticipated.

The risks, uncertainties and assumptions involved are inherently subject to significant uncertainties and contingencies, many of which are beyond control. You are cautioned that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

New factors emerge from time to time, and it is not possible for the Partnership to predict all of these factors. Further, the Partnership cannot assess the impact of each such factor on business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

RISK FACTORS

Risks Related to the Business of the Partnership

The Partnership’s cash flow depends substantially on the ability of its subsidiaries to make distributions to the Partnership.

The source of the Partnership’s cash flow includes cash distributions from its subsidiaries. The amount of cash that the Partnership’s subsidiaries can distribute to the Partnership principally depends upon the amount of cash they generate from their operations, which may fluctuate from quarter to quarter based on, among other things:

•                  the rates they obtain from their FPSO contracts, charters, voyages, management fees and contracts of affreightment (whereby the Partnership’s subsidiaries carry an agreed quantity of cargo for a customer over a specified trade route within a given period of time);

•                  the rates and the utilization of the Partnership’s towage fleet;

•                  the price and level of production of, and demand for, crude oil, particularly the level of production at the offshore oil fields the Partnership’s subsidiaries service under contracts of affreightment;

•                  the operating performance of the Partnership’s FPSO units, whereby receipt of incentive-based revenue from the Partnership’s FPSO units is dependent upon the fulfillment of the applicable performance criteria, including additional compensation from periodic production tariffs, which are based on the volume of oil produced, the price of oil, as well as other monthly or annual operational performance measures;

•                  the level of their operating costs, such as the cost of crews and repairs and maintenance;

•                  the number of off-hire days for their vessels and the timing of, and number of days required for, dry docking of vessels;

•                  the rates, if any, at which the Partnership’s subsidiaries may be able to redeploy shuttle tankers in the spot market as conventional oil tankers during any periods of reduced or terminated oil production at fields serviced by contracts of affreightment;

•                  the rates, if any, at which the Partnership’s subsidiaries may be able to redeploy vessels, particularly FPSO units, after they complete their charters or contracts and are redelivered to the Partnership;

•                  the ability of the Partnership’s subsidiaries to contract the Partnership’s newbuilding vessels and the rates thereon (if any);

•                  delays in the delivery of any newbuildings and the beginning of payments under charters relating to those vessels;

•                  prevailing global and regional economic and political conditions;

•                  currency exchange rate fluctuations; and

•                  the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of business.

The actual amount of cash the Partnership’s subsidiaries have available for distribution also depends on other factors such as:

•                  the level of their capital expenditures, including for maintaining vessels or converting existing vessels for other uses and complying with regulations;

•                  their debt service requirements and restrictions on distributions contained in their debt agreements;

•                  fluctuations in their working capital needs;

•                  their ability to make working capital or long-term borrowings; and

•                  the amount of any cash reserves, including reserves for future maintenance capital expenditures, working capital and other matters, established by the GP Board at its discretion.

The amount of cash our subsidiaries generate from operations may differ materially from their profit or loss for the period, which will be affected by non-cash items and the timing of debt service payments. As a result of this and the other factors mentioned above, our subsidiaries may make cash distributions during periods when they record losses and may not make cash distributions during periods when they record net income.

The Partnership’s ability to pay distributions on its units, and the amount of distributions that the Partnership may pay in the future, largely depends upon the distributions that the Partnership receives from its subsidiaries, and the Partnership may not have sufficient cash from operations to enable it to pay distributions to its unitholders.

In January 2019 the Partnership announced that it would reduce its quarterly Common Unit cash distributions to zero, down from $0.01 per Common Unit in previous quarters, in order to reinvest additional cash in the Partnership’s business and further strengthen its balance sheet. The Partnership may not have sufficient available cash from operations each quarter to enable it to make a distribution to holders of its Post-Merger Common Units (as defined in “Description of the Amended and Restated Partnership Agreement”) (the “Post-Merger Common Unitholders”). The source of the Partnership’s earnings and cash flow includes cash distributions from its subsidiaries. Therefore, the amount of distributions the Partnership is able to make to its unitholders will fluctuate based on the level of distributions made to the Partnership by its subsidiaries. The Partnership’s subsidiaries may not make quarterly distributions at a level that will permit the Partnership to resume or increase its quarterly distributions on common units in the future. In addition, while the Partnership may make distributions, subject to Brookfield approval, to its Post-Merger Common Unitholders if the Partnership’s subsidiaries increase distributions to it, the timing of such resumption and the amount of any such distributions will not necessarily be comparable to the timing and amount of the increase in distributions made by the Partnership’s subsidiaries to the Partnership. The Partnership’s ability to distribute to its unitholders any cash it may receive from its subsidiaries is or may be limited by a number of factors, including, among others:

•                  interest expense and principal payments on any indebtedness the Partnership incurs;

•                  distributions on any preferred units the Partnership has issued or may issue;

•                  capital expenditures related to committed projects;

•                  changes in the Partnership’s cash flows from operations;

•                  restrictions on distributions contained in any of the Partnership’s current or future debt agreements;

•                  fees and expenses of the Partnership, the Partnership GP, its affiliates or third parties the Partnership are required to reimburse or pay, including expenses the Partnership incurs as a result of being a public company; and

•                  reserves the GP Board believes are prudent for the Partnership to maintain for the proper conduct of the Partnership’s business or to provide for future distributions, including reserves for future capital expenditures and for anticipated future credit needs.

Many of these factors reduce the amount of cash the Partnership may otherwise have available for distribution. The actual amount of cash that is available for distribution to the Partnership’s unitholders depends on several factors, many of which are beyond the control of the Partnership or the Partnership GP.

Current market conditions limit the Partnership’s access to capital and its growth prospects.

The Partnership has relied primarily upon bank financing and debt and equity offerings to fund its growth. Current depressed market conditions in the energy sector and for master limited partnerships have significantly reduced the Partnership’s access to capital, particularly equity capital. Debt financing or refinancing may not be available on acceptable terms, if at all. Issuing significant additional common equity given current market conditions would be highly dilutive and costly. Lack of access to debt or equity capital at reasonable rates will adversely affect the Partnership’s growth prospects and the Partnership’s ability to refinance debt and make distributions to its unitholders.

The Partnership’s ability to repay or refinance its debt obligations and to fund its capital expenditures and estimated funding gaps will depend on certain financial, business and other factors, many of which are beyond the Partnership’s control. To the extent the Partnership is able to finance these obligations and expenditures with cash from operations or by issuing debt or equity securities, the Partnership’s ability to make cash distributions may be diminished, its financial leverage may increase or its unitholders may be diluted. The Partnership’s business may be adversely affected if the Partnership needs to access other sources of funding.

To fund the Partnership’s existing and future debt obligations and capital expenditures, the Partnership will be required to use cash from operations, incur borrowings including securing debt financing on the Partnership’s under-levered and unmortgaged vessels, enter into sale-leaseback transactions, raise capital through the sale of assets, debt or additional equity securities and/or seek to access other financing sources, including financing or re-financing loans from Brookfield. The Partnership’s ability to draw on committed funding sources and potential funding sources and the Partnership’s future financial and operating performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond the Partnership’s control. If the Partnership is unable to access additional bank financing and generate sufficient cash flow to meet its debt, capital expenditure and other business requirements, the Partnership may be forced to take actions such as:

•                  restructuring the Partnership’s debt;

•                  seeking additional debt or equity capital;

•                  selling additional assets or equity interests in certain assets or joint ventures;

•                  reducing, delaying or cancelling the Partnership’s business activities, acquisitions, investments or capital expenditures; or

•                  seeking bankruptcy protection.

Such measures might not be successful, and additional debt or equity capital may not be available on acceptable terms or enable the Partnership to meet its debt, capital expenditure and other obligations. Some of such measures may adversely affect the Partnership’s business and reputation. In addition, the Partnership’s financing agreements may restrict its ability to implement some of these measures. The sale of certain assets will reduce cash from operations and the cash available for distributions to its unitholders.

Use of cash from operations for capital purposes will reduce cash available for distribution to its unitholders. The Partnership’s ability to obtain bank financing or to access the capital markets for future offerings may be limited by the Partnership’s financial condition at the time of any such financing or offering as well as by adverse market conditions in general. Even if the Partnership is successful in obtaining necessary funds, the terms of such financings could limit the Partnership’s ability to pay cash distributions to unitholders or operate the Partnership’s business as currently conducted. In addition, incurring additional debt may significantly increase the Partnership’s interest expense and financial leverage, and issuing additional equity securities, including the issuance of equity awards in connection with the Partnership’s current or any future long-term incentive plan, may result in significant unitholder dilution and would increase the aggregate amount of cash required to resume and make any increase in the Partnership’s quarterly distributions to unitholders.

Primarily as a result of the working capital deficit and committed capital expenditures, over the one-year period following the issuance of the Partnership’s consolidated financial statements for the quarter ended September 30, 2019, the Partnership will need to obtain additional sources of financing, in addition to amounts generated from operations, to meet the Partnership’s liquidity needs and the Partnership’s minimum liquidity requirements under its financial covenants. Additional potential sources of financing include refinancing debt facilities, increasing amounts available under existing debt facilities and entering into new debt facilities, including long-term debt financing related to the seven shuttle tanker newbuildings ordered. The Partnership is actively pursuing the funding alternatives described above, which the Partnership considers probable of completion based on the Partnership’s history of being able to raise and refinance loan facilities. The Partnership is in various stages of completion on these matters.

The Partnership has limited current liquidity.

As of September 30, 2019, the Partnership had total liquidity of $271.0 million and a working capital deficit of $144.9 million. The Partnership’s limited availability under existing credit facilities and the Partnership’s current working capital deficit could limit the Partnership’s ability to meet its financial obligations and growth prospects. The Partnership expects to manage its working capital deficit primarily with net operating cash flow, including extensions and redeployments of existing assets, debt financing and re-financings, and existing liquidity. However, there can be no assurance that any such funding will be available to the Partnership on acceptable terms, if at all.

The Partnership must make substantial capital expenditures to maintain the operating capacity of its fleet, which reduces cash available for distribution.

The Partnership must make substantial capital expenditures to maintain, over the long term, the operating capacity of its fleet. Maintenance capital expenditures include capital expenditures associated with dry docking a vessel, modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain the operating capacity of the Partnership’s fleet. These expenditures could increase as a result of changes in:

•                  the cost of labor and materials;

•                  customer requirements;

•                  increases in fleet size or the cost of replacement vessels;

•                  governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment; and

•                  competitive standards.

In addition, actual maintenance capital expenditures vary significantly from quarter to quarter based on the number of vessels dry docked during that quarter. Certain repair and maintenance items are more efficient to complete while a vessel is in dry dock. Consequently, maintenance capital expenditures typically increase in periods when there is an increase in the number of vessels dry docked. Significant maintenance capital expenditures reduce the amount of cash that the Partnership has available to make distribution to its unitholders.

The Partnership requires substantial capital expenditures and generally is required to make significant installment payments for acquisitions of newbuilding vessels or for the conversion of existing vessels prior to their delivery and generation of revenue.

Currently, the total cost for an Aframax or Suezmax-size shuttle tanker is approximately $100 to $150 million, the cost of an FSO unit is approximately $50 to $250 million, the cost of an FPSO unit is approximately $200 million (for purchasing an older, idle FPSO unit) to over $2 billion for building a new FPSO unit, although actual costs vary significantly depending on the market price charged by shipyards, the size and specifications of the vessel, governmental regulations and maritime self-regulatory organization standards.

The Partnership regularly evaluates and pursues opportunities to provide marine transportation services and offshore oil production and storage services for new or expanding offshore projects. Under an omnibus agreement that the Partnership entered into in connection with its initial public offering, Teekay Corporation is required to offer to the Partnership certain shuttle tankers, FSO units and FPSO units that Teekay Corporation owns or may acquire in the future, provided the vessels are servicing contracts with remaining durations of greater than three years. The Partnership may also acquire other vessels that Teekay Corporation may offer it from time to time and pursue direct acquisitions from third parties and new offshore projects. Neither the Partnership nor Teekay Corporation may be awarded charters or contracts of affreightment relating to any of the projects the Partnership pursues or Teekay Corporation pursues, and the Partnership may choose not to purchase any vessels Teekay Corporation is required to offer to the Partnership under the omnibus agreement. If the Partnership elects pursuant to the omnibus agreement to obtain Teekay Corporation’s interests in any projects that Teekay Corporation may be awarded, or if the Partnership bids on and is awarded contracts relating to any offshore project, the Partnership will need to incur significant capital expenditures to buy Teekay Corporation’s interest in these offshore projects or to build the offshore units.

Although delivery of the completed vessel does not occur until much later (approximately two to three years from the time the order is placed), the Partnership typically must pay between 10% to 20% of the purchase price of a shuttle tanker upon signing the purchase contract. During the construction period, the Partnership generally is required to make installment payments on newbuildings prior to their delivery, in addition to incurring financing, miscellaneous construction and project management costs. If the Partnership finances these acquisition costs by issuing debt or equity securities, the Partnership will increase the aggregate amount of interest or cash required to make quarterly distributions to unitholders, if any, prior to generating cash from the operation of the newbuilding.

The Partnership’s substantial capital expenditures may reduce its cash available for distribution to its unitholders. Funding of any capital expenditures with debt may significantly increase the Partnership’s interest expense and financial leverage, and funding of capital expenditures through issuing additional equity securities may result in significant unitholder dilution. The Partnership’s failure to obtain the funds for future capital expenditures could have a material adverse effect on its business, results of operations and financial condition and on the Partnership’s ability to make cash distributions.

The Partnership’s substantial debt levels may limit its flexibility in obtaining additional financing, refinancing credit facilities upon maturity, pursuing other business opportunities and paying distributions.

As of September 30, 2019, the Partnership’s total debt was approximately $3.1 billion. The Partnership plans to increase its total debt relating to its shuttle tanker newbuildings and on its under-levered and unmortgaged vessels. If the Partnership is awarded contracts for additional offshore projects or otherwise acquires additional vessels or businesses, the Partnership’s consolidated debt may significantly increase. The Partnership may incur additional debt under these or future credit facilities. The Partnership’s level of debt could have important consequences to the Partnership, including:

•                  the Partnership’s ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes, and the Partnership’s ability to refinance its credit facilities may be impaired or such financing may not be available on favorable terms;

•                  limiting management’s discretion in operating the Partnership’s business and its flexibility in planning for, or reacting to, changes in the Partnership’s business and the industry in which it operates;

•                  the Partnership will need a substantial portion of the its cash flow from operations to make principal and interest payments on the Partnership’s debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•                  the Partnership’s debt level may make it more vulnerable than its competitors with less debt to competitive pressures or a downturn in the Partnership’s industry, increases in interest rates or the economy generally;

•                  if the Partnership’s cash flow and capital resources are insufficient to fund debt service obligations, forcing the Partnership to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance its indebtedness; and

•                  the Partnership’s debt level may limit its flexibility in responding to changing business and economic conditions.

The Partnership may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy the obligations under its indebtedness, which may not be successful.

Given volatility associated with the Partnership’s business and industry, the Partnership’s future cash flow may be insufficient to meet its debt obligations and other commitments. Any insufficiency could negatively impact the Partnership’s business. A range of economic, competitive, business and industry factors, including those beyond the Partnership’s control, will affect its future financial performance, and, as a result, its ability to generate cash flow from operations and to pay its debt obligations. If the Partnership’s cash flows and capital resources are insufficient to fund its debt service obligations and other commitments, it may be forced to reduce or delay planned investments and capital expenditures, or to sell assets, seek additional financing in the debt or equity markets or restructure or refinance its indebtedness. The Partnership’s ability to restructure or refinance its indebtedness will depend on the condition of the capital markets and the Partnership’s financial condition at such time. Any refinancing of the Partnership’s indebtedness could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations. In addition, any failure to make payments of interest and principal on the Partnership’s outstanding indebtedness on a timely basis would likely result in a reduction of the Partnership’s credit rating, which could harm its ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, the Partnership could face substantial liquidity problems and may be required to dispose of material assets or operations to meet its debt service and other obligations. The Partnership may not be able to consummate those dispositions or to obtain the proceeds that it could have realized from them and any proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit the Partnership to meet its debt service obligations.

Financing agreements containing operating and financial restrictions may restrict the Partnership’s business and financing activities.

The operating and financial restrictions and covenants in the Partnership’s current financing arrangements and any future financing agreements could adversely affect its ability to finance future operations or capital needs or to engage, expand or pursue its business activities. For example, the arrangements may restrict the ability of the Partnership and its subsidiaries to:

•                  incur additional indebtedness or guarantee indebtedness;

•                  change ownership or structure, including mergers, consolidations, liquidations and dissolutions;

•                  make dividends or distributions or repurchase or redeem the Partnership’s equity securities;

•                  prepay, redeem or repurchase certain debt;

•                  issue certain preferred units or similar equity securities;

•                  make certain negative pledges and grant certain liens;

•                  sell, transfer, assign or convey assets;

•                  enter into transactions with affiliates;

•                  create unrestricted subsidiaries;

•                  make certain acquisitions and investments;

•                  enter into agreements restricting the Partnership’s subsidiaries’ ability to pay dividends;

•                  make loans and certain investments; and

•                  enter into a new line of business.

One revolving credit facility is guaranteed by the Partnership for all outstanding amounts and contains covenants that require the Partnership to maintain a minimum liquidity (cash, cash equivalents and undrawn committed revolving credit lines with at least six months to maturity) in an amount equal to the greater of $75.0 million and 5.0% of the Partnership’s total consolidated debt. One revolving credit facility is guaranteed by subsidiaries of the Partnership, and contains covenants that require Teekay Shuttle Tankers L.L.C. (or “ShuttleCo”) to maintain a minimum liquidity (cash, cash equivalents and undrawn committed revolving credit lines with at least six months to maturity) in an amount equal to the greater of $35.0 million and 5.0% of ShuttleCo’s total consolidated debt, and a net debt to total capitalization ratio no greater than 75.0%. The revolving credit facilities are collateralized by first-priority mortgages granted on 15 of the Partnership’s vessels, together with other related security. The ability of the Partnership to comply with covenants and restrictions contained in debt instruments may be affected by events beyond its control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, compliance with these covenants may be impaired. If restrictions, covenants, ratios or tests in the financing agreements are breached, a significant portion or all of the obligations may become immediately due and payable, and the lenders’ commitment to make further loans may terminate. This could lead to cross-defaults under other financing agreements and result in obligations becoming due and commitments being terminated under such agreements. The Partnership might not have, nor be able to obtain, sufficient funds to make these accelerated payments.

Obligations under the Partnership’s credit facilities are secured by certain vessels, and if it is unable to repay debt under the credit facilities, the lenders could seek to foreclose on those assets. The Partnership has several credit facilities that require it to maintain vessel values to drawn principal balance ratios of a minimum range of 100% to 125%. As of September 30, 2019, these ratios ranged from 126% to 474% and the Partnership was in compliance with the minimum ratios required. The vessel values used in calculating these ratios are the appraised values provided by third parties where available, or prepared by the Partnership based on second-hand sale and purchase market data. Changes in the shuttle tanker, towage and offshore installation, UMS, or FPSO markets could negatively affect these ratios.

Furthermore, the termination of any of the Partnership’s charter contracts by its customers could result in the repayment of the debt facilities to which the chartered vessels relate.

At September 30, 2019, the Partnership was in compliance with all covenants in its credit facilities and other long-term debt agreements.

Restrictions in the Partnership’s financing agreements may prevent the Partnership or its subsidiaries from paying distributions.

The payment of principal and interest on the Partnership’s and its subsidiaries’ debt reduces cash available for distribution to the Partnership and on its units. In addition, the Partnership’s and the Partnership’s subsidiaries’ financing agreements prohibit the payment of distributions upon the occurrence of the following events, among others:

•                  failure to pay any principal, interest, fees, expenses or other amounts when due;

•                  failure to notify the lenders of any material oil spill or discharge of hazardous material, or of any action or claim related thereto;

•                  breach or lapse of any insurance with respect to vessels securing the facilities;

•                  breach of certain financial covenants;

•                  failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

•                  default under other indebtedness;

•                  bankruptcy or insolvency events;

•                  failure of any representation or warranty to be materially correct;

•                  a change of control, as defined in the applicable agreement; and

•                  a material adverse effect, as defined in the applicable agreement.

The Partnership’s variable rate indebtedness subjects it to interest rate risk, which could cause the Partnership’s debt service obligations to increase significantly, as well as risks related to the phasing out of LIBOR.

The Partnership is subject to interest rate risk in connection with borrowings under its revolving facilities and secured term loan facilities, which bear interest at variable rates. Interest rate changes could impact the amount of its interest payments, and accordingly, its future earnings and cash flow, assuming other factors are held constant. The Partnership cannot assure you that any hedging activities entered into by it will be effective in fully mitigating its interest rate risk from its variable rate indebtedness.

In addition, the London Inter-bank Offered Rate (“LIBOR”) and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under the Partnership’s current and future debt agreements to perform differently than in the past or cause other unanticipated consequences. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or requiring banks to submit LIBOR rates after 2021, and it is unclear if LIBOR will cease to exist or if new methods of calculating LIBOR will evolve. While the agreements governing the Partnership’s revolving facilities and secured term loan facilities provide for an alternate method of calculating interest rates in the event that a LIBOR rate is unavailable, if LIBOR ceases to exist or if the methods of calculating LIBOR change from their current form, there may be adverse impacts on the financial markets generally and interest rates on borrowings under the Partnership’s revolving facilities and secured term loan facilities may be materially adversely affected.

The Partnership derives a substantial majority of its revenues from a limited number of customers, and the loss of any such customers could result in a significant loss of revenues and cash flow.

The Partnership has derived, and it believes that it will continue to derive, a substantial majority of revenues and cash flow from a limited number of customers. Shell, Petroleo Brasileiro S.A. (or Petrobras), Equinor ASA (or Equinor, formerly Statoil ASA) accounted for approximately 23%, 18% and 13%, respectively, of the Partnership’s consolidated revenues during 2018. Shell, Petrobras, Equinor and Premier Oil plc (or Premier Oil, formerly E.ON Ruhgras UK GP Limited or E.ON) accounted for approximately 31%, 17% 10% and 10%, respectively, of the Partnership’s consolidated revenues during 2017. Shell, Petrobras and Premier Oil accounted for approximately 30%, 19% and 10%, respectively, of the Partnership’s consolidated revenues during 2016. No other customer accounted for 10% or more of revenues during any of these periods.

The Partnership could lose a customer or the benefits of a contract if:

•                  the customer fails to make payments because of its financial inability, disagreements with the Partnership or otherwise;

•                  the Partnership agrees to reduce the payments due to it under a contract because of the customer’s inability to continue making the original payments;

•                  the customer exercises certain rights to terminate the contract; or

•                  the customer terminates the contract because the Partnership fails to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or the Partnership defaults under the contract.

If the Partnership loses a key customer, it may be unable to obtain replacement long-term charters or contracts of affreightment and may become subject, with respect to any shuttle tankers redeployed on conventional oil tanker trades, to the volatile spot market, which is highly competitive and subject to significant price fluctuations. If a customer exercises its right under some charters to purchase the vessel, or terminate the charter, the Partnership may be unable to acquire an adequate replacement vessel or charter. Any replacement newbuilding would not generate revenues during its construction and the Partnership may be unable to charter any replacement vessel on terms as favorable to it as those of the terminated charter.

The loss of any of the Partnership’s significant customers or a reduction in revenues from them could have a material adverse effect on its business, results of operations and financial condition and the Partnership’s ability to make cash distributions.

Allegations of improper payments may harm the Partnership’s reputation and business

In May 2016, a former executive of Transpetro, the transportation and logistics subsidiary of Petrobras, alleged in a plea bargain that a subsidiary of the Partnership’s, among a number of other third-party shipping companies, purportedly made improper payments to obtain shuttle tanker business with Transpetro. Such payments by the Partnership’s subsidiary were alleged to have been made between 2004 and 2006, prior to the Partnership’s initial public offering, in an aggregate amount of approximately 1.5 million Brazilian Reals (less than $0.4 million at the September 30, 2019 exchange rate). The Partnership conducted an extensive internal investigation, with the assistance of United States, Brazilian and Norwegian counsel and forensic accountants, to evaluate these allegations. Based on the information reasonably available and reviewed as part of the investigation, the investigation did not identify conclusive proof that the Partnership or any of its subsidiaries made the alleged improper payments or that any of the Partnership’s or its subsidiaries’ current or former employees intended for the alleged improper payments to be made. However, there is no assurance the conclusions of the investigation are accurate or will not be challenged, or that other information may exist or become available that would affect such conclusions, and such conclusions are not binding on regulatory or governmental authorities. It is uncertain how these allegations ultimately may affect the Partnership, if at all, including the possibility of penalties that could be assessed by relevant authorities. Any claims against the Partnership may adversely affect its reputation, business, financial condition and operating results. In addition, any dispute with Petrobras in connection with this matter may adversely affect the Partnership’s relationship with Petrobras. As of the date of this information statement, no legal or governmental proceedings are pending or, to the Partnership’s knowledge, contemplated against the Partnership relating to these allegations.

In January 2015, through the Libra joint venture, OOG-TK Libra GmbH & Co KG, a 50/50 joint venture of the Partnership and Ocyan S.A. (“Ocyan”) (formerly Odebrecht Oil & Gas S.A.), the Partnership finalized a contract with Petrobras to provide an FPSO unit for the Libra field located in the Santos Basin offshore Brazil. The contract is being serviced by the Pioneiro de Libra (“Libra”) FPSO unit, which commenced operations in late-2017 under a 12-year firm period fixed-rate contract with Petrobras and its international partners. Senior Odebrecht S.A. personnel, including a former executive of Ocyan, have been implicated in corruption charges related to improper payments to Brazilian politicians and political parties. Any adverse effect of these charges against Ocyan may harm the Partnership’s growth prospects, reputation, financial condition and results of operations.

The Partnership depends on Teekay Corporation and certain joint venture partners to assist the Partnership in operating its businesses and competing in its markets.

The Partnership has entered into various services agreements with certain direct and indirect subsidiaries of Teekay Corporation pursuant to which those subsidiaries provide to the Partnership certain administrative and other services. During 2018, the Partnership acquired several of these direct and indirect subsidiaries from Teekay Corporation. The Partnership’s operational success and ability to execute its growth strategy depends on the performance of these services by the subsidiaries. The Partnership’s business could be harmed if such subsidiaries fail to perform these services satisfactorily or if they stop providing these services.

In addition, the Partnership has entered into, and expects to enter into additional, joint venture arrangements with third parties to expand its fleet and access growth opportunities. In particular, the Partnership relies on the expertise and relationships that its joint ventures and joint venture partners may have with current and potential customers to jointly pursue FPSO projects and provide assistance in competing in new markets.

The Partnership’s ability to compete for offshore oil marine transportation, processing, offshore accommodation, support for maintenance and modification projects, towage and offshore installation and storage projects and to enter into new charters or contracts of affreightment and expand the Partnership’s customer relationships depends on its ability to maintain its status as a reputable service provider in the industry. In addition, the Partnership’s ability to compete depends on its ability to leverage its relationship with Brookfield, or the Partnership’s joint venture partners and their reputation and relationships in the shipping and offshore industries. If Brookfield or the Partnership’s joint venture partners suffer material damage to their reputation or relationships, it may harm the ability of the Partnership or other subsidiaries to:

•                  renew existing charters and contracts of affreightment upon their expiration;

•                  obtain new charters and contracts of affreightment;

•                  successfully interact with shipyards during periods of shipyard construction constraints;

•                  obtain financing on commercially acceptable terms; or

•                  maintain satisfactory relationships with suppliers and other third parties.

If the Partnership’s ability to do any of the things described above is impaired, it could have a material adverse effect on the Partnership’s business, results of operations and financial condition and the Partnership’s ability to make cash distributions.

A decline in oil prices may adversely affect the Partnership’s growth prospects and results of operations.

A decline in oil prices may adversely affect the Partnership’s business, results of operations and financial condition and the Partnership’s ability to make cash distributions, as a result of, among other things:

•                  a reduction in exploration for or development of new offshore oil fields, or the delay or cancellation of existing offshore projects as energy companies lower their capital expenditures budgets, which may reduce the Partnership’s growth opportunities;

•                  a reduction in, or termination of, production of oil at certain fields the Partnership services, which may reduce its revenues under volume-based contracts of affreightment, production-based and oil price-based components of its FPSO unit contracts or life-of-field contracts;

•                  lower demand for vessels of the types the Partnership owns and operates, which may reduce available charter rates and revenue to the Partnership upon redeployment of the its vessels, in particular FPSO units, following expiration or termination of existing contracts or upon the initial chartering of vessels, or which may result in extended periods of the Partnership’s vessels being idle between contracts;

•                  customers potentially seeking to renegotiate or terminate existing vessel contracts, failing to extend or renew contracts upon expiration, or seeking to negotiate cancelable contracts;

•                  the inability or refusal of customers to make charter payments to the Partnership due to financial constraints or otherwise; or

•                  declines in vessel values, which may result in losses to the Partnership upon vessel sales or impairment charges against its earnings.

The Partnership’s growth depends on continued growth in demand for offshore oil transportation and processing and storage services.

The Partnership’s long-term growth strategy focuses on expansion in the shuttle tanker and FPSO sectors. Accordingly, the Partnership’s growth depends on continued growth in world and regional demand for these offshore services, which could be negatively affected by a number of factors, such as:

•                  decreases in the actual or projected price of oil, which could lead to a reduction in or termination of production of oil at certain fields the Partnership services or a reduction in exploration for or development of new offshore oil fields;

•                  increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets the Partnership may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•                  decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures;

•                  availability of new, alternative energy sources; and

•                  negative global or regional economic or political conditions, particularly in oil consuming regions, which could reduce energy consumption or its growth. Reduced demand for offshore marine transportation, processing, storage services, offshore accommodation or towage and offshore installation services would have a material adverse effect on the Partnership’s future growth and could harm its business, results of operations and financial condition.

Because payments under the Partnership’s contracts of affreightment are based on the volume of oil transported and a portion of the payments under certain of its FPSO contracts are based on the volume of oil produced and the price of oil, utilization of its shuttle tanker fleet, the success of its shuttle tanker business and the revenue from its FPSO units depends upon continued production from existing or new oil fields, which is beyond the Partnership’s control and generally declines naturally over time.

A portion of the Partnership’s shuttle tankers operates under contracts of affreightment. Payments under these contracts of affreightment are based upon the volume of oil transported, which depends upon the level of oil production at the fields the Partnership services under the contracts. Payments made to the Partnership under certain of its FPSO contracts are partially based on an incentive component, which is determined by the volume of oil produced. Oil production levels are affected by several factors, all of which are beyond the Partnership’s control, including: geologic factors, including general declines in production that occur naturally over time; mechanical failure or operator error; the rate of technical developments in extracting oil and related infrastructure and implementation costs; the availability of necessary drilling and other governmental permits; the availability of qualified personnel and equipment; strikes, employee lockouts or other labor unrest; and regulatory changes. In addition, the volume of oil produced may be adversely affected by extended repairs to oil field installations or suspensions of field operations as a result of oil spills or otherwise.

The rate of oil production at fields the Partnership services may decline from existing levels. If such a reduction occurs, the spot market rates in the conventional oil tanker trades at which the Partnership may be able to redeploy the affected shuttle tankers may be lower than the rates previously earned by the vessels under the contracts of affreightment. Low spot market rates for the shuttle tankers or any idle time prior to the commencement of a new contract or the Partnership’s inability to redeploy any of its FPSO units at an acceptable rate may have an adverse effect on its business and operating results.

The duration of many of the Partnership’s shuttle tanker, FSO and FPSO contracts is the life of the relevant oil field or is subject to extension by the field operator or vessel charterer. If the oil field no longer produces oil or is abandoned or the contract term is not extended, the Partnership will no longer generate revenue under the related contract and will need to seek to redeploy affected vessels.

Some of the Partnership’s shuttle tanker contracts have a “life-of-field” duration, which means that the contract continues until oil production at the field ceases. If production terminates or the field is abandoned for any reason, the Partnership no longer will generate revenue under the related contract. Other shuttle tanker, FSO and FPSO contracts under which the Partnership’s vessels operate are subject to extensions beyond their initial term. The likelihood of these contracts being extended may be negatively affected by reductions in oil field reserves, low oil prices generally or other factors. If the Partnership is unable to promptly redeploy any affected vessels at rates at least equal to those under the contracts, if at all, its operating results will be harmed. Any potential redeployment may not be under long-term contracts, which may affect the stability of the Partnership’s cash flow and its ability to make cash distributions.

The redeployment risk of FPSO units is high given their lack of alternative uses and significant costs.

FPSO units are specialized vessels that have very limited alternative uses and high fixed costs. In addition, FPSO units typically require substantial capital investments prior to being redeployed to a new field and production service contract. These factors increase the redeployment risk of FPSO units. Unless extended, one of the Partnership’s FPSO production service contracts will expire in 2019 and a further contract will expire in 2020. The Partnership’s clients may also terminate certain of its FPSO production service contracts prior to their expiration under specified circumstances. Any idle time prior to the commencement of a new contract or the Partnership’s inability to redeploy the vessels at acceptable rates may have an adverse effect on its business and operating results.

Future adverse economic conditions, including disruptions in the global credit markets, could adversely affect the Partnership’s results of operations.

Commencing in 2007 and 2008, the global economy experienced an economic downturn and crisis in the global financial markets that produced illiquidity in the capital markets, market volatility, and increased exposure to interest rate and credit risks and reduced access to capital markets. Additionally, although global crude oil and gas prices have experienced moderate recovery since falling from the highs of mid-2014, prices have not returned to those same highs and this has adversely affected energy and master limited partnership capital markets and available sources of financing. If there is economic instability in the future, the Partnership may face restricted access to the capital markets or secured debt lenders, such as the Partnership’s revolving credit facilities. This decreased access to such resources could have a material adverse effect on the Partnership’s business, financial condition and results of operations.

Future adverse economic conditions or other developments may affect the Partnership’s customers’ ability to charter its vessels and pay for its services and may adversely affect its business and results of operations.

Future adverse economic conditions or other developments relating directly to the Partnership’s customers may lead to a decline in its customers’ operations or ability to pay for its services, which could result in decreased demand for its vessels and services. The Partnership’s customers’ inability to pay for any reason could also result in their default on the Partnership’s current contracts and charters. The decline in the amount of services requested by the Partnership’s customers or their default on the Partnership’s contracts with them could have a material adverse effect on the Partnership’s business, financial condition and results of operations.

The results of the Partnership’s shuttle tanker and FPSO operations in the North Sea are subject to seasonal fluctuations.

Due to harsh winter weather conditions, oil field operators in the North Sea typically schedule oil platform and other infrastructure repairs and maintenance during the summer months. Because the North Sea is one of the Partnership’s primary existing offshore oil markets, this seasonal repair and maintenance activity contributes to quarter-to-quarter volatility in the Partnership’s results of operations, as oil production typically is lower in the second and third quarters in this region compared with production in the first and fourth quarters. Because a portion of the Partnership’s North Sea shuttle tankers operate under contracts of affreightment, under which revenue is based on the volume of oil transported, the results of these shuttle tanker operations in the North Sea under these contracts generally reflect this seasonal pattern of transport demand. Additionally, the Partnership’s North Sea FPSO units, the Petrojarl Knarr and Voyageur Spirit FPSO units, operate higher in the winter months, as favorable weather conditions in the summer months provide opportunities for repairs and maintenance to the Partnership’s units, which generally reduces oil production. When the Partnership redeploys affected shuttle tankers as conventional oil tankers while platform maintenance and repairs are conducted, the overall financial results for the North Sea shuttle tanker operations may be negatively affected as the rates in the conventional oil tanker markets are usually lower than contract of affreightment rates. In addition, the Partnership seeks to coordinate some of the general dry-docking schedule of its fleet with this seasonality, which may result in lower revenues and increased dry-docking expenses during the summer months.

The Partnership’s recontracting of existing vessels and its future growth depends on its ability to expand relationships with existing customers and obtain new customers, for which the Partnership will face substantial competition.

One of the Partnership’s principal objectives is to enter into additional long-term, fixed-rate time charters and contracts of affreightment, including the redeployment of the Partnership’s assets as their current charter contracts expire. The process of obtaining new long-term time charters and contracts of affreightment is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Shuttle tanker, FSO, FPSO, towage and offshore installation vessel and UMS contracts are awarded based upon a variety of factors relating to the vessel operator, including:

•                  industry relationships and reputation for customer service and safety;

•                  experience and quality of ship operations;

•                  quality, experience and technical capability of the crew;

•                  relationships with shipyards and the ability to get suitable berths;

•                  construction management experience, including the ability to obtain on-time delivery of new vessels or conversions according to customer specifications;

•                  willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•                  competitiveness of the bid in terms of overall price.

The Partnership expects competition for providing services for potential offshore projects from other experienced companies, including state-sponsored entities. The Partnership’s competitors may have greater financial resources than the Partnership. This increased competition may cause greater price competition for charters. As a result of these factors, the Partnership may be unable to expand its relationships with existing customers or obtain new customers on a profitable basis, if at all, which would have a material adverse effect on the Partnership’s business, results of operations and financial condition and the Partnership’s ability to make cash distributions to unitholders.

Delays in the operational start-up of FPSO units or deliveries of newbuilding vessels could harm the Partnership’s operating results.

The operational start-up of FPSO units, the completion of final performance tests of FPSO units, or the deliveries of any newbuilding vessels the Partnership may order or undertake could be delayed, which would delay the Partnership’s receipt of revenues under the charters or other contracts related to the units or vessels. In addition, under some charters the Partnership may enter into, if the operational start-up or the Partnership’s delivery of the newbuilding vessel to the Partnership’s customer is delayed, the Partnership may be required to pay liquidated damages during the delay. For prolonged delays, the customer may terminate the charter and, in addition to the resulting loss of revenues, the Partnership may be responsible for substantial liquidated damages.

The operational start-up of FPSO units or completion and deliveries of newbuildings or of vessel conversions or upgrades could be delayed because of:

•                  quality or engineering problems, the risk of which may be increased with FPSO units due to their technical complexity;

•                  changes in governmental regulations or maritime self-regulatory organization standards;

•                  work stoppages or other labor disturbances at the shipyard;

•                  bankruptcy or other financial crisis of the shipbuilder;

•                  a backlog of orders at the shipyard;

•                  political or economic disturbances;

•                  weather interference or catastrophic events, such as a major earthquake or fire;

•                  requests for changes to the original vessel specifications;

•                  shortages of or delays in the receipt of necessary construction materials, such as steel;

•                  inability to finance the construction or conversion of the vessels; or

•                  inability to obtain requisite permits or approvals.

If the operational start-up of an FPSO unit or the delivery of a newbuilding vessel is materially delayed, it could adversely affect the Partnership’s results of operations and financial condition and its ability to make cash distributions to unitholders.

Charter rates for towage and offshore installation vessels may fluctuate substantially over time and may be lower when the Partnership is attempting to charter its towage and offshore installation vessels, which could adversely affect operating results. Any changes in charter rates for shuttle tankers, FSO or FPSO units and UMS could also adversely affect redeployment opportunities for those vessels.

The Partnership’s ability to charter its towage and offshore installation vessels will depend, among other things, on the state of the towage market. Towage contracts are highly competitive and are based on the level of projects undertaken by the customer base. There also exists some volatility in charter rates for shuttle tankers, FSO and FPSO units and UMS, which could affect the Partnership’s ability to charter or recharter these vessels at acceptable rates, if at all.

Over time, the value of the Partnership’s vessels may decline, which could adversely affect the Partnership’s operating results.

•                  Values for shuttle tankers, FSO and FPSO units, towage and offshore installation vessels and UMS can fluctuate substantially over time due to a number of different factors, including:

•                  prevailing economic conditions in oil and energy markets;

•                  a substantial or extended decline in demand for oil;

•                  increases in the supply of vessel capacity;

•                  competition from more technologically advanced vessels;

•                  the cost of retrofitting or modifying existing vessels, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise; and

•                  a decrease in oil reserves in the fields in which the Partnership’s FPSO units or other vessels are or might be deployed.

Vessel values may decline from existing levels. If the operation of a vessel is not profitable, or if the Partnership cannot re-deploy a vessel at attractive rates upon termination of its contract, rather than continue to incur costs to maintain and finance the vessel, the Partnership may seek to dispose of it. The Partnership’s inability to dispose of the vessel at a reasonable value could result in a loss on its sale and adversely affect the Partnership’s results of operations and financial condition. Further, if the Partnership determines at any time that a vessel’s future useful life and earnings require the Partnership to impair its value on the Partnership’s financial statements, the Partnership may need to recognize a significant charge against its earnings.

The Partnership has recognized write-downs on certain vessels and may recognize additional vessel write-downs in the future, which could adversely affect the Partnership’s operating results.

During 2018, the Partnership recognized aggregate vessel write-downs of $223.4 million, net of a net gain on sale of vessels, relating to the Partnership’s determination that seven of its vessels were impaired and that their carrying values should be written down to their respective estimated fair values based on a discounted cash flow approach or using appraised values. The non-cash charges related to these or other impairments or write-downs reduced the Partnership’s operating results for the applicable period. The Partnership may recognize additional vessel write-downs in the future, which could adversely affect the Partnership’s operating results.

Climate change and greenhouse gas restrictions may adversely impact the Partnership’s operations and markets.

Due to concern over the risk of climate change, a number of countries have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. Compliance with changes in laws, regulations and obligations relating to climate change could increase the Partnership’s costs related to operating and maintaining its vessels and require the Partnership to install new emission controls, acquire allowances or pay taxes related to its greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil industry relating to climate change may also adversely affect demand for the Partnership’s services. Although the Partnership does not expect that demand for oil will reduce dramatically over the short term, in the long term, climate change may reduce the demand for oil or increased regulation of greenhouse gases may create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil industry could have a significant adverse financial and operational impact on the Partnership’s business that the Partnership cannot predict with certainty at this time.

The Partnership may be unable to make or realize expected benefits from acquisitions, and implementing the Partnership’s growth strategy through acquisitions may harm its business, financial condition and operating results.

The Partnership’s long-term growth strategy includes selectively acquiring or constructing shuttle tankers and FPSO units as needed for approved projects only after charters for the projects have been awarded to the Partnership, rather than ordering vessels on a speculative basis. Historically, there have been very few purchases of existing vessels and businesses in the FPSO segments. Factors that may contribute to a limited number of acquisition opportunities for FPSO units in the near term include the relatively small number of independent FPSO fleet owners. In addition, competition from other companies, many of which have significantly greater financial resources than do the Partnership could reduce its acquisition opportunities or cause it to pay higher prices.

Any acquisition of a vessel or business may not be profitable at or after the time of acquisition and may not generate cash flow sufficient to justify the investment. In addition, the Partnership’s acquisition growth strategy exposes it to risks that may harm its business, financial condition and operating results, including risks that the Partnership may:

•                  fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•                  be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate the Partnership’s growing business and fleet;

•                  decrease the Partnership’s liquidity by using a significant portion of available cash or borrowing capacity to finance acquisitions;

•                  significantly increase the Partnership’s interest expense or financial leverage if the Partnership incurs additional debt to finance acquisitions;

•                  incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or

•                  incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

Unlike newbuilding vessels, existing vessels typically do not carry warranties as to their condition. While the Partnership generally inspects existing vessels prior to purchase, such an inspection would normally not provide the Partnership with as much knowledge of a vessel’s condition as the Partnership would possess if it had been built for the Partnership and operated by the Partnership during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be substantially higher than for vessels the Partnership has operated since they were built. These costs could decrease the Partnership’s cash flow and reduce its liquidity.

The Partnership may not be successful in its entry into new markets, which may have competitive dynamics that differ from markets in which the Partnership already participates, and the Partnership may be unsuccessful in gaining acceptance in these markets from customers or competing against other companies with more experience or larger fleets or resources in these markets. The Partnership also may not be successful in employing the HiLoad DP unit, the Petrojarl Varg FPSO unit, the Ostras FPSO unit, the Arendal Spirit UMS or the ALP Ace towage and offshore installation vessel, each of which is currently in lay-up, on contracts sufficient to recover the Partnership’s investment in the vessels.

The Partnership’s and many of the Partnership’s customers’ substantial operations outside the United States expose the Partnership to political, governmental and economic instability, which could harm its operations.

Because the Partnership’s operations are primarily conducted outside of the United States, they may be affected by economic, political and governmental conditions in the countries where the Partnership engages in business or where its vessels are registered. Any disruption caused by these factors could harm the Partnership’s business, including by reducing the levels of oil exploration, development and production activities in these areas. The Partnership derives some of its revenues from shipping oil from politically unstable regions, in particular, the Partnership’s operations in Brazil and elsewhere in South America. Conflicts in these regions have included attacks on ships and other efforts to disrupt shipping. Hostilities or other political instability in regions where the Partnership operates or where it may operate could have a material adverse effect on the growth of its business, results of operations and financial condition and ability to make cash distributions. In addition, tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries in Southeast Asia, the Middle East or elsewhere as a result of terrorist attacks, hostilities or otherwise may limit trading activities with those countries, which could also harm the Partnership’s business and ability to make cash distributions. Finally, governments could requisition one or more of the Partnership’s vessels, which is most likely during war or national emergency. Any such requisition would cause a loss of the vessel and could harm the Partnership’s cash flow and financial results.

Marine transportation and oil production is inherently risky, particularly in the extreme conditions in which many of the Partnership’s vessels operate. An incident involving significant loss of product or environmental contamination by any of the Partnership’s vessels could harm its reputation and business.

Vessels and their cargoes, and oil production facilities the Partnership services, are at risk of being damaged or lost because of events such as:

•                  marine disasters;

•                  adverse weather;

•                  mechanical failures;

•                  grounding, capsizing, fire, explosions and collisions;

•                  piracy;

•                  cyber-attacks;

•                  human error; and

•                  war and terrorism.

A portion of the Partnership’s shuttle tanker fleet and its towage fleet, two FSO units, and the Voyageur Spirit and Petrojarl Knarr FPSO units operate in the North Sea. Harsh weather conditions in this region and other regions in which the Partnership’s vessels operate may increase the risk of collisions, oil spills, or mechanical failures.

An accident involving any of the Partnership’s vessels could result in any of the following:

•                  death or injury to persons, loss of property or damage to the environment and natural resources;

•                  delays in the delivery of cargo;

•                  loss of revenues from charters or contracts of affreightment;

•                  liabilities or costs to recover any spilled oil or other petroleum products and to restore the eco-system affected by the spill;

•                  governmental fines, penalties or restrictions on conducting business;

•                  higher insurance rates; and

•                  damage to the Partnership’s reputation and customer relationships generally.

Any of these results could have a material adverse effect on the Partnership’s business, financial condition and operating results. In addition, any damage to, or environmental contamination involving, oil production facilities serviced could suspend that service and result in loss of revenues.

The Partnership’s insurance may not be sufficient to cover losses that may occur to its property or as a result of its operations.

The operation of shuttle tankers, conventional oil tankers, FSO and FPSO units, towage and offshore installation vessels, and UMS, is inherently risky. All risks may not be adequately insured against, and any particular claim may not be paid by insurance. In addition, all but three of the Partnership’s vessels, the Petrojarl Knarr FPSO unit, the Itajai FPSO unit and the Libra FPSO unit, are not insured against loss of revenues resulting from vessel off-hire time, based on the cost of this insurance compared to the Partnership’s off-hire experience. Any significant off-hire time of the Partnership’s vessels could harm its business, operating results and financial condition. Any claims relating to the Partnership’s operations covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Certain insurance coverage is maintained through mutual protection and indemnity associations, and as a member of such associations the Partnership may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves.

The Partnership may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future, may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster or natural disaster could exceed the insurance coverage, which could harm the Partnership’s business, financial condition and operating results. Any uninsured or underinsured loss could harm the Partnership’s business and financial condition. In addition, the insurance may be voidable by the insurers as a result of certain actions, such as vessels failing to maintain certification with applicable maritime regulatory organizations.

Changes in the insurance markets attributable to terrorist attacks or political change may also make certain types of insurance more difficult to obtain. In addition, the insurance that may be available may be significantly more expensive than existing coverage.

The Partnership may experience operational problems with vessels that reduce revenue and increase costs.

Shuttle tankers, FSO and FPSO units, towage and offshore installation vessels and UMS are complex and their operations are technically challenging. Marine transportation and oil production operations are subject to mechanical risks and problems as well as environmental risks. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Any of these results could harm the Partnership’s business, financial condition and operating results.

Terrorist attacks, piracy, increased hostilities or war could lead to further economic instability, increased costs and disruption of business.

Terrorist attacks, piracy and the current or future conflicts in the Middle East, West Africa, Libya and elsewhere, and political change may adversely affect the Partnership’s business, operating results, financial condition, and ability to raise capital and future growth. Continuing hostilities in the Middle East especially among Qatar, Saudi Arabia, UAE, Iran, Yemen and elsewhere may lead to additional armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may contribute further to economic instability and disruption of oil production and distribution, which could result in reduced demand for the Partnership’s services, impact its operations and affect its ability to conduct business.

In addition, oil facilities, shipyards, vessels, pipelines, oil fields or other infrastructure could be targets of future terrorist attacks or warlike operations and the Partnership’s vessels could be targets of pirates, hijackers, terrorists or warlike operations. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil to or from certain locations. Terrorist attacks, war, piracy, hijacking or other events beyond the Partnership’s control that adversely affect the distribution, production or transportation of oil to be shipped by the Partnership could entitle customers to terminate the charters and impact the use of shuttle tankers under contracts of affreightment, towage and offshore installation vessels under voyage charters and FPSO units under FPSO contracts, which would harm the Partnership’s cash flow and business.

Acts of piracy on ocean-going vessels have continued to be a risk, which could adversely affect the Partnership’s business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, Gulf of Guinea and the Indian Ocean off the coast of Somalia. While there continues to be a significant risk of piracy in the Gulf of Aden and Indian Ocean, recently there have been increases in the frequency and severity of piracy incidents off the coast of West Africa. If these piracy attacks result in regions in which the Partnership’s vessels are deployed being named on the Joint War Committee Listed Areas, war risk insurance premiums payable for such coverage can increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which are incurred to the extent the Partnership employs on-board armed security guards and escort vessels, could increase in such circumstances. The Partnership may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on the Partnership. In addition, hijacking as a result of an act of piracy against the Partnership’s vessels, or an increase in cost or unavailability of insurance for its vessels, could have a material adverse impact on its business, financial condition and results of operations.

A cyber-attack could materially disrupt the Partnership’s business.

The Partnership relies on information technology systems and networks in its operations and the administration of its business. Cyber-attacks have increased in number and sophistication in recent years. The Partnership’s operations could be targeted by individuals or groups seeking to sabotage or disrupt its information technology systems and networks, or to steal data. A successful cyber-attack could materially disrupt the Partnership’s operations, including the safety of its operations, or lead to unauthorized release of information or alteration of information on its systems. Any such attack or other breach of the Partnership’s information technology systems could have a material adverse effect on its business and results of operations.

The Partnership’s failure to comply with data privacy laws could damage its customer relationships and expose it to litigation risks and potential fines.

Data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which the Partnership provides services and continue to develop in ways which the Partnership cannot predict, including with respect to evolving technologies such as cloud computing. The European Union has adopted the General Data Privacy Regulation (the “GDPR”), a comprehensive legal framework to govern data collection, use and sharing and related consumer privacy rights which took effect in May 2018. The GDPR includes significant penalties for non-compliance. The Partnership’s failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to the Partnership’s reputation in the marketplace, which could have a material adverse effect on its business, financial condition and results of operations.

The offshore shipping and storage industry is subject to substantial environmental and other regulations, which may significantly limit operations or increase expenses.

The Partnership’s operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties and conventions in force in international waters, the jurisdictional waters of the countries in which the Partnership’s vessels operate, as well as the countries of the Partnership’s vessels’ registration, including those governing oil spills, discharges to air and water, and the handling and disposal of hazardous substances and wastes. Many of these requirements are designed to reduce the risk of oil spills and other pollution. In addition, the Partnership believes that the heightened environmental, quality and security concerns of insurance underwriters, regulators and charterers will lead to additional regulatory requirements, including enhanced risk assessment and security requirements and greater inspection and safety requirements on vessels. The Partnership expects to incur substantial expenses in complying with these laws and regulations, including expenses for vessel modifications and changes in operating procedures. For example, the Partnership estimates that the installation of approved ballast water management systems pursuant to the IMO’s Ballast Water Management Convention may cost between $2 million and $3 million per vessel when required to be installed.

These requirements can affect the resale value or useful lives of the Partnership’s vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. Under local, national and foreign laws, as well as international treaties and conventions, the Partnership could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or hazardous substances from the Partnership’s vessels or otherwise in connection with its operations. The Partnership could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with its operations. In addition, failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of the Partnership’s operations, including, in certain instances, seizure or detention of its vessels.

Exposure to currency exchange rate fluctuations results in fluctuations in cash flows and operating results.

The Partnership currently is paid partly in Norwegian Krone, British Pound and Brazilian Real under some of the Partnership’s charters and FPSO contracts. The strengthening or weakening of the U.S. Dollar relative to the Norwegian Krone, Brazilian Real, and British Pound may result in significant decreases or increases, respectively, in the Partnership’s revenues and vessel operating expenses. The Partnership has entered into foreign currency forward contracts to economically hedge portions of the Partnership’s forecasted expenditures denominated in Norwegian Krone and Euro. In the past the Partnership entered into cross-currency swaps to economically hedge the foreign exchange risk on the principal and interest payments on the Partnership’s previously outstanding Norwegian Krone bonds.

Many seafaring employees are covered by collective bargaining agreements and the failure to renew those agreements or any future labor agreements may disrupt operations and adversely affect the Partnership’s cash flows.

A significant portion of seafarers that crew certain of the Partnership’s vessels and Norwegian-based onshore operational staff that provide services to the Partnership are employed under collective bargaining agreements. The Partnership may become subject to additional labor agreements in the future. The Partnership may suffer labor disruptions if relationships deteriorate with the seafarers or the unions that represent them. The collective bargaining agreements may not prevent labor disruptions, particularly when the agreements are being renegotiated. Salaries are typically renegotiated annually or bi-annually for seafarers and annually for onshore operational staff and higher compensation levels will increase the Partnership’s costs of operations. Although these negotiations have not caused labor disruptions in the past, any future labor disruptions could harm the Partnership’s operations and could have a material adverse effect on its business, results of operations and financial condition.

The Partnership and certain of its joint venture partners may be unable to attract and retain qualified, skilled employees or crew necessary to operate the Partnership’s business, or may have to pay substantially increased costs for its employees and crew.

The Partnership’s success depends in large part on its ability to attract and retain highly skilled and qualified personnel. In crewing the Partnership’s vessels, the Partnership requires technically skilled employees with specialized training who can perform physically demanding work. Any inability the Partnership experiences in the future to hire, train and retain a sufficient number of qualified employees could impair the its ability to manage, maintain and grow its business.

Teekay Corporation and its affiliates may engage in competition with the Partnership.

Teekay Corporation and its affiliates may engage in competition with the Partnership. Pursuant to an omnibus agreement the Partnership entered into in connection with its initial public offering, Teekay Corporation, Teekay LNG Partners L.P. (NYSE: TGP) (or Teekay LNG) and their respective controlled affiliates (other than the Partnership and the Partnership’s subsidiaries) generally have agreed not to engage in, acquire or invest in any business that owns, operates or charters (a) dynamically-positioned shuttle tankers (other than those operating in the conventional oil tanker trade under contracts with a remaining duration of less than three years, excluding extension options), (b) FSO units or (c) FPSO units without the consent of the Partnership GP.

If there is a change of control of Teekay Corporation or of the general partner of Teekay LNG, the non-competition provisions of the omnibus agreement may terminate, which termination could have a material adverse effect on the Partnership’s business, results of operations and financial condition and the Partnership’s ability to make payments on its debt securities and cash distributions to unitholders.

The Partnership GP and its other affiliates own a controlling interest in the Partnership and have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to those of other unitholders.

As of September 30, 2019, affiliates of Brookfield held approximately 73% of the Partnership’s outstanding Common Units and all of the interests in the Partnership GP. After the Merger, although the Partnership GP will have certain duties to the Partnership and its unitholders, the directors and officers of the Partnership GP will continue to have a fiduciary duty to manage the Partnership GP in a manner beneficial to its members. Furthermore, certain directors and an officer of the Partnership GP are directors or officers of affiliates of the Partnership GP. Conflicts of interest may arise between Brookfield and its affiliates, including the Partnership GP, on the one hand, and the Partnership and its unitholders, on the other hand. As a result of these conflicts, the Partnership GP may favor its own interests and the interests of its affiliates over the interests of the Partnership’s unitholders. These conflicts include, among others, the following situations:

•                  neither the Partnership Agreement (or the Amended and Restated Partnership Agreement) nor any other agreement requires or will require Brookfield or its affiliates (other than the Partnership GP) to pursue a business strategy that favors the Partnership or utilizes its assets, and Brookfield’s respective officers and directors have fiduciary duties to make decisions in the best interests of the shareholders of Brookfield, which may be contrary to the Partnership’s interests;

•                  four directors of the Partnership GP serve as officers, management or directors of Brookfield or its affiliates;

•                  the Partnership GP is allowed to take into account the interests of parties other than the Partnership, such as Brookfield, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to the Partnership’s unitholders;

•                  the Partnership GP has restricted its liability and reduced its fiduciary duties under the laws of the Marshall Islands, while also restricting the remedies available to the Partnership’s unitholders and unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by the Partnership GP, all as set forth in the Partnership Agreement and to be set forth in the Amended and Restated Partnership Agreement;

•                  the Partnership GP approves the Partnership’s annual budget and the amount and timing of its asset purchases and sales, capital expenditures, borrowings, reserves and issuances of additional partnership securities, each of which can affect the amount of cash that is available for distribution to the Partnership’s unitholders;

•                  in some instances, the Partnership GP may cause the Partnership to borrow funds in order to permit the payment of cash distributions;

•                  the Partnership GP can determine when certain costs incurred by it and its affiliates are reimbursable by the Partnership;

•                  the Partnership Agreement does not (and the Amended and Restated Partnership Agreement will not) restrict the Partnership from paying the Partnership GP or its affiliates for any services rendered to the Partnership on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities;

•                  the Partnership GP intends to limit its liability regarding the Partnership’s contractual and other obligations;

•                  the Partnership GP controls the enforcement of obligations owed to the Partnership by it and its affiliates; and

•                  the Partnership GP decides whether to retain separate counsel, accountants or others to perform services for the Partnership.

The fiduciary duties of directors of the Partnership GP may conflict with those of the officers and directors of Brookfield and Teekay Corporation.

The Partnership GP’s officers and directors have fiduciary duties to manage the Partnership’s business in a manner beneficial to the Partnership and its partners. However, four directors of the Partnership GP also serve as officers, management or directors of Brookfield and/or its affiliates and one director of the Partnership GP also serves as an officer and director of Teekay Corporation and/or its affiliates. Consequently, these directors may encounter situations in which their fiduciary obligations to Brookfield or Teekay Corporation, or their other affiliates, on one hand, and the Partnership, on the other hand, are in conflict. The resolution of these conflicts may not always be in the best interest of the Partnership or its unitholders.

The international nature of the Partnership’s operations may make the outcome of any bankruptcy proceedings difficult to predict.

The Partnership was formed under the laws of the Republic of the Marshall Islands and its subsidiaries were formed or incorporated under the laws of the Marshall Islands, Norway, Singapore and certain other countries besides the United States, and the Partnership conducts operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Partnership or any of its subsidiaries, bankruptcy laws other than those of the United States could apply. The Partnership has limited operations in the United States. If the Partnership becomes a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of the Partnership’s assets, wherever located, including property situated in other countries. There can be no assurance, however, that the Partnership would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over the Partnership and its operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

The Partnership Agreement restricts (and the Amended and Restated Partnership Agreement will restrict) the Partnership GP’s fiduciary duties to the Partnership’s unitholders and restricts the remedies available to unitholders for actions taken by the Partnership GP.

The Partnership Agreement contains provisions (and the Amended and Restated Partnership Agreement will contain provisions) that restrict the standards to which the Partnership GP would otherwise be held by Marshall Islands law. For example, the Amended and Restated Partnership Agreement will:

•                  permit the Partnership GP to make a number of decisions in its individual capacity, as opposed to in its capacity as the Partnership GP. Where the Partnership Agreement permits, the Partnership GP may consider only the interests and factors that it desires, and in such cases, it has no duty or obligation to give any consideration to any interest of, or factors affecting the Partnership, its subsidiaries or its unitholders. Decisions made by the Partnership GP in its individual capacity are made by Brookfield and not by the GP Board. Examples include the exercise of call rights, voting rights with respect to the Common Units they own, registration rights and their determination whether to consent to any merger or consolidation of the partnership;

•                  provide that to the fullest extent permitted by law, the Partnership GP shall not owe any duties, including fiduciary duties, or have any liability to the Class A Common Unitholders, other than the implied contractual covenant of good faith and fair dealing;

•                  provide that the Partnership GP is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in the Partnership’s best interests;

•                  generally provide that affiliated transactions and resolutions of conflicts of interest not approved by the Conflicts Committee of the GP Board and not involving a vote of Class B Common Unitholders must be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to the Partnership and that, in determining whether a transaction or resolution is “fair and reasonable,” the Partnership GP may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership; and

•                  provide that the Partnership GP and its officers and directors will not be liable for monetary damages to the Partnership or the Partnership’s limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the

Partnership GP or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Fees and cost reimbursements, which the Partnership GP determines for services provided to the Partnership, may be substantial and reduce the Partnership’s cash available for distribution to its unitholders and for debt service.

The Partnership pay fees for any services provided to it and its operating subsidiaries by certain subsidiaries of Teekay Corporation, and the Partnership reimburses the Partnership GP for all expenses it incurs on the Partnership’s behalf. These fees are negotiated on the Partnership’s behalf by the Partnership GP, and the Partnership GP can determine when certain costs are reimbursed. The payment of any fees to Teekay Corporation and reimbursement of expenses to the Partnership GP could adversely affect the Partnership’s ability to pay cash distributions to unitholders and debt service.

The Partnership GP, which is owned by Brookfield, makes all decisions on the Partnership’s behalf, subject to the limited voting rights of the Partnership’s unitholders. Even if public unitholders are dissatisfied, they cannot remove the Partnership GP without the consent of Brookfield.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting the Partnership’s business and, therefore, limited ability to influence management’s decisions regarding the Partnership’s business. Unitholders did not elect the Partnership GP or the GP Board and have no right to elect the Partnership GP or the GP Board on an annual or other continuing basis. Brookfield, which owns the Partnership GP, appoints all but one of the GP Board, with Teekay Corporation appointing one member of the members of the GP Board. The Partnership GP makes all decisions on the Partnership’s behalf. If the unitholders are dissatisfied with the performance of the Partnership GP, they have little ability to remove the Partnership GP.

After completion of the Merger, the vote of the holders of at least 66 2/3% of all outstanding Class B Common Units voting together as a single class is required to remove the Partnership GP. In addition, Class A Common Unitholders’ voting rights will be further restricted by the Amended and Restated Partnership Agreement provision providing that any units held by a person that owns 20% or more of any class or series of units then outstanding, other than the Partnership GP, its affiliates, their transferees, and persons who acquired such units with the prior approval of the GP Board, cannot vote on any matter. The Amended and Restated Partnership Agreement will also contain provisions limiting the ability of unitholders to call meetings or to acquire information about the Partnership’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Control of the Partnership GP may be transferred to a third party without unitholder consent.

The Partnership GP may transfer the Partnership GP interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, the Partnership Agreement does not restrict the ability of the members of the Partnership GP from transferring their respective membership interests in the Partnership GP to a third party. In the event of any such transfer, the new members of the Partnership GP would be in a position to replace the GP Board and officers of the Partnership GP with their own choices and to control the decisions taken by the GP Board and the Partnership GP’s officers.

In establishing cash reserves, the Partnership GP may reduce the amount of cash available for distribution to unitholders.

The Partnership Agreement requires the Partnership GP to deduct from the Partnership’s available cash reserves that it determines are necessary to fund the Partnership’s future operating expenditures. These reserves affect the amount of cash available for distribution by the Partnership to its unitholders. In addition, the Partnership Agreement requires the Partnership GP each quarter to deduct from operating surplus estimated maintenance capital expenditures, as opposed to actual expenditures, which could impact the amount of available cash for distribution.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under the Marshall Islands Act, the Partnership may not make a distribution to unitholders to the extent that at the time of the distribution, after giving effect to the distribution, all the Partnership’s liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership’s, exceed the fair value of the Partnership’s assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Partnership only to the extent that the fair value of that property exceeds that liability. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the Partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the Partnership that are known to the purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the Partnership Agreement.

The Partnership has been organized as a limited partnership under the laws of the Republic of the Marshall Islands, which does not have a well-developed body of partnership law.

The Partnership’s partnership affairs are governed by the Partnership Agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that, for nonresident limited partnerships such as the Partnership, it is to be applied and construed to make the laws of the Marshall Islands, with respect to the subject matter of the Marshall Islands Act, uniform with the laws of the State of Delaware and, so long as it does not conflict with the Marshall Islands Act or decisions of certain Marshall Islands courts, the non-statutory law (or case law) of the courts of the State of Delaware is adopted as the law of the Marshall Islands. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, the Partnership cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware courts. For example, the rights of the Partnership’s unitholders and the fiduciary responsibilities of the Partnership GP under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by the Partnership GP and its officers and directors than would unitholders of a limited partnership formed in the United States.

Because the Partnership is organized under the laws of the Marshall Islands, it may be difficult to serve the Partnership with legal process or enforce judgments against the Partnership, the Partnership’s directors or the Partnership’s management.

The Partnership is organized under the laws of the Marshall Islands, and all of the Partnership’s assets are located outside of the United States. The Partnership’s business is operated primarily from the offices of the Partnership’s subsidiaries in Bermuda, Norway, Brazil, the United Kingdom, Singapore and the Netherlands. In addition, the Partnership GP is a Marshall Islands limited liability company and a majority of its directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible to bring an action against the Partnership or against these individuals in the United States. Even if successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict the enforcement of a judgment against the Partnership’s assets or the assets of the Partnership GP or its directors and officers.

As a Marshall Islands partnership with several of its subsidiaries being Marshall Islands entities, the Partnership’s operations may be subject to economic substance requirements of the European Union, which could harm the Partnership’s business.

Finance ministers of the European Union (“EU”) rate jurisdictions for tax transparency, governance, real economic activity and corporate tax rate. Countries that do not adequately cooperate with the finance ministers are put on a “grey list” or a “blacklist”. Various countries, including the Republic of the Marshall Islands, are currently on the blacklist. Bermuda has been removed from this list. EU member states have agreed upon a set of measures, which they can choose to apply against the listed countries, including increased monitoring and audits, withholding taxes, special documentation requirements and anti-abuse provisions. The European Commission has stated it will continue to support member states’ efforts to develop a more coordinated approach to sanctions for the listed countries in 2019. EU legislation prohibits EU funds from being channeled or transited through entities in countries on the blacklist. In July 2019, the Registrar of Corporations for the Republic of the Marshall Islands announced that the Republic of the Marshall Islands expects to be removed from the blacklist following the September and October meetings of the EU Code of Conduct Group and the Economic and Financial Affairs Council. However, it is not assured that such removal will occur at that time, or at all.

The effect of the EU blacklist, and any noncompliance by the Partnership with any legislation adopted by applicable countries to achieve removal from the list, could have a material adverse effect on the Partnership’s business, financial condition and operating results.

Risks Related to the Merger

The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated.

The obligations of the Partnership to effect the Merger are subject to certain customary closing conditions, including that (i) the representations and warranties of Parent and Merger Sub relating to the ownership of equity of the Partnership are true and correct, except for any de minimis inaccuracies, as of the date of the Merger Agreement and the closing date of the Merger, (ii) the other representations and warranties of Parent and Merger Sub are true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement and (iii) Parent and Merger Sub have each performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement. If these conditions are not satisfied or waived, the Merger will not occur, Common Unitholders will not receive the Cash Merger Consideration or Unit Alternative, as applicable, and the market price of the Common Units may decline. For more information, see “The Merger Agreement—Conditions to Consummation of the Merger.”

Financial projections regarding the Partnership may not prove accurate.

In performing its financial analyses and rendering its fairness opinions, Evercore, the financial advisor to the Conflicts Committee, reviewed and relied on, among other things, internal financial analyses of and forecasts for the Partnership. These financial projections include assumptions about the Partnership, including with regards to future operating cash flows, expenditures and income. These financial projections were not prepared with a view toward public disclosure or toward compliance with Generally Accepted Accounting Principles in the United States (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. The financial projections should not be regarded as an indication that the Partnership considered or considers the projections to be a reliable or accurate prediction of future performance. The financial projections are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. The failure of the Partnership to achieve projected results, including projected cash flows, could have a material adverse effect on the Partnership, its financial position and its ability to increase its distributions on its common units following the Merger.

The Partnership will incur substantial transaction-related costs in connection with the Merger.

The Partnership expects to incur substantial expenses in connection with the Merger, including fees paid to legal, financial and accounting advisors, filing fees and printing costs, and costs incurred by the Partnership in connection with the amendment of certain terms of the notes of the Partnership, which Brookfield has agreed to pay if the Merger is not completed. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

The Partnership is subject to litigation related to the Merger.

The Partnership and Brookfield are subject to litigation challenging the Merger. The plaintiffs in such litigation may make further efforts to enjoin the Merger or seek monetary relief from Brookfield or the Partnership. Brookfield and the Partnership cannot predict the outcome of the existing or any potential litigation, nor can they predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation concerning the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in favor of Brookfield and the Partnership, could be substantial and such litigation could distract the Partnership from pursuing the consummation of the Merger and other potentially beneficial business opportunities. See “Special Factors—Certain Legal Matters.”

The Class A Common Units to be received by the electing Unaffiliated Unitholders as a result of the Merger will have different rights than the Common Units.

Following consummation of the Merger, Unaffiliated Unitholders will no longer hold Common Units, but will instead receive the Cash Merger Consideration or hold Class A Common Units. There are important differences between the rights associated with the Class A Common Units and the rights associated with the Common Units. While the Class A Common Units will be economically equivalent to the Common Units, and Class A Common Unitholders will have rights equivalent to Common Unitholders with respect to, without limitation, distributions and allocations of income, gain, loss or deductions, the Class A Common Units will not have any voting rights except as required by the Marshall Islands Act, but only to the extent that such voting rights under the Marshall Islands Act may not be waived. Please read “Description of the Class A Common Units—Voting Rights” below.

Tax Risks Related to the Merger

No ruling has been requested with respect to the tax consequences of the Merger.

Although it is intended that the Unit Alternative will qualify as an exchange described in Section 351 of the Code and that the U.S. holders of units will generally not recognize any gain or loss as a result of the Merger (other than gain that may be recognized with respect to cash received in lieu of fractional shares), no ruling has been or will be requested from the U.S. Internal Revenue Service, (“IRS”), with respect to the tax consequences of the Merger.

Under certain circumstances, the Merger may be treated as a taxable transaction, and result in tax liability, for a limited partner, depending on such limited partner’s particular situation.

Unitholders will be allocated taxable income and gain of the Partnership through the time of the Merger and will not receive any additional distributions attributable to that income.

Unitholders will be allocated their proportionate share of the Partnership’s taxable income and gain for the period ending at the time of the Merger. Unitholders will have to report, and pay taxes on, such income even though they will not receive any additional cash distributions attributable to such income.

U.S. tax authorities could treat the Partnership as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (“PFIC”), for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income,” or (b) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from the Partnership’s time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986 (as amended, the “Code”). However, the IRS stated in an Action on Decision (“AOD 2010-01”) that it disagrees with, and will not acquiesce to the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of the Partnership’s assets and operations (and those of the Partnership’s subsidiaries), the Partnership intends to take the position that the Partnership is not now and have never been a PFIC. No assurance can be given, however, that this position would be sustained by a court if contested by the IRS, or that the Partnership would not constitute a PFIC for any future taxable year if there were to be changes in the Partnership’s assets, income or operations.

If the IRS were to determine that the Partnership is or have been a PFIC for any taxable year during which a U.S. Holder (as defined by the IRS) held units, such U.S. Holder would face adverse tax consequences.

The Partnership is subject to taxes, which reduce its cash available for distribution to partners.

The Partnership or its subsidiaries are subject to tax in certain jurisdictions in which the Partnership or its subsidiaries are organized, own assets or have operations, which reduces the amount of the Partnership’s cash available for distribution. In computing the Partnership’s tax obligations in these jurisdictions, it is required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which the Partnership has not received rulings from the governing authorities. The Partnership cannot assure you that upon review of these positions, the applicable authorities will agree with the Partnership’s positions. A successful challenge by a tax authority could result in additional tax imposed on the Partnership or its subsidiaries, further reducing the cash available for distribution. The Partnership has established reserves in its financial statements that the Partnership believes are adequate to cover its liability for any such additional taxes. The Partnership cannot assure you, however, that such reserves will be sufficient to cover any additional tax liability that may be imposed on the Partnership’s subsidiaries. In addition, changes in the Partnership’s operations or ownership could result in additional tax being imposed on the Partnership or on its subsidiaries in jurisdictions in which operations are conducted. For example, Brookfield Business Partners L.P. owns less than 50% of the value of the Partnership’s outstanding common units and therefore the Partnership believes that it does not satisfy the requirements of the exemption from U.S. taxation under Section 883 of the Code and the Partnership’s U.S. source income is subject to taxation under Section 887 of the Code. The amount of such tax will depend upon the amount of income the Partnership earns from voyages into or out of the United States, which is not within the Partnership’s complete control.

Post-Merger Common Unitholders may be subject to income tax in one or more non-U.S. countries, including Canada, as a result of owning the Partnership’s units if, under the laws of any such country, the Partnership is considered to be carrying on business there. Such laws may require unitholders to file a tax return with, and pay taxes to, those countries.

The Post-Merger Common Unitholders will be subject to tax in one or more countries, including Canada, as a result of owning the Partnership’s units if, under the laws of any such country, the Partnership is considered to be carrying on business there. If unitholders are subject to tax in any such country, unitholders may be required to file a tax return with, and pay taxes to, that country based on their allocable share of the Partnership’s income. The Partnership may be required to reduce distributions to unitholders on account of any withholding obligations imposed upon the Partnership by that country in respect of such allocation to unitholders. The United States may not allow a tax credit for any foreign income taxes that unitholders directly or indirectly incur.

Risks Related to Ownership of Class A Common Units

Class A Common Unitholders generally have no voting rights and, if the Merger is completed, Brookfield will have control over key decision making as a result of its control over all of our voting units. As a result, Class A Common Unitholders will not have any ability to influence unitholder decisions.

Class A Common Unitholders have no voting rights, unless required by the Marshall Islands Act, but only to the extent that such voting rights under the Marshall Islands Act may not be waived. As a result, all matters submitted to unitholders will be decided by the vote of Class B Common Unitholders. If the Merger is completed, Brookfield will control the voting power of our common units and will have the ability to control the outcome of all matters submitted to our unitholders for approval. This concentrated control eliminates other unitholders’ ability to influence corporate matters and, as a result, the Partnership may take actions that its unaffiliated unitholders do not view as beneficial.

If the Merger is completed, the Common Units will be deregistered from the NYSE and the Partnership will no longer be required to comply with the Exchange Act with respect to the Common Units. This may limit the information available to Class A Common Unitholders.

If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act. While the Partnership currently intends to continue its listing of the Preferred Units on the NYSE, there can be no assurance as to how long such listing will be maintained or how long the Partnership will remain subject to Exchange Act reporting requirements. If the Partnership ceases to be subject to Exchange Act reporting requirements, the scope of public information regarding its business, financial condition and results of operations may be significantly reduced and Class A Common Unitholders may not have the benefit of corporate governance and other requirements with which the Partnership is currently required to comply under the NYSE rules and the Exchange Act.

Deregistration of the Common Units could also have other adverse effects, including limitations on the Partnership’s ability to issue additional securities for financing or other purposes, or to otherwise arrange for any financing that it may need in the future, and a reduction in confidence in the Partnership by current or prospective employees, customers, suppliers, creditors and others with whom it has, or may seek to initiate, business relationships.

The Class A Common Units are non-transferable.

The Class A Common Units will be non-transferable, meaning that they may not be sold, assigned, conveyed, transferred, pledged or in any other manner disposed of, other than in certain limited circumstances as shall be set forth in the Amended and Restated Partnership Agreement to be entered into in connection with consummation of the Merger, the form of which is attached as Annex B hereto. The Class A Common Units will not be registered securities and they will not be listed or traded on any stock exchange. Therefore, the Class A Common Units will not be liquid and Class A Common Unitholders will not be permitted to sell or transfer them, except for in certain limited circumstances. As a result, the Class A Common Unitholders may be required to bear the economic risk of holding the Class A Common Units for an indefinite period of time.

Class A Common Unitholders will not have a consent right in respect of a redemption of the Class A Common Units.

Under the terms of the Class A Common Units, upon the occurrence of a Brookfield Sales Event (as defined in “Description of the Class A Common Units—Automatic Redemption of Class A Common Units”) the Partnership will be required to redeem all or a portion of the outstanding Class A Common Units with no action or consent required on the part of the Class A Common Unitholders. Such a redemption would be triggered by any sale of Class B Common Units by Brookfield TKC Acquisition L.P., Brookfield TOLP or certain of their affiliates, and in such circumstances, Class A Common Unitholders will receive the same consideration for the redemption of their Class A Common Units as Brookfield receives for the sale of its Class B Common Units, subject to applicable legal, tax, or regulatory constraints. There can be no assurance as to when a Brookfield Sales Event will occur, if at all, or that any resulting redemption of the Class A Common Units will be at a price per unit in excess of the Cash Merger Consideration.

The Partnership may issue additional Class A Common Units or Class B Common Units to Brookfield Affiliated Holders, which could adversely affect the interests of Class A Common Unitholders.

The Partnership will likely require additional capital, which may be raised through various means, including issuances of additional securities of the Partnership, to support future growth initiatives, address upcoming debt maturities, ensure sufficient operating liquidity and support other future initiatives relating to the Partnership’s capital structure, such as opportunistic refinancings or the repurchase of the Partnership’s outstanding securities. Raising additional equity capital to address such needs may result in significant dilution of Class A Common Unitholders. In raising such capital, the Partnership may issue, without unitholder approval, additional Class A Common Units or Class B Common Units with rights that could dilute the value of the Class A Common Units. The issuance of additional Class B Common Units or other common units could increase the number of outstanding units without simultaneously increasing the size of our asset base. Class A Common Unitholders may avoid dilution of the value of their Class A Common Units in connection with certain issuances to Brookfield by exercising their preemptive rights to purchase additional Class A Common Units at the same price as Brookfield purchases Class B Common Units or other common units. However, there can be no assurance that such additional Class A Common Units will be offered at a price that is equal to or greater than the Cash Merger Consideration or otherwise attractive to the Class A Common Unitholders. For more information, see “Description of the Class A Common Units—Preemptive Rights.”

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A hereto and incorporated by reference herein. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Parent and the Partnership encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Parent, the Partnership or any of their respective subsidiaries or affiliates contained in this information statement or the Partnership’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Parent, the Partnership or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Partnership, Partnership GP, Parent and Merger Sub were qualified and subject to important limitations agreed to by Parent, the Partnership and their respective subsidiaries in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the laws of the Republic of the Marshall Islands, the Merger Agreement provides for the merger of Merger Sub with and into the Partnership. The Partnership, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a subsidiary of Parent, certain of its affiliates and Partnership GP, all of which are indirect controlled subsidiaries of Brookfield. After the completion of the Merger, the certificate of limited partnership of the Partnership in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be amended and restated substantially in the form attached to the Merger Agreement as Exhibit A and, as so amended and restated, will be the agreement of limited partnership of the surviving entity from and after the Effective Time, until amended in accordance with its terms and applicable law.

Effective Time; Closing

The Effective Time will be at such time that a certificate of merger effecting the Merger is duly filed with the Registrar of Corporations of the Republic of the Marshall Islands by the Partnership and Parent, executed in accordance with the relevant provisions of the Partnership Agreement, the Marshall Islands Act and the Marshall Islands Limited Liability Company Act, as amended, or at such later date or time as is agreed to by the Partnership and Parent in writing and specified in the certificate of merger.

The closing of the Merger will occur at 10:00 a.m. (Central Time), on the third business day after the satisfaction or waiver of the conditions to the Merger provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as the Partnership and Parent agree. For further discussion of the conditions to the Merger, see “—Conditions to Consummation of the Merger.”

The Partnership and Parent currently expect to complete the Merger in the first quarter of 2020, subject to any required regulatory approvals and the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.

Effect of the Merger

At the Effective Time:

•                  Each issued and outstanding Common Unit, other than Sponsor Units, will convert into the right to receive $1.55 in cash per Common Unit without any interest thereon and reduced by any applicable tax withholding. As an alternative to receiving the Cash Merger Consideration, each holder of record of Common Units other than Sponsor Units immediately prior to the Election Deadline will have the option to elect to forego the right to receive the Cash Merger Consideration with respect to all of such holder’s Common Units and instead receive one newly designated Class A Common Unit per Common Unit with respect to all of such holder’s Common Units. As of the Effective Time, all of the Common Units converted into the right to receive the Cash Merger Consideration or the Unit Alternative will no longer be outstanding and will automatically be canceled and cease to exist. Each Common Unit with respect to which either a properly completed Election Form and Letter of Transmittal is not submitted by the Election Deadline or in respect of which no election is made will be deemed to have elected to receive the Cash Merger Consideration.

•                  Each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be reclassified as a Class B Common Unit but will be otherwise unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof.

•                  Parent will be issued a number of Class B Common Units equal to the number of Common Units converted into the right to receive the Cash Merger Consideration.

•                  Each Series A Preferred Unit, Series B Preferred Unit and Series E Preferred Unit issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

•                  Each Warrant to purchase Common Units that is outstanding and unexercised as of immediately prior to the Effective Time will be converted into the right to receive the Cash Merger Consideration that a Common Unit issuable (at the Effective Time) upon exercise of such Warrant immediately prior to the Effective Time would have been entitled to receive pursuant to the Merger Agreement. For the avoidance of doubt, in the event that no Common Units would be issuable upon exercise of a Warrant immediately prior to the Effective Time (which would occur in the event that the exercise price of such Warrant exceeds the Cash Merger Consideration), such Warrant shall automatically be canceled and cease to exist, and no consideration shall be delivered in respect thereof. As of the date hereof, the exercise price of each of the outstanding Warrants exceeds the Cash Merger Consideration. Accordingly, the Partnership anticipates that each of the Warrants will automatically be canceled and cease to exist as a result of the Merger and that no consideration will be delivered in respect thereof.

•                  Each Phantom Unit issued under the Partnership Long-Term Incentive Plan providing for the grant of awards of Common Units that has not vested or been settled prior to the Effective Time will be converted into a phantom unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Phantom Unit was subject, and otherwise with substantially the same terms and conditions as were applicable to such Phantom Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Phantom Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of such Phantom Unit.

•                  Each Restricted Unit issued under the Partnership Long-Term Incentive Plan providing for the grant of awards of Common Units that has not vested or been settled prior to the Effective Time will be converted into a restricted unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Restricted Unit was subject, and otherwise with the same terms and conditions as were applicable to such Restricted Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Restricted Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of such Restricted Unit.

•                  The IDRs issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and cease to exist, and no consideration will be delivered in respect thereof.

•                  The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

•                  The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically converted into one Common Unit.

For a description of the Class A Common Units, please read “Description of the Class A Common Units.”

Exchange of Units; Fractional Units

The Partnership has appointed Computershare, Inc. as the Exchange Agent for the payment of the Cash Merger Consideration and the Unit Alternative and any dividends or distributions declared by the Partnership on the Class A Common Units with a record date after the Effective Time and a payment due on or before the date the Common Unitholder surrendered its Common Units.

At or prior to the Effective Time, the Partnership will (i) deposit or cause to be deposited with the Exchange Agent an amount of cash in U.S. dollars sufficient to pay the aggregate Cash Merger Consideration, (ii) reserve with the Exchange Agent the Class A Common Units to be issued as the Unit Alternative in the Merger and (iii) authorize the Exchange Agent to exchange the Common Units as described above under the section entitled “The Merger Agreement—Effect of the Merger.” The Partnership will deposit with the Exchange Agent cash as and when necessary to pay any dividends or distributions as described above. The Partnership will pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

From and after the Effective Time, there will be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Cash Merger Consideration or the Unit Alternative. If Common Units are presented to the Partnership or its transfer agent for transfer after the Effective Time, they will be canceled and exchanged for the Cash Merger Consideration or the Unit Alternative and unpaid distributions.

Exchange of Common Units

If you are a Common Unitholder as of the Effective Time, and you do not deliver a properly completed Election Form and Letter of Transmittal prior the Election Deadline, then at the Effective Time your Common Units will convert into the right to receive the Cash Merger Consideration, and promptly following the Effective Time the Exchange Agent will mail to you a transmittal letter and instructions explaining how to surrender your Common Units to the Exchange Agent.

Common Unitholders who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the Exchange Agent will be entitled to receive, after giving effect to any required tax withholding, the Cash Merger Consideration to which such holder is entitled in accordance with the Merger Agreement and as described above under the section entitled “The Merger Agreement—Effect of the Merger.”

Promptly following the Effective Time, any holder of Common Units through DTC that has not properly made a Unit Election will receive the Cash Merger Consideration in accordance with the customary payment procedures of DTC and its participants.

As promptly as practicable following the Effective Time, the Exchange Agent will pay the Cash Merger Consideration by mail to any record holder of Common Units that has not properly made a Unit Election, other than the DTC, upon delivery to the Exchange Agent of a properly completed Election Form and Letter of Transmittal and any other documents required by the instructions thereto and surrender of such holder’s Common Units.

As promptly as practicable following the Effective Time, the Exchange Agent, upon receipt of any documents required by the instructions to Election Form and Letter of Transmittal, will issue the Unit Alternative to any holder of Common Units other than Sponsor Units that properly made a Unit Election and did not revoke such Unit Election prior to the Election Deadline.

Fractional Units

No fractional units shall be issued in the Merger. Each Common Unitholder who would otherwise have been entitled to receive a fractional Class A Common Unit in the Merger (after taking into account all Common Units held by such holder immediately prior to the Effective Time) of 0.5 or above shall receive in the Merger, in lieu of such fractional Class A Common Unit, a full Class A Common Unit and each Common Unitholder who would otherwise have been entitled to receive a fractional Class A Common Unit (after taking into account all Common Units held by such holder immediately prior to the Effective Time) of less than 0.5 shall receive no consideration for such fractional Common Unit, which shall be forfeited.

Election Procedures

Each holder of Common Units other than Sponsor Units wishing to make a Unit Election must follow the instructions set forth in the Election Form and Letter of Transmittal, a form of which is attached as Annex D hereto, and return a properly completed Election Form and Letter of Transmittal, together with the proper unit transfer documentation, to the Exchange Agent or make appropriate instruction through the facilities of the DTC prior to the Election Deadline.

Any Unit Election may be revoked with respect to the Common Units subject thereto in accordance with the procedures set forth in the Election Form and Letter of Transmittal. If a Unit Election is revoked, the Common Unitholder as to which such Unit Election previously applied shall receive the Cash Merger Consideration in respect of its Common Units unless a new Unit Election is submitted by such holder in accordance with the procedures set forth in the Election Form and Letter of Transmittal.

The reasonable good faith determination of the Exchange Agent (or the reasonable good faith determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Unit Elections shall have been properly made or revoked pursuant to the Election Form and Letter of Transmittal, as to when Unit Elections and revocations were received by the Exchange Agent and to disregard immaterial defects in a completed Election Form and Letter of Transmittal. Neither Parent, the Partnership nor the Exchange Agent shall be under any obligations to notify any person of any defect in a completed Election Form and Letter of Transmittal. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Partnership), make any rules or procedures as are consistent with the Merger Agreement for the implementation of Unit Elections provided for in the Merger Agreement as shall be necessary or desirable to administer Unit Elections.

The Partnership will also make an Election Form and Letter of Transmittal available, if reasonably requested, to each person that becomes a Common Unitholder subsequent to the date of this information statement but prior to the Election Deadline. The Partnership and Parent currently anticipate that the Election Deadline will be 12:00 a.m. New York Time on January 14, 2020, (unless the Partnership and Parent provide subsequent notice of a later date). The Partnership will use reasonable efforts to publicly announce the Election Deadline at least five business days prior to such date. Each Common Unitholder should complete and return the Election Form and Letter of Transmittal according to the instructions included with the Election Form and Letter of Transmittal.

If you own Common Units in a “street name” through a bank, broker or other nominee and you wish to make a Unit Election, you should seek instructions from the bank, broker or other nominee holding your units concerning how to make a Unit Election.

For each Common Unit in respect of which no election is made by the holder thereof (or in respect of which a properly completed Form of Election and Letter of Transmittal is not submitted), the holder will be deemed to have elected to receive the Cash Merger Consideration.

Conditions to Consummation of the Merger

The Partnership and Parent may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•                  any required regulatory approvals must have been obtained and must be in full force and effect; and

•                  no Restraint shall be in effect to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•                  (i) the representations and warranties of the Partnership and Partnership GP in Sections 4.3(a) (Capitalization) and 4.3(c) (Subsidiaries) of the Merger Agreement shall be true and correct, except for any de minimis inaccuracies, both as of the date of the Merger Agreement and as of the closing date of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, and (ii) the other representations and warranties of the Partnership and Partnership GP contained in Article IV of the Merger Agreement shall be true and correct, both as of the date of the Merger Agreement and as of the closing date of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect;

•                  the Partnership and Partnership GP shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date; and

•                  there shall not have been a Partnership Material Adverse Effect.

The obligations of the Partnership to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•                  (i) the representations and warranties of Parent and Merger Sub contained in Section 5.3(a) (Ownership of Partnership Units) of the Merger Agreement shall be true and correct, except for any de minimis inaccuracies, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, and (ii) the other representations and warranties of Parent and Merger Sub in Article V of the Merger Agreement shall be true and correct, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement; and

•                  Parent and Merger Sub shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date.

For purposes of the Merger Agreement, the term “Partnership Material Adverse Effect” means any change, event, effect or occurrence (each, an “Effect”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and its subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the consummation of the Merger, provided that, for purposes of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Partnership Material Adverse Effect: any Effect that results from or arises in connection with (A) conditions in the industries and regions in which the Partnership operates, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in law or GAAP (or interpretation or enforcement thereof) (1) applicable to the Partnership or any of its properties, operations or assets or (2) generally affecting the industries or markets in which the Partnership and its subsidiaries operate, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Partnership or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the Merger Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Partnership or any of its subsidiaries or the credit rating of the Partnership (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Partnership Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated by the Merger Agreement or any Proceeding (as defined in the Merger Agreement) in respect of the Merger Agreement or any of the transactions contemplated thereby, (H) the compliance with the terms of the Merger Agreement (other than with respect to any obligation of the Partnership or any of its subsidiaries in accordance with Section 6.2 of the Merger Agreement) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Partnership or of any of its subsidiaries as a result of the execution of the Merger Agreement, the announcement of any of the transactions contemplated thereby or compliance with the terms thereof, and (I) any action taken by the Partnership or any of its subsidiaries at Parent’s written request, with Parent’s or any of its affiliates’ written consent, or with approval of the GP Board except in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Partnership and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or markets in which the Partnership and its subsidiaries operate.

Unitholder Approval

Consummation of the Merger requires Partnership Unitholder Approval. The GP Board has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and authorized that the Merger Agreement be submitted to the limited partners for a vote by written consent. The Brookfield Affiliated Holders beneficially own approximately 73% of the outstanding Common Units, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby. Immediately following the execution of the Merger Agreement, the Brookfield Affiliated Holders delivered to Partnership GP a written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement, and does not plan to call a meeting of the Common Unitholders to approve the Merger Agreement.

Treatment of Sponsor Units, Preferred Units and the General Partner Interest

Each Sponsor Unit, Series A Preferred Unit, Series B Preferred Unit and Series E Preferred Unit issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger, will be unchanged and remain outstanding and no consideration will be delivered in respect thereof. Parent will also be issued a number of Class B Common Units equal to the number of Common Units converted into the right to receive the Cash Merger Consideration.

The general partner interest issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

Treatment of Warrants

Each Warrant issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Cash Merger Consideration that a Common Unit issuable (at the Effective Time) upon exercise of such Warrant immediately prior to the Effective Time would have been entitled to receive pursuant to Section 3.1(a) of the Merger Agreement. In the event that no Common Units would be issuable upon exercise of a Warrant immediately prior to the Effective Time (which would occur in the event that the exercise price of such Warrant exceeds the Cash Merger Consideration), such Warrant will automatically be canceled and cease to exist, and no consideration will be delivered in respect thereof. As of the date hereof, the exercise price of each of the outstanding Warrants exceeds the Cash Merger Consideration. Accordingly, the Partnership anticipates that each of the Warrants will automatically be cancelled and cease to exist as a result of the Merger and that no consideration will be delivered in respect thereof.

Treatment of Equity Awards

Each Restricted Unit will be converted into a restricted unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Restricted Unit was subject, and otherwise with substantially the same terms and conditions as were applicable to the award of such Restricted Unit immediately prior to the Effective Time as applied to the award of Restricted Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of such Restricted Unit.

Each Phantom Unit will be converted into a phantom unit award with respect to the same number of Class A Common Units as the number of Common Units to which such Phantom Unit was subject, and otherwise with substantially the same terms and conditions as were applicable to the award of such Phantom Unit immediately prior to the Effective Time as applied to the award of Phantom Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of such Phantom Unit.

The Partnership and Partnership GP will take all actions as may be necessary to provide for or give effect to the assumption of the Partnership Long-Term Incentive Plan by the surviving entity, as amended as deemed necessary or advisable by the GP Board (or a committee thereof) in connection with the Merger.

Treatment of Incentive Distribution Rights

All IDRs issued and outstanding immediately prior to the Effective Time will be automatically canceled and cease to exist, and no consideration will be delivered in respect of the cancellation of the IDRs.

Adjustments to Prevent Dilution

Prior to the Effective Time, the Cash Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to Common Units to provide the Common Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

Each of Parent, Merger Sub, the surviving entity and the Exchange Agent will be entitled to deduct and withhold from amounts otherwise payable to a Common Unitholder such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable state, local or foreign tax law. To the extent that deduction and withholding is required, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the former Common Unitholder in respect of whom such withholding was made.

Regulatory and Consent Matters

Parent, Merger Sub, Brookfield TOGP, the Partnership and the Partnership GP have agreed to, and to cause their respective subsidiaries to, use commercially reasonable efforts to obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, none of Parent, Merger Sub, Brookfield TOGP, the Partnership, the Partnership GP or any of their respective affiliates is under any obligation to offer, accept, agree to or commit to agree to a Divestiture Condition (as defined in the Merger Agreement) with respect to any businesses or assets owned as of the date of the Merger Agreement in order to obtain any approval or consent under applicable antitrust laws.

See “Special Factors—Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the Merger.

Termination of the Merger Agreement

The Partnership or Parent may terminate the Merger Agreement at any time prior to the Effective Time, by mutual written consent duly authorized by each of the Conflicts Committee (in the case of the Partnership) and the general partner of Parent (in the case of Parent).

In addition, either Parent or, following authorization by the Conflicts Committee, the Partnership, may terminate the Merger Agreement if the closing of the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate is not available to a party if the inability to satisfy such condition was due to the failure of such party (or, in the case of Partnership, Partnership GP, and in the case of Parent, Merger Sub) to perform and comply in all material respects with the covenants and agreements to be performed or compiled with by it prior to closing or if any other party has filed and is pursuing an action seeking specific performance pursuant to the terms of the Merger Agreement.

In addition, Parent may terminate the Merger Agreement:

•                  if there is a breach or failure to perform by the Partnership or Partnership GP of any of its representations, warranties, covenants or agreements in the Merger Agreement (or if any of the representations or warranties of the Partnership or Partnership GP set forth in the Merger Agreement fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of certain closing conditions, and (ii) is incapable of being cured, or is not cured, by the Partnership or Partnership GP within the earlier of (a) 30 days following receipt of written notice from Parent of such breach or failure or (b) the Outside Date; provided that Parent does not have the right to terminate if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•                  if at any time prior to closing a Restraint is in effect to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; provided, however, that the right to terminate is not available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under the Merger Agreement.

In addition, the Partnership may terminate the Merger Agreement:

•                  if there is a breach or failure to perform by Parent or Merger Sub of any of their representations, warranties, covenants or agreements in the Merger Agreement (or if any such representations or warranties of Parent or Merger Sub set forth in the Merger Agreement fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of certain closing conditions, and (ii) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (a) 30 days following receipt of written notice from the Partnership of such breach or failure or (b) the Outside Date; provided that the Partnership does not have the right to terminate if the Partnership or Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•                  if at any time prior to closing a Restraint is in effect to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; provided, however, that the right to terminate is not available to the Partnership if such Restraint was due to the failure of the Partnership or Partnership GP to perform in all material respects any of their respective obligations under the Merger Agreement; or

•                  if (i) all of Parent and Merger Sub’s conditions to closing have been met or waived (other than such conditions that by their nature are to be satisfied by the delivery of documents or the taking of any other action at the closing, but subject to the satisfaction (or waiver) of such conditions at the closing) and the closing has not occurred by the closing date, (ii) Partnership GP has confirmed by irrevocable written notice delivered to Parent that (a) all of the Partnership’s closing conditions have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the closing, but subject to the satisfaction (or waiver) of such conditions at closing) or that the Partnership has irrevocably waived any unsatisfied condition, and (b) each of the Partnership and Partnership GP is ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date of such notice and at all times during the five business day period thereafter (such notice, a “Closing Failure Notice”), and (iii) Parent fails to consummate the closing within those five business days.

Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses.

Conduct of Business Pending the Consummation of the Merger

Under the Merger Agreement, the Partnership and Partnership GP have undertaken certain covenants that place restrictions on them and their subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time. In general, the Partnership and Partnership GP have agreed to, and to cause each of their subsidiaries to, among other things, (i) conduct their respective businesses in the ordinary course of business and (ii) use commercially reasonable efforts to preserve intact their respective business organizations, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, from and after the Effective Time, solely to the extent that the Partnership or the Partnership GP, or any of their respective subsidiaries, would be permitted to indemnify an officer, director or employee of the Partnership or any of its subsidiaries or the Partnership GP, the surviving entity and the Partnership GP jointly and severally agree to (i) indemnify, defend and hold harmless such officers, directors and employees against any cost or expenses (including attorney’s fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened proceeding, and provide advancement of expenses with respect to each of the foregoing, and (ii) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of the Partnership and Partnership GP and their applicable subsidiaries immediately prior to the Effective Time and ensure that the organizational documents of the Partnership and Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, Partnership GP and their subsidiaries than are presently set forth in such organizational documents.

Under the Merger Agreement, the Partnership GP must maintain officers’ and directors’ liability insurance covering each member of the Conflicts Committee and all directors of the Partnership GP, other than officers or persons employed by a Brookfield entity, on terms substantially no less advantageous to such members than existing insurance at or prior to the Effective Time, for a period of six years from and after the Effective Time. In no event is the Partnership GP required to pay an annual premium therefor in excess of 300% of the current annual premium paid by the Partnership or the Partnership GP for such member’s current coverage. In the event the Partnership GP would be required to expend more than such amount, the Partnership GP will have the right to purchase instead a six year “tail” policy on terms that are no less advantageous to such members than the existing coverage with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such members in their capacity as such.

Amendment and Waiver

At any time prior to the Effective Time, whether before or after Partnership Unitholder Approval, the parties may, by written agreement, amend the Merger Agreement; provided, however, that:

•                  the Merger Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the Conflicts Committee; and

•                  following the Partnership Unitholder Approval of the Merger and the other transactions contemplated by the Merger Agreement, no amendment or change to the provisions of the Merger Agreement will be made which by law or stock exchange rule would require further approval by Common Unitholders, as applicable, without such approval.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to the Merger Agreement, such determination, decision, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable law, such action shall not require approval of the Common Unitholders.

At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed:

•                  waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement;

•                  extend the time for the performance of any of the obligations or acts of any other party provided for in the Merger Agreement;

•                  waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement, as permitted under the Merger Agreement; or

•                  make or grant any consent under the Merger Agreement;

provided, however, that neither the Partnership nor Partnership GP shall take any such action without the prior approval of the Conflicts Committee.

Remedies; Specific Performance

The Merger Agreement provides that no termination of the Merger Agreement will relieve the Partnership from any liability for any failure to consummate the Merger and the other transactions contemplated thereby when required pursuant to the Merger Agreement, and that in the event of the Partnership’s or Partnership GP’s willful breach of the Merger Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money) in an amount not to exceed $6.75 million. Notwithstanding anything to the contrary therein, the Merger Agreement also provides that the Partnership will pay Parent’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to an amount equal to $4 million, in the event the Merger Agreement is terminated by Parent pursuant to Section 8.1(c)(i) (Partnership or Partnership GP breach) of the Merger Agreement.

Notwithstanding anything to the contrary therein, the Merger Agreement also provides that in the event of termination of the Merger Agreement by the Partnership pursuant to Sections 8.1(d)(i) (Parent or Merger Sub breach), 8.1(d)(iii) (Parent failure to close) or 8.1(b) (reaching the Outside Date) (if the Partnership could have terminated pursuant to Section 8.1(d)(i) (Parent or Merger Sub breach)) of the Merger Agreement, then Parent shall, within two business days after the date of such termination, deliver the Termination Fee to the Partnership or its designated subsidiary assignee (it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion). If the Merger Agreement is terminated by the Partnership pursuant to Section 8.1(d)(i) (Parent or Merger Sub breach) of the Merger Agreement, Parent must pay the Partnership’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to an amount equal to $4 million; provided, that no such payment is required if Parent has paid the Termination Fee.

The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. The Termination Fee (together with the specific performance rights described in Section 9.8 of the Merger Agreement) is the sole and exclusive remedy of the Partnership or Partnership GP or any of their respective affiliates against Parent, Merger Sub, the Brookfield Affiliated Holders, Brookfield TOGP or any of their respective affiliates, or any direct or indirect former, current or future equity holder or Representative of any of the foregoing, for any damages, liabilities or other adverse consequences incurred by the Partnership, Partnership GP or any of their respective affiliates, and under no circumstances shall Parent be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Partnership and Partnership GP, on the one hand, and Parent and Merger Sub on the other hand. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•                  may be intended not as statements of fact or of the condition of the parties to the Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•                  have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;

•                  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•                  were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

The representations and warranties made by the Partnership and Partnership GP to Parent and Merger Sub relate to, among other things:

•                  organization, standing and power;

•                  approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•                  capitalization and subsidiaries;

•                  required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•                  documents filed with the SEC and undisclosed liabilities;

•                  opinion of financial advisor to the Conflicts Committee;

•                  information supplied in connection with this information statement and the Schedule 13E-3 filed with the SEC in connection with the Merger;

•                  compliance with laws;

•                  legal proceedings;

•                  brokers and other advisors; and

•                  absence of additional representations and warranties.

The representations and warranties made by Parent and Merger Sub to the Partnership relate to, among other things:

•                  organization, standing and power;

•                  operations and ownership of Merger Sub;

•                  ownership of Partnership interests;

•                  approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•                  required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•                  legal proceedings;

•                  access to information;

•                  information supplied in connection with this information statement and the Schedule 13E-3 filed with the SEC in connection with the Merger;

•                  brokers and other advisors;

•                  the Equity Commitment; and

•                  absence of additional representations and warranties.

Distributions for Periods Prior to the Merger

Until the Effective Time or the earlier termination of the Merger Agreement, Partnership GP will, upon resolution of the GP Board in accordance with the Partnership Agreement, and subject to compliance with applicable law, declare, and cause the Partnership to pay, quarterly Series A Distributions, Series B Distributions and Series E Distributions (each as defined in the Partnership Agreement).

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements.

CERTAIN PURCHASES AND SALES OF COMMON UNITS

Other than issuances pursuant to the Partnership Long-Term Incentive Plan (or transactions as a result thereof by any independent directors), during the past 60 days, there have been no transactions in the Common Units by the Partnership, Partnership GP or Parent or any officer, director, member of Management, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

DELISTING AND DEREGISTRATION

If the Merger is completed, the Common Units will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act).

DESCRIPTION OF THE CLASS A COMMON UNITS

The following description of the Class A Common Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Amended and Restated Partnership Agreement, the form of which is attached as an exhibit to the Merger Agreement included as Annex A hereto and sets forth the terms of the Class A Common Units.

General

In connection with the Merger, Partnership GP will enter into the Amended and Restated Partnership Agreement to, among other things, create a new series of units designated as Class A Common Units. The Class A Common Units, along with the Partnership’s Class B Common Units and Preferred Units represent limited partnership interests in the Partnership. Other than as described in this “Description of the Class A Common Units,” each Class A Common Unit shall be economically equivalent to and rank pari passu with a Class B Common Unit, and a Class A Common Unitholder shall have rights equivalent to a Class B Common Unitholder with respect to, without limitation, distributions and allocations of income, gain, loss or deductions. See “Description of Other Equity Securities.”

Voting Rights

The Class A Common Units shall not have any voting rights except as expressly required by the Marshall Islands Act, but only to the extent that such voting rights under the Marshall Islands Act may not be waived. To the fullest extent permitted by applicable law, each Class A Common Unitholder will be deemed to have granted its proxy to the General Partner (as defined in “Description of the Amended and Restated Partnership Agreement”) and to have authorized the General Partner to vote, in the sole discretion of the General Partner, its Class A Common Units on any matter for which the Class A Common Units have voting rights pursuant to the Marshall Islands Act.

Automatic Redemption of Class A Common Units

Subject to applicable legal, tax or regulatory constraints, in connection with any Brookfield Sales Event (as defined below), the General Partner and the Partnership shall, automatically and without any action or future consent by any Class A Common Unitholder, redeem, at a price per Class A Common Unit equal to the consideration received by the Brookfield Holders (as defined below) per Class B Common Unit in connection with such Brookfield Sales Event, a number of Class A Common Units equal to the Class A Sharing Amount (as defined below), or effect such other transaction to achieve the same result. The Partnership shall distribute the proceeds of the redemption of such Class A Common Units to the Class A Common Unitholders on a pro rata basis through a redemption or cancellation of an appropriate number of Class A Common Units. Each Class A Common Unitholder will be deemed to have (a) consented to such redemption, (b) agreed to reasonably assist and cooperate with the Partnership and the General Partner to facilitate a Brookfield Sales Event and (c) acknowledge that the General Partner and the Partnership shall have all power of attorney rights as will be set forth in the Amended and Restated Partnership Agreement to effectuate such redemptions.

For purposes of this “Description of the Class A Common Units”:

“Brookfield Holders” means the “Brookfield Affiliated Holders” as such term is defined in the Amended and Restated Limited Partnership Agreement;

“Brookfield Sales Event” means any direct or indirect sale of Class B Common Units by the Brookfield Holders; and

“Class A Sharing Amount” means, with respect to any Brookfield Sales Event, a number of Class A Common Units equal to (i) the number of Class B Common Units to be transferred in connection with such Brookfield Sales Event divided by the total number of Class B Common Units then outstanding multiplied by (ii) the number of Class A Common Units then outstanding.

Preemptive Rights

Other than through an Excluded Issuance (as defined below), prior to the Partnership offering, issuing or selling any Post-Merger Common Units or other securities that have rights and preferences that rank pari passu with the Post-Merger Common Units (“Pari Passu Securities”), including debt (or other instruments) convertible into Pari Passu Securities, or options or other rights to acquire Pari Passu Securities, including pursuant to a commitment or subscription to acquire Pari Passu Securities over time pursuant to capital calls or otherwise, or any equity interest or options or other rights to acquire an equity interest in any subsidiary of the Partnership, including debt or other instruments convertible into equity interests in a subsidiary of the Partnership (collectively, the “New Interests”), to any Brookfield Affiliated Holder (a “Proposed Purchaser”), the Partnership shall, subject to compliance with applicable securities laws, deliver a notice (the “Preemptive Notice”) of its proposal to offer, issue or sell the New Interests to each Class A Common Unitholder, which Preemptive Notice shall offer each Class A Common Unitholder the right to purchase additional Class A Common Units and shall set forth in reasonable detail (A) the terms and conditions of such issuance, (B) the price per Class A Common Unit and (C) the maximum number of Class A Common Units (which will be issued to the Class A Common Unitholders in lieu of New Interests) that are available for purchase by such Class A Common Unitholder (pro rata based on such Class A Common Unitholder’s percentage interest in the Partnership, calculated as of the date of the Preemptive Notice, in relation to the total number of New Interests available for purchase) (such Class A Common Unitholder’s “Eligible Share”); provided, that, the New Interests available for purchase by the Proposed Purchaser shall be reduced, on a one-for-one basis, to the extent the Class A Common Unitholders elect to purchase additional Class A Common Units as described in this subsection. Each Class A Common Unitholder shall have five business days after receipt of the Preemptive Notice (the “Election Period”) to exercise its right to purchase such Class A Common Units by delivering an irrevocable written notice to the Partnership, which shall state the number of Class A Common Units such Class A Common Unitholder elects to purchase up to the maximum amount of such Class A Common Unitholder’s pro rata share of the total number of Class A Common Units available for purchase in the Preemptive Notice (the “Offered Interests”).

If not all of the Class A Common Units are subscribed for by the Class A Common Unitholders, the Partnership shall have the right, but shall not be required, to offer, issue and sell the unsubscribed portion of the Offered Interests to any other Class A Common Unitholder at any time during the 60 days following the termination of the Election Period at a price and on terms no more favorable, in the aggregate, to such Class A Common Unitholder than specified in the Preemptive Notice. Notwithstanding the foregoing sentence, the General Partner may, in its reasonable discretion, impose such other reasonable and customary terms and procedures, including setting a closing date and requiring customary closing deliveries, in connection with any offering, issuance or sale of Offered Interests as described in this subsection.

Notwithstanding anything to the contrary in the Amended and Restated Partnership Agreement, the Partnership may, in order to expedite the issuance of New Interests, issue all or a portion of such New Interests to any Proposed Purchaser approved by the General Partner without complying with the first two paragraphs of this subsection; provided, however, that within 45 days of the issuance of such New Interests (or such longer period as may be required to comply with any applicable securities laws), the Partnership shall offer to sell an amount of Class A Common Units to each Class A Common Unitholder equal to such Class A Common Unitholder’s respective Eligible Share of such Class A Common Units in a manner that otherwise provides each such Class A Common Unitholder with rights substantially similar to the rights described in the first two paragraphs of this subsection. Each Class A Common Unitholder will have five business days after delivery of such a written offer to such Class A Common Unitholder to deliver an irrevocable written notice to the Partnership, which notice shall state the amount of Class A Common Units that such Class A Common Unitholder would like to purchase up to the maximum dollar amount equal to such Class A Common Unitholder’s Eligible Share of the total offering amount.

For purposes of this subsection:

“Excluded Issuances” means an issuance or sale of any New Interests in connection with (a) grants to existing and future directors, officers and employees, consultants or independent contractors of the General Partner or certain of its affiliates in accordance with the terms and conditions of any equity-based plans or other compensation agreements; (b) the conversion or any exchange of any securities of the Partnership into New Interests, or the exercise of any warrants or other rights to acquire New Interests; (c) any merger, consolidation or other business combination involving the Partnership or any of its subsidiaries; (d) any subdivision of or distribution on any interest in the Partnership or reclassification, reorganization or similar recapitalization and (e) any underwritten offering of New Interests for cash for the account of the Partnership.

Transfer of Class A Common Units

No Class A Common Unitholder may sell, assign, convey, pledge, transfer or otherwise dispose of any Class A Common Units (other than as described in “—Automatic Redemption of Class A Common Units”), and any sale, assignment, conveyance, pledge, transfer or other disposition of Class A Common Units in violation of the Amended and Restated Partnership Agreement, other than by operation of law (including intestacy), shall be null and void.

No Fiduciary Duty

Neither the Partnership, the General Partner, the General Partner’s officers and directors nor any other affiliates of the General Partner shall owe any duties, including fiduciary duties, or have any liability to Class A Common Unitholders, other than the implied contractual covenant of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Common Units will be Computershare, Inc. (the “Transfer Agent” and “Registrar,” respectively in such capacity).

Listing

The Class A Common Units will not be listed for trading on any national securities exchange.

DESCRIPTION OF OTHER EQUITY SECURITIES

The following descriptions of the Class B Common Units and the Preferred Units do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Amended and Restated Partnership Agreement, the form of which is attached as an exhibit to the Merger Agreement included as Annex A hereto and sets forth the terms of the Class B Common Units and the Preferred Units.

Class B Common Units

In connection with the Merger, Partnership GP will enter into the Amended and Restated Partnership Agreement, which will, among other things, reclassify the Common Units that remain outstanding after the Merger as “Class B Common Units.”

The Class B Common Units represent limited partner interests in the Partnership. The Class B Common Unitholders will be entitled to participate in Partnership distributions and exercise the rights and privileges available to limited partners under the Amended and Restated Partnership Agreement. For a description of the rights of Class B Common Unitholders to receive partnership distributions, see “—Distributions.” For a description of certain other rights and privileges of Common Unitholders under the Amended and Restated Partnership Agreement, see “The Amended and Restated Partnership Agreement.”

Voting

On any matter in which the Class B Common Unitholders are entitled to vote as a class, such holders will be entitled to one vote per unit. For a description of matters on which the Class B Common Unitholders are entitled to vote, please read “The Amended and Restated Partnership Agreement.”

Distributions

The Class B Common Unitholders are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by the GP Board. Upon any liquidation, dissolution or winding up of the Partnership’s affairs, whether voluntary or involuntary, the Class B Common Unitholders are entitled to receive distributions of the Partnership’s assets, after it has satisfied or made provision for its debts and other obligations and for payment to the holders any class or series of limited partner interests (including the Preferred Units) having preferential rights to receive distributions of Partnership assets.

Preferred Units

In April 2013, the Partnership issued 6,000,000 of Series A Preferred Units, which are all outstanding as of the date hereof. In April 2015, the Partnership issued 5,000,000 Series B Preferred Units, which are all outstanding as of the date hereof. In January 2018, the Partnership issued 4,800,000 Series E Preferred Units, which are all outstanding as of the date hereof. The Partnership may, without notice to or consent of the holders of Preferred Units (the “Preferred Unitholders”), authorize and issue additional Preferred Units and Junior Securities (as defined below). The Partnership may authorize and issue Parity Securities (as defined below) and Senior Securities (as defined in the Amended and Restated Partnership Agreement), subject to any rights of the Preferred Unitholders described under “—Voting Rights.”

The Preferred Units entitle the holders thereof to receive cumulative cash distributions when, as and if declared by the General Partner (as defined in “Description of the Amended and Restated Partnership Agreement”) out of any assets of the Partnership legally available for such purpose. Subject to the matters described under “—Liquidation Rights,” each Preferred Unit generally has a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared. See “—Liquidation Rights.”

The Preferred Units represent perpetual equity interests in the Partnership and, unlike indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Preferred Units rank junior to all of the Partnership’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Partnership.

All the Series A Preferred Units, all the Series B Preferred Units and all the Series E Preferred Units, respectively, are represented by a single certificate issued to the Depository Trust Company (the “Securities Depository”) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

The Preferred Units are not convertible into Common Units or any other of the Partnership’s securities, and the Preferred Units do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Units, Series B Preferred Units and Series E Preferred Units are subject to redemption, in whole or in part, at the Partnership’s option commencing on April 30, 2018, April 20, 2020 and February 15, 2025, respectively. See “—Redemption.”

Ranking

The Preferred Units, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of the Partnership’s affairs, rank:

•                  senior to the Junior Securities, as defined below (including the Post-Merger Common Units)

•                  on a parity with each other and with any other class or series of equity interest in the Partnership (the “Parity Securities”); and

•                  junior to the Senior Securities (as defined in the Amended and Restated Partnership Agreement).

Under the Amended and Restated Partnership Agreement, the Partnership will be permitted to issue additional Preferred Units that are deemed to rank junior to the Series A Preferred Units, Series B Preferred Units and Series E Preferred Units (the “Junior Securities”) from time to time in one or more series without the consent of the Preferred Unitholders. The General Partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series and also to determine the number of units constituting each series of securities. The Partnership’s ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The Preferred Unitholders will be entitled, in the event of any liquidation or dissolution of the Partnership, whether voluntary or involuntary, to receive out of the assets of the Partnership or proceeds thereof legally available for distribution to the Partnership’s partners the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, after satisfaction of all liabilities, if any, to creditors of the Partnership and after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any then-outstanding Senior Securities, and before any distribution will be made to the holders of Post-Merger Common Units or any other Junior Securities. Neither a consolidation or merger of the Partnership with or into any other entity nor a sale of all or substantially all of the property or business of the Partnership, individually or in a series of transactions, will be deemed a liquidation or dissolution of the Partnership for this purpose. In the event that Partnership assets available for distribution to Preferred Unitholders and holders of any other Parity Securities are insufficient to permit payment of all required amounts, the Partnership’s assets then remaining will be distributed among the Preferred Units and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the Preferred Unitholders and holders of any other Parity Securities, the Partnership’s remaining assets and funds will be distributed among the holders of the Post-Merger Common Units and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Preferred Units have no voting rights except as set forth below or as otherwise provided by the Marshall Islands Act. In the event that six quarterly distributions, whether consecutive or not, payable on the Preferred Units are in arrears, the Preferred Unitholders will have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, to elect one member of the GP Board, and the size of the GP Board will be increased as needed to accommodate such change (unless the Preferred Unitholders and holders of Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of the GP Board, and such director continues then to serve on the GP Board). Distributions payable on the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable, will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent Distribution Payment Date (as defined below) have not been paid on all outstanding Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable. The right of such Preferred Unitholders to elect a member of the GP Board will continue until such time as all distributions accumulated and in arrears on the applicable Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly distributions as described above. Upon any termination of the right of the Preferred Unitholders and holders of any other Parity Securities to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the Preferred Unitholders and holders of any other Parity Securities shall each be entitled to one vote per director on any matter before the GP Board.

Unless the General Partner has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a separate class, the General Partner may not adopt any amendment to the Amended and Restated Partnership Agreement that has a material adverse effect on the existing terms of the Series A Preferred Units. Unless the Partnership has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a separate class, the General Partner may not adopt any amendment to the Amended and Restated Partnership Agreement that has a material adverse effect on the existing terms of the Series B Preferred Units. Unless the General Partner has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series E Preferred Units, voting as a separate class, the General Partner may not adopt any amendment to the Amended and Restated Partnership Agreement that has a material adverse effect on the existing terms of the Series E Preferred Units.

In addition, unless the Partnership has received the affirmative vote or consent of Preferred Unitholders holding at least two-thirds of the outstanding Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership may not:

•                  issue any Parity Securities or Senior Securities if the cumulative distributions payable on outstanding Preferred Units are in arrears; or

•                  create or issue any Senior Securities.

On any matter described above in which the Preferred Unitholders are entitled to vote as a class, such Preferred Unitholders will be entitled to one vote per Preferred Unit. The Preferred Units held by the Partnership or any of its subsidiaries or affiliates will not be entitled to vote.

Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Preferred Unitholders are entitled to receive, when, as and if declared by the GP Board out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on the Series A Preferred Units accrue at a rate of 7.25% per annum per $25.00 stated liquidation preference per Series A Preferred Unit. Distributions on the Series B Preferred Units accrue at a rate of 8.50% per annum per $25.00 stated liquidation preference per Series B Preferred Unit. Until From the date of original issue to, but not including, February 15, 2025 (the “Fixed Rate Period”), distributions on the Series E Preferred Units accrue at a rate of 8.875% per annum per $25.00 stated liquidation preference per Series E Preferred Unit. On and after February 15, 2025 (the “Floating Rate Period”), distributions on the Series E Preferred Units accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to Series E Three-Month LIBOR (as defined in the Amended and Restated Partnership Agreement) plus a spread of 640.7 basis points.

Distribution Payment Dates

The “Distribution Payment Dates” for the Preferred Units are each February 15, May 15, August 15 and November 15. Distributions accumulate in each distribution period from and including the preceding Distribution Payment Date to but excluding the applicable Distribution Payment Date for such distribution period, and distributions accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a business day, declared distributions will be paid on the immediately succeeding business day without the accumulation of additional distributions. Distributions on the Series A Preferred Units, Series B Preferred Units and, during the Fixed Rate Period, the Series E Preferred Units are payable based on a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, distributions on the Series E Preferred Units will be payable based on a 360-day year and the number of days actually elapsed during such distribution period.

Payment of Distributions

Not later than the close of business, New York City time, on each Distribution Payment Date, the Partnership will pay those quarterly distributions, if any, on the Preferred Units that have been declared by the GP Board to the holders of such units as such holders’ names appear on the Partnership’s unit transfer books maintained by the Transfer Agent and Registrar on the applicable date established by the General Partner or otherwise in accordance with the Merger Agreement for determining the record date for distributions. The applicable record date is the fifth business day immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by the GP Board in accordance with the Partnership Agreement, as amended.

So long as the Preferred Units are held of record by the nominee of the Securities Depository, declared distributions will be paid to the Securities Depository in same-day funds on each Distribution Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Preferred Units and any Parity Securities through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by the GP Board and paid on any date fixed by the GP Board, whether or not a Distribution Payment Date, to Preferred Unitholders on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Preferred Units and other such Parity Securities at such time. Preferred Unitholders will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “—

Distributions—Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Preferred Units.

Optional Redemption

Commencing on April 30, 2018, the Partnership may redeem, at its option, in whole or in part, the Series A Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Commencing on April 20, 2020, the Partnership may redeem, at its option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Commencing on February 15, 2025, the Partnership may redeem, at its option, in whole or in part, the Series E Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Partnership may undertake multiple partial redemptions.

No Sinking Fund

No Preferred Units have the benefit of any sinking fund.

No Fiduciary Duty

Neither the Partnership, the General Partner nor the General Partner’s officers and directors owe any fiduciary duties to Preferred Unitholders other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement.

DESCRIPTION OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT

The following description of certain terms of the Amended and Restated Partnership Agreement to be entered into in connection with the Merger does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amended and Restated Partnership Agreement, the form of which is attached as Annex B hereto and incorporated herein by reference.

Organization and Duration

The Partnership was formed on August 31, 2006 under the Marshall Islands Act and has perpetual existence.

Purpose

The Amended and Restated Partnership Agreement will provide that the Partnership may directly or indirectly engage in business activities approved by Partnership GP (with its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, the “General Partner”), including owning interests in subsidiaries through which the Partnership conducts operations. The General Partner owes a contractual duty of good faith and fair dealing to the Class A Common Unitholders and Preferred Unitholders pursuant to the Amended and Restated Partnership Agreement. The General Partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out the Partnership’s purposes and to conduct its business.

Power of Attorney

Each limited partner, and each person who acquires any limited partner interest from another limited partner, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership’s qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the Amended and Restated Partnership Agreement.

Capital Contributions

No Class A Common Unitholder, Class B Common Unitholder or Preferred Unitholder is obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following matters require the unitholder vote specified below. Matters requiring the approval of a “Class B Common Unit Majority” require the approval of holders of a majority of the Class B Common Units.

In voting their Class A Common Units or Class B Common Units (together, the “Post-Merger Common Units”), or any Preferred Units they may hold, the General Partner and its affiliates have no fiduciary duty or obligation whatsoever to the Partnership or its unitholders, including any duty to act in good faith or in the best interests of the Partnership and its unitholders.

Action	Unitholder Approval Required

Issuance of additional Class B Common Units or other limited partner interests	No approval rights. Please read “Description of the Class A Common Units—Preemptive Rights.”

Amendment of the Amended and Restated Partnership Agreement

Certain amendments may be made by the General Partner without the approval of the Partnership’s unitholders. Other amendments generally require the approval of a Class B Common Unit Majority. Please read “—Amendment of the Amended and Restated Partnership Agreement.”

Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets	Class B Common Unit Majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of the Partnership	Class B Common Unit Majority. Please read “—Termination and Dissolution.”

Reconstitution of the Partnership upon dissolution	Class B Common Unit Majority. Please read “—Termination and Dissolution.”

Withdrawal of the General Partner

The General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Amended and Restated Partnership Agreement. Please read “—Withdrawal or Removal of The General Partner.”

Removal of the General Partner

Not less than 66 2/3% of the outstanding Class B Common Units, including Class B Common Units held by the General Partner and its affiliates, voting as a single class. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the General Partner Interest	No approval rights. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in the General Partner	No approval rights. Please read “—Transfer of Ownership Interests in General Partner.”

Class A Common Unitholders and Preferred Unitholders have no voting rights, other than the limited voting rights described in “Description of the Class A Common Units—Voting Rights” and “Description of Other Equity Securities—Preferred Units—Voting Rights.”

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the Marshall Islands Act, the limited partner’s liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to the Partnership for the limited partner’s units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the Partnership’s limited partners as a group:

•                  to remove or replace the General Partner;

•                  to approve some amendments to the Amended and Restated Partnership Agreement; or

•                  to take other action under the Amended and Restated Partnership Agreement;

constituted that a limited partner “participates in the control” of the Partnership’s business for the purposes of the Marshall Islands Act, then the Partnership’s limited partners could be held personally liable for its obligations under the laws of the Republic of the Marshall Islands, to the same extent as the General Partner. This liability would extend to persons who transact business with the Partnership and reasonably believe that the limited partner is a general partner. The Amended and Restated Partnership Agreement will not provide, and the Marshall Islands Act does not provide, specifically for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in the Republic of the Marshall Islands case law.

Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, an assignee of partnership interests who becomes a limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner and that could not be ascertained from the partnership agreement.

Maintenance of limited liability may require compliance with legal requirements in the jurisdictions in which the Partnership’s subsidiaries conduct business, which may include qualifying to do business in those jurisdictions.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of the Partnership’s ownership or control of operating subsidiaries or otherwise, it were determined that the Partnership was conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the Partnership’s limited partners as a group to remove or replace the General Partner, to approve some amendments to the Amended and Restated Partnership Agreement, or to take other action under the Amended and Restated Partnership Agreement constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the Partnership’s limited partners could be held personally liable for its obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. The Partnership intends to operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of its limited partners.

Issuance of Additional Securities

The Amended and Restated Partnership Agreement will authorize the Partnership to issue an unlimited number of additional Partnership securities (other than Class A Common Units, subject in certain cases to the preemptive rights of Class A Common Unitholders in connection with issuances of securities to Brookfield) and rights to buy Partnership securities for the consideration and on the terms and conditions determined by the General Partner, without the approval of its unitholders, other than the limited approval rights of the Preferred Unitholders described above under “Description of Other Equity Securities—Preferred Units—Voting Rights.”

The Partnership may fund acquisitions through the issuance of additional Class B Common Units or other equity securities. Holders of any additional Class B Common Units or Preferred Units the Partnership may issue will be entitled to share equally with the then-existing holders of Post-Merger Common Units or Preferred Units, as applicable, in distributions. In addition, the issuance of additional Class B Common Units or other equity securities interests may dilute the value of the interests of the then-existing holders of Post-Merger Common Units in the Partnership’s net assets.

In accordance with the Republic of the Marshall Islands law and the provisions of the Amended and Restated Partnership Agreement, the Partnership may also issue additional Partnership securities that, as determined by the General Partner, have special voting or other rights to which the Post-Merger Common Units or Preferred Units are not entitled.

Upon issuance of certain additional Partnership securities (including Class B Common Units, but excluding the Preferred Units), the General Partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its General Partner Interest at the same percentage level as before the issuance. The General Partner’s 0.76% interest in the Partnership will thus be reduced if the Partnership issues certain additional Partnership securities and the General Partner does not elect to maintain its 0.76% General Partner Interest. The General Partner’s interest does not entitle it to receive any portion of distributions made in respect of the Preferred Units and the General Partner’s interest will not be affected by the issuance of any additional Preferred Units. The General Partner and its affiliates also have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Class B Common Units or other equity securities whenever, and on the same terms that, the Partnership issues those securities to persons other than the General Partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest in the Partnership, including its interest represented by Class B Common Units, that existed immediately prior to each issuance. Other Class B Common Unitholders will not have similar preemptive rights to acquire additional Class B Common Units or other Partnership securities.

Amendment of the Amended and Restated Partnership Agreement

General

Amendments to the Amended and Restated Partnership Agreement may be proposed only by or with the consent of the General Partner. However, the General Partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or its limited partners, including any duty to act in good faith or in the best interests of the Partnership or its limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of Class B Common Units required to approve the amendment or call a meeting of Class B Common Unitholders to consider and vote upon the proposed amendment. In addition, holders of Preferred Units must approve certain amendments as described above under “Description of Other Equity Securities—Preferred Units—Voting Rights.” Except as described below or as otherwise will be set forth in the Amended and Restated Partnership Agreement, or for amendments that require Series A Preferred Unit, Series B Preferred Unit or Series E Preferred Unit approval or approval of the Preferred Unitholders voting together as a class with all Parity Securities upon which like voting rights have been conferred and are exercisable, an amendment must be approved by a Class B Common Unit Majority.

Prohibited Amendments

No amendment may be made that would:

(1)                                 increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class or series of limited partner interests so affected;

(2)                                 increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld at its option;

(3)                                 change the term of the Partnership;

(4)                                 provide that the Partnership is not dissolved upon an election to dissolve the Partnership by the General Partner that is approved by the holders of a Class B Common Unit Majority; or

(5)                                 give any person the right to dissolve the Partnership other than the General Partner’s right to dissolve the Partnership with the approval of the holders of a Class B Common Unit Majority.

The provision of the Amended and Restated Partnership Agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by the General Partner and its affiliates).

No Unitholder Approval

The General Partner may generally make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner to reflect:

(1)                                 a change in the Partnership’s name or the location of its principal place of business, registered agent or registered office;

(2)                                 the admission, substitution, withdrawal or removal of partners in accordance with the Amended and Restated Partnership Agreement;

(3)                                 a change that the General Partner determines to be necessary or appropriate for the Partnership to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of the Marshall Islands or to ensure that the Group Members (as defined in the Amended and Restated Partnership Agreement) will not be treated as associations taxable as corporations or otherwise taxed as entities for Marshall Islands income tax purposes;

(4)                                 an amendment that is necessary, upon the advice of counsel, to prevent the Partnership or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)                                 an amendment that the General Partner determines to be necessary or appropriate for the authorization of additional Partnership securities or rights to acquire Partnership securities (subject to the limited approval rights of Preferred Unitholders described above under “Description of Other Equity Securities—Preferred Units—Voting Rights”);

(6)                                 any amendment expressly permitted in the Amended and Restated Partnership Agreement to be made by the General Partner acting alone;

(7)                                 an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the Amended and Restated Partnership Agreement;

(8)                                 any amendment that the General Partner determines to be necessary or appropriate for the formation by the Partnership of, or its investment in, any corporation, partnership or other entity, as otherwise will be permitted by the Amended and Restated Partnership Agreement;

(9)                                 a change in the Partnership’s fiscal year or taxable year and related changes;

(10)                          certain mergers or conveyances as set forth in the Amended and Restated Partnership Agreement;

(11)                          any amendment that the General Partner determines to be necessary or appropriate in connection with a transfer or domestication of the Partnership to a new jurisdiction; provided that the Partnership shall have received an opinion of counsel that such transfer or domestication would not result in the loss of limited liability o any limited partner or of any limited partner or member of any other Group Member; or

(12)                          any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, the General Partner may make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner (subject to the limited approval rights of Preferred Unitholders described above under “Description of Other Equity Securities—Preferred Units—Voting Rights”) if the General Partner determines that those amendments:

(1)                                 do not adversely affect the Partnership’s limited partners (or any particular class or series of limited partners) in any material respect;

(2)                                 are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Republic of the Marshall Islands authority;

(3)                                 are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any applicable securities laws or rule, regulation, guideline or requirement of the SEC or any securities exchange on which the Partnership’s units are or will be listed for trading;

(4)                                 are necessary or appropriate for any action taken by the General Partner relating to splits or combinations of the Partnership’s units under the provisions of the Amended and Restated Partnership Agreement; or

(5)                                 will be required to effect the intent of the provisions of the Amended and Restated Partnership Agreement or will otherwise be contemplated by the Amended and Restated Partnership Agreement.

Opinion of Counsel and Unitholder Approval

The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to its limited partners if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the Amended and Restated Partnership Agreement will become effective without the approval of holders of at least 90% of the Partnership’s outstanding units voting as a single class unless the Partnership obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of its limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of units (other than Series A Preferred Units, Series B Preferred Units or Series E Preferred Units) in relation to other classes or series of units will require the approval of at least a majority of the type or class or series of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units will require the approval of at least two-thirds of the outstanding Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, respectively. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger Sale, or Other Disposition of Assets

A merger or consolidation of the Partnership requires the consent of the General Partner, in addition to the approval of a Class B Common Unit Majority. However, the General Partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership or the limited partners; provided, however, that the General Partner owes a contractual duty of good faith and fair dealing to Class B Common Unitholders and Preferred Unitholders pursuant to the Amended and Restated Partnership Agreement. In addition, the Amended and Restated Partnership Agreement will generally prohibit the General Partner, without the approval of a Class B Common Unit Majority, from causing the Partnership to sell, exchange, or otherwise dispose of all or substantially all of its assets. The General Partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of the Partnership’s assets without unitholder approval.

If conditions specified in the Amended and Restated Partnership Agreement are satisfied, the General Partner may convert the Partnership or any of its subsidiaries into a new limited liability entity or merge the Partnership or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in the Partnership’s legal form into another limited liability entity.

The Partnership’s unitholders will not be entitled to dissenters’ rights of appraisal under the Amended and Restated Partnership Agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of the Partnership’s assets, or any other transaction or event.

Termination and Dissolution

The Partnership will continue as a limited partnership until terminated under the Amended and Restated Partnership Agreement. The Partnership will dissolve upon:

(1)                                 the election of the General Partner to dissolve us, if approved by the holders of a Class B Common Unit Majority;

(2)                                 the absence of any limited partners, unless the Partnership is continued without dissolution in accordance with the Marshall Islands Act;

(3)                                 the entry of a decree of judicial dissolution of the Partnership; or

(4)                                 the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner other than by reason of a transfer of its General Partner Interest in accordance with the Amended and Restated Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a Class B Common Unit Majority may also elect, within specific time limitations, to continue the Partnership’s business on the same terms and conditions as will be described in the Amended and Restated Partnership Agreement by appointing as General Partner an entity approved by the holders of a Class B Common Unit Majority, subject to the Partnership’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon the Partnership’s dissolution, unless the Partnership is continued as a new limited partnership, the liquidator authorized to wind up its affairs will, acting with all of the powers of the General Partner that are necessary or appropriate, liquidate the Partnership’s assets and apply the proceeds of the liquidation as will be described in the Amended and Restated Partnership Agreement. The liquidation rights of Preferred Unitholders and holders of Parity Securities are described under “Description of Other Equity Securities—Preferred Units—Liquidation Rights.” The liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to its partners.

Withdrawal or Removal of the General Partner

The General Partner may withdraw as general partner without first obtaining approval of any Common Unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Amended and Restated Partnership Agreement. In addition, the Amended and Restated Partnership Agreement will permit the General Partner in some instances to sell or otherwise transfer all of its General Partner Interest without the approval of the Common Unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of the General Partner under any circumstances, other than as a result of a transfer by the General Partner of all or a part of its General Partner Interest, the holders of a Class B Common Unit Majority may select a successor to that withdrawing General Partner. If a successor is not elected, the Partnership will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a Class B Common Unit Majority agree in writing to continue the Partnership’s business and to appoint a successor General Partner. Please read “—Termination and Dissolution.”

The General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the Partnership’s outstanding Class B Common Units, including Class B Common Units held by the General Partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability.

Any removal of the General Partner is also subject to the approval of a successor General Partner by the vote of the holders of a majority of the Partnership’s outstanding Class B Common Units, including Class B Common Units held by the General Partner and its affiliates. The ownership of more than 33 1/3% of the Partnership’s outstanding Class B Common Units by the General Partner and its affiliates would give them the practical ability to prevent the General Partner’s removal.

The Amended and Restated Partnership Agreement will also provide that if the General Partner is removed as the General Partner under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its General Partner Interest into Class B Common Units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of the General Partner under circumstances where cause exists or withdrawal of the General Partner where that withdrawal violates the Amended and Restated Partnership Agreement, a successor General Partner will have the option to purchase the General Partner Interest of the departing General Partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the General Partner withdraws or is removed by the Partnership’s limited partners, the departing General Partner will have the option to require the successor General Partner to purchase the General Partner Interest of the departing General Partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing General Partner and the successor General Partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and the successor General Partner will determine the fair market value. Or, if the departing General Partner and the successor General Partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing General Partner or the successor General Partner, the departing general partner’s General Partner Interest will automatically convert into Class B Common Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, the Partnership will be required to reimburse the departing General Partner for all amounts due the departing General Partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing General Partner or its affiliates for the Partnership’s benefit.

Transfer of General Partner Interest

The General Partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the General Partner, agree to be bound by the provisions of the Amended and Restated Partnership Agreement and furnish an opinion of counsel regarding limited liability.

Transfer of Ownership Interests in General Partner

At any time, members of the General Partner may sell or transfer all or part of their membership interests in the General Partner to an affiliate or a third party without the approval of the Partnership’s unitholders.

Transfer of Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units

By transfer of Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units in accordance with the Amended and Restated Partnership Agreement, each transferee of Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units automatically is admitted as a limited partner with respect to the Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units transferred when such transfer and admission is reflected in the

Partnership’s books and records. The General Partner will cause any transfers to be recorded on the Partnership’s books and records no less frequently than quarterly. Each transferee automatically is deemed to:

•                  represent that the transferee has the capacity, power and authority to become bound by the Amended and Restated Partnership Agreement;

•                  agree to be bound by the terms and conditions of, and to have executed, the Amended and Restated Partnership Agreement;

•                  grants power of attorney to officers of the General Partner and any liquidator of the Partnership as will be specified in the Amended and Restated Partnership Agreement; and

•                  give the consents and approvals that will be contained in the Amended and Restated Partnership Agreement.

The Partnership is entitled to treat the nominee holder of a Post-Merger Common Unit or Preferred Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Until a Post-Merger Common Unit or Preferred Unit has been transferred on the Partnership’s books, the Partnership and its transfer agent may treat the record holder of the unit as the absolute owner of such unit for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

The Amended and Restated Partnership Agreement will contain specific provisions that are intended to discourage a person or group from attempting to remove Teekay Offshore GP L.L.C. as the General Partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of the Partnership securities of any class or series then outstanding, that person or group will lose voting rights on all of its Partnership securities. This loss of voting rights does not apply to the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units or to any person or group that acquires the Partnership securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner or to any person or group who acquires the Partnership securities with the prior approval of the GP Board.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of the Post-Merger Common Units have only limited voting rights on matters affecting its business. They have no right to elect the General Partner (who manages the Partnership’s operations and activities) or the directors of the General Partner, on an annual or other continuing basis. On those matters that are submitted to a vote of Class B Common Unitholders, each record holder of a Class B Common Unit may vote according to the holder’s percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued.

Class A Common Unitholders and Preferred Unitholders generally have no voting rights. However, Class A Common Unitholders and Preferred Unitholders have limited voting rights as described above under “Description of the Class A Common Units—Voting Rights” and “Description of Equity Securities—Preferred Units—Voting Rights.”

Except as described below regarding a person or group owning 20% or more of any class or series of limited partner interest then outstanding, limited partners as of the record date will be entitled to notice of, and to vote at, any meetings of the Partnership’s limited partners and to act upon matters for which approvals by the holders of such class or series of limited partner interests may be solicited.

Any action that is required or permitted to be taken by the Partnership’s unitholders, or any applicable class or series thereof, may be taken either at a meeting of the applicable unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the Partnership’s unitholders may be called by the General Partner or by unitholders owning at least 20% of the outstanding units of the class or series for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class, classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

If at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates or a transferee approved by the GP Board, acquires, in the aggregate, beneficial ownership of 20% or more of the Partnership securities of any class or series then outstanding, that person or group will lose voting rights on all of its Partnership interests, except for the Series A Preferred Units, Series B Preferred Units and Series E Preferred Units, and such Partnership interests may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and the beneficial owner’s nominee provides otherwise.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of Post-Merger Common Units or Preferred Units under the Amended and Restated Partnership Agreement will be delivered to the record holder by the Partnership or by its transfer agent.

Status as Limited Partner

Except as described above under “—Limited Liability,” the Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units will be fully paid, and the Partnership’s unitholders will not be required to make additional contributions. By transfer of Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units in accordance with the Amended and Restated Partnership Agreement, each transferee of Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units shall be admitted as a limited partner with respect to the Post-Merger Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units transferred when such transfer and admission is reflected in the Partnership’s books and records.

Indemnification

Under the Amended and Restated Partnership Agreement, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)                                 the General Partner;

(2)                                 any departing General Partner;

(3)                                 any person who is or was an affiliate of the General Partner or any departing General Partner;

(4)                                 any person who is or was an officer, director, member, fiduciary, trustee or partner of any entity described in (1), (2) or (3) above;

(5)                                 any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of the General Partner or any departing General Partner or any affiliate of the General Partner or any departing General Partner; provided that such person will not be indemnified by reason of providing, on a fee-for-services basis, trustee fiduciary or custodial services; or

(6)                                 any person designated by the General Partner.

Any indemnification under these provisions will only be out of the Partnership’s assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable the Partnership to effectuate, indemnification.

The Partnership is authorized to purchase (or to reimburse the General Partner for the costs of) insurance against liabilities asserted against and expenses incurred by the General Partner, its affiliates and such other persons as the General Partner may determine and described in the paragraph above, whether or not it would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The General Partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

Reimbursement of Expenses

The Amended and Restated Partnership Agreement will require the Partnership to reimburse the General Partner for all direct and indirect expenses it incurs or payments it makes on the Partnership’s behalf and all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for the Partnership or on its behalf, and expenses allocated to the General Partner by its affiliates. The General Partner is entitled to determine the expenses that are allocable to us.

Books and Reports

The General Partner is required to keep appropriate books of the Partnership’s business at its principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, the Partnership’s fiscal year is the calendar year.

The Partnership intends to furnish or make available to record holders of the Class B Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units, within 120 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those financial statements by the Partnership’s independent chartered accountants. Except for the Partnership’s fourth quarter, the Partnership also intends to furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect the Partnership’s Books and Records

The Amended and Restated Partnership Agreement will provide that a limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at the limited partner’s own expense, have furnished to the limited partner:

(1)                                 a current list of the name and last known address of each partner;

(2)                                 a copy of the Partnership’s tax returns;

(3)                                 information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4)                                 copies of the Amended and Restated Partnership Agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

(5)                                 information regarding the status of the Partnership’s business and financial condition; and

(6)                                 any other information regarding the Partnership’s affairs as is just and reasonable.

The General Partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the Partnership’s best interests or that the Partnership is required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the Amended and Restated Partnership Agreement, the Partnership will agree to register for resale under the Securities Act, and applicable state securities laws any Partnership securities proposed to be sold by the General Partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Partnership GP as the General Partner. The Partnership is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Fiduciary Duties

The General Partner is accountable to the Partnership and the Common Unitholders as a fiduciary. The General Partner owes no fiduciary duty to Class A Common Unitholders or Preferred Unitholders other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement. Fiduciary duties owed to the Partnership’s unitholders by the General Partner are prescribed by law and will be prescribed by the Amended and Restated Partnership Agreement. The Marshall Islands Act provides that Republic of the Marshall Islands partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to the limited partners and the partnership.

The Amended and Restated Partnership Agreement will contain various provisions restricting the fiduciary duties that might otherwise be owed by the General Partner. The Partnership has adopted these provisions to allow the General Partner to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. The Partnership believes this is appropriate and necessary because the GP Board has fiduciary duties to manage the General Partner in a manner beneficial both to its owner, Brookfield TOGP, as well as to holders of the Post-Merger Common Units. These modifications disadvantage the limited partners because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

•                  the fiduciary duties imposed on the General Partner by the Marshall Islands Act;

•                  material modifications of these duties as will be contained in the Amended and Restated Partnership Agreement; and

•                  certain rights and remedies of unitholders contained in the Marshall Islands Act.

Marshall Islands law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require the general partner: (1) to account to the partnership and hold as trustee for it any property, profit or benefit derived by the partner in the conduct or winding up of the partnership business or affairs or derived from a use by the partner of partnership property, including the appropriation of a partnership opportunity; (2) to refrain from dealing with the partnership in the conduct or winding up of the partnership business or affairs as or on behalf of a party having an interest adverse to the partnership; and (3) to refrain from competing with the partnership in the conduct of the partnership business or affairs before the dissolution of the partnership.

Amended and Restated Partnership Agreement modified standards

The Amended and Restated Partnership Agreement will contain provisions that waive or consent to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Republic of the Marshall Islands. For example, Section 7.9 of the Amended and Restated Partnership Agreement will provide that when the General Partner is acting in its capacity as the General Partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under the laws of the Republic of the Marshall Islands. In addition, when the General Partner is acting in its individual capacity, as opposed to in its capacity as the General Partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. The Amended and Restated Partnership Agreement will provide that the General Partner and its affiliates, including the Partnership and the General Partner’s officers and directors, do not owe any fiduciary duties to Class A Common Unitholders and Preferred Unitholders other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement. These standards restrict the obligations to which the General Partner would otherwise be held.

The Amended and Restated Partnership Agreement will generally provide that affiliated transactions and resolutions of conflicts of interest not involving a vote of the Common Unitholders and that are not approved by the Conflicts Committee must be:

• on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or

•                  “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If the General Partner does not seek approval from the Conflicts Committee, and the GP Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the GP Board acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards restrict the obligations to which the General Partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of the General Partner, the Amended and Restated Partnership Agreement will further provide that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the General Partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Rights and remedies of unitholders

The provisions of the Marshall Islands Act resemble the provisions of the limited partnership act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of partnership agreements and allows the Amended and Restated Partnership Agreement to contain terms governing the rights of the unitholders. The rights of the Partnership’s limited partners, including voting and approval rights and the ability of the Partnership to issue additional units, will be governed by the terms of the Amended and Restated Partnership Agreement.

As to remedies of limited partners, the Marshall Islands Act permits a limited partner or an assignee of a partnership interest to bring an action in the right of the limited partnership to recover a judgment in its favor if general partners with authority to do so have refused to bring the action or if an effort to cause those general partners to bring the action is not likely to succeed.

Under the Amended and Restated Partnership Agreement, the Partnership will be required to indemnify the General Partner and its officers and directors to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or these other persons. The Partnership must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. The Partnership also must provide this indemnification for criminal proceedings when the General Partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful.

Thus, the General Partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. Please read “—Indemnification.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general summary of certain material U.S. federal income tax considerations applicable to U.S. Holders arising from and relating to the receipt of Cash Merger Consideration or alternatively, the receipt of newly designated unlisted Class A Common Units in exchange for Common Units insofar as it relates to matters of U.S. federal income tax law. This summary addresses only unitholders that are U.S. Holders who participate in the Merger. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the Merger. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the Merger to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal estate gift, U.S. federal alternative minimum, U.S. state and local, or non-U.S. tax consequences to U.S. Holders of the Merger. Each U.S. Holder should consult its own tax advisors regarding the U.S. federal estate and gift, U.S. federal alternative minimum, U.S. state and local and non-U.S. state and local and non-U.S. tax consequences of the Merger. This summary is based upon the provisions of the Code, legislative history, applicable U.S. Treasury Regulations (the “Treasury Regulations”), judicial authority and administrative interpretations, all as in effect on the date of this information statement, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion is limited to unitholders who hold their units as capital assets for tax purposes. This discussion does not address tax considerations that may be important to a particular unitholder in light of their individual circumstances, or to certain categories of unitholders that may be subject to special tax rules, such as:

•                  dealers in securities, commodities or currencies;

•                  traders in securities that have elected the mark-to-market method of accounting for their securities;

•                  persons whose functional currency is not the U.S. dollar;

•                  persons holding our units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•                  persons that acquired our units pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation or in connection with services;

•                  certain U.S. expatriates;

•                  financial institutions;

•                  insurance companies;

•                  persons subject to the alternative minimum tax;

•                  persons that actually or under applicable constructive ownership rules own 10% or more of our units; and

•                  entities that are tax-exempt for U.S. federal income tax purposes.

If the unitholder is a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our units should consult their tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our units.

Our Classification as a Corporation

Effective January 1, 2019 we have made an election on IRS Form 8832 to be treated as a corporation, instead of a partnership, for U.S. federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of the Common Units that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien, (b) a corporation or other entity taxable as a corporation that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Treatment of Receipt of Cash Merger Consideration in the Merger

Subject to the discussion of the PFIC rules below, upon the receipt of the Cash Merger Consideration in the Merger, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in such U.S. Holder’s Common Units. Gain or loss recognized on such sale or other disposition generally will be long term capital gain or loss if, at the time of the Merger, the units have been held for more than one year. Preferential rates apply to long term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Certain non-corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including capital gains from the sale or other disposition of units. Non-corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our units.

Treatment of Receipt of Newly Designated Unlisted Class A Common Units in the Merger

The discussion herein and in the section titled “Effect of PFIC Rules on the Treatment of Receipt of Newly Designated Unlisted Class A Common Units in the Merger” below assumes that a U.S. Holder that elects to receive newly designated unlisted Class A Common Units in exchange for their Common Units in the Merger makes such an election for all of such U.S. Holder’s Common Units and will receive no Cash Merger Consideration in the Merger.

Subject to the discussion of the PFIC rules below, the receipt by an electing U.S. Holder of newly designated unlisted Class A Common Units in exchange for their Common Units in the Merger is expected to be a tax-deferred exchange under Section 368(a)(1)(E) of the Code. Accordingly any such U.S. Holders would not recognize gain or loss in the Merger. Any such U.S. Holder’s aggregate tax basis in the newly designated unlisted Class A Common Units received in the Merger would equal its aggregate tax basis in the Common Units surrendered in the Merger. The holding period for the newly designated unlisted Class A Common Units received in the Merger generally would include the holding period for Common Units surrendered.

There can be no assurance that the IRS will not challenge this characterization of the receipt by an electing U.S. Holder of newly designated unlisted Class A Common Units in exchange for their Common Units in the Merger or that, if challenged, a U.S. court would not agree with the IRS. Each U.S. Holder should consult its own tax advisor regarding the proper treatment of the Merger for U.S. federal income tax purposes.

Consequences of Possible PFIC Classification

Special, generally adverse, U.S. federal income tax consequences apply to U.S. taxpayers who hold interests in a PFIC as defined under Section 1297 of the Code for any tax year during which such U.S. Holder holds or held shares in the PFIC, unless certain elections are available and timely and effectively made. As discussed below, the Partnership is not expected to be a PFIC at the time of the Merger.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC, for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income,” or (b) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from the Partnership’s time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in AOD 2010-01 that it disagrees with, and will not acquiesce to the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of the Partnership’s assets and operations (and those of the Partnership’s subsidiaries), the Partnership intends to take the position that the Partnership is not now and has never been a PFIC. In addition, based on current business plans and financial expectations, the Partnership expects that it will be not be a PFIC in subsequent tax years. The determination of whether any non-U.S. entity was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any non-U.S. entity will be a PFIC for any tax year depends on the assets and income of such entity over the course of each such tax year and, as a result, generally cannot be determined until the close of the tax year in question. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Partnership concerning its PFIC status or that this position would be sustained by a court if contested by the IRS, or that the Partnership would not constitute a PFIC for any future taxable year if there were to be changes in the Partnership’s assets, income or operations. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Partnership.

As discussed more fully below, if the Partnership were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat the Partnership as a “qualified electing fund.”

Effect of the PFIC Rules on the Treatment of Receipt of Cash Merger Consideration in the Merger

With respect to a U.S. Holder that does not have a “qualified electing fund” (“QEF”) election in effect, as further described below, if the Partnership is a PFIC or was a PFIC at any time during a U.S. Holder’s holding period for the U.S. Holder’s Common Units, the default rules under Section 1291 of the Code will apply to gain recognized by the U.S. Holder upon receipt of the Cash Merger Consideration in the Merger. Under Section 1291 of the Code, any gain recognized by a U.S. Holder upon receipt of the Cash Merger Consideration in the Merger would be taxed as ordinary income.

A U.S. Holder with a timely QEF election in effect (an “Electing Holder”) is not subject to such rules under Section 1291 of the Code but generally is required to report the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which the Partnership is a PFIC that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from the Partnership in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The Electing Holder’s adjusted tax basis in the Common Units would be increased to reflect taxed but undistributed earnings and profits. An Electing Holder generally will recognize capital gain or loss upon receipt of the Cash Merger Consideration in the Merger. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions). A U.S. Holder’s QEF election will not be effective unless the Partnership annually provides the U.S. Holder with certain information concerning the Partnership’s income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. The Partnership has no current plans to provide such information in the current taxable year to its U.S. Holders. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our units.

U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements, as well as the applicability, availability and advisability of, and procedure for, making QEF or other available elections with respect to the Partnership.

Effect of PFIC Rules on the Treatment of Receipt of Newly Designated Unlisted Class A Common Units in the Merger

If the Partnership has been a PFIC at any time during the period that a U.S. Holder has held Common Units, such holder could potentially be subject to the special, generally adverse, rules described below with respect to the exchange of Common Units for newly designated unlisted Class A Common Units pursuant to the Merger. Section 1291(f) of the Code provides that, to the extent provided in Treasury Regulations, any normally available non-recognition provision will not apply to a U.S. Holder’s disposition (including, in particular, any disposition of shares that occurs pursuant to a recapitalization under Section 368(a) of the Code) of equity of a non-U.S. entity if the entity was a PFIC for any taxable year that is included in whole or in part in the U.S. Holder’s holding period. The U.S. Treasury Department has issued proposed Treasury Regulations (which are not yet effective), but no final or temporary Treasury Regulations, under Section 1291(f). However, it is impossible to predict at this time whether, in what form, and with what effective date, final Treasury Regulations will be adopted. There is uncertainty about whether Section 1291(f) is self-executing. However, the IRS’s position appears to be that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. The proposed Treasury Regulations under Section 1291 provide an exception to the application of the PFIC rules in the context of certain non-recognition transactions where shares in a PFIC are exchanged for shares of an entity that also qualifies as a PFIC for the tax year that includes the day after the effective date of the transaction (the “PFIC-for-PFIC Exception”). However, because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance that they will be adopted in the form proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. Accordingly, in the absence of the proposed Treasury Regulations being finalized in their current form, assuming the receipt by an electing U.S. Holder of newly designated unlisted Class A Common Units in exchange for their Common Units in the Merger otherwise qualifies as a tax-deferred exchange under Section 368(a)(1)(E) of the Code, such exchange should fit within the PFIC-for-PFIC Exception in the event that the Partnership is expected to be a PFIC both immediately before and immediately after such exchange.

Backup Withholding and Information Reporting

The receipt of Cash Merger Consideration in the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of U.S. Holder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a U.S. Holder that fails to provide the correct taxpayer identification number.

THE GENERAL SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS, ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER APPLICABLE TO THEM, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, OR NON-U.S. TAX LAWS.

INFORMATION CONCERNING THE PARTNERSHIP

About the Partnership

The Partnership is an international midstream services provider of marine transportation, oil production, storage, long-distance towage and offshore installation and maintenance and safety services to the offshore oil industry focusing on the deep-water offshore oil regions of the North Sea, Brazil and the East Coast of Canada. The Partnership was formed as a Marshall Islands limited partnership in August 2006 by Teekay Corporation (NYSE: TK), a portfolio manager and project developer in the marine midstream space. In September 2017, affiliates of Brookfield purchased from an affiliate of Teekay Corporation a 49% interest in the Partnership GP and purchased approximately 60% of the Common Units and certain warrants to purchase additional Common Units from the Partnership. In July 2018, Brookfield exercised its option to acquire an additional 2% interest in the Partnership GP from an affiliate of Teekay Corporation. In May 2019, affiliates of Brookfield purchased the remaining 49% interest in the Partnership GP, 56,587,484 Common Units and certain warrants to purchase additional Common Units from an affiliate of Teekay Corporation. The Partnership seeks to leverage the expertise, relationships and reputation of Brookfield to pursue long-term growth opportunities. The Partnership’s growth strategy focuses primarily on expanding its fleet of shuttle tankers and FPSO units under medium-to-long term charter contracts. Its near-to-medium-term business strategy is primarily to focus on extending contracts and redeploying existing assets on long-term charters, repaying or refinancing scheduled debt obligations and pursuing additional strategic growth projects.

The Common Units trade on the NYSE under the symbol “TOO.” The Partnership’s and Partnership GP’s mailing address is 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda and their telephone number is (441) 405-5560.

During the past five years, neither the Partnership nor Partnership GP has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Recent Developments

None.

Prior Public Offerings

None.

INFORMATION CONCERNING THE BROOKFIELD FILING PARTIES

Identity and Background of the Brookfield Filing Parties

The “Brookfield Filing Parties” means (i) Partners Limited, a corporation formed under the laws of the Province of Ontario, Canada (“Partners Limited”), (ii) Brookfield Asset Management Inc., a corporation formed under the laws of the Province of Ontario, Canada (“BAM”), (iii) Brookfield Private Equity Inc., a corporation formed under the laws of the Province of Ontario, Canada (“BPE”), (iv) Brookfield Private Equity Group Holdings LP, a Manitoba limited partnership (“BF Holdings”), (v) BCP GP Limited, a corporation formed under the laws of the Province of Ontario, Canada (“BCP GP”), (vi) Brookfield Capital Partners Ltd., a corporation formed under the laws of the Province of Ontario (“Brookfield Capital Partners”), (vii) Brookfield Private Institutional, (viii) Brookfield Capital Partners (Bermuda) Ltd., a corporation formed under the laws of Bermuda (“Brookfield Capital Partners (Bermuda)”), (ix) Parent, (x) Brookfield TK Block, (xi) Brookfield TOGP, (xii) Brookfield TOLP and (xiii) Merger Sub. Each of Brookfield, Partners Limited, BPE, BF Holdings, BCP GP, Brookfield Capital Partners, Brookfield Private Institutional, Brookfield Capital Partners (Bermuda), Parent, Brookfield TK Block, Brookfield TOLP, Brookfield TOGP and Merger Sub are affiliates of BAM. BAM is a leading global alternative asset manager with over $500 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. BAM owns and operates long-life assets and businesses, many of which form the backbone of the global economy. Utilizing its global reach, access to large-scale capital and operational expertise, BAM offers a range of alternative investment products to investors around the world—including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth. BAM is listed on the New York and Toronto stock exchanges under the symbols BAM and BAM.A, respectively. For more information, please visit www.brookfield.com.

This section contains certain details regarding the identity and background of the Brookfield Filing Parties as of the date of this information statement and prior to the Effective Time. Certain of the Common Units beneficially owned by the Brookfield Filing Parties, as described below, are calculated on an as-converted basis.

Brookfield Asset Management Inc. BAM is a corporation formed under the laws of the Province of Ontario, Canada and indirectly owns 301,197,605 Common Units and Warrants to purchase 67,930,000 additional Common Units, collectively representing approximately 77% of the Partnership’s outstanding Common Units on an as-converted basis, as a result of its control of (i) BPE as its sole shareholder, and (ii) Brookfield Public Securities Group LLC (“PSG”), which manages certain investment funds (the “PSG Funds”), which PSG Funds in turn hold 175,207 Common Units and 675,000 warrants to purchase Common Units. The principal business of BAM is asset management across a range of industries including real estate, renewable power and infrastructure. The principal place of business and telephone number for BAM is 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3, (416) 363-9491.

Partners Limited. Partners Limited is a corporation formed under the laws of the Province of Ontario, Canada and indirectly owns, as a result of its 100% ownership of the Class B Limited Voting Shares of BAM, 301,197,605 Common Units and Warrants to purchase 67,930,000 additional Common Units, collectively representing approximately 77% of the Partnership’s outstanding Common Units on an as-converted basis. Partners Limited controls, through its control of BAM, BPE and PSG. The shareholders of Partners Limited, directly and indirectly, consist of current senior executives and directors of the Corporation and its affiliates as well as a limited number of former senior executives (each, a “Partner” and collectively, the “Partners”). The Partners collectively own, directly or indirectly, exercise control or direction over, have contractual arrangements such as options to acquire or otherwise hold beneficial or economic ownership interests in, approximately 200 million Class A Shares of BAM in the aggregate, representing approximately 20% of such class of shares on a fully diluted basis and a 20% common equity interest in BAM. The principal business of Partners Limited is to hold the Class B Limited Voting Shares and Class A Shares of BAM, and to hold other investments on behalf of the Partners. The principal place of business and telephone number for Partners Limited is c/o Brookfield Asset Management Inc., 51 Yonge St., Toronto, Ontario M5E IJI (Registered Officer), (416) 363-9491.

Brookfield Private Equity Inc. BPE is a corporation formed under the laws of the Province of Ontario, Canada. BPE controls BF Holdings as its general partner and is controlled by its sole shareholder, BAM. As a result, BPE indirectly owns 301,022,398 Common Units, representing approximately 77% of the Partnership’s outstanding

Common Units on an as-converted basis. The principal business of BPE is to own a controlling interest in BF Holdings and to make other related investments. The principal place of business and telephone number for BPE is c/o Brookfield Asset Management Inc., 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3, (416) 363-9491.

Brookfield Private Equity Group Holdings LP. BF Holdings is a Manitoba limited partnership. BF Holdings is controlled by its general partner, BPE and, as a result, indirectly owns 301,022,398 Common Units and Warrants to purchase 67,255,000 additional Common Units, collectively representing approximately 77% of the Partnership’s outstanding Common Units on an as-converted basis. The principal business of BF Holdings is to own a controlling interest in BPE and to make other related investments. The principal place of business and telephone number for BF Holdings is c/o Brookfield Asset Management Inc., 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3, (416) 363-9491.

BCP GP Limited. BCP GP is a corporation formed under the laws of the Province of Ontario, Canada and is controlled by its sole shareholder, BF Holdings. BCP GP controls, as the sole shareholder, each of Brookfield Capital Partners and Brookfield Capital Partners (Bermuda). As a result, BCP GP indirectly owns 301,022,398 Common Units and Warrants to purchase 67,255,000 additional Common Units, collectively representing approximately 77% of the Partnership’s outstanding Common Units on an as-converted basis. The principal business of BCP GP is to own a controlling interest in Brookfield Capital Partners, Brookfield Capital Partners (Bermuda) and other entities within the BAM ownership structure and to make other related investments. The principal place of business and telephone number for BCP GP is c/o Brookfield Asset Management Inc., 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3, (416) 363-9491.

Brookfield Capital Partners Ltd. Brookfield Capital Partners is a corporation formed under the laws of the Province of Ontario, Canada and is controlled by its sole shareholder, BCP GP. Brookfield Capital Partners controls Brookfield Private Institutional as its general partner and, as a result, beneficially owns 434,914 Common Units, representing approximately 0.1% of the Partnership’s outstanding Common Units. The principal business of Brookfield Capital Partners is to own a controlling interest in Brookfield Private Institutional and other entities within the BAM ownership structure and to make other related investments. The principal place of business and telephone number for Brookfield Capital Partners is c/o Brookfield Asset Management Inc., 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3, (416) 363-9491.

Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P. Brookfield Private Institutional is a limited partnership formed under the laws of the Province of Ontario, Canada and is controlled by its general partner, Brookfield Capital Partners. Brookfield Private Institutional directly owns 434,914 Common Units, representing approximately 0.1% of the Partnership’s outstanding Common Units. The principal business of Brookfield Private Institutional is to act as the manager of certain investments controlled by BAM and to own a minority interest in the Partnership. The principal place of business and telephone number for Brookfield Private Institutional is c/o Brookfield Asset Management Inc., 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3, (416) 363-9491.

Brookfield Capital Partners (Bermuda) Ltd. Brookfield Capital Partners (Bermuda) is a corporation formed under the laws of Bermuda and is controlled by its sole shareholder, BCP GP. Brookfield Capital Partners (Bermuda) controls, as the general partner, each of Brookfield TOLP and Brookfield TK Block and, as a result, indirectly owns 300,587,484 Common Units and Warrants to purchase 67,255,000 additional Common Units, collectively representing approximately 77% of the Partnership’s outstanding Common Units on an as-converted basis. The principal business of Brookfield Capital Partners (Bermuda) is to own controlling interests in Brookfield TOLP, Brookfield TK Block, Parent and other entities within the BAM ownership structure and to make other related investments. The principal place of business and telephone number for Brookfield Capital Partners (Bermuda) is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, (416) 363-9491.

Brookfield TK Block Acquisition LP. Brookfield TK Block is a Bermuda limited partnership. Brookfield TK Block is controlled by its general partner, Brookfield Capital Partners (Bermuda) and directly owns 56,587,484 Common Units and Warrants to purchase 17,255,000 additional Common Units, collectively representing approximately 17% of the Partnership’s outstanding Common Units on an as-converted basis. The principal business of Brookfield TK Block is to own an interest in the Partnership and the Partnership GP and to make other related investments. The principal place of business and telephone number for Brookfield TK Block is c/o Brookfield Capital Partners (Bermuda) Ltd., 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, (416) 363-9491.

Brookfield TK TOLP LP. Brookfield TOLP is a Bermuda limited partnership. Brookfield TOLP is controlled by its general partner, Brookfield Capital Partners (Bermuda) and directly owns 244,000,000 Common Units and Warrants to purchase 50,000,000 additional Common Units, collectively representing approximately 64% of the Partnership’s outstanding Common Units on an as-converted basis. The principal business of Brookfield TOLP is to own an interest in the Partnership and to make other related investments. The principal place of business and telephone number for Brookfield TOLP is c/o Brookfield Capital Partners (Bermuda) Ltd., 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, (416) 363-9491.

Brookfield TK TOGP LP. Brookfield TOGP is a Bermuda limited partnership and the sole member of the Partnership GP. Brookfield TOGP is controlled by its general partner, Brookfield Capital Partners (Bermuda). The principal business of Brookfield TOGP is to hold interests of the Partnership GP. The principal place of business and telephone number for Brookfield TOGP is c/o Brookfield Capital Partners (Bermuda) Ltd., 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, (416) 363-9491.

Identity and Background of the Directors and Officers of the Brookfield Filing Parties

Set forth below for each member of the boards of directors of and each executive officer of BAM, Partners Limited, BPE, BCP GP, Brookfield Capital Partners and Brookfield Capital Partners (Bermuda) is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. The principal business address and telephone number for each of the persons set forth below are c/o Brookfield Asset Management Inc., 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3, (416) 363-9491.

Brookfield Asset Management Inc.

M. Elyse Allan, C.M. — Director. Ms. Allan is an independent director of BAM and a member of the Audit Committee and the Risk Management Committee. Ms. Allan has served as a director of BAM since November 2015. Ms. Allan is the former President and Chief Executive Officer of General Electric Canada Company Inc., a digital industrial company, a position she held from 2004 until June 2018, and a former Vice-President of General Electric Co. She currently serves on the Board of Directors for the C.D. Howe Institute and MaRS, and the Board of Overseers at the Tuck School of Business at Dartmouth College. She is also a member of the Advisory Board of Canada’s Ecofiscal Commission. Ms. Allan is a former board member at the Canadian Council of Chief Executives, as well as the Canadian Chamber of Commerce, where she also served as Chair. In 2014, Ms. Allan was appointed Member of the Order of Canada. Ms. Allan is a citizen of Canada and the United States.

Jeffrey M. Blidner — Director. Mr. Blidner has served as a director of BAM since May 2013. Mr. Blidner is Vice Chairman of BAM. Mr. Blidner is also the Chief Executive Officer of BAM’s Private Funds Group, Chair of Brookfield Business Partners L.P. and Brookfield Renewable Partners L.P. Before joining BAM in 2000, Mr. Blidner was a senior partner at a Canadian law firm. Mr. Blidner currently serves as a director of Brookfield Property REIT Inc., Brookfield Business Partners LP, Brookfield Renewable Partners, LP, Brookfield Property Partners L.P. and Brookfield Infrastructure Partners L.P. and previously served as a director of Rouse Properties, Inc. from 2012 to 2016. Mr. Blidner is a citizen of Canada.

Angela F. Braly — Director. Ms. Braly is an independent director of BAM and member of the Audit Committee. Ms. Braly has served as a director of BAM since May 2015. Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (“WellPoint”), a health benefits company now known as Anthem, Inc. She was Chair of the board of WellPoint from 2010 to 2012 and President and Chief Executive Officer and a board member from 2007 to 2012. Prior to that, Ms. Braly served as Executive Vice President, General Counsel and Chief Public Affairs Officer of WellPoint and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri. Ms. Braly currently serves as a director of Exxon Mobil Corporation, Lowe’s Companies, Inc. and The Procter and Gamble Company. Ms. Braly is a citizen of the United States.

Jack L. Cockwell, C.M. — Director. Mr. Cockwell has served as a director of BAM since September 1979. Mr. Cockwell is Chairman of Brookfield Partners Foundation and was the former Chief Executive Officer of BAM. Mr. Cockwell joined BAM in 1968 and has held several senior leadership positions. Mr. Cockwell is a Heritage Governor of the Royal Ontario Museum, Chair of the Ryerson University Real Estate Advisory Committee, and a member of its Board of Governors. Mr. Cockwell currently serves as a director of Norbord Inc. and previously served as a director of Teck Resources Limited from 2009 to 2017 and Brookfield Office Properties Inc. from 1999 to 2014. Mr. Cockwell is a citizen of Canada.

Marcel R. Coutu — Director. Mr. Coutu is an independent director of BAM and the chair and designated financial expert of the Audit Committee and a member of the Management Resources and Compensation Committee. Mr. Coutu has served as a director of BAM since April 2006. Mr. Coutu is the past Chairman of Syncrude Canada Ltd., an integrated oil sands project, and a former President and Chief Executive Officer of Canadian Oil Sands Limited, the largest investor in the Syncrude Joint Venture. In addition to various other public board memberships, Mr. Coutu is currently a director of the Calgary Exhibition & Stampede Board. Mr. Coutu currently serves as a director of Enbridge Inc., IGM Financial Inc., Power Corporation of Canada and Great-West Lifeco Inc. Mr. Coutu is a citizen of Canada.

Maureen Kempston Darkes, O.C., O.Ont. — Director. Ms. Kempston Darkes is an independent director of BAM, the chair of the Risk Management Committee and a member of the Management Resources and Compensation Committee. Ms. Kempston Darkes has served as a director of BAM since April 2008. Ms. Kempston Darkes is the retired Group Vice-President and President, Latin America, Africa and Middle East of General Motors Corporation, a motor vehicle manufacturer. She was appointed to the Government of Canada’s Science, Technology & Innovation Council in 2013. In 1999, Ms. Kempston Darkes was appointed an Officer of the Order of Canada. Ms. Kempston Darkes currently serves as a director of Schlumberger Limited from 2014-2019, Enbridge Inc. and Canadian National Railway Company and served as a director of Balfour Beatty plc from 2012 to 2017. Ms. Kempston Darkes is a citizen of Canada.

Murilo Ferreira — Director. Mr. Ferreira is an independent director of BAM and member of the Risk Management Committee. Mr. Ferreira has served as a director of BAM since June 2017. Mr. Ferreira is a Brazilian business executive who is the former CEO of Vale SA (“Vale”), a Brazilian multinational corporation engaged in metals and mining and the largest producer of iron ore and nickel in the world. Mr. Ferreira held this position from 2011 to 2017. Mr. Ferreira began his professional career at Vale in 1977 and was formerly the CEO of Vale Inco, Vale’s Canadian operations. Mr. Ferreira previously served as a director of Petroleo Brasileiro SA from 2015 to 2016. Mr. Ferreira is a citizen of Brazil.

J. Bruce Flatt — Chief Executive Officer, Managing Partner and Director. Mr. Flatt has served as a director of BAM since April 2001. Mr. Flatt is the Chief Executive Officer of BAM. Mr. Flatt joined BAM in 1990 and became Chief Executive Officer in 2002. Mr. Flatt has been on more than 20 public company boards over the past three decades and does not currently sit on any external corporate boards. Mr. Flatt previously served as a director of GGP Inc. from 2010 to 2018. Mr. Flatt is a citizen of Canada.

Robert J. Harding, C.M., F.C.A. — Director. Mr. Harding has served as a director of BAM since May 1992. Mr. Harding served as Non-Executive Chair of BAM from 1997 to 2010. Mr. Harding is currently the President of the Art Gallery of Ontario’s Board of Trustees. Mr. Harding was the Chairman of NexJ Systems Inc. from 2006 to 2014, and is the former Chair of the Board of Trustees of the Hospital for Sick Children. Mr. Harding currently serves as a director of First Quantum Minerals Ltd. and previously served as a director of Norbord Inc. from 1998 to 2015. Mr. Harding is a citizen of Canada.

Brian D. Lawson — Chief Financial Officer, Managing Partner and Director. Mr. Lawson has served as a director of BAM since June 2018. Mr. Lawson principally lives in Ontario, Canada and is the Chief Financial Officer of BAM and is responsible for BAM’s global finance, treasury and risk management functions. On behalf of BAM, Mr. Lawson serves as the Chair of the Board of Directors of TerraForm Power, Inc., a U.S.-based solar and wind power company. Mr. Lawson is a member of the Governing Council of the University of Toronto. Mr. Lawson joined BAM in 1988 and held a number of senior management positions in BAM’s investment and finance operations before becoming Chief Financial Officer in 2002. Mr. Lawson currently serves as a director of Global Resource Champions Split Corp., Partners Value Investments L.P. and Partners Value Split Corp. Mr. Lawson is a citizen of Canada.

The Honourable Frank J. McKenna, P.C., O.C., O.N.B. — Director. Mr. McKenna is an independent director of BAM and chair of the Board of Directors and chair of the Governance and Nominating Committee.  Mr. McKenna has served as a director of BAM since August 2006 and the chair of its Board of Directors since August 2010. Mr. McKenna is also Deputy Chair, TD Bank Group, a financial institution, a position he has held since 2006. Mr. McKenna is a former Ambassador of Canada to the U.S.A. and was elected as Premier of the Province of New Brunswick from 1987 until 1997. Mr. McKenna currently serves as a director of Canadian Natural Resources Limited. Mr. McKenna is a citizen of Canada.

Rafael Miranda — Director. Mr. Miranda is an independent director of BAM and a member of the Audit Committee. Mr. Miranda has served as a director of BAM since June 2017. Mr. Miranda is the retired Chief Executive Officer of Endesa, S.A., the largest electric utility company in Spain, where he served as Managing Director and as Chief Executive Officer from 1987 to 1997 and 2009, respectively. Mr. Miranda is Honorary Chairman of Eurelectric, the European Electricity Association, and serves as the Chairman of the Board of Directors of Acerinox, S.A., a Spanish stainless steel manufacturing conglomerate, and Hispania Activos Inmobiliarios, S.A., a publicly listed Real Estate Investment Trust. Mr. Miranda previously served on the Board of Directors of Brookfield Infrastructure Partners L.P. from 2013 to 2017. Mr. Miranda is a citizen of Spain.

Lord O’Donnell — Director. Lord O’Donnell has served as a director of BAM since May 2013.  Lord O’Donnell is currently the Chairman of Frontier Economics, a microeconomics consultancy, and a senior advisor to BAM in Europe. He served as the Cabinet Secretary and head of the British Civil Service between 2005 and 2011. Prior to this, Lord O’Donnell served as the Permanent Secretary of the UK Treasury from 2002 to 2005. Lord O’Donnell became a member of the House of Lords in 2012. Mr. O’Donnell is a citizen of the United Kingdom.

Seek Ngee Huat — Director. N.H. Seek is an independent director of BAM and a member of the Governance and Nominating Committee. N.H. Seek has served as a director of BAM since November 2012. N.H. Seek was formerly President of GIC Real Estate Pte Ltd. and a board member of GIC Pte Ltd. He was the Chairman of Global Logistic Properties Ltd. until its privatisation in January 2018, and since September 2018 has served as Chairman of GLP IM Holdings Limited. He is currently Chairman of the National University of Singapore Institute of Real Estate and Urban Studies and Practice Professor, a board member of VCredit Holdings Limited, a Senior Advisor to Frasers Property Ltd. and the Canada Pension Plan Investment Board and an Advisory Board Member of the Centre of Liveable Cities, Singapore. N.H. Seek is a citizen of Singapore.

Timothy R. Price — Director. Mr. Price has served as a director of BAM since June 2019. Mr. Price is a director of Partners Limited and Brookfield Partners Foundation. He is a director and Chairman of The Royal Conservatory of Music and also serves on the boards of Fairfax Financial Holdings Limited, York University Development Corporation, St. Michael’s Hospital Foundation and the Shaw Festival. Mr. Price was formerly Chairman of Q9 Networks Inc. and the York University Foundation, a trustee of Morguard REIT, a director of HSBC Bank Canada from 2007 to 2015, Canadian Tire Corporation from 2007 to 2018, Brookfield Homes Corporation Inc., Brookfield Residential Properties Inc. from 2011 to 2015 and Astral Media Inc. and a Governor of York University. Mr. Price is a citizen of Canada.

Diana L. Taylor — Director. Ms. Taylor is an independent director of BAM, the chair of the Management Resources and Compensation Committee and a member of the Governance and Nominating Committee. Ms. Taylor has served as a director of BAM since May 2012. Ms. Taylor principally lives in New York, U.S.A. and has worked in private equity with Wolfensohn & Co. and Solera Capital, LLC. She previously served as the Superintendent of Banks for the State of New York, Deputy Secretary to the Governor of New York and Chief Financial Officer for the Long Island Power Authority. Ms. Taylor currently serves as a director of Citigroup Inc. and Sotheby’s. Ms. Taylor is a citizen of Canada and the United States.

Brian W. Kingston — Managing Partner. Mr. Kingston is a managing partner of BAM and the Chief Executive Officer of Brookfield Property Group and Brookfield Property Partners. Mr. Kingston joined BAM in 2001 and was named CEO of Brookfield Property Partners in 2015. Under his leadership, BAM has conducted a wide range of mergers & acquisitions activities, including investments in Forest City Realty Trust, General Growth Properties and Canary Wharf. Prior to his current role, Mr. Kingston led BAM’s Australian business activities, holding the positions of CEO of BAM Office Properties Australia, CEO of Prime Infrastructure and CFO of Multiplex. Mr. Kingston is a citizen of Canada.

Cyrus Madon — Managing Partner. Mr. Madon is a managing partner of BAM, head of BAM’s Private Equity Group and Chief Executive Officer of Brookfield Business Partners. In this role, he is responsible for the expansion of BAM’s private equity business. Mr. Madon joined BAM in 1998 and has held a number of senior roles across the organization, including head of BAM’s Corporate Lending business. Prior to BAM, Mr. Madon worked at PricewaterhouseCoopers in Corporate Finance and Recovery. He is a Chartered Professional Accountant and holds a Bachelor of Commerce degree from Queen’s University. He is also on the board of the C.D. Howe Institute.  Mr. Madon is a citizen of Canada.

Lori Pearson — Managing Partner and Chief Operating Officer. Ms. Pearson is a managing partner and has been the Chief Operating Officer for BAM since 2016, prior to which she was a managing partner. In this role she is responsible for BAM’s asset management operations. Prior to joining BAM in 2003, Ms. Pearson was with one of the big-four accounting firms, initially in a client-facing role and subsequently as head of Human Resources for the company’s Canadian tax practice. Ms. Pearson is on the boards of the Brookfield Foundation and Pathways to Education in Canada. She also is a member of the United Way Women Gaining Ground, a group founded in 2007 to make a personal impact in the lives of women facing poverty. Ms. Pearson is a Chartered Accountant and has been named a Fellow by the Chartered Professional Accountants of Ontario, the profession’s highest mark of distinction, to recognize her career achievements, community involvement and the impact she has had on the accounting profession in Ontario. Ms. Pearson is a citizen of Canada.

Samuel J.B. Pollock — Managing Partner. Mr. Pollock is a managing partner, head of BAM’s Infrastructure Group and Chief Executive Officer of Brookfield Infrastructure Partners. In this role, he is responsible for the expansion of the infrastructure operating business. Since joining BAM in 1994, Mr. Pollock has held a number of senior positions across the organization, including leading BAM’s corporate investment group and its private equity business. Mr. Pollock holds a Bachelor of Commerce degree from Queen’s University in Kingston, Ontario, and is a Chartered Professional Accountant. Mr. Pollock is a citizen of Canada and Ireland.

Sachin G. Shah — Managing Partner. Mr. Shah is a managing partner, head of BAM’s Renewable Power Group and Chief Executive Officer of Brookfield Renewable Partners. Since joining BAM in 2002, Mr. Shah has held a variety of senior finance roles across the organization. In 2011, Mr. Shah became the Chief Financial Officer of Brookfield Renewable Partners and since that time has been instrumental in growing the platform into a global business diversified across multiple technologies. Mr. Shah holds a Bachelor of Commerce degree from the University of Toronto and is a member of the Chartered Professional Accountants of Canada. He serves on the board of the Ryerson University Brookfield Institute for Innovation and Entrepreneurship. Mr. Shah is a citizen of Canada.

Justin B. Beber — Managing Partner and Chief Legal Officer. Mr. Beber is a managing partner, Head of Corporate Strategy, and Chief Legal Officer for BAM. In this role, he provides strategic advice and legal oversight across BAM’s asset management business globally. Mr. Beber also serves as Head of Strategic Initiatives for BAM’s Infrastructure Group with overall responsibility for corporate operations and transaction execution, as well as Chief Investment Officer for its water infrastructure business. Prior to joining BAM in 2007, Mr. Beber was a partner with a leading Toronto-based law firm, where his practice focused on corporate finance, mergers and acquisitions and private equity. Mr. Beber earned his combined MBA/LLB from the Schulich School of Business and Osgoode Hall Law School at York University in Canada and holds a Bachelor of Economics from McGill University. Mr. Beber is a citizen of Canada.

Partners Limited

Jack L. Cockwell, C.M. — Director and Chairman. Mr. Cockwell has served as an affiliated director of Partners Limited since October 19, 1995. Mr. Cockwell’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Brian W. Kingston — Director. Mr. Kingston has served as an affiliated director of Partners Limited since March 4, 2019. Mr. Kingston’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Brian D. Lawson — Director, President. Mr. Lawson has served as an affiliated director of Partners Limited since January, 2013. Mr. Lawson’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Cyrus Madon — Director. Mr. Madon has served as an affiliated director of Partners Limited since March, 2019. Mr. Madon’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Timothy R. Price — Director. Mr. Price has served as an affiliated director of Partners Limited since October, 1995. Mr. Price’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Loretta M. Corso — Secretary. Ms. Corso has served as Administrator, Legal and Regulatory at BAM for more than five years. Ms. Corso is a citizen of Canada.

Samuel J.B. Pollock — Director. Mr. Pollock has served as an affiliated director of Partners Limited since January, 2013. Mr. Pollock’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Sachin G. Shah — Director. Mr. Shah has served as an affiliated director of Partners Limited since March, 2019. Mr. Shah’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Lisa Chu — Treasurer. Ms. Chu has held a position as Senior Vice President, Finance of BAM since March 2019. Ms. Chu is a former vice president & Controller of BAM, a position she held from prior to 2014 until February 2019. Ms. Chu is a citizen of Canada.

Brad Rusheleau — Assistant Secretary. Mr. Rusheleau was a Senior Financial Analyst, Finance at BAM from September 2014 to January 2017 and a Manager, Capital Markets and Treasury at BAM from January 2017 to September 2019. Mr. Rusheleau is presently a Manager, Finance at Brookfield Renewable Partners L.P.
Mr. Rusheleau is a citizen of Canada.

Brookfield Private Equity Inc.

A.J. Silber — Director. AJ Silber is Vice-President, Legal Affairs and Corporate Secretary of Brookfield Asset Management. He is a member of the board of directors of Trisura Group Ltd., a listed company on the Toronto Stock Exchange. He joined Brookfield in 2012 after working at the law firms of Torys LLP in Toronto from 2009 to 2012 and Ropes & Gray LLP in New York from 2006 to 2009. Mr. Silber is a graduate of the JD/MBA program at the University of Toronto and holds a Bachelor of Commerce degree from McGill University. He is called to the Bar of Ontario and New York. Mr. Silber is a citizen of Canada.

David Grosman — Director and Managing Director. David Grosman is a Managing Director in the Brookfield Private Equity Group, responsible for taxation globally. Mr. Grosman joined Brookfield in 2008, and since then has held a number of tax positions across the organization. Prior to joining Brookfield, Mr. Grosman was a partner at PricewaterhouseCoopers LLP in Toronto. Mr. Grosman is a Chartered Professional Accountant. Mr. Grosman is a citizen of Canada.

Jaspreet Dehl — Director, Managing Partner and Secretary. Jaspreet Dehl is a Managing Partner and Chief Financial Officer in Brookfield’s Private Equity Group. Since joining Brookfield in 2011, Ms. Dehl has held a number of senior finance positions, including within Brookfield’s Private Equity Group and in Brookfield’s Private Funds Group. Prior to joining Brookfield, Ms. Dehl was part of the Financial Advisory Services practice at Deloitte, specializing in corporate restructuring services and transaction execution services to private equity clients. Ms. Dehl holds a Bachelor of Arts in Economics and Accounting from Wilfrid Laurier University and is a designated Chartered Professional Accountant. Ms. Dehl is a citizen of Canada.

Cyrus Madon — Senior Managing Partner. Mr. Madon’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Joseph Freedman — Senior Vice Chairman. Joe Freedman is a Senior Vice Chair in Brookfield’s Private Equity Group, responsible for strategic initiatives and planning for the private equity group. Since joining Brookfield in 2002, Mr. Freedman has held a number of positions, including General Counsel and the Partner responsible for M&A transaction execution, fund formation and fund operations. Prior to joining Brookfield, he was a lawyer in the corporate finance group at a Toronto law firm, specializing in private equity transactions and public company mergers & acquisitions. Mr. Freedman holds a joint MBA\LL.B from the Schulich School of Business at York University and Osgoode Hall Law School in Toronto. Mr. Freedman is a citizen of Canada.

David Nowak — Managing Partner. David Nowak is a Managing Partner in Brookfield’s Private Equity Group, responsible for investment origination, analysis and execution across North America. Mr. Nowak has deep experience in principal investing and the execution of mergers and acquisitions. Prior to joining Brookfield in 2011, he was a Managing Director at Westerkirk Capital where he invested in private equity and real estate and was actively involved with the investee management teams as a member of the portfolio companies’ board of directors. Mr. Nowak holds a Bachelor of Laws from the University of Western Ontario and an MBA from Duke University where he graduated as a Fuqua Scholar. Mr. Nowak is a citizen of Canada.

Ryan Szainwald — Managing Partner. Ryan Szainwald is a Managing Partner responsible for global transaction execution and strategic initiatives in Brookfield’s Private Equity Group. Prior to joining Brookfield in 2016, Mr. Szainwald was a Partner with a leading Canadian law firm, where his practice focused on corporate finance, public mergers and acquisitions, and private equity transactions. Mr. Szainwald holds a joint MBA/LL.B. from the Schulich School of Business at York University and Osgoode Hall Law School in Toronto. Mr. Szainwald is a citizen of Canada.

Anjali Mahtani — Vice President. Anjali Mahtani is Vice President of taxation in the Brookfield Private Equity Group. Ms. Mahtani joined Brookfield in 2012. Prior to joining Brookfield, Ms. Mahtani worked at PricewaterhouseCoopers in various groups including their audit practice, corporate tax and learning and development group. Ms. Mahtani holds a Bachelor of Commerce degree from the University of Toronto and is a Chartered Professional Accountant. Ms. Mahtani is a citizen of Canada.

BCP GP Limited

A.J. Silber — Director. Mr. Silber’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

David Grosman — Director and Managing Director. Mr. Grosman’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Jaspreet Dehl — Director, Managing Partner and Secretary. Ms. Dehl’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Cyrus Madon — Senior Managing Partner. Mr. Madon’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

Joseph Freedman — Senior Vice Chairman. Mr. Freedman’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

David Nowak — Managing Partner. Mr. Nowak’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Jim Reid — Managing Partner. Jim Reid is a Managing Partner and Chief Investment Officer in Brookfield’s Private Equity Group, responsible for evaluating investment opportunities, including investment strategy and transaction execution within the energy sector. Mr. Reid established Brookfield’s Calgary office in 2003 after spending several years as a Chief Financial Officer for two oil and gas exploration and production companies in Western Canada. Mr. Reid obtained his Chartered Accountant designation at PricewaterhouseCoopers in Toronto and holds a Bachelor of Arts in Commerce from the University of Toronto. Mr. Reid is a citizen of Canada.

Ryan Szainwald — Managing Partner. Mr. Szainwald’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Anjali Mahtani — Vice President. Ms. Mahtani’s occupational history and citizenship is described above in “-Brookfield Private Equity Inc.”

Brookfield Capital Partners Ltd

Brian Chew — Senior Vice President. Bryan Chew is Senior Vice President in Brookfield’s private equity group. Prior to joining Brookfield in 2009, Mr. Chew worked at a big four accounting firm in advisory and audit groups. Mr. Chew is a chartered professional accountant. Mr. Chew is a citizen of Canada.

Jaspreet Dehl — Director and Managing Partner and Secretary. Ms. Dehl’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Ronald Fisher-Dayn — Authorized Signing Officer. Ronald Fisher-Dayn is a Managing Director at Brookfield. In this role, he is responsible for the regulatory compliance program for Brookfield’s asset management and broker-dealer activities in the U.S. Prior to joining Brookfield in 2013, Mr. Fisher-Dayn held various legal and compliance roles in the asset management industry, including Head of Legal at Ivy Asset Management, an alternatives asset manager and a subsidiary of the Bank of New York Mellon. Previously, he served as Corporate Counsel at Fischer Francis Trees & Watts, a fixed-income asset manager and subsidiary of BNP Paribas. Prior to that, Mr. Fisher-Dayn was an Associate in the Asset Management Group of the law firm Fried, Frank, Harris, Shriver & Jacobson. Mr. Fisher-Dayn holds a Bachelor of Laws (Honors) from the University of Manchester School of Law in the U.K. and a Master of Laws from the University of Virginia School of Law. Mr. Fisher-Dayn is a citizen of the United States and of Israel.

Joseph Freedman — Senior Vice Chairman. Mr. Freedman’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

David Grosman — Director and Managing Director. Mr. Grosman’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Cyrus Madon — Senior Managing Partner. Mr. Madon’s occupational history and citizenship is described above in “—Brookfield Asset Management Inc.”

David Nowak — Managing Partner. Mr. Nowak’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Jim Reid — Managing Partner. Mr. Reid’s occupational history and citizenship is described above in “—BCP GP Limited”

A.J. Silber — Director and Chairman of the Board. Mr. Silber’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Ryan Szainwald — Managing Partner. Mr. Szainwald’s occupational history and citizenship is described above in “—Brookfield Private Equity Inc.”

Nicole Lichowit — Senior Vice President. Nicole leads Human Resources for Brookfield Capital Partners, the global Private Equity platform of Brookfield Asset Management. A growth-oriented leader with 20 years of proven effectiveness in diverse industries including Financial Services, Technology, Pharmaceuticals and Healthcare, she is passionate about people and results, with a reputation for building and scaling businesses through building and executing people strategy, driving change, mobilizing teams, and inspiring innovation that drives recruitment, engagement, and retention to deliver business outcomes. Nicole holds a Master of Business Administration, Master of Social Work and two Bachelor Degrees in addition to certificates in Labor Relations from Queens, Executive Compensation from Global Governance Advisors and the H.R.C.C.C designation from McMaster University. She is currently Board Director for Eva’s. Ms. Lichowit is a citizen of Canada.

Erson Olivan — Senior Vice President. Mr. Olivan is a Senior Vice President in the Private Equity group currently based in Toronto, where his responsibilities include due diligence, transaction execution, monitoring and valuation of investment opportunities for Brookfield. Mr. Olivan has also previously been based in Brookfield’s offices in Vancouver and Calgary. Prior to joining Brookfield in 2010, Mr. Olivan was most recently with CIBC World Markets’ Investment Banking Group in Vancouver and Toronto, where he was involved in a number of M&A advisory mandates, as well as multiple private and public financings. Mr. Olivan holds a Bachelor of

Commerce (Honors) in Finance and Accounting from the University of British Columbia and is a CFA Charterholder. Mr. Olivan is a citizen of Canada.

Brookfield Capital Partners (Bermuda) Ltd.

Gregory N McConnie — Director and Vice President. Mr. McConnie is currently the President & Chief Executive Officer of Brookfield International Bank Inc., a position he has held since 2012. Mr. McConnie is responsible for the operations of this Barbados based bank of the Brookfield Group as well as the Group’s other Barbados & Bermuda based operations. He is also a director of several Brookfield Group companies based in the Caribbean and Bermuda. In addition, Mr. McConnie is a Director of the Barbados International Business Association (BIBA) having previously served as BIBA’s President and as Chair of the Banking & Wealth Management Committee. Mr. McConnie is a citizen of Barbados.

Gregory E A Morrison — Director/ Alternate Director to James A Bodi and President. Mr. Morrison has 30 years of experience in the insurance and reinsurance industries. He has been President and Chief Executive Officer and Director of Trisura International Holdings Ltd. (formerly Imagine Group Holdings Limited) and its various subsidiaries since 2006. He currently serves on the boards of various subsidiaries of Brookfield Asset Management, Inc. From 2003 to 2006, Mr. Morrison was President and Chief Executive Officer and ultimately Vice Chairman of Platinum Underwriters Holdings Limited. From 1989 until 1998 and from 2000 until 2003, Mr. Morrison was President and Chief Executive Officer of London Reinsurance Group, an international reinsurance company he helped found. He is a retired fellow of the Society of Actuaries. Mr. Morrison is a citizen of Canada.

James A Bodi — Director. Director/Alternate Director to Gregory E A Morrison. Mr. Bodi is Chief Executive Officer of Brookfield Bermuda Ltd. He was a former partner in the corporate department of Appleby, a leading Bermuda law firm. Mr. Bodi has extensive experience in advising and acting as a Director of Bermuda Companies. While a corporate partner at Appleby, James represented a global roster of clients in the shipping, aviation, natural resources and infrastructure sectors. He advised on secured loan transactions, mergers and acquisitions, capital market and going-private transactions. Prior to joining Estera he practised law at McMillan, a prominent Canadian corporate law firm, and Thorsteinssons, Canada’s leading tax boutique. Mr. Bodi is a citizen of Canada.

Kerry-Ann Cato — Alternate Director to Gregory N McConnie and Vice President. Ms. Cato is currently the Corporate Secretary and Legal Counsel of Brookfield International Bank Inc., a position she has held since June 2008. Ms. Cato is responsible for the oversight of the corporate administration of the Brookfield Barbados Group of Companies and also serves as a Director, and head of compliance. Ms. Cato is an Attorney-at-Law of 23 years standing in Barbados, with a practice focus in corporate governance, corporate law, risk management and international business over the past 15 years. Ms. Cato is a member of the International Compliance Association, the Barbados Compliance Association, the Risk and Insurance Managers Society and a former member of the Value Added Tax Appeals Tribunal of Barbados. Ms. Cato is a citizen of Trinidad and Tobago.

Terry Veronica Gittens — Vice President. Ms. Gittens has served as the Chief Financial Officer of Brookfield International Bank Inc., since November 2007. Ms. Gittens is responsible for the finance and accounting functions of the Brookfield Barbados Group and acts as a director or officer of Brookfield Barbados and Bermuda entities. Ms. Gittens previously held the position of Group Internal Audit Manager with Barbados Shipping & Trading Co. Ltd and Senior Manager with PriceWaterhouseCoopers in Barbados. Ms. Gittens holds a BSc. in Management Studies from the University of West Indies and is a Fellow of the Association of Chartered Certified Accountant of the United Kingdom and the Institute of Accountants of Barbados. Ms. Gittens is a citizen of Barbados.

Sherry Millar — Vice President. Ms. Millar has served as a Financial Controller with Brookfield International Bank Inc. since June 2009. Ms. Millar is responsible for the management, reporting, supervising, cash management and treasury services of a portfolio of companies which includes captive exempt insurance and international business entities of the Brookfield Group. She is also an officer of a number of these entities based in Barbados, Bermuda and Cayman Islands. Ms. Millar is a citizen of Barbados.

Jane Sheere — Secretary. Jane Sheere, a resident of Bermuda and a British citizen, has almost 20 years’ experience in corporate administration. She is currently employed by Brookfield Bermuda Ltd., a Bermuda exempted company, as Corporate Services Manager. From 2011 to 2018, she was employed by Brookfield Infrastructure Partners Limited, a Bermuda exempted company, as assistant corporate secretary. Prior to that, she was employed by Appleby Services (Bermuda) Ltd. (now known as Estera Services (Bermuda) Limited for 19 years as a corporate administrator, where her portfolio of entities consisted of many Brookfield companies and partnerships registered in Bermuda, before moving to Brookfield’s office in Bermuda, which opened in 2011. Ms. Sheere is a citizen of the United Kingdom.

Anna Knapman-Scott — Assistant Secretary. Anna Knapman-Scott is Operations Manager and Legal Counsel at Brookfield Bermuda Ltd., having been employed by Brookfield since 2015. Ms. Knapman-Scott’s duties include managing the corporate and legal requirements for a portfolio of Brookfield entities registered in Bermuda and the Cayman Islands and attending to the operational requirements of the Brookfield Bermuda Ltd. office. Ms. Knapman-Scott serves as the assistant secretary for the boards of approximately 200 Brookfield companies incorporated under Bermuda law. Ms. Knapman-Scott is a citizen of the United Kingdom.

During the past five years, none of the Brookfield Filing Parties and none of the individuals listed above have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Significant Corporate Events Involving the Brookfield Filing Parties

The following describes certain significant corporate events during the past two years between the Partnership and the Brookfield Filing Parties.

In March 2018, the Partnership entered into a $125 million revolving credit facility with Brookfield TOLP, as administrative agent and, along with Teekay Corporation, a lender (the “Brookfield Credit Facility”). In such capacity, Brookfield TOLP agreed to make available, on an unsecured basis, a revolving credit facility in an aggregate principal commitment amount of $100 million. In September 2019, the Partnership entered into an amendment to the Brookfield Credit Facility that extended the maturity date to October 1, 2020.

On July 2, 2018, the Partnership issued, in a U.S. private placement, a total of $700.0 million of five-year senior unsecured bonds that mature in July 2023 (the “Senior Notes”). The interest payments on the bonds are fixed at a rate 8.50%. Brookfield purchased $500.0 million of these bonds, which included an exchange of a promissory note at its par value of $200.0 million and additionally, the Partnership paid an associated $12.0 million early termination fee to Brookfield. As of the date hereof, Brookfield holds approximately $446.0 million of these bonds. However, as previously disclosed, on June 14, 2019, Brookfield TK Bond LP (“Brookfield Bond”), which is controlled by its general partner, Brookfield Capital Partners (Bermuda), and Stifel, Nicolaus & Co., Inc. entered into an automatic sale plan (the “10b5-1 Plan”) designed to comply with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. Under the 10b5-1 Plan, Brookfield Bond may sell, during the period from June 17, 2019 through December 31, 2019, up to $100 million principal amount of the Partnership’s 8.5% Senior Notes due 2023 (the “Senior Notes”), which are currently owned by Brookfield Bond, subject to the price, volume and other conditions set forth in the 10b5-1 Plan. Additionally, Brookfield may at any time seek to sell additional Senior Notes, whether through automatic sales plans, block sales or secondary offerings.

On July 2, 2018, Brookfield TOGP exercised its option to acquire an additional 2% of the limited liability company interests in Partnership GP and, in exchange, assigned 1,000,000 Warrants to an affiliate of Teekay Corporation, and Brookfield TOGP now owns 100% of the limited liability company interests in Partnership GP.

In May 2019, affiliates of Brookfield purchased the remaining 49% interest in the Partnership GP, 56,587,484 Common Units, certain warrants to purchase additional Common Units and an outstanding $25 million loan from an affiliate of Teekay Corporation for total consideration of $100.0 million in cash.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

Common Units trade on the NYSE under the symbol “TOO.” On September 30, 2019, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Common Units on the NYSE was $1.16 per unit. On December 10, 2019, the latest practicable trading day before the filing of this information statement, the closing price for the Common Units on the NYSE was $1.54 per unit. You are encouraged to obtain current market quotations for the Common Units.

On December 10, 2019 the most recent practicable date before the printing of this information statement, there were 11 record holders of Common Units.

The following table shows the high and low sales prices per Common Unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges
	High	Low
Quarter Ended December 31, 2019 (through December 10, 2019)	$1.55	$1.53
Quarter Ended September 30, 2019	$1.42	$1.10
Quarter Ending June 30, 2019	$1.78	$1.03
Quarter Ended March 31, 2019	$1.54	$1.07
Quarter Ended December 31, 2018	$2.45	$1.13
Quarter Ended September 30, 2018	$2.73	$2.15
Quarter Ended June 30, 2018	$3.12	$2.22
Quarter Ended March 31, 2018	$2.93	$2.16
Quarter Ended December 31, 2017	$2.78	$2.14

Distribution Information

The Partnership considers cash distributions to Common Unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. Under the terms of certain of the Partnership’s guarantee and indemnity agreements and its subsidiaries’ credit agreements, in each case, to which it is a party, the Partnership is not permitted to declare or make cash distributions or dividends to its shareholders unless no event of default exists under and there has been no breach of the covenants contained in the respective guarantee and indemnity agreement or credit agreement. Additionally, section 6.2(f) of the Merger Agreement prohibits the Partnership GP and the Partnership from making or declaring dividends or distributions to Common Unitholders, other than payment of quarterly Series A Distributions, Series B Distributions and Series E Distributions (each as defined in the Partnership Agreement). See “The Merger Agreement—Distributions for Periods Prior to the Merger.”

Book Value Per Unit

The Partnership’s net book value per unit as of September 30, 2019 was approximately $3.33 (calculated based on 410,801,717 units outstanding as of such date).

The following table shows the cash distributions paid during each quarter for the previous eight completed quarters. Cash distributions shown below were paid within 50 days after the end of each applicable quarter.

Cash Distribution Paid Per Unit
Year Ending December 31, 2019
Quarter Ended December 31, 2019	—
Quarter Ended September 30	—
Quarter Ended June 30	—
Quarter Ended March 31	—
Year Ended December 31, 2018
Quarter Ended December 31	$0.01
Quarter Ended September 30	$0.01
Quarter Ended June 30	$0.01
Quarter Ended March 31	$0.01
Year Ended December 31, 2017
Quarter Ended December 31	$0.01

WHERE YOU CAN FIND MORE INFORMATION

The Partnership files periodic reports and other information with the SEC in accordance with the requirements of the Exchange Act. These reports and other information contain additional information about the Partnership. The Partnership will make these materials available for inspection and copying by any unitholder, or a representative of any unitholder who is so designated in writing, at the Partnership’s executive offices during regular business hours. The Partnership’s SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. Common Units are listed and traded on the NYSE under the trading symbol “TOO.”

Because the Merger is a “going private” transaction, the Partnership, Partnership GP and the Brookfield Filing Parties are concurrently filing with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

The opinion of Evercore and the presentations Evercore made to the Conflicts Committee will be made available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested unitholder of the Partnership or such unitholder’s representative who has been so designated in writing.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that the Partnership files with the SEC by reference to its name or to its SEC file number. The Partnership’s SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

This information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this information statement should not create an implication that there has been no change in the affairs of the Partnership since the date of this information statement or that the information herein is correct as of any later date regardless of the time of delivery of this information statement.

You should rely only on the information provided in this filing. You should not assume that the information in this information statement is accurate as of any date other than the date of this document. The Partnership has not authorized anyone else to provide you with any information.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows the Partnership to “incorporate by reference” into this information statement information that the Partnership files with the SEC. This means that the Partnership can disclose important information to you without actually including the specific information in this information statement. Information that the Partnership later provides to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this information statement.

The Partnership incorporates by reference into this information statement the documents listed below:

•                  the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018;

•                  all subsequent Annual Reports on Form 20-F (including any amendments to previously filed Annual Reports on Form 20-F) filed with the SEC;

•                  the Partnership’s Reports on Form 6-K furnished to the SEC on January 29, 2019, April 30, 2019 (excluding the Form 6-K to which the Partnership’s earnings release for the quarter ended March 31, 2019 is attached), May 10, 2019, July 31, 2019 (excluding the Form 6-K to which the Partnership’s earnings release for the quarter ended June 30, 2019 is attached), and November 7, 2019 (excluding the Form 6-K to which the Partnership’s earnings release for the quarter ended September 30, 2019 is attached); and

•                  all subsequent Reports on Form 6-K filed with the SEC prior to the Merger that the Partnership identifies in such Reports as being incorporated by reference into the information statement.

These reports contain information about the Partnership, the Partnership’s financial condition and the results of the Partnership’s operations.

You may obtain any of the documents incorporated by reference in this information statement from the SEC through its public reference facilities or its website. You also may request a copy of any document incorporated by reference in this information statement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting the Partnership’s internet website at www.teekayoffshore.com, or by contacting the Information Agent at the contact information below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers call: (212) 269-5550
All others call Toll-Free: (888) 887-0082
Email: teekay@dfking.com

You should rely only on the information incorporated by reference or provided in this information statement or any information statement supplement. You should not assume that the information incorporated by reference or provided in this information statement or any information statement supplement is accurate as of any date other than the date on the front of each document. The information contained in the Partnership’s website is not part of this information statement.

UNITHOLDERS SHARING AN ADDRESS

The Partnership will deliver only one information statement to multiple unitholders sharing an address unless it has received contrary instructions from one or more of the unitholders. The Partnership undertakes to deliver promptly, upon written or oral request, a separate copy of this information statement to a unitholder at a shared address to which a single copy of the information statement is delivered. A unitholder can notify us that the unitholder wishes to receive a separate copy of the information statement by contacting us at the address or phone number set forth above. Conversely, if multiple unitholders sharing an address receive multiple information statements and wish to receive only one, such unitholders can notify us at the address or phone number set forth above.

ANNEX A

Merger Agreement

[see attached]

A-1

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 30, 2019

BY AND AMONG

BROOKFIELD TK ACQUISITION HOLDINGS LP,

BROOKFIELD TK MERGER SUB LLC,

TEEKAY OFFSHORE PARTNERS L.P.,

TEEKAY OFFSHORE GP L.L.C.

AND

THE OTHER PARTIES HERETO

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2019 (this “Agreement”), is by and among Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”), Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”), Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), and Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and the general partner of the Partnership (the “Partnership GP”), Brookfield TK TOGP LP, a Bermuda limited partnership (the “Sole GP Member”), solely for purposes of Sections 6.4, 6.15, 6.16 and 6.17 hereof, and each of the Brookfield Affiliated Holders (as defined herein), solely for purposes of Section 6.17 hereof. Each of Parent, Merger Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve this Agreement and the transactions contemplated hereby, including the Merger, and that the GP Board recommend to the Limited Partners holding Common Units the approval of this Agreement and the Merger;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement and the Merger for approval of the Limited Partners holding Common Units by written consent, and (iv) resolved to recommend approval of this Agreement and the Merger by the Limited Partners holding Common Units;

WHEREAS, (i) this Agreement has been drafted to provide the holders of Common Units (other than Sponsor Units) the right to make the Unit Election (as defined herein), (ii) neither the GP Conflicts Committee nor the GP Board have considered the terms and conditions of the Unit Alternative (as defined herein) in making the determinations, approvals or recommendations referred to above, and are not making any recommendation with regard to the Unit Election and (iii) the Unit Election may be made (or not made) by the holders of Common Units (other than Sponsor Units) pursuant to the Form of Election and Letter of Transmittal at their option and any holder of Common Units (other than Sponsor Units) that does not choose the Unit Alternative will receive the Merger Consideration;

WHEREAS, Parent owns 100% of the issued and outstanding limited liability company interests in Merger Sub;

WHEREAS, the general partner of Parent (the “Parent General Partner”) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Parent, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, immediately following execution of this Agreement, the Brookfield Affiliated Holders shall duly execute and deliver to the Partnership GP a written consent in their capacity as holders of a Unit Majority of the outstanding Common Units approving this Agreement and the Merger, thereby constituting Partnership Unitholder Approval.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
Defined Terms; Construction

Section 1.1                                    Definitions.

(a)                                 As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be considered Affiliates of Parent, Merger Sub or any of their other respective Affiliates, and (b) Parent, Merger Sub and their respective Affiliates shall not be considered Affiliates of the Partnership, the Partnership GP or the Partnership’s Subsidiaries; provided further, however, that for the purposes of this Agreement, any Person that would otherwise be an Affiliate of a Brookfield Affiliated Holder but that operates behind an information wall will not be considered an Affiliate of the Brookfield Affiliated Holders, Parent, Merger Sub, the Partnership GP or any of their respective Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Assumed Phantom Stock Unit” has the meaning set forth in Section 3.4(b).

“Assumed Restricted Stock Unit” has the meaning set forth in Section 3.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(c).

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Brookfield Affiliated Holders” means, collectively, (a) Brookfield TK TOLP LP, a Bermuda limited partnership, (b) Brookfield TK Block Acquisition LP, a Bermuda limited partnership, and (c) Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a Manitoba limited partnership.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Houston, Texas or New York, New York are authorized or required by applicable Law to be closed.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Notice” has the meaning set forth in Section 8.1(d)(iii).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Consent” has the meaning set forth in Section 4.4(b).

“Contract” means, whether written or unwritten, any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation.

“Divestiture Condition” means (a) any restriction, prohibition or limitation of ownership or operation by Parent or any of its Affiliates of all or any portion of the businesses or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries in any manner in any part of the world, (b) any requirement that Parent or any of its Affiliates or any of the Partnership, the

Partnership GP or the Partnership’s Subsidiaries sell, divest, hold separate or otherwise dispose of, or enter into a voting trust, proxy or “hold separate” Contract or similar Contract with respect to, all or any portion of their respective businesses or assets or (c) any restriction, prohibition or limitation on the ability of Parent or any of its Affiliates or any of the Partnership, the Partnership GP or the Partnership’s Subsidiaries to conduct their respective businesses, enter into any new line of business or own or operate any of their respective assets, in each case, in any manner in any part of the world.

“DTC” has the meaning set forth in Section 3.2(d).

“Effect” has the meaning set forth in the definition of Partnership Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Election Deadline” has the meaning set forth in Section 3.3(c).

“Equity Awards” means the awards of Restricted Stock Units and Phantom Stock Units, in each case, granted under the Partnership Long-Term Incentive Plan.

“Equity Commitment Letter” has the meaning set forth in Section 5.10(a).

“Equity Financing” has the meaning set forth in Section 5.10(a).

“Equity Financing Sources” has the meaning set forth in Section 5.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(c).

“Existing Partnership Credit Facilities” means, collectively, the: (a) Loan Agreement, dated as of April 2, 2019, by and among Teekay Shuttle Tankers LLC, ABN Amro Capital USA LLC, Macquerie Bank Limited, London Branch, and the banks and financial institutions listed on Schedule 1 thereto; (b) Credit Agreement, dated as of March 1, 2018, by and among Teekay Offshore Partners L.P., Brookfield TK TOLP LP and Teekay Corporation; (c) Loan Agreement, dated March 26, 2018, by and among Teekay Grand Banks Shipping AS, DNB Markets, Inc., DNB Bank ASA, New York Branch and the banks listed on Schedule 1 thereto; (d) Loan Agreement, dated May 29, 2018, by and among Teekay Grand Banks Shipping AS, DNB Bank ASA, New York Branch and the banks and financial institutions listed on Schedule 1 thereto; (e) Secured Loan Agreement, dated September 18, 2017, by and among Navion Gothenburg LLC, Nordic Rio LLC, DNB Capital LLC, DNB Bank ASA, New York Branch, DNB Markets, Inc. and the banks listed on Schedule 1 thereto; (f) Secured Revolving Credit Facility Agreement, dated April 29, 2019, by and among Varg LLC, Piranema LLC, Voyageur LLC, ING Capital LLC and the banks listed on Schedule 1 thereto; (g) Secured Term Loan Facility Agreement, dated February 24, 2014, by and among Knarr LLC, The Export-Import Bank of Korea, Citibank N.A., London Branch, Credit Agricole Corporate and Investment Bank, Korea Exchange Bank, and the banks listed on Schedule 1 thereto; (h) Loan Agreement, dated July 17, 2015, by and among ALP Sweeper B.V., Teekay Offshore Partners L.P., Japan Bank for International Cooperation, Citibank Japan Ltd.,

Sumitomo Mitsui Banking Corporation, Citibank, N.A., Citibank, N.A., London Branch, SMBC Nikko Capital Markets Limited, and Citicorp International Limited; (i) Loan Agreement, dated July 17, 2015, by and among ALP Defender B.V., Teekay Offshore Partners L.P., Japan Bank for International Cooperation, Citibank Japan Ltd., Sumitomo Mitsui Banking Corporation, Citibank, N.A., Citibank, N.A., London Branch, SMBC Nikko Capital Markets Limited, and Citicorp International Limited; (j) Loan Agreement, dated July 17, 2015, by and among ALP Keeper B.V., Teekay Offshore Partners L.P., Japan Bank for International Cooperation, Citibank Japan Ltd., Sumitomo Mitsui Banking Corporation, Citibank, N.A., Citibank, N.A., London Branch, SMBC Nikko Capital Markets Limited, and Citicorp International Limited; (k) Loan Agreement, dated July 17, 2015, by and among ALP Striker B.V., Teekay Offshore Partners L.P., Japan Bank for International Cooperation, Citibank Japan Ltd., Sumitomo Mitsui Banking Corporation, Citibank, N.A., Citibank, N.A., London Branch, SMBC Nikko Capital Markets Limited, and Citicorp International Limited; (l) Secured Credit Facility Agreement, dated June 29, 2015, by and among Petrojarl I LLC, ABN AMRO Capital USA LLC, ABN AMRO Bank N.V. and the banks listed on Schedule 1 thereto; (m) Secured Credit Facility Agreement, dated February 6, 2015, by and among ALP Guard B.V., ALP Winger B.V., ALP Centre B.V., ALP Ippon B.V., ALP Ace B.V., ALP Forward B.V., Credit Suisse AG and the banks listed on Schedule 1 thereto; (n) Secured Term Loan Facility Agreement, dated September 15, 2017, by and among Arendal Spirit LLC, Citibank, N.A., London Branch, Citibank Europe PLC, UK Branch, and the banks listed on Schedule 1 thereto; (o) Secured Loan Agreement, dated August 28, 2019, by and among Clipper LLC, DNB Bank ASA, New York Branch, DNB Markets Inc., NIBC Bank N.V. and the banks listed on Schedule 1 thereto; (p) Secured Term Loan Facility Agreement, dated November 24, 2015, by and among Gina Krog Offshore Pte. Ltd., ING Bank N.V., Singapore Branch, ING Capital LLC, BNP Paribas, Singapore Branch, ING Capital Markets LLC and the banks and financial institutions listed on Schedule 1 thereto; and (q) Secured Revolving Credit Facility Agreement, dated May 23, 2019, by and among Teekay Shuttle Tankers LLC, Nordea Bank Abp, filial i Norge, New York Branch, and the banks, financial institutions and other institutional lenders listed on Schedule 1 thereto, in each case, as may be further amended, restated, supplemented or modified from time to time.

“FCPA” has the meaning set forth in Section 4.8(b).

“Form of Election and Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and together with such Person’s heirs, executors or administrators.

“Information and Exchange Agent” has the meaning set forth in Section 3.2(b).

“Knowledge” means, in the case of the Partnership and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Laws” means any law, statute, constitution, act, principle of common law, ordinance, rule, regulation, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various states of the United States or similar Law of other applicable jurisdictions).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Marshall Islands LLC Act” means the Marshall Islands Limited Liability Company Act, as amended.

“Marshall Islands LP Act” means the Marshall Islands Limited Partnership Act, as amended.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Maximum Amount” has the meaning set forth in Section 6.2(c).

“Measurement Date” has the meaning set forth in Section 4.3(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $4 million.

“Parent General Partner” has the meaning set forth in the Recitals.

“Parent Organizational Documents” has the meaning set forth in Section 5.1.

“Parent Related Party” has the meaning set forth in Section 8.2(b).

“Parent Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 23, 2018, as amended, modified or supplemented as of the date of this Agreement.

“Partnership Cap” has the meaning set forth in Section 8.2(a).

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by the Partnership, the Partnership GP and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $4 million.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of September 25, 2017, as amended, modified or supplemented as of the date of this Agreement.

“Partnership Information Statement” means the information statement to be filed as an exhibit to the Schedule 13E-3 and delivered to the Limited Partners in connection with the Merger.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” means any change, event, effect or occurrence (each, an “Effect”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and its Subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the consummation of the Merger, provided that, for purposes of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Partnership Material Adverse Effect: any Effect that results from or arises in connection with (A) conditions in the industries and regions in which the Partnership operates, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in Law or GAAP (or interpretation or enforcement thereof) (1) applicable to the Partnership or any of its properties, operations or assets or (2) generally affecting the industries or markets in which the Partnership and its Subsidiaries operate, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Partnership or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Partnership or any of its Subsidiaries or the credit rating of the Partnership (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Partnership Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the terms of this Agreement (other than with respect to any obligation of the Partnership or any of its Subsidiaries in accordance with Section 6.2) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Partnership or of any of its

Subsidiaries as a result of the execution of this Agreement, the announcement of any of the transactions contemplated hereby or compliance with the terms hereof, and (I) any action taken by the Partnership or any of its Subsidiaries at Parent’s written request, with Parent’s or any of its Affiliates’ written consent, or with approval of the GP Board except in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Partnership and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or markets in which the Partnership and its Subsidiaries operate.

“Partnership Organizational Documents” has the meaning set forth in Section 4.1(b).

“Partnership SEC Documents” means, collectively, all reports, schedules, forms, certifications, prospectuses and registration and other statements required to be (or that have otherwise been) filed or furnished by the Partnership with the SEC since December 31, 2017, including all exhibits and schedules thereto and documents incorporated by reference therein.

“Partnership Subsidiary Documents” means the certificates of limited partnership and partnership agreements (or comparable Organizational Documents) of each of the Partnership’s Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than the Brookfield Affiliated Holders, Parent, Merger Sub, the Partnership GP and their respective Affiliates.

“Partnership Unitholder Approval” has the meaning set forth in Section 5.3(b).

“Party” has the meaning set forth in the Preamble.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Stock Unit” means each award granted under the Partnership Long-Term Incentive Plan that was designated as a “Phantom Stock Option” on the date of grant.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, charge, demand, suit, proceeding, arbitration, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Related Party” means the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and representatives.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Required Regulatory Approvals” has the meaning set forth in Section 6.4(a).

“Restated Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership substantially in the form attached hereto as Exhibit A, subject to any changes made by Parent, with the approval of the GP Board, that do not have a material and adverse impact on the Partnership.

“Restraints” has the meaning set forth in Section 7.1(b).

“Restricted Stock Unit” means each award granted under the Partnership Long-Term Incentive Plan that was designated as a “Restricted Stock Unit” or “RSU” on the date of grant.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Rollover Unit” means a Class A Common Unit of the Partnership that has the terms and conditions set forth in the Restated Partnership Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” has the meaning set forth in Section 5.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series A Distributions” has the meaning set forth in the Partnership Agreement.

“Series A Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series B Distributions” has the meaning set forth in the Partnership Agreement.

“Series B Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series E Distributions” has the meaning set forth in the Partnership Agreement.

“Series E Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Sole GP Member” has the meaning set forth in the Preamble.

“Sponsor Units” means each Common Unit that is, as of the Closing, held by Parent, the Brookfield Affiliated Holders or their respective Affiliates. For the avoidance of doubt, Common Units held by any Person that would be considered an Affiliate of a Brookfield Affiliated Holder but that operates behind an information wall and therefore is not an Affiliate of the Brookfield Affiliated Holders for purposes of this Agreement will not be considered Sponsor Units for any purpose under this Agreement.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be considered Subsidiaries of Parent, the Brookfield Affiliated Holders, the Sole GP Member or any of their respective Affiliates.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” or “Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Unit Alternative” has the meaning set forth in Section 3.3(e).

“Unit Election” has the meaning set forth in Section 3.3(a).

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Unitholder” has the meaning set forth in the Partnership Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 as well as any similar applicable foreign, state or local Law.

“Warrant” means each warrant to purchase Common Units that is outstanding and unexercised as of immediately prior to the Effective Time.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission where the breaching or non-performing party knows, or would reasonably be expected to have known, that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

Section 1.2            Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)           the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)           examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)           the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)           all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)           the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)            a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)           all references to prices, values or monetary amounts refer to United States dollars;

(h)           wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)            this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)            each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(k)           the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)            any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)          the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n)           unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)           all references to days mean calendar days unless otherwise provided; and

(p)           all references to time mean Houston, Texas time.

ARTICLE II
The Merger

Section 2.1            Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Marshall Islands LP Act and the Marshall Islands LLC Act, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Marshall Islands limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2            Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3            Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the Marshall Islands LP Act and the Marshall Islands LLC Act (the “Certificate of Merger”), to be duly filed with the Registrar of Corporations of the Republic of the Marshall Islands. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Registrar of Corporations of the Republic of the Marshall Islands or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4            Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, (b) all the property, rights, privileges, powers and franchises and all and every other interest of

Merger Sub shall vest in the Partnership as the Surviving Entity, (c) all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity, (d) all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity and (e) the Partnership GP shall continue as the sole general partner of the Partnership.

Section 2.5            Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall be the Restated Partnership Agreement and, as so amended and restated, shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

ARTICLE III
Merger Consideration; Exchange Procedures

Section 3.1            Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent equity or voting securities or Partnership equity or voting securities:

(a)           Conversion of Common Units (other than Sponsor Units). Subject to Section 3.1(c), Section 3.1(d), Section 3.3, and Section 3.5, each Common Unit (other than the Sponsor Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $1.55 in cash without any interest thereon (the “Merger Consideration”).  As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(d) without interest.

(b)           Cancellation of Incentive Distribution Rights. As of the Effective Time, all Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall automatically be canceled and cease to exist, and no consideration shall be delivered in respect thereof.

(c)           Sponsor Units, Preferred Units, and General Partner Interest Unaffected.

(i)            Each Sponsor Unit issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(ii)           Each Series A Preferred Unit, Series B Preferred Unit and Series E Preferred Unit issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(iii)          The General Partner Interest issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(d)           Treatment of Warrants. Each Warrant issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration that a Common Unit issuable (at the Effective Time) upon exercise of such Warrant immediately prior to the Effective Time would have been entitled to receive pursuant to Section 3.1(a). For the avoidance of doubt, in the event that no Common Units would be issuable upon exercise of a Warrant immediately prior to the Effective Time (which would occur in the event that the exercise price of such Warrant exceeds the Merger Consideration), such Warrant shall automatically be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(e)           Treatment of Partnership Owned Units. Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(f)            Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one Common Unit of the Surviving Entity.

(g)           Issuance of Common Units to Parent. In consideration for the deposit of cash to the Exchange Fund by or on behalf of Parent with the Information and Exchange Agent for the payment of the Merger Consideration, the Surviving Entity shall issue to Parent a number of Common Units equal to the total of (i) the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and (ii) the number of Common Units that would have been issuable (at the Effective Time) upon exercise of a Warrant immediately prior to the Effective Time, in respect of any Warrant that is converted, pursuant to Section 3.1(d), into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(h)           Books and Records of the Partnership. At the Effective Time, the books and records of the Partnership shall be revised to reflect (i) the cancellation and retirement of all Common Units that were converted into the right to receive the Merger Consideration and all Common Units converted into the Unit Alternative and that, immediately following the Effective Time, Parent and the Brookfield Affiliated Holders will be the only holders of Common Units and holders of Common Units electing the Unit Alternative will be the only holders of Rollover Units and (ii) that the existence of the Partnership shall continue without dissolution.

(i)                                     Distributions. To the extent applicable, holders of Common Units (including holders electing the Unit Alternative) immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Common Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. Such distributions by the Partnership, if any, are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders or former holders, as applicable. To the extent applicable, holders of Common Units prior to the Effective Time shall have no rights to any distribution with respect to such Common Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Common Units prior to the Effective Time and that remains unpaid as of the Effective Time.

Section 3.2                                    Surrender of Common Units.

(a)                                 Form of Election and Letter of Transmittal. The Partnership shall prepare and attach as an exhibit to the Partnership Information Statement a form of election and letter of transmittal (the “Form of Election and Letter of Transmittal”) in such customary form as the Partnership and Parent may reasonably agree, including, among other items, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(h)) and Book-Entry Units to the Information and Exchange Agent in exchange for the Merger Consideration or for the Unit Alternative.

(b)                                 Information and Exchange Agent. Prior to the Closing Date, the Partnership shall (i) appoint one or more agents reasonably acceptable to Parent to act as information and exchange agent (the “Information and Exchange Agent”) for the purpose of delivering the Partnership Information Statement (including the Form of Election and Letter of Transmittal), receiving elections and exchanging, in accordance with this Article III, Certificated Units and Book-Entry Units for the Merger Consideration or for the Unit Alternative, as applicable, and (ii) provide to the Information and Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Information and Exchange Agent. As promptly as practicable after the date hereof, and in no case less than thirty (30) days prior to the Effective Time, the Partnership will deliver, or will cause the Information and Exchange Agent to deliver, to each holder of record of Common Units as of such date whose Common Units will be converted into the right to receive the Merger Consideration, the Partnership Information Statement (including the Form of Election and Letter of Transmittal).

(c)                                  Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Information and Exchange Agent an amount of cash in U.S. dollars sufficient to pay the aggregate Merger Consideration pursuant to this Article III. The cash deposited with the Information and Exchange Agent is referred to in this Agreement as the “Exchange Fund.” The Information and Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.2(i) and Section 3.2(j), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(d)                                 Exchange. Each holder of Common Units, other than The Depository Trust Company (“DTC”), that have been converted into the right to receive the Merger Consideration, upon delivery to the Information and Exchange Agent of a properly completed Form of Election and Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(h)) or Book-Entry Units and such other documents as may reasonably be required by the Information and Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor cash representing the Merger Consideration that such holder has the right to receive pursuant to this Article III. DTC, upon surrender of its Book-Entry Units to the Information and Exchange Agent in accordance with the customary surrender procedures of DTC and the Information and Exchange Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit, other than any Book-Entry Unit beneficially owned by a Person that has made a Unit Election, a cash amount equal to the Merger Consideration. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Information and Exchange Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(h)) and a completed Form of Election and Letter of Transmittal, or any applicable documentation with respect to the surrender of Book-Entry Units; provided that (i) no Person beneficially owning Common Units through DTC will be required to deliver a Form of Election and Letter of Transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrue on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit that has the right to receive Merger Consideration shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(e)                                  Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Information and Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificated Unit (or affidavit of loss in lieu thereof pursuant to Section 3.2(h)) or Book-Entry Unit is registered, it shall be a condition to the registration thereof that any surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificated Unit (or affidavit of loss in lieu thereof pursuant to Section 3.2(h)) or Book-Entry Unit or shall establish to the satisfaction of the Information and Exchange Agent that such Tax has been paid or is not payable.

(f)                                   No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Units. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Information and Exchange Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article III.

(g)                                  Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent or the Surviving Entity for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(h)                                 Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Information and Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.

(i)                                     Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Information and Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

(j)                                    Investment of the Exchange Fund. Parent may cause the Information and Exchange Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by Parent, on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Common Units converted into the right to receive the Merger Consideration that were outstanding immediately prior to the Effective Time pursuant to this

Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3                                    Unit Election.

(a)                                 Each holder of record of Common Units (other than Sponsor Units) as of immediately prior to the Election Deadline shall be entitled to elect, in accordance with the instructions set forth in the Form of Election and Letter of Transmittal, to forego the right to receive the Merger Consideration with respect to all of such Person’s Common Units and instead receive Rollover Units with respect to all of such Person’s Common Units (a “Unit Election”).

(b)                                 Any Unit Election may be revoked with respect to the Common Units subject thereto in accordance with the procedures set forth in the Form of Election and Letter of Transmittal. If a Unit Election is revoked, the Common Units as to which such election previously applied shall be treated as Common Units in accordance with Section 3.1(a) unless a Unit Election is submitted by the holder of such Common Units in accordance with the procedures set forth in the Form of Election and Letter of Transmittal.

(c)                                  Any Unit Election shall have been properly made only if (i) the Information and Exchange Agent shall have received by the date and time set forth in the Form of Election and Letter of Transmittal (the “Election Deadline”) a completed Form of Election and Letter of Transmittal or (ii) such Unit Election has been made at or prior to the Election Deadline pursuant any other procedures set forth in the Form of Election and Letter of Transmittal. After a Unit Election is validly made with respect to any Common Units, no further registration of transfers of such Common Units shall be made on the unit transfer books of the Partnership unless and until such Unit Election is properly revoked in accordance with the procedures set forth in the Form of Election and Letter of Transmittal.

(d)                                 As of the Effective Time, all Common Units exchanged for the Rollover Units pursuant to this Section 3.3 shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of Certificated Units or beneficial owner of Book-Entry Units that has made a Unit Election shall cease to have any rights with respect thereto, except the right to receive the Unit Alternative in exchange therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(d) without interest.

(e)                                  Each Common Unit with respect to which a Unit Election has been effectively made and not revoked pursuant to the Form of Election and Letter of Transmittal shall be exchanged for one Rollover Unit (the “Unit Alternative”), which Rollover Unit shall be issued in uncertificated book-entry form in accordance with the procedures set forth in the Information Statement (including the Form of Election and Letter of Transmittal) and will be duly authorized, validly issued, fully paid (to the extent required under the Restated Partnership Agreement) and non-assessable (except as set forth in the Restated Partnership Agreement or as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act).

(f)                                   The reasonable good faith determination of the Information and Exchange Agent (or the reasonable good faith determination of Parent, in the event that the Information and

Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Unit Elections shall have been properly made or revoked pursuant to the Form of Election and Letter of Transmittal, as to when Unit Elections and revocations were received by the Information and Exchange Agent and to disregard immaterial defects in a completed Form of Election and Letter of Transmittal. None of Parent, the Partnership or the Information and Exchange Agent shall be under any obligations to notify any Person of any defect in a completed Form of Election and Letter of Transmittal. Notwithstanding anything in this Section 3.3 to the contrary, the Information and Exchange Agent may, with the written agreement of Parent (subject to the consent of the Partnership), make any rules or procedures as are consistent with this Section 3.3 for the implementation of Unit Elections provided for in this Agreement as shall be necessary or desirable to administer Unit Elections.

Section 3.4                                    Treatment of Equity Awards.

(a)                                 Restricted Stock Units. As of the Effective Time, each Restricted Stock Unit shall be converted into a restricted stock unit award with respect to the same number of Rollover Units as the number of Common Units to which such Restricted Stock Unit was subject (each, an “Assumed Restricted Stock Unit”), and otherwise with the same terms and conditions as were applicable to such Restricted Stock Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Restricted Stock Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of the Assumed Restricted Stock Units.

(b)                                 Phantom Stock Units. As of the Effective Time, each Phantom Stock Unit shall be converted into a phantom stock unit award with respect to the same number of Rollover Units as the number of Common Units to which such Phantom Stock Unit was subject (each, an “Assumed Phantom Stock Unit”), and otherwise with the same terms and conditions as were applicable to such Phantom Stock Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Phantom Stock Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of the Assumed Phantom Stock Units.

(c)                                  Prior to the Effective Time, the Partnership and the Partnership GP shall take all actions (including adopting resolutions) as may be necessary to provide for or give effect to the transactions contemplated by this Section 3.4, including but not limited to the assumption of the Partnership Long-Term Incentive Plan by the Surviving Entity. Prior to any such adoption, the Partnership shall provide Parent with drafts of, and a reasonable opportunity to comment on, all such resolutions.  At the Effective Time, Parent shall or shall cause the Surviving Entity to, assume all the obligations of the Partnership under the Partnership Long-Term Incentive Plan, each outstanding Assumed Restricted Stock Unit and Assumed Phantom Stock Unit and the agreements evidencing the grants thereof.

(d)                                 As soon as practicable following the Effective Time, the Partnership shall file post-effective amendments to the Form S-8 registration statements filed by the Partnership on November 28, 2007 and March 10, 2017, respectively, deregistering all Common Units thereunder.

Section 3.5                                    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.6                                    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV
Representations and Warranties of the Partnership and the Partnership GP

Except as disclosed in (a) the Partnership SEC Documents filed with the SEC on or after December 31, 2017 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent and Merger Sub (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement; provided that disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section, the Partnership and the Partnership GP each represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 4.1                                    Organization, Standing and Power.

(a)                                 Each of the Partnership, the Partnership GP and the Partnership’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)                                 The Partnership has made available to Parent prior to the execution of this Agreement a true and complete copy of the Organizational Documents of the Partnership and the Partnership GP (the “Partnership Organizational Documents”), in each case, as in effect as of the date of this Agreement.

Section 4.2                                    Authority.

(a)                                 Each of the Partnership and the Partnership GP has all necessary limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP is necessary for the Partnership or the Partnership GP to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)                                 The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and (iii) recommended that the GP Board approve this Agreement and the transactions contemplated hereby, including the Merger and that the GP Board recommend to the Limited Partners holding Common Units the approval of this Agreement and the Merger.

(c)                                  The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement and the Merger for approval of the Limited Partners holding Common Units by written consent, and (iv) resolved to recommend approval of this Agreement and the Merger by the Limited Partners holding Common Units.

(d)                                 With regard to the representations in Section 4.2(b) and (c) above, for the sake of clarity, this Agreement includes the Unit Election in order to provide the holders of Common Units (other than Sponsor Units) the right, at their option, to make the Unit Election, and the GP Conflicts Committee did not consider the terms and conditions of the Unit Alternative in making the determinations, approvals or recommendations referred to above, and neither the GP Board nor the GP Conflicts Committee made any recommendation to the Partnership Unaffiliated Unitholders with regard to the Unit Election in connection with their respective approvals of this Agreement and the Merger.

Section 4.3                                    Capitalization; Subsidiaries.

(a)                                 As of the close of business on September 25, 2019 (the “Measurement Date”), the Partnership has no Partnership Interests or other equity interests issued and outstanding other than (i) 410,707,764 Common Units, (ii) 6,000,000 Series A Preferred Units, (iii) 5,000,000 Series B Preferred Units, (iv) 4,800,000 Series E Preferred Units, (v) 3,143,780 General Partner Units representing the General Partner Interest and (vi) the Incentive Distribution Rights. At the close of business on the Measurement Date, 0 Common Units were reserved for issuance pursuant to outstanding warrants, 3,764,261 Common Units were reserved for issuance under the Partnership Long-Term Incentive Plan, 526,561 Restricted Stock Units were outstanding and 3,237,700 Phantom Stock Units were outstanding.  Except as set forth above in this Section 4.3(a) or in Section 4.3(a) of the Partnership Disclosure Schedule, as of the date of this Agreement, there are not any Partnership Interests, voting securities or other equity interests of the Partnership issued and outstanding or any subscriptions, options, phantom equity, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. All of the outstanding Partnership Interests of the Partnership have been, or upon issuance will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as set forth in the Partnership Agreement or as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act) and, except as set forth in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The Partnership GP is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest and all of the Incentive Distribution Rights and such General Partner Interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement.

(b)                                 Since the Balance Sheet Date to the date of this Agreement, the Partnership has not issued any Partnership Interests, voting securities or other equity interests or any securities convertible or exchangeable or exercisable for any Partnership Interests, voting securities or other equity interests, other than issuances by any of the Partnership’s Subsidiaries to the Partnership or any of the Partnership’s other Subsidiaries or as set forth above in Section 4.3(a). Except as set forth in this Agreement, the Partnership Organizational Documents or the Partnership Subsidiary Documents, none of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, limited liability company interests, shares of capital stock, voting securities or other equity interests of any Subsidiary of the Partnership. Except (i) as set forth in the Partnership Agreement, (ii) as contemplated by this Agreement or (iii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under the

Partnership Long-Term Incentive Plan disclosed in Section 4.3(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other Rights to acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests) of the Partnership or any of its Subsidiaries.

(c)                                  Other than (i) ownership of its Subsidiaries, (ii) as described in Section 4.3(c) of the Partnership Disclosure Schedule or (iii) as set forth in the Partnership SEC Documents, the Partnership does not own, beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in Section 4.3(c) of the Partnership Disclosure Schedule or the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

Section 4.4                                    No Conflicts; Consents.

(a)                                 The execution and delivery by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries under, any provision of (i) assuming the Partnership Unitholder Approval is obtained, the Partnership Organizational Documents or the Partnership Subsidiary Documents, (ii) any Contract to which the Partnership, the Partnership GP or any Subsidiary of the Partnership is a party or by which they or any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Law applicable to the Partnership, the Partnership GP or the Partnership’s Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(a), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

(b)                                 No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any Subsidiary thereof in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if any, (ii) compliance with Tax filing requirements under the Code or any other applicable Law, (iii) (A) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, and (B) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (iv) the filing of the Certificate of

Merger with the Registrar of Corporations of the Republic of the Marshall Islands and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (v) such filings as may be required under the rules and regulations of the NYSE and (vi) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(b), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 4.5                                    SEC Documents; Undisclosed Liabilities.

(a)                                 Since December 31, 2017, the Partnership has filed or furnished with the SEC all Partnership SEC Documents. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. None of the Partnership’s Subsidiaries or the Partnership GP is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to the Partnership SEC Documents. To the Knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b)                                 The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Partnership included in the Partnership SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c)                                  Except as reflected or reserved against in the consolidated balance sheet of the Partnership, as of December 31, 2018 (the “Balance Sheet Date”), or the notes thereto, included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, the Partnership and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Partnership or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities reflected or reserved against in the unaudited quarterly financial statements (including, the notes thereto) of the Partnership included in the Partnership SEC Documents, (iv) liabilities or obligations incurred in connection with the transactions contemplated hereby, (v) liabilities or obligations that have been disclosed to the GP Board in writing since the Balance Sheet Date, and (vi) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect. Set forth in Section 4.5(c) of the Partnership Disclosure Schedule is a true and complete list of all indebtedness for borrowed money in excess of $5,000,000 of the Partnership and each of its Subsidiaries as of December 31, 2018.

(d)                                 The Partnership has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From the date of the filing of the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018 to the date of this Agreement, the Partnership’s auditors and the GP Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of the Partnership has completed its assessment of the effectiveness of the Partnership’s disclosure controls and procedures in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such disclosure controls and procedures were effective. To the Knowledge of the Partnership, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)                                  Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.

Section 4.6                                    Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of September 30, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders (such opinion, the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement. The Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion in the Partnership Information Statement and Schedule 13E-3.

Section 4.7                                    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the Partnership GP specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Partnership Information Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Partnership and the Partnership GP make no representation or warranty with respect to information supplied by or on behalf of Parent or any of its Affiliates for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.8                                    Compliance with Laws.

(a)                                 The Partnership and its Subsidiaries are, and since the later of December 31, 2017 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)                                 Without limiting the generality of Section 4.8(a), the Partnership, each of its Subsidiaries, and, to the Knowledge of the Partnership, each joint venture partner, joint venture owner, consultant, agent or representative of any of the foregoing (in their capacities as such), (i) has not violated the U.S. Foreign Corrupt Practice Act of 1977, as amended (such act, including the rule and regulations thereunder, the “FCPA”) or any other U.S. or foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries, (ii) has not, to the Knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person and (iii) is not being (and has not been), to the Knowledge of the Partnership, investigated by any Governmental Authority, except, in each case of the foregoing clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9                                    Legal Proceedings. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of the Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (i) there is no Proceeding pending or, to the Knowledge of the Partnership, threatened against, or, to the Knowledge of the Partnership, any pending or threatened material governmental or regulatory investigation of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership, threatened to be imposed, against the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries.

Section 4.10                             Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee, the Partnership or any of the Partnership’s Subsidiaries.

Section 4.11                             No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Partnership, the Partnership GP, or any other Person makes or has made any express or implied representation or warranty with respect to the Partnership, the Partnership GP or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of the Partnership, the Partnership GP or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and the Partnership GP have not relied on, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made, any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V
Representations and Warranties of Parent and Merger Sub

As an inducement for the Partnership and the Partnership GP to enter into this Agreement, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Partnership as follows:

Section 5.1                                    Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the comparable Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2                                    Operations and Ownership of Merger Sub. Parent beneficially owns all of the issued and outstanding limited liability company interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub and Parent have not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3                                    Ownership of Partnership Units.

(a)                                 As of the date of this Agreement, Parent and its Affiliates (including the Brookfield Affiliated Holders), taken together, are the beneficial owners of (i) 301,022,398 Common Units, (ii) Warrants to purchase 67,255,000 Common Units, (iii) 3,143,780 General Partner Units representing the General Partner Interest and (iv) the Incentive Distribution Rights.

(b)                                 The Brookfield Affiliated Holders are the record and beneficial holders in the aggregate of, and have the right to vote, a majority of the Common Units outstanding on the date hereof, and the approval of this Agreement and the Merger by execution and delivery of a written consent by the Brookfield Affiliated Holders shall constitute an affirmative vote and approval by the Unit Majority, which is the only vote or approval of the holders of any Partnership Interests or other equity interests of the Partnership necessary to adopt and approve this Agreement and approve and consummate the transactions contemplated hereby, including the Merger (the “Partnership Unitholder Approval”).

Section 5.4                                    Authority; Noncontravention.

(a)                                 Each of Parent and Merger Sub has all requisite limited partnership, limited liability company or other applicable entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited partnership or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent General Partner has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole member of Merger Sub, has duly and validly adopted resolutions (i) declaring that it is in the best interests of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions of Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way. The Sole GP Member, as the sole member of the Partnership GP, has duly and validly approved this Agreement and the transactions contemplated hereby, including the Merger.

(b)                                 The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the comparable Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such items that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.5                                    Governmental Approvals. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Law, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, (d) the filing of a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.1 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.6                                    Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the knowledge of either Parent or Merger Sub, threatened against, or, to the knowledge of either Parent or Merger Sub, any pending or threatened material governmental or regulatory investigation of, any of Parent, Merger Sub or any of their respective Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the knowledge of either Parent or Merger Sub, threatened to be imposed, against either of Parent or Merger Sub or any of their respective Subsidiaries.

Section 5.7                                    Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8                                    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9                                    Brokers and Other Advisors. No broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.10                             Equity Commitment.

(a)                                 Each of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain any funds or financing.  Parent has delivered to the Partnership a true, correct and complete fully executed copy of that certain equity commitment letter, dated as of the date of this Agreement (as amended or replaced, the “Equity Commitment Letter”), providing for the full amount of equity financing for the transactions contemplated hereby (the “Equity Financing”) by the counterparties named therein (the “Equity Financing Sources”) and naming the Partnership as a third party beneficiary of the obligations thereunder in accordance with the terms thereof, including all exhibits, schedules, annexes and amendments to the Equity Commitment Letter in effect as of the date of this Agreement.

(b)                                 Assuming (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied simultaneously with the Closing Date) and (ii) the Equity Financing is funded in accordance with the Equity Commitment Letter on the Closing Date, at the Effective Time, Parent and Merger Sub will have available to them sources of immediately available funds to consummate the transactions contemplated hereby, to pay the Merger Consideration that is required to be paid at Closing.

(c)                                  As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect (including by any reduction of the commitments of the Equity Financing Sources thereunder). The Equity Commitment Letter, in the form delivered to the Partnership prior to the execution of this Agreement, is a valid and binding obligation of Parent and enforceable against Parent in accordance with its terms (assuming the due authorization, execution and delivery by the other parties thereto). As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing immediately prior to the Closing, other than as expressly set forth in the Equity Commitment Letter. There are no other agreements, side letters or arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.

Section 5.11                             No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the

Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

ARTICLE VI
Additional Covenants and Agreements

Section 6.1                                    Preparation of the Partnership Information Statement and Schedule 13E-3. As promptly as practicable following the date of this Agreement, the Partnership, the Partnership GP, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 (including the Partnership Information Statement filed as an exhibit thereto) and any amendments thereto as required by Rule 13e-3 under the Exchange Act. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Schedule 13E-3 and the preparation of the Partnership Information Statement, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to the Schedule 13E-3 or the Partnership Information Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Schedule 13E-3 will be made by the Partnership or Parent and Merger Sub, as applicable, without providing the Partnership or Parent and Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership or Parent and Merger Sub, as applicable, shall consider and implement in good faith.

Section 6.2                                    Conduct of Business. Except (i) as provided in this Agreement or approved by the GP Board before or after the date hereof, (ii) as set forth in Section 6.2 of the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of Parent or its Affiliates to consent to any of the actions in this Section 6.2 in any other Contract or agreement)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of the Partnership’s Subsidiaries not to:

(a)                                 (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a Partnership Material Adverse Effect or (ii) take any action that could reasonably be expected to have a Partnership Material Adverse Effect, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;

(b)                                 other than (x) annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course, (y) any rights to purchase or receive Common Units or other rights pursuant to the existing terms of awards previously granted under the Partnership Long-Term Incentive Plan that are outstanding as of the date hereof and (z) in connection with any Contracts, agreements or arrangements permitted by Section 6.2(k), (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities or any additional Rights or (ii) enter into any agreement with respect to the foregoing;

(c)                                  (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Long-Term Incentive Plan or (iii) enter into any Contract with respect to the voting of its Partnership Interests;

(d)                                 unless consideration does not exceed $25 million (whether in a single transaction or series of related transactions), (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(f)) or (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice;

(e)                                  convert from a limited partnership or limited liability company (as applicable), as the case may be, to any other business entity;

(f)                                   make or declare dividends or distributions to Unitholders or holders of any other equity interests in the Partnership, in each case other than as provided pursuant to Section 6.14;

(g)                                  amend the Partnership Agreement or the Partnership GP LLC Agreement, as in effect on the date of this Agreement;

(h)                                 enter into any Material Contract, except as would not have a Partnership Material Adverse Effect and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

(i)                                     enter into, adopt, or agree to any collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(j)                                    except as required by Law, recognize any labor union, works council or other labor organization as the bargaining representative of any employee;

(k)                                 hire, engage or otherwise enter into any employment, independent contractor or similar consulting Contract, agreement or arrangement with any individual in which the annual compensation opportunities for such individual would reasonably be expected to exceed $300,000 on an annualized basis;

(l)                                     implement any employee layoffs or plant closings that could implicate the WARN Act;

(m)                             other than (x) as required under the terms of any benefit plan in effect as of the date hereof and provided to Parent and (y) in connection with any Contracts, agreements or arrangements permitted by Section 6.2(k): (i) establish, amend or terminate any benefit plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a benefit plan if in effect as of the date hereof; or (ii) grant or announce any cash or equity or equity-based incentive award, bonus, severance or similar compensation, or increase or accelerate or commit to accelerate the funding, payment or vesting of the benefits or compensation payable to any current or former employee, officer, director or individual independent contractor of the Partnership or any of its Subsidiaries under any benefit plan or otherwise;

(n)                                 modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner that is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(o)                                 waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(p)                                 implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any applicable regulatory authorities;

(q)                                 other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than any borrowings under the Existing Partnership Credit Facilities, (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or (iii) enter into any Contract having the economic effect of any of the foregoing;

(r)                                    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(s)                                   knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions to the Closing set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(t)                                    enter into any Contract to do anything prohibited by clauses (a) through (s) of this Section 6.2.

Section 6.3                                    [Reserved].

Section 6.4                                    Consummation of the Merger; Equity Financing.

(a)                                 Subject to the terms and conditions of this Agreement, Parent, Merger Sub, the Sole GP Member, the Partnership and the Partnership GP shall cooperate with each other and use and shall cause their respective Subsidiaries to use their commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including making any required filings under the HSR Act within ten (10) Business Days after the date of this Agreement, but excluding any actions relating to obtaining the Equity Financing, which such actions shall only be subject to Section 6.4(c) and Section 6.4(d) below), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby (the “Required Regulatory Approvals”) and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; provided, that nothing in this Agreement will require any of Parent, Merger Sub, the Sole GP Member, the Partnership, the Partnership GP or any of their respective Affiliates to offer, accept, agree to or commit to agree to a Divestiture Condition with respect to any of their businesses or assets owned as of the date hereof in order to obtain any approval or consent under applicable Antitrust Laws.

(b)                                 Each of the Parties shall use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other Parties of (and supply to the other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Parties to review in advance and incorporate the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and teleconferences.

(c)                                  Parent shall take, and shall cause its Affiliates to take, all actions necessary, proper or advisable to consummate and obtain the proceeds of the Equity Financing on the Closing Date on the terms and conditions described in the Equity Commitment Letter, including using reasonable best efforts to (i) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis, all conditions applicable to Parent and its Affiliates in the Equity Commitment Letter and comply with its obligations thereunder, (ii) maintain in effect the Equity Commitment Letter in accordance with its terms and (iii) enforce its rights under the Equity Commitment Letter in the event of any breach or purported breach thereof. Parent shall not, and shall cause its Affiliates to not, take, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in the Equity Commitment Letter related to the Equity Financing, other than actions expressly permitted by this Agreement.

(d)                                 Parent shall not, without the prior written consent of the GP Conflicts Committee, permit any amendment or modification to, or any waiver of any material provision or remedy under, the Equity Commitment Letter if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing (except as contemplated by the Equity Commitment Letter) below the amount required to consummate the transactions contemplated by this Agreement or (iii) adds new conditions or amends the existing conditions to the drawdown of the Equity Financing, unless Parent has available cash sufficient to consummate the Closing on or prior to the Outside Date.

Section 6.5                                    Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, none of the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee

or Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of Parent and the Partnership (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the Person proposing to make such release (in which case such Person shall not issue or cause the publication of such press release or other public announcement without prior consultation with Parent and the Partnership); provided, however, that each Party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6                                    Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7                                    Indemnification and Insurance.

(a)                                 From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, the Surviving Entity and the Partnership GP jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP and any applicable Subsidiary of the Partnership immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and the Partnership’s Subsidiaries than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

(b)                                 The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership or the Partnership GP, any indemnification agreements, the Marshall Islands LP Act or the Marshall Islands LLC Act. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6) year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the Partnership GP shall assume the obligations of the Surviving Entity and the Partnership GP set forth in this Section 6.7.

(c)                                  For a period of six (6) years from and after the Effective Time, the Partnership GP shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each member of the GP Conflicts Committee and all directors of the Partnership GP other than officers or persons employed by a Brookfield entity, on terms substantially no less advantageous to such members than existing insurance with respect to acts or omissions, or alleged acts or omissions, occurring at or prior to the Effective Time (regardless of when such claims are asserted); provided, however, that in no event shall the Partnership GP be required to pay an annual premium therefor in excess of 300% of the current annual premium paid by the Partnership or the Partnership GP for such member’s current coverage (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP would be required to expend more than the Maximum Amount, the Partnership GP shall obtain the maximum amount of such insurance as is available for the Maximum Amount.  The Partnership GP shall have the right, in its sole discretion, in lieu of its obligations under this Section 6.7(c), to cause such coverage to be extended under the applicable existing policy or policies by obtaining a six year “tail” policy on terms that are no less advantageous to such members than the existing coverage with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such members in their capacity as such.

Section 6.8                                    Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3 or as set forth in Section 6.8 of the Partnership Disclosure Schedule, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of any filing fee under the HSR Act and any other applicable Antitrust Law.

Section 6.9                                    Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.10                             Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.11                             No Rights Triggered. The Partnership and the Partnership GP shall use their reasonable best efforts to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.12                             Notification of Certain Matters. Each of the Partnership, the Partnership GP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) (i) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect or (ii) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect, or (c) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.13                             Transaction Litigation. The Partnership shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the Partnership GP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.14                             Distributions. Until the Effective Time or the earlier termination of this Agreement, the Partnership GP shall, upon resolution of the GP Board in accordance with the relevant provisions of the Partnership Agreement, and subject to compliance with applicable law, declare, and cause the Partnership to pay, quarterly Series A Distributions, Series B Distributions and Series E Distributions.

Section 6.15                             Performance by the Partnership GP and the Partnership.  The Sole GP Member will cause the Partnership GP, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement. It is understood and agreed that actions or inactions by the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and the Partnership’s Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of or with the written consent of Parent, its Affiliates or their respective Representatives.

Section 6.16                             Conflicts Committee.  Prior to the earlier of the Effective Time and the termination of this Agreement, each of the Sole GP Member and Parent shall not and each shall not permit any of its Subsidiaries or Affiliates to, and each shall not and shall not permit any of its Subsidiaries or Affiliates to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.16 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.17                             Written Consent.  The Brookfield Affiliated Holders hereby covenant and agree that, immediately following the execution of this Agreement by the Parties hereto, the Brookfield Affiliated Holders shall duly execute and deliver to the Partnership GP a written consent approving this Agreement and the Merger, such action by written consent constituting Partnership Unitholder Approval.  The Partnership shall be entitled to terminate this Agreement if such written consent is not delivered to the Partnership GP within twelve (12) hours after the execution of this Agreement by the Parties hereto.  The Brookfield Affiliated Holders, the Sole GP Member, Parent and its Affiliates, as applicable, agree, from the date hereof to the Effective Time, (i) to continue to hold their Common Units and their other interests in the Partnership and the Partnership GP, (ii) not to acquire additional Common Units from the date hereof until the Closing, and (iii) not to vote or consent with respect to their interests in the Partnership GP or the Partnership in favor of, and to vote or consent such interests against, any action or proposal that would prevent, materially delay or impair the ability of any Party to consummate the Merger or comply with its respective obligations under this Agreement.

ARTICLE VII
Conditions Precedent

Section 7.1                                    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger, if any, under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (ii) the Required Regulatory Approvals shall have been obtained and shall be in full force and effect.

(b)                                 No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, pending, issued, entered, amended or enforced by or before any Governmental Authority (collectively, “Restraints”) shall be in effect to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated hereby or make the consummation of the transactions contemplated hereby illegal.

Section 7.2                                    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 4.3(a) and Section 4.3(c) are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of the Partnership and the Partnership GP contained in Article IV of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)                                 Performance of Obligations of the Partnership and the Partnership GP. The Partnership and the Partnership GP shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  No Partnership Material Adverse Effect. There has not been a Partnership Material Adverse Effect.

Section 7.3                                    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.3(a) are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of Parent and Merger Sub contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b)                                 Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

Section 7.4                                    Frustration of Closing Conditions.

(a)                                 Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)                                 Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII
Termination

Section 8.1                                    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of the Partnership and Parent duly authorized by the GP Conflicts Committee and the Parent General Partner, respectively.

(b)                                 by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent if the Closing shall not have been consummated on or before April 1, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to (i) the Partnership or Parent, as applicable, if the failure to satisfy such condition was due to the failure of, (x) in the case of the Partnership, the Partnership or the Partnership GP, and (y) in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (ii) the Partnership or Parent, as applicable, if, (x) in the case of Parent, the Partnership or the Partnership GP, and (y) in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8).

(c)                                  by Parent:

(i)                                     if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)                                  if at any time prior to Closing there is a Restraint in effect having the effect set forth in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under this Agreement.

(d)                                 by the Partnership (acting in accordance with the last sentence of Section 9.2):

(i)                                     if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) thirty (30) days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)                                  if at any time prior to Closing there is a Restraint in effect having the effect set forth in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to the Partnership if such Restraint was due to the failure of the Partnership or the Partnership GP to perform in all material respects any of their respective obligations under this Agreement;

(iii)                               if (A) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (B) the Partnership GP has confirmed by irrevocable written notice delivered to Parent that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at Closing) or that the Partnership has irrevocably waived any unsatisfied condition in Section 7.3 and (y) each of the Partnership and the Partnership GP stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five (5) Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five (5) Business Day period after the date of delivery of a Closing Failure Notice; or

(iv)                              if in accordance with Section 6.17.

Section 8.2                                    Effect of Termination.

(a)                                 In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.13, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub, the Brookfield Affiliated Holders, the Sole GP Member, the Partnership, the Partnership GP or any of their respective directors, officers or Affiliates; provided, however, that no such termination shall relieve the Partnership from its obligation to pay the Parent Expenses as and when required pursuant to Section 8.3 or Parent from its obligation to pay the Partnership Expenses as and when required pursuant to Section 8.3 or any Party from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided further, however, that, in the event of the Partnership’s or the Partnership GP’s Willful Breach of this Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money) in an amount not to exceed $6.75 million (the “Partnership Cap”). For the avoidance of doubt, the Partnership’s and the Partnership GP’s aggregate liability under this Agreement shall not exceed the Partnership Cap. Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the provisos of the first sentence of this Section 8.2(a) for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of the Partnership’s Subsidiaries or any of their respective Representatives at the direction or with the written consent of Parent, the Sole GP Member or any of their respective Affiliates or Representatives.

(b)                                 Notwithstanding Section 8.2(a) or anything else to the contrary in this Agreement, in the event of termination of this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii) or pursuant to Section 8.1(b) (if the Partnership could have terminated pursuant to Section 8.1(d)(i)), then Parent shall, within two (2) Business Days after the date of such termination, deliver an amount equal to $25 million (the “Parent Termination Fee”) to the Partnership (or its designated Subsidiary assignee) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount of the Parent Termination Fee, and without in any way increasing the amount of the Parent Termination Fee or expanding the circumstances in which the Parent Termination Fee is to be paid, it is agreed that the Parent Termination Fee is a liquidated damage and not a penalty. Each Party acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement; accordingly, if Parent fails to timely pay the Parent Termination Fee when due pursuant to this Section 8.2(b) and, in order to obtain the payment, the Partnership commences a Proceeding which results in a judgment against Parent for any payment set forth in this Section 8.2(b), Parent shall pay the Partnership its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) in connection with such Proceeding.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee (together with the specific performance rights in accordance with Section 9.8) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) of the Partnership or the Partnership GP or any of their respective Affiliates or any other Person against Parent, Merger Sub, the Brookfield Affiliated Holders, the Sole GP Member or any of their respective Affiliates, or any direct or indirect, former, current or future, equity holder or Representative of any of the foregoing (each a “Parent Related Party”), for any damages, liabilities or other adverse consequences incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective Representatives or any other Person for any failure by Parent and Merger Sub to effect the Closing for any or no reason or any other breach by Parent, Merger Sub, the Brookfield Affiliated Holders or the Sole GP Member of this Agreement, and the Partnership, Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against any Parent Related Parties, and the Parent Related Parties shall have no further liability to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person therefor, except that the Partnership may seek specific performance of Parent’s and Merger Sub’s obligations hereunder as and only to the extent permitted under Section 9.8; provided, however, that in no event shall the Partnership, the Partnership GP or any of their respective Affiliates be entitled to a grant of both specific performance pursuant to Section 9.8 and the Parent Termination Fee. The Parent Related Parties are intended third party beneficiaries of this Section 8.2.

Section 8.3                                    Parent Expenses; Partnership Expenses. If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Terminable Breach), the

Partnership shall pay to Parent the Parent Expenses concurrently with such termination. Any payment of Parent Expenses shall be made by wire transfer of immediately available funds to an account designated by Parent. If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d)(i) (Parent Terminable Breach), Parent shall pay to the Partnership the Partnership Expenses concurrently with such termination; provided, however, that Parent shall not be obligated to pay the Partnership Expenses in the event that the Parent Termination Fee is paid. Any payment of the Partnership Expenses shall be made by wire transfer of immediately available funds to an account designated by the Partnership.

ARTICLE IX
Miscellaneous

Section 9.1                                    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8 and Section 6.13 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2                                    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Parent General Partner and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the GP Conflicts Committee; provided further, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units.

Section 9.3                                    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto, (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Conflicts Committee. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership

GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4                                    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder, and (b) the Partnership may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Subsidiary of the Partnership, but no such assignment shall relieve the Partnership of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5                                    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6                                    Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11, (ii) the right of the holders of Common Units to receive the Merger Consideration or Rollover Units after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred) or to receive amounts to which they are entitled to receive pursuant to Section 3.1(i) and (iii) the Parent Related Parties as set forth in Section 8.2(b). Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7                                    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)                                 EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8                                    Specific Performance.

(a)                                 The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including, with respect to the Partnership or the Partnership GP, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)                                 Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership and the Partnership GP shall be entitled to specific performance of Parent’s and Merger Sub’s obligations, as applicable, to cause the Equity Financing to be funded in accordance with the Equity Commitment Letter and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than conditions that by their nature are to be satisfied at the Closing, which shall be capable of being satisfied on the date the Closing should have occurred pursuant to Section 2.2) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded; (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2; and (iii) the Partnership and the Partnership GP have confirmed in a written notice delivered to Parent that if specific performance is granted and the Equity Financing is funded, then the Partnership and the Partnership GP will take all actions that are within their control to cause the Closing to occur.

(c)                                  For the avoidance of doubt, while the Partnership or Partnership GP may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Parent Termination Fee, under no circumstances shall Parent be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

Section 9.9                                    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, Brookfield or Merger Sub, to:

Brookfield TK Acquisition Holdings LP

c/o Brookfield Capital Partners (Bermuda) Ltd.

73 Front Street, 5th Floor

Hamilton HM 12, Bermuda

Attention: Manager - Corporate Services

E-mail: privateequity.approcessing@brookfield.com

with copies (which shall not constitute notice) to:

E-mail:  Barbados.treasury@brookfield.com

ryan.szainwald@brookfield.com

benjamin.farrow@brookfield.com

lyndsay.hatlelid@brookfield.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, 47th Floor
Houston, Texas 77002

Attention: Douglas E. Bacon, P.C.
E-mail: douglas.bacon@kirkland.com
Attention: Kim Hicks
E-mail: kim.hicks@kirkland.com

If to the Partnership or the Partnership GP, to:

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attention: Corporate Secretary

E-mail: Edie.Robinson@teekay.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Michael Swidler

E-mail: Michael.Swidler@bakerbotts.com

If to the GP Conflicts Committee, to:

Teekay Offshore GP L.L.C.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attention: Corporate Secretary

E-mail: Edie.Robinson@teekay.com

with copies (which shall not constitute notice) to:

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

Wilmington, Delaware 19801

Attention: Thomas Mullen

E-mail: tmullen@potteranderson.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.10                             Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the Parties (a) intend and agree that Section 8.2, Section 9.8(b) and Section 9.11 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Section 8.2, Section 9.8(b) and Section 9.11 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership or the Partnership GP be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11                             Non-Recourse. Except for any claim or cause of action arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC and any remedy against the Equity Financing Sources with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC and any remedy against the Equity Financing Sources with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.4) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including the Merger (including the breach, termination or failure to consummate any of the transactions contemplated by this Agreement, including the Merger), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding anything to the contrary in this Agreement, in no event will the Brookfield Affiliated Holders or the Sole GP Member be subject to or liable for (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) any monetary damages to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person, for any damages, liabilities or other adverse consequences incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective Representatives or any other Person for any breach by the Brookfield Affiliated Holders or the Sole GP Member of this Agreement, and the Partnership, the Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against the Brookfield Affiliated Holders or the Sole GP Member, and the Brookfield Affiliated Holders and the Sole GP Member shall have no further liability to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person therefor, except that the Partnership and the Partnership GP shall be entitled to seek specific performance of this Agreement and the Equity Commitment Letter, in each case, as and only to the extent permitted hereunder and thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT

BROOKFIELD TK ACQUISITION HOLDINGS LP

By: Brookfield Capital Partners (Bermuda) Ltd.,
its general partner

By:	/r/ James Bodi
Name:	James Bodi
Title:	Director

MERGER SUB

BROOKFIELD TK MERGER SUB LLC

By:	/r/ James Bodi
Name:	James Bodi
Title:	Director

[Signature Page to Agreement and Plan of Merger]

BROOKFIELD AFFILIATED HOLDERS

BROOKFIELD TK TOLP LP

By: Brookfield Capital Partners (Bermuda) Ltd., its general partner

By:	/r/ James Bodi
Name:	James Bodi
Title:	Director

BROOKFIELD TK BLOCK ACQUISITION LP

By: Brookfield Capital Partners (Bermuda) Ltd., its general partner

By:	/r/ James Bodi
Name:	James Bodi
Title:	Director

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (PRIVATE EQUITY), L.P.

By: Brookfield Capital Partners Ltd., its general partner

By:	/s/ A.J. Silber
Name:	A.J. Silber
Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

SOLE GP MEMBER

BROOKFIELD TK TOGP LP

By: Brookfield Capital Partners (Bermuda) Ltd., its general partner

By:	/r/ James Bodi
Name:	James Bodi
Title:	Director

[Signature Page to Agreement and Plan of Merger]

PARTNERSHIP

TEEKAY OFFSHORE PARTNERS L.P.

By: Teekay Offshore GP L.L.C., its general partner

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	Vice President & Secretary, Teekay Offshore GP L.L.C., General Partner of Teekay Offshore Partners L.P.

PARTNERSHIP GP

TEEKAY OFFSHORE GP L.L.C.,
in its capacity as the general partner of the Partnership

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	Vice President & Secretary, Teekay Offshore GP L.L.C., General Partner of Teekay Offshore Partners L.P.

[Signature Page to Agreement and Plan of Merger]

ANNEX B
Form of Seventh Amended and Restated Agreement of Limited Partnership
(Comparison against Existing Agreement)

[see attached]

~~SIXTH~~SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

TEEKAY OFFSHORE PARTNERS L.P.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		7

Section 1.1	Definitions	7
Section 1.2	Construction	~~2~~28

ARTICLE II ORGANIZATION		~~2~~29

Section 2.1	Formation; Amendment and Restatement of the Prior Agreement; Ownership of Partnership Interests	~~2~~29
Section 2.2	Name	~~22~~29
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	~~22~~29
Section 2.4	Purpose and Business	~~22~~29
Section 2.5	Powers	~~23~~30
Section 2.6	Power of Attorney	~~23~~30
Section 2.7	Term	~~24~~31
Section 2.8	Title to Partnership Assets	~~24~~31

ARTICLE III RIGHTS OF LIMITED PARTNERS		~~25~~32

Section 3.1	Limitation of Liability	~~25~~32
Section 3.2	Management of Business	~~25~~32
Section 3.3	Outside Activities of the Limited Partners	~~25~~32
Section 3.4	Rights of Limited Partners	~~25~~33

ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS		~~26~~33

Section 4.1	Certificates	~~26~~33
Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates	~~27~~34
Section 4.3	Record Holders	~~27~~35
Section 4.4	Transfer Generally	~~28~~35
Section 4.5	Registration and Transfer of Limited Partner Interests	~~28~~35
Section 4.6	Transfer of Class A Common Units	36
Section 4.~~6~~7	Transfer of the General Partner’s General Partner Interest	~~29~~36
~~Section 4.7~~	~~Transfer of Incentive Distribution Rights~~	~~37~~
Section 4.8	Restrictions on Transfers	~~29~~37

ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS		~~30~~37

Section 5.1	~~Organizational Contributions~~Intentionally Omitted	~~30~~37
Section 5.2	~~Initial Unit Issuances;~~ General Partner Pre-emptive Rights	~~30~~38
Section 5.3	Contributions by ~~Initial~~ Limited Partners ~~and Distributions to the General Partner and its Affiliates~~	~~31~~38
Section 5.4	Interest and Withdrawal	~~31~~39
Section 5.5	Issuances of Additional Partnership Securities	~~32~~39
Section 5.6	Limitations on Issuance of Additional Partnership Securities	~~32~~40

Section 5.7	Limited Preemptive Right	~~33~~40
Section 5.8	Splits and Combinations	~~33~~40
Section 5.9	Fully Paid and Non-Assessable Nature of Limited Partner Interests	~~34~~41

ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS		~~34~~41

Section 6.1	Allocations	~~34~~41
Section 6.2	~~Requirement and Characterization of Distributions;~~ Distributions to Record Holders	~~34~~42
~~Section 6.3~~	~~Distributions of Available Cash from Operating Surplus~~	~~43~~
~~Section 6.4~~	~~Distributions of Available Cash from Capital Surplus~~	~~43~~
~~Section 6.5~~	~~Adjustment of Minimum Quarterly Distribution and Target Distribution Levels~~	~~44~~
~~Section 6.6~~	~~Special Provisions Relating to the Holders of Incentive Distribution Rights~~	~~44~~

ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS		~~37~~44

Section 7.1	Management	~~37~~44
Section 7.2	Certificate of Limited Partnership	~~39~~46
Section 7.3	Restrictions on the General Partner’s Authority	~~39~~47
Section 7.4	Reimbursement of the General Partner	~~40~~47
Section 7.5	Outside Activities	~~41~~48
Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members	~~34~~49
Section 7.7	Indemnification	~~43~~50
Section 7.8	Liability of Indemnitees	~~44~~52
Section 7.9	Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties	~~45~~52
Section 7.10	Other Matters Concerning the General Partner	~~47~~54
Section 7.11	Purchase or Sale of Partnership Securities	~~47~~55
Section 7.12	Registration Rights of the General Partner and its Affiliates	4~~7~~55
Section 7.13	Reliance by Third Parties	~~50~~57

ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS		~~50~~58

Section 8.1	Records and Accounting	~~50~~58
Section 8.2	Fiscal Year	~~51~~58
Section 8.3	Reports	~~51~~58

ARTICLE IX TAX MATTERS		~~51~~59

Section 9.1	Tax Elections and Information	~~51~~59
Section 9.2	Withholding	~~51~~59
Section 9.3	Conduct of Operations	~~52~~59

ARTICLE X ADMISSION OF PARTNERS		~~52~~60

Section 10.1	~~Admission of Initial~~Existing Limited Partners	~~52~~60
Section 10.2	Admission of Additional Limited Partners	~~52~~60
Section 10.3	Admission of Successor General Partner	~~45~~61

Section 10.4	Amendment of Agreement and Certificate of Limited Partnership	~~45~~61

ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS		~~53~~61

Section 11.1	Withdrawal of the General Partner	~~53~~61
Section 11.2	Removal of the General Partner	~~55~~62
Section 11.3	Interest of Departing General Partner and Successor General Partner	~~55~~63
Section 11.4	Withdrawal of Limited Partners	~~57~~64

ARTICLE XII DISSOLUTION AND LIQUIDATION		~~57~~65

Section 12.1	Dissolution	~~57~~65
Section 12.2	Continuation of the Business of the Partnership After Dissolution	~~57~~65
Section 12.3	Liquidator	~~58~~66
Section 12.4	Liquidation	~~58~~66
Section 12.5	Cancellation of Certificate of Limited Partnership	~~60~~68
Section 12.6	Return of Contributions	~~60~~68
Section 12.7	Waiver of Partition	~~60~~68

ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE		~~60~~68

Section 13.1	Amendments to be Adopted Solely by the General Partner	~~60~~68
Section 13.2	Amendment Procedures	~~62~~70
Section 13.3	Amendment Requirements	~~62~~70
Section 13.4	Special Meetings	~~63~~71
Section 13.5	Notice of a Meeting	~~63~~71
Section 13.6	Record Date	~~63~~71
Section 13.7	Adjournment	~~5~~72
Section 13.8	Waiver of Notice; Approval of Meeting; Approval of Minutes	~~5~~72
Section 13.9	Quorum and Voting	~~5~~72
Section 13.10	Conduct of a Meeting	~~65~~73
Section 13.11	Action Without a Meeting	~~65~~73
Section 13.12	Right to Vote and Related Matters	~~66~~74

ARTICLE XIV MERGER		~~66~~74

Section 14.1	Authority	~~66~~74
Section 14.2	Procedure for Merger or Consolidation	~~66~~74
Section 14.3	Approval by Limited Partners of Merger or Consolidation	~~67~~75
Section 14.4	Certificate of Merger	~~68~~76
Section 14.5	Amendment of Partnership Agreement	~~68~~76
Section 14.6	Effect of Merger	~~69~~77

ARTICLE XV ~~RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS~~ [RESERVED]		~~69~~77

~~Section 15.1~~	~~Right to Acquire Limited Partner Interests~~	~~77~~

ARTICLE XVI SERIES A, SERIES B AND SERIES E CUMULATIVE REDEEMABLE PREFERRED UNITS		~~70~~79

Section 16.1	Designations	~~70~~79
Section 16.2	Units	~~71~~79
Section 16.3	Distributions	~~71~~80
Section 16.4	Liquidation Rights	~~74~~82
Section 16.5	Voting Rights	~~75~~83
Section 16.6	Optional Redemption	~~77~~85
Section 16.7	Rank	~~80~~88
Section 16.8	No Sinking Fund	~~81~~89
Section 16.9	Record Holders	~~81~~89
Section 16.10	Notices	~~81~~89
Section 16.11	Other Rights; Fiduciary Duties	~~81~~89

ARTICLE XVII CLASS A COMMON UNITS		90

Section 17.1	Authorization of Class A Common Units; Reclassification of Existing Common Units; Rank.	90
Section 17.2	Voting Rights	90
Section 17.3	Brookfield Sales Events; Automatic Redemption of Class A Common Units	90
Section 17.4	Preemptive Rights	91
Section 17.5	Record Holders	92
Section 17.6	Notices	92
Section 17.7	Other Rights; Fiduciary Duties	92

ARTICLE XVIII GENERAL PROVISIONS		~~82~~93

Section 1~~7~~8.1	Addresses and Notices	~~82~~93
Section 1~~7~~8.2	Further Action	~~82~~93
Section 1~~7~~8.3	Binding Effect	~~82~~93
Section 1~~7~~8.4	Integration	~~82~~93
Section 1~~7~~8.5	Creditors	~~83~~94
Section 1~~7~~8.6	Waiver	~~83~~94
Section 1~~7~~8.7	Counterparts	~~83~~94
Section 1~~7~~8.8	Applicable Law	~~83~~94
Section 1~~7~~8.9	Invalidity of Provisions	~~83~~94
Section 1~~7~~8.10	Consent of Partners	~~83~~94
Section 1~~7~~8.11	Facsimile Signatures	~~83~~94
Section 1~~7~~8.12	Third-Party Beneficiaries	~~84~~95

~~SIXTH~~SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF TEEKAY OFFSHORE PARTNERS L.P.

THIS ~~SIXTH~~SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TEEKAY OFFSHORE PARTNERS L.P., dated as of ~~January 23, 2018~~[•] (the “Effective Date”) and effective as of the effective time of the Merger, is entered into by and between Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, as the General Partner, and, solely with respect to Section 16.5(b), ~~Teekay Holdings Limited, a Bermuda company, and~~ Brookfield TK TOGP LP~~.P.~~, a Bermuda limited partnership, and Brookfield TK Block Acquisition LP, a Bermuda limited partnership, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                   Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement~~.~~:

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or asset base of the Partnership Group from the operating capacity or asset base of the Partnership Group existing immediately prior to such transaction; provided, however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

~~“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, and (ii) any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period to the extent such reserve is required (A) by any debt instrument for the repayment of principal, interest or premium or (B) for any Preferred Unit Payments. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.~~

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Value” means the fair market value of the applicable property or other consideration at the time of contribution or distribution, as the case may be, as determined by the General Partner.

“Agreement” means this ~~Sixth~~Seventh Amended and Restated Agreement of Limited Partnership of Teekay Offshore Partners L.P., as it may be amended, supplemented or restated from time to time.

“Arrears” means, with respect to Preferred Unit Distributions for a particular series of Preferred Units for any quarter period, that the full cumulative Preferred Unit Distributions for such series of Preferred Units through the most recent Preferred Unit Distribution Payment Date for such series of Preferred Units have not been paid on all Outstanding Preferred Units of such series.

“Associate” means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer, manager or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)                                 the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)                                 the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Preferred Unit Payments or (iv) provide funds for distributions under Section 6.~~3~~2 ~~or Section 6.4~~(a) in respect of any one or more of the next four Quarters; provided, however~~, that the General Partner may not establish cash reserves pursuant to (iv) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common~~

~~Units with respect to such Quarter; and, provided further~~, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors or managers of a corporation or limited liability company, as applicable, or if a limited partnership, the board of directors or board of managers of the general partner of such limited partnership.

“Brookfield Affiliated Holders” means, collectively, Brookfield TKC Acquisition L.P., a Bermuda limited partnership, and Brookfield TK TOLP L.P., a Bermuda limited partnership, and any Affiliate of the foregoing; provided, however, that in no event shall Brookfield Affiliated Holders include any such Affiliate that operates behind an information wall.

“Brookfield Sales Event” means any direct or indirect sale of Class B Common Units by any Brookfield Affiliated Holder to any Person who is not a Brookfield Affiliated Holder.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Calculation Agent” means a calculation agent appointed by the General Partner prior to the commencement of the Series E Floating Rate Period. If the General Partner is unable to obtain a ~~third-party~~third party to serve as calculation agent, the calculation agent may be the General Partner or an Affiliate of the General Partner.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

~~“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition or conversion of existing, or the construction of new, capital assets (including shuttle tankers, floating storage and offtake units, floating production, storage and offloading units, crude oil tankers and related assets), in each case if such addition, improvement, acquisition, conversion or construction is made to increase the operating capacity or asset base of the Partnership Group from the operating capacity or asset base of the Partnership Group existing immediately prior to such addition, improvement, acquisition, conversion or construction.~~

~~“Capital Surplus” has the meaning assigned to such term in Section 6.2(a).~~

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A with respect to Common Units, Exhibit B with respect to Series A Preferred Units, Exhibit C with respect to Series B Preferred Units or Exhibit D with respect to Series E Preferred Units, to this Agreement, (ii) issued in global or book entry form in accordance with the rules and regulations of the Depository or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or Preferred Units, or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Marshall Islands Registrar as referenced in Section 7.2 as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).

“Class A Common Unit” means a Partnership Security having the rights and obligations specified with respect to Class A Common Units set forth in this Agreement.

“Class A Common Unitholders” means the holders of the Class A Common Units.

“Class A Sharing Amount” means, with respect to any Brookfield Sales Event, a number of Class A Common Units equal to (i) the number of Class B Common Units to be transferred in connection with such Brookfield Sales Event divided by the total number of Class B Common Units then outstanding multiplied by (ii) the number of Class A Common Units then outstanding.

“Class B Common Unit” means a Partnership Security having the rights and obligations specified with respect to Class B Common Units set forth in this Agreement.

“Closing Date” means the first date on which Common Units ~~are~~(as defined in the Original Agreement) were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

~~“Closing Price” means, in respect of any class or series of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner Interests, or, if on any such day such Limited Partner Interests of such class or series are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class or series selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class or series, the fair value of such Limited Partner Interests on such day as determined by the General Partner.~~

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

~~“Commences Commercial Service” and “Commenced Commercial Service” shall mean the date a Capital Improvement is first put into service by a Group Member following, if applicable, completion of conversion or construction and testing.~~

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means ~~a Partnership Security having the rights and obligations specified with respect to~~each of the Class A Common Units ~~in this Agreement~~and the Class B Common Units.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the ~~Securities~~ Exchange Act ~~of 1934, as amended~~, and the rules and regulations of the Commission thereunder and by ~~the~~any National Securities Exchange on which the Common Units are listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Marshall Islands Act, but excluding cash, contributed to the Partnership.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company, Teekay Corporation and the other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

~~“Current Market Price” means, in respect of any class or series of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class or series for the 20 consecutive Trading Days immediately prior to such date.~~

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depository” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

~~“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the General Partner (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur~~

~~to maintain the operating capacity or asset base of the Partnership Group (including the Partnership’s proportionate share of the average quarterly Maintenance Capital Expenditures of its Subsidiaries that are not wholly owned), existing at the time the estimate is made. The Board of Directors of the General Partner (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long-term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.~~

“Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Election Period” has the meaning assigned to such term in Section 17.4(a).

“Eligible Share” has the meaning assigned to such term in Section 17.4(a).

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Excluded Issuance” means an issuance or sale of any New Interests in connection with (a) grants to existing and future directors, officers and employees, consultants or independent contractors of the General Partner or its Affiliates in accordance with the terms and conditions of any equity-based plans or other compensation agreements; (b) the conversion or any exchange of any securities of the Partnership into New Interests, or the exercise of any warrants or other rights to acquire New Interests; (c) any merger, consolidation or other business combination involving the Partnership or any of its Subsidiaries; (d) any subdivision of Partnership Interests, distribution on Partnership Interests or reclassification, reorganization or similar recapitalization and (e) any underwritten offering of New Interests for cash for the account of the Partnership.

~~“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity incurred, in each case, to finance the conversion or construction of a Capital Improvement and paid during the period beginning on the date that the Partnership enters into a binding obligation to commence conversion or construction of the Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund any such conversion or construction period interest payments, or such conversion or construction period distributions on equity paid during such period, shall also be deemed to be debt or equity, as the case may be, incurred to finance the conversion or construction of a Capital Improvement.~~

~~“First Target Distribution” means $0.4025 per Common Unit per Quarter, subject to adjustment in accordance with Section 6.5.~~

“General Partner” means Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws (or similar organizational documents) of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

~~“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.~~

~~“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.3(c), (d) and (e).~~

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person (provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), and (f) any other Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

~~“Initial Common Units” means the Common Units sold in the Initial Offering.~~

~~“Initial Limited Partners” means Teekay Corporation and the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.1(b)), and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.~~

~~“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.~~

~~“Initial Unit Price” means (a) with respect to the Common Units, $21.00 (the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale) or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.~~

~~“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of interest rate swap agreements; (e) capital contributions received; and (f) corporate reorganizations or restructurings.~~

~~“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures or Expansion Capital Expenditures.~~

~~“Issue Price” means the price at which a Unit is purchased from the Partnership, after reflecting any sales commission or underwriting discount charged to the Partnership.~~

“Junior Securities” has the meaning assigned to such term in Section 16.7.

“Limited Partner” means, unless the context otherwise requires, ~~the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each~~

~~additional~~each Person that is or becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of ~~an Incentive Distribution Right~~a Class A Common Unit (solely with respect to its ~~Incentive Distribution Rights~~Class A Common Units and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Class A Common Units, Class B Common Units, Preferred Units~~, Incentive Distribution Rights~~ or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any ~~Incentive Distribution Right~~Class A Common Units except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Event” means the occurrence of a dissolution or liquidation of the Partnership, whether voluntary or involuntary; provided, however, that a Liquidation Event shall not precede the Liquidation Date. Neither the sale of all or substantially all of the property or business of the Partnership nor the consolidation or merger of the Partnership with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 12.4 and with respect to any holder of any class or series of Partnership Securities, the amount otherwise payable to such holder in such distribution with respect to such class or series of Partnership Securities (assuming no limitation on the assets of the Partnership available for such distribution), including an amount equal to any accrued but unpaid distributions thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of Partnership Securities so provide). For avoidance of doubt, for the foregoing purposes, (a) the Series A Liquidation Preference is the Liquidation Preference with respect to the Series A Preferred Units, (b) the Series B Liquidation Preference is the Liquidation Preference with respect to the Series B Preferred Units and (c) the Series E Liquidation Preference is the Liquidation Preference with respect to the Series E Preferred Units.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

~~“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member or for the acquisition or conversion of existing, or the construction of new, capital assets) if such expenditure is made to maintain the operating capacity or asset base of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) expenditures made solely for investment purposes (as opposed to maintenance purposes). Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity incurred, in each case, to finance the conversion or construction of a replacement asset and paid during the period beginning on the date that the Group Member enters into a binding obligation to commence converting or constructing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service or the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the conversion or construction period interest payments, or such conversion or construction period distributions on equity shall also be deemed to be debt or equity, as the case may be, incurred to finance the conversion or construction of a replacement asset.~~

“Marshall Islands Act” means the Limited Partnership Act of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Marshall Islands Registrar” means the Registrar of Corporations responsible for non-resident entities as described in Section 4 of the Marshall Islands Business Corporations Act.

“Merger” means the merger of Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company, with and into the Partnership pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of the Effective Date, by and among Brookfield TK Acquisition Holdings LP, Brookfield TK Merger Sub LLC, the Partnership and the General Partner.

~~“Merger Agreement” has the meaning assigned to such term in Section 14.1.~~

~~“Minimum Quarterly Distribution” means $0.35 per Common Unit per Quarter, subject to adjustment in accordance with Section 6.5.~~

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the ~~Securities~~ Exchange Act ~~of 1934, as amended, supplemented or restated from time to time, and any successor to such statute~~.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Agreed Value of such property, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“~~Notice of Election to Purchase~~New Interests” has the meaning assigned to such term in Section 1~~5~~7.~~1~~4(~~b~~a).

“Offered Interests” has the meaning assigned to such term in Section 17.4(a).

“Omnibus Agreement” means that Amended and Restated Omnibus Agreement, dated as of the Closing Date, among Teekay Corporation, Teekay LNG Partners L.P., Teekay GP L.L.C., Teekay LNG Operating L.L.C., the General Partner, the Partnership, Teekay Offshore Operating GP L.L.C. and the Operating Company.

“Operating Company” means Teekay Offshore Operating L.P., a Marshall Islands limited partnership, and any successors thereto.

~~“Operating Company Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Operating Company, as it may be amended, supplemented or restated from time to time.~~

~~“Operating Expenditures” means all Partnership Group expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments, capital expenditures and Preferred Unit Distributions, subject to the following:~~

~~(a)                                 repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;~~

~~(b)                                 payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and~~

~~(c)                                  Operating Expenditures shall not include (i) Expansion Capital Expenditures, Investment Capital Expenditures or actual Maintenance Capital Expenditures, but shall include Estimated Maintenance Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) Preferred Unit Redemption Payments, (iv) payments made to Preferred Unit Holders to purchase or otherwise acquire Preferred Units in accordance with Section 7.1(a)(xiii) or 7.11, or (v) distributions to Partners, other than Preferred Unit Distributions.~~

~~Where capital expenditures consist of both (x) Maintenance Capital Expenditures and (y) Expansion Capital Expenditures and/or Investment Capital Expenditures, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each.~~

~~“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:~~

~~(a)                                 the sum of (i) $15 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of distributions paid on equity issued in connection with the conversion or construction of a Capital Improvement or replacement asset and paid during the period beginning on the date that the Group Member enters into a binding obligation to commence conversion or construction of such Capital Improvement or replacement asset and ending on the earlier to occur of the date that such Capital Improvement or replacement asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund the conversion or construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or conversion or construction period distributions on equity issued, to finance the conversion or construction of a Capital Improvement or replacement asset shall also be deemed to be equity issued to finance the conversion or construction of a Capital Improvement or replacement asset for purposes of this clause (iv)), less~~

~~(b)                                 the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.~~

~~Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.~~

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

~~“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.~~

~~“Organizational Limited Partner” means Teekay Corporation in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.~~

“Original Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 19, 2006.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class or series then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Securities so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class or series of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class or series then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class or series then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner or (iv) with respect to any voting rights thereof, Preferred Units.

~~“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.~~

“Pari Passu Securities” has the meaning assigned to such term in Section 17.4(a).

“Parity Securities” has the meaning assigned to such term in Section 16.7(b).

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Teekay Offshore Partners L.P., a Marshall Islands limited partnership, and any successors thereto.

“Partnership Group” means the Partnership and its Subsidiaries, including the Operating Company, treated as a single entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units~~,~~ and Preferred Units ~~and Incentive Distribution Rights~~.

“Paying Agent” means Computershare, acting in its capacity as paying agent for the particular series of Preferred Units, and its respective successors and assigns or any other payment agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for a particular series of Preferred Units, the General Partner shall act in such capacity.

“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units (other than Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units (other than Preferred Units) held by such Unitholder or the number of General Partner Units held by the General Partner, as the case may be, by (B) the total number of all Outstanding Units (other than Preferred Units) and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance. The Percentage Interest with respect to ~~an Incentive Distribution Right and to~~ a Preferred Unit shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Preemptive Notice” has the meaning assigned to such term in Section 17.4(a).

“Preferred Unit Distribution Payment Date” means the Series A Distribution Payment Date, Series B Distribution Payment Date or Series E Distribution Payment Date, as applicable.

“Preferred Unit Distributions” means Series A Distributions, Series B Distributions and/or Series E Distributions, as applicable.

“Preferred Unit Holders” means Series A Holders, Series B Holders and/or Series E Holders, as applicable.

“Preferred Unit Liquidation Preference” means the Series A Liquidation Preference, Series B Liquidation Preference or Series E Liquidation Preference, as applicable.

“Preferred Unit Payments” means Series A Payments, Series B Payments and/or Series E Payments, as applicable.

~~“Preferred Unit Redemption Payments” means Series A Redemption Payments, Series B Redemption Payments or Series E Redemption Payments, as applicable.~~

“Preferred Units” means a Partnership Security, designated as a “Preferred Unit,” which entitles the holder thereof to a preference with respect to distributions, or as to the distribution of assets upon any Liquidation Event, over Common Units, including the Series A Preferred Units, the Series B Preferred Units and the Series E Preferred Units.

“Prior Agreement” means the ~~Fifth~~Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of ~~June~~January 2~~9~~3, 201~~6~~8.

“Pro Rata” means (a) when used with respect to Units (other than Preferred Units) or any class or series thereof, apportioned equally among all designated Units (other than Preferred Units)

in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of ~~Incentive Distribution Rights or~~ Preferred Units (or a particular series thereof), apportioned equally among all holders of ~~Incentive Distribution Rights or~~ Preferred Units (or such series thereof) in accordance with the relative number or percentage of ~~Incentive Distribution Rights or~~ Preferred Units (or such series thereof), as applicable, held by each such holder.

~~“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class or series (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.~~

“Proposed Purchaser” has the meaning assigned to such term in Section 17.4(a).

“Quarter” means, unless the context requires otherwise, a fiscal quarter~~, or, with respect to the first fiscal quarter including the Closing Date, the portion of such fiscal quarter after the Closing Date,~~ of the Partnership.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) the Person in whose name a Class B Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, (b) the Person in whose name a Preferred Unit is registered on the books of the Transfer Agent as of, unless otherwise set forth in Article XVI, the opening of business on a particular Business Day, or (c) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Registrar” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar for the Common Units and the Preferred Units; provided, however, that if no registrar is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Registration Statement” means the Registration Statement on Form F-1 (Registration No. 333-139116) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of ~~the~~ Common Units in the ~~I~~initial ~~O~~offering.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may succeed or replace the LIBOR01 page on that service).

~~“Second Target Distribution” means $0.4375 per Common Unit per Quarter, subject to adjustment in accordance with Section 6.5.~~

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Senior Securities” has the meaning assigned to such term in Section 16.7(c).

“Series A Distribution Payment Date” means each February 15, May 15, August 15 and November 15, commencing August 15, 2013; provided, however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, payment of Series A Distributions that would otherwise be payable on such date shall instead occur on the immediately succeeding Business Day as provided for in Section 16.3(a).

“Series A Distribution Period” means a period of time from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to but excluding the next Series A Distribution Payment Date for such Series A Distribution Period.

“Series A Distribution Rate” means a rate equal to 7.25% per annum of the Stated Series A Liquidation Preference per Series A Preferred Unit.

“Series A Distribution Record Date” has the meaning assigned to such term in Section 16.3(b).

“Series A Distributions” means distributions with respect to Series A Preferred Units pursuant to Section 16.3.

“Series A Holder” means a Record Holder of the Series A Preferred Units.

“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to the Stated Series A Liquidation Preference per unit, which liquidation preference shall be subject to (a) increase by the per Series A Preferred Unit amount of any accumulated and unpaid distributions (whether or not such distributions shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 16.4 which does not result in payment in full of the liquidation preference of such Series A Preferred Unit.

“Series A Original Issue Date” means April 30, 2013.

“Series A Payments” means, collectively, Series A Distributions and Series A Redemption Payments.

“Series A Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVI.

“Series A Redemption Date” has the meaning assigned to such term in Section 16.6.

“Series A Redemption Notice” has the meaning assigned to such term in Section 16.6(b).

“Series A Redemption Price” has the meaning assigned to such term in Section 16.6(a).

“Series A Redemption Payments” means payments to be made to the holders of Series A Preferred Units to redeem Series A Preferred Units in accordance with Section 16.6.

“Series B Distribution Payment Date” means each February 15, May 15, August 15 and November 15, commencing August 15, 2015; provided, however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, payment of Series B Distributions that would otherwise be payable on such date shall instead occur on the immediately succeeding Business Day as provided for in Section 16.3(a).

“Series B Distribution Period” means a period of time from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Distribution Payment Date for such Series B Distribution Period.

“Series B Distribution Rate” means a rate equal to 8.50% per annum of the Stated Series B Liquidation Preference per Series B Preferred Unit.

“Series B Distribution Record Date” has the meaning assigned to such term in Section 16.3(b).

“Series B Distributions” means distributions with respect to Series B Preferred Units pursuant to Section 16.3.

“Series B Holder” means a Record Holder of the Series B Preferred Units.

“Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to the Stated Series B Liquidation Preference per unit, which liquidation preference shall be subject to (a) increase by the per Series B Preferred Unit amount of any accumulated and unpaid distributions (whether or not such distributions shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 16.4 which does not result in payment in full of the liquidation preference of such Series B Preferred Unit.

“Series B Original Issue Date” means April 20, 2015.

“Series B Payments” means, collectively, Series B Distributions and Series B Redemption Payments.

“Series B Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVI.

“Series B Redemption Date” has the meaning assigned to such term in Section 16.6.

“Series B Redemption Notice” has the meaning assigned to such term in Section 16.6(b).

“Series B Redemption Price” has the meaning assigned to such term in Section 16.6(a).

“Series B Redemption Payments” means payments to be made to the holders of Series B Preferred Units to redeem Series B Preferred Units in accordance with Section 16.6.

“Series E Distribution Payment Date” means each February 15, May 15, August 15 and November 15, commencing May 15, 2018; provided, however, that (i) if any Series E Distribution Payment Date during the Series E Fixed Rate Period would otherwise occur on a day that is not a Business Day, payment of Series E Distributions that would otherwise be payable on such date shall instead occur on the immediately succeeding Business Day as provided for in Section 16.3(a), and (ii) if any Series E Distribution Payment Date during the Series E Floating Rate Period would otherwise occur on a day that is not a Business Day, such Series E Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series E Distribution Period” means a period of time from and including the preceding Series E Distribution Payment Date (other than the initial Series E Distribution Period, which shall commence on and include the Series E Original Issue Date), to but excluding the next Series E Distribution Payment Date for such Series E Distribution Period.

“Series E Distribution Rate” means a rate equal to (a) during the Series E Fixed Rate Period, 8.875% per annum of the Stated Series E Liquidation Preference per Series E Preferred Unit and (b) during the Series E Floating Rate Period, a percentage per annum of the Stated Series E Liquidation Preference per Series E Preferred Unit equal to the sum of (i) Series E Three-Month LIBOR, as calculated on each applicable Series E LIBOR Determination Date, and (ii) 6.407%.

“Series E Distribution Record Date” has the meaning assigned to such term in Section 16.3(b).

“Series E Distributions” means distributions with respect to Series E Preferred Units pursuant to Section 16.3.

“Series E Fixed Rate Period” means the period from and including the Series E Original Issue Date to, but not including, February 15, 2025.

“Series E Floating Rate Period” means the period from and including February 15, 2025 to, but not including, the date that all of the Series E Preferred Units are redeemed in full in accordance with Section 16.6 or are otherwise not outstanding.

“Series E Holder” means a Record Holder of the Series E Preferred Units.

“Series E LIBOR Determination Date” means the London Business Day immediately preceding the first date of the applicable Series E Distribution Period during the Series E Floating Rate Period.

“Series E Liquidation Preference” means a liquidation preference for each Series E Preferred Unit initially equal to the Stated Series E Liquidation Preference per unit, which liquidation preference shall be subject to (a) increase by the per Series E Preferred Unit amount of any accumulated and unpaid distributions (whether or not such distributions shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 16.4 which does not result in payment in full of the liquidation preference of such Series E Preferred Unit.

“Series E Original Issue Date” means January 23, 2018.

“Series E Payments” means, collectively, Series E Distributions and Series E Redemption Payments.

“Series E Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVI.

“Series E Redemption Date” has the meaning assigned to such term in Section 16.6.

“Series E Redemption Notice” has the meaning assigned to such term in Section 16.6(b).

“Series E Redemption Price” has the meaning assigned to such term in Section 16.6(a).

“Series E Redemption Payments” means payments to be made to the holders of Series E Preferred Units to redeem Series E Preferred Units in accordance with Section 16.6.

“Series E Three-Month LIBOR” means, in respect of each Series E Distribution Period during the Series E Floating Rate Period, the following rate determined by the Calculation Agent, as of the applicable Series E LIBOR Determination Date in accordance with the following provisions:

(a)                                 the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the applicable Series E LIBOR Determination Date; or

(b)                                 If the Calculation Agent determines that three-month LIBOR (as contemplated by the immediately preceding clause (a)) has been discontinued, then it will determine whether to use a substitute or successor base rate that it has determined in its sole discretion is most comparable to three-month LIBOR, provided that if the Calculation Agent determines there is an industry accepted successor base rate, the Calculation Agent shall use such successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may also implement changes to the business day convention, the definition of business day, the Series E LIBOR Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines to use a substitute or successor base rate as so provided, the following will apply: if the rate described in the immediately preceding clause (a) is not so published, the Calculation Agent shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable period, to prime banks in the

London interbank market at approximately 11:00 a.m. (London time) on the Series E LIBOR Determination Date for such period. Offered quotations must be based on a principal amount equal to an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, Series E Three-Month LIBOR for such period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, Series E Three-Month LIBOR for such period will be the arithmetic mean of the rates quoted on the Series E LIBOR Determination Date for such period by three major banks in New York City selected by the Calculation Agent, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such period. The rates quoted must be based on an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Calculation Agent are quoting rates in the manner described above, Series E Three-Month LIBOR for the applicable period will be the same as for the immediately preceding period or, if the immediately preceding period was within the Series E Fixed Rate Period, the same as for the most recent quarter for which Series E Three-Month LIBOR can be determined.

All percentages resulting from any of the calculations described in the immediately preceding clauses (a) and (b) will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with five one-millionths of a percentage point rounded upwards) and all dollar amounts used in or resulting from such calculations will be rounded, if necessary, to the nearest cent (with one-half cent being rounded upwards).

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Stated Preferred Unit Liquidation Preference” means the Stated Series A Liquidation Preference, Stated Series B Liquidation Preference or Stated Series E Liquidation Preference, as applicable.

“Stated Series A Liquidation Preference” means an amount equal to $25.00 per Series A Preferred Unit.

“Stated Series B Liquidation Preference” means an amount equal to $25.00 per Series B Preferred Unit.

“Stated Series E Liquidation Preference” means an amount equal to $25.00 per Series E Preferred Unit.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) other than with respect to the Operating Company, formed and maintained for the sole purpose of owning or leasing, operating and chartering no more than 10 vessels for a period of no more than 40 years, and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

~~“Third Target Distribution” means $0.525 per unit per Quarter, subject to adjustment in accordance with Section 6.5.~~

~~“Trading Day” means, for the purpose of determining the Current Market Price of any class or series of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class or series of Limited Partner Interests is listed is open for the transaction of business or, if Limited Partner Interests of a class or series are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.~~

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as transfer agent for the Common Units and the Preferred Units; provided, however, that if no transfer agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchase~~s~~d Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated December 13, 2006 among the Underwriters, the Partnership, the General Partner, the Operating Company, and Teekay Corporation, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Class A Common Units, Class B Common Units and Preferred Units, but shall not include ~~(i)~~ General Partner Units (or the General Partner Interest represented thereby) ~~or (ii) the Incentive Distribution Rights~~.

“Unit Majority” means a majority of the Outstanding Class B Common Units, voting as a class.

~~“Unit Register” means the register of the Partnership for the registration and transfer of Limited Partnership Interests as provided in Section 4.5.~~

“Unitholders” means the holders of Units.

~~“Unrecovered Capital” means at any time, with respect to a Common Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.~~

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or similar financing arrangement available to a Group Member, provided that when such borrowing is incurred it is the intent of the borrower to repay such borrowing within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2                                   Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

Section 2.1                                   Formation; Amendment and Restatement of the Prior Agreement; Ownership of Partnership Interests.

The ~~General~~ Partnership ~~and the Organizational Limited Partner have~~was previously formed ~~the Partnership~~ as a limited partnership pursuant to the filing of the Certificate of Limited Partnership pursuant to the provisions of the Marshall Islands Act ~~and hereby amend and restate the~~. The Prior Agreement is hereby amended and restated in its entirety~~. This amendment and restatement shall become~~, effective ~~on the date of this Agreement~~as of the effective time of the Merger. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Marshall Islands Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes ~~and a Partner has no interest in specific Partnership property~~.

Section 2.2                                   Name.

The name of the Partnership shall be “Teekay Offshore Partners L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership” or the letters “L.P.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                   Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, and the registered agent for service of process on the Partnership in the Marshall Islands at such registered office shall be The Trust Company of The Marshall Islands, Inc. The principal office of the Partnership shall be located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the Marshall Islands as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4                                   Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation.

Section 2.5                                   Powers.

The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6                                   Power of Attorney.

(a)                                 Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)                                     execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the Marshall Islands and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement~~;~~ (including with respect to any actions permitted by Article XVII); (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Articles IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.5; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii)                                  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, however, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)                                 The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Partnership.

Section 2.7                                   Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Marshall Islands Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Marshall Islands Act.

Section 2.8                                   Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any

Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use commercially reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; and, provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1                                   Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Marshall Islands Act.

Section 3.2                                   Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Marshall Islands Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 30 of the Marshall Islands Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3                                   Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4                                   Rights of Limited Partners.

(a)                                 In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense, to:

(i)                                     obtain, promptly after becoming available, a copy of the Partnership’s financial statements or income tax returns, if applicable, for each year;

(ii)                                  have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iii)                               obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

(iv)                              have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)                                 obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

(vi)                              obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)                                 The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

Section 4.1                                   Certificates.

Upon the Partnership’s issuance of General Partner Units, Class B Common Units or Preferred Units ~~to any Person~~ and subject to Section 16.2(b) with respect to any series of Preferred Units described therein, the Partnership shall issue, ~~upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition,~~ (a) upon the General Partner’s request, ~~the Partnership shall issue to it~~ one or more

Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning ~~Incentive Distribution Rights or any other~~any Partnership Securities other than Class A Common Units ~~or Preferred Units, the Partnership shall issue to such Person~~, one or more certificates evidencing such ~~Incentive Distribution Rights or other~~ Partnership Securities ~~other than Common Units or Preferred Units~~. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Class B Common Unit Certificate or Preferred Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Class B Common Units or Preferred Units in global form, the Class B Common Unit Certificates or the Preferred Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Class B Common Units or Preferred Units have been duly registered in accordance with the directions of the Partnership. The Class A Common Units shall be uncertificated.

Section 4.2                                   Mutilated, Destroyed, Lost or Stolen Certificates.

(a)                                 If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)                                 The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)                                  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                               if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)                              satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)                                  As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3                                   Record Holders.

The Partnership shall be entitled to recognize the applicable Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other hand, such representative Person shall be the Record Holder of such Partnership Interest.

Section 4.4                                   Transfer Generally.

(a)                                 The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person ~~or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person~~, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest ~~(other than an Incentive Distribution Right)~~ assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)                                 No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)                                  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5                                   Registration and Transfer of Limited Partner Interests.

(a)                                 The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Registrar and Transfer Agent are hereby appointed registrar and transfer agent for the purpose of registering Common Units and Preferred Units and transfers of such Common Units and Preferred Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Class B Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b)                                 The General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates, if any, evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)                                  The General Partner and its Affiliates shall have the right at any time to transfer their Common Units or any Preferred Units to one or more Persons.

Section 4.6                                   Transfer of Class A Common Units.

Notwithstanding anything to the contrary in this Agreement, no Class A Common Unitholder may sell, assign, convey, pledge, transfer or otherwise dispose of any Class A Common Units (other than pursuant to Section 17.3), and any sale, assignment, conveyance, pledge, transfer or other disposition of Class A Common Units in violation of this Section 4.6, other than by operation of law (including intestacy), shall be null and void.

Section 4.7                                   Transfer of the General Partner’s General Partner Interest.

(a)                                 Subject to Section 4.~~6~~7(b) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(b)                                 Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any other Group Member and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.~~6~~7, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

~~Section 4.7 Transfer of Incentive Distribution Rights.~~

~~The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.~~

~~The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner’s exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3 hereof.~~

Section 4.8                                   Restrictions on Transfers.

(a)                                 Except as provided in Section 4.8(b) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws, laws of the Marshall Islands, or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership or any Group Member under the laws of the jurisdiction of its formation.

(b)                                 Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1                                   ~~Organizational Contributions~~Intentionally Omitted.

~~(a) In connection with the formation of the Partnership under the Marshall Islands Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20, for a 2% General Partner Interest in the Partnership and was admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980 for a 98% Limited Partner Interest in the Partnership and was admitted as a Limited Partner of the Partnership.~~

~~(b) Prior to the Closing Date (i) the General Partner contributed its 0.52% ownership interest in the Operating Company to the Partnership in exchange for (A) a continuation of its 2% General Partner Interest, (B) the Incentive Distribution Rights and (C) the assumption by the Partnership of a $2.7 million note representing 2% of the total cash to be paid to Teekay Corporation from the proceeds of the Initial Offering, and (ii) Teekay Corporation contributed to the Partnership (A) all of its ownership interest in the general partner of the Operating Company and (B) a 25.47% limited partner interest in the Operating Company, in exchange for a continuation of its 98% limited partner interest in the Partnership and a $131.7 million note representing 98% of the total cash to be paid to Teekay Corporation from the proceeds of the Initial Offering.~~

Section 5.2                                   ~~Initial Unit Issuances;~~ General Partner Pre-emptive Rights.

~~(a) On or prior to the Closing Date and pursuant to the Contribution Agreement, (i) Teekay Corporation’s 98% initial limited partner interest was converted into (A) 2,800,000 Common Units and (B) 9,800,000 Subordinated Units (as defined in the Original Agreement) and (ii) the Partnership issued to the General Partner, for no additional consideration, 400,000 General Partner Units evidencing the General Partner’s 2% General Partner Interest.~~

~~(b)~~ Upon the issuance of any additional Limited Partner Interests by the Partnership ~~(other than Common Units issued in the Initial Offering, including any Common Units issued pursuant to the Over-Allotment Option)~~, the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest immediately prior to such issuance by (B) 100 less the General Partner’s Percentage Interest immediately prior to such issuance by (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. The General Partner shall not be obligated to make any additional Capital Contributions to the Partnership. The General Partner’s Percentage Interest shall not change as a result of the issuance of any Preferred Units. However, the General Partner shall be entitled to participate in any Preferred Unit Payments only to the extent of its proportionate Capital Contribution with respect to any such issuance of the applicable series of Preferred Units.

Section 5.3                                   Contributions by ~~Initial~~ Limited Partners ~~and Distributions to the General Partner and its Affiliates~~.

No Limited Partner will be required to make any Capital Contribution to the Partnership pursuant to this Agreement.

~~(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter on the Closing Date.~~

~~(b) Upon exercise of the Over-Allotment Option, each Underwriter contributed to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership used such cash to redeem from Teekay Corporation that number of Common Units equal to the number of Common Units issued to the Underwriters as provided in this Section 5.3(b).~~

~~(c) No Limited Partner Interests were issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) of this Section 5.3 in aggregate number equal to 7,000,000, (ii) the “Option Units” as such term is used in the Underwriting Agreement in an aggregate number up to 1,050,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (c) hereof, (iii) the 9,800,000 Subordinated Units issuable pursuant to Section 5.2 hereof, (iv) the 2,800,000 Common Units issuable pursuant to Section 5.2 hereof, and (v) the Incentive Distribution Rights.~~

Section 5.4                                   Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered and permitted as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.5                                   Issuances of Additional Partnership Securities.

(a)                                 Subject to any approvals required by Preferred Unit Holders pursuant to Section 16.5(c)(ii) and the limitations with respect to Class A Common Units set forth in Section 17.1(a), the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)                                 Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership distributions; (ii) the rights upon dissolution and liquidation of the Partnership; (iii) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (iv) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Partnership Security; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)                                  The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.5, (ii) the conversion of the General Partner Interest (represented by General Partner Units) ~~or any Incentive Distribution Rights~~ into Units pursuant to the terms of this Agreement, (iii) the admission of additional Limited Partners and (iv) all additional issuances of Partnership Securities. The

General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest ~~or any Incentive Distribution Rights~~ into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

Section 5.6                                   Limitations on Issuance of Additional Partnership Securities.

The Partnership may issue an unlimited number of Partnership Securities (or options, rights, warrants or appreciation rights related thereto) pursuant to Section 5.5 without the approval of the Limited Partners; provided, however, that no fractional units shall be issued by the Partnership.

Section 5.7                                   Limited Preemptive Right.

Except as provided in this Section 5.7 ~~and in~~, Section 5.2~~(b)~~ or Section 17.4, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities; provided, however, that the amount of any series of Preferred Units issued by the Partnership from time to time that the General Partner shall have a right to purchase pursuant to this Section 5.7 shall equal the product of (a) the aggregate Percentage Interest of the General Partner and its Affiliates multiplied by (b) the number of such series of Preferred Units so issued.

Section 5.8                                   Splits and Combinations.

(a)                                 Subject to Section~~s~~ 5.8(d~~) and 6.5 (dealing with adjustments of distribution levels~~), the Partnership may make a Pro Rata distribution of Partnership Securities (other than Preferred Units) to all Record Holders of the same class or series of Partnership Securities or may effect a subdivision or combination of the same class or series of Partnership Securities so long as, after any such event, each Partner holding such class or series of such Partnership Securities shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including those based on the applicable Preferred Unit Liquidation Preference or the applicable Stated Preferred Unit Liquidation Preference) or stated as a number of Units are proportionately adjusted, to the extent applicable.

(b)                                 Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record

Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)                                  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)                                 The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9                                   Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by the Marshall Islands Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1                                   Allocations.

For purposes of the Marshall Islands Act, the Partnership’s items of income, gain, loss and deduction shall be allocated among the Partners in each taxable year (or portion thereof) as follows:

(a)                                 to each (i) Series A Holder, an allocation of items of income, including if necessary items of gross income, in an amount equal to the difference, if any, between (A) the excess of the Series A Liquidation Preference attributable to such Series A Holder over the Stated Series A Liquidation Preference attributable to such Series A Holder and (B) the cumulative amount of all prior allocations of income to such Series A Holder pursuant to this Section 6.1(a), (ii) Series B Holder, an allocation of items of income, including if necessary items of gross income, in an amount equal to the difference, if any, between (A) the excess of the Series B Liquidation Preference attributable to such Series B Holder over the Stated Series B Liquidation Preference attributable to such Series B Holder and (B) the cumulative amount of all prior allocations of income to such Series B Holder pursuant to this Section 6.1(a), and (iii) Series E Holder, an allocation of items of income, including if necessary items of gross income, in an amount equal to the difference, if any, between (A) the excess of the Series E Liquidation Preference attributable to such Series E Holder over the Stated Series E Liquidation Preference attributable to such Series E Holder and (B) the cumulative amount of all prior allocations of income to such Series E Holder pursuant to this Section 6.1(a), provided that, in the event the Partnership’s gross income for a taxable year (or portion thereof) is less than the sum of the amounts determined pursuant to clauses (i), (ii) and (iii), allocations shall be made pro rata to Series A Holders, Series B Holders and Series E Holders in proportion to the amounts set forth in clauses (i), (ii) and (iii) above; and

(b)                                 (after taking into account any allocations of gross income to a Series A Holder, Series B Holder, or Series E Holder, as applicable, pursuant to Section 6.1(a)), in a manner such that all allocations to the Partners (including allocations made pursuant to Section 6.1(a)) are in accordance with the Partners’ interests in the Partnership, taking into account Section~~s~~ 6.~~3~~2~~, 6.4~~(a) and 12.4 and Article XVI.

Section 6.2                                   ~~Requirement and Characterization of Distributions;~~ Distributions to Record Holders.

~~(a) Subject to Section 16.3, within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 51 of the Marshall Islands Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.3 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.4, be deemed to be “Capital Surplus.” This Section 6.2(a) shall not apply to Preferred Units.~~

(a)                                 Available Cash with respect to any Quarter may, at the election of the General Partner, subject to Section 51 of the Marshall Islands Act, be distributed (subject to Section 16.3 in respect of any series of Preferred Units described therein and except as otherwise required by Section 5.5 in respect of additional Partnership Securities issued pursuant thereto) to the General Partner and the Unitholders (other than the Preferred Unit Holders) in accordance with their respective Percentage Interest. No distributions shall be made with respect to Preferred Units pursuant to this Section 6.2(a).

(b)                                 Notwithstanding Section 6.2(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)                                  Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

~~Section 6.3 Distributions of Available Cash from Operating Surplus.~~

~~Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.2 or 6.4, shall, subject to Section 51 of the Marshall Islands Act, be distributed as follows (subject to Section 16.3 in respect of any series of Preferred Units described therein and except as otherwise required by Section 5.5 in respect of additional Partnership Securities issued pursuant thereto):~~

~~(a) First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;~~

~~(b) Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;~~

~~(c) Third, (i) to the General Partner in accordance with its Percentage Interest; (ii) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (c), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;~~

~~(d) Fourth, (i) to the General Partner in accordance with its Percentage Interest; (ii) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (d), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and~~

~~(e) Thereafter, (i) to the General Partner in accordance with its Percentage Interest; (ii) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (e);~~

~~provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.5, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.3(e). No distributions shall be made with respect to Preferred Units pursuant to this Section 6.3.~~

~~Section 6.4 Distributions of Available Cash from Capital Surplus.~~

~~Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.2(a) shall, subject to Section 51 of the Marshall Islands Act and Section 16.3 in respect of any series of Preferred Units described therein, be distributed, unless the provisions of Section 6.2 require otherwise, 100% to the General Partner and the Unitholders (other than Preferred Unit~~

~~Holders) in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Thereafter and subject to Section 16.3, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.3.~~

~~Section 6.5 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.~~

~~The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-distribution date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors of the General Partner.~~

~~Section 6.6 Special Provisions Relating to the Holders of Incentive Distribution Rights.~~

~~Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, or (ii) be entitled to any distributions other than as provided in Sections 6.3(c), (d) and (e) and 12.4.~~

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1                                   Management.

(a)                                 The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)                                     the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities (subject to Section 16.5(c)(ii) with respect to any Senior Securities), and the incurring of any other obligations;

(ii)                                  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)                               the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger, consolidation or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv)                              the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)                                 the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if such non-recourse provision results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)                              the distribution of Partnership cash;

(vii)                           the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)                        the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)                              the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)                                 the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settling of claims and litigation;

(xi)                              the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)                           the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii)                        the purchase, sale or other acquisition or disposition of Partnership Securities (subject to Section 16.6(f)), or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

(xiv)                       the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv)                          the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)                                 Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Marshall Islands Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement ~~(including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV)~~ shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2                                   Certificate of Limited Partnership.

The General Partner caused the Certificate of Limited Partnership to be filed with the Marshall Islands Registrar as required by the Marshall Islands Act. The General Partner shall use all commercially reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership or other entity in which the limited partners have limited liability) in the Marshall Islands or any other jurisdiction in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the Marshall Islands or of any other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3                                   Restrictions on the General Partner’s Authority.

(a)                                 Except as otherwise provided in this Agreement, the General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

(b)                                 Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4                                   Reimbursement of the General Partner.

(a)                                 Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)                                 The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Partnership under any of its equity compensation plans)~~,~~ and (ii) all other direct and indirect expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)                                  The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any U.S. federal, state or local or any non-U.S. franchise or income tax or any other tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(d)                                 The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership or in the open market to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.~~6~~7.

Section 7.5                                   Outside Activities.

(a)                                 ~~After the Closing Date, the~~The General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its controlled Affiliates not to, engage in any LNG Restricted Business or Crude Oil Restricted Business (as such terms are defined in the Omnibus Agreement).

(b)                                 Teekay Corporation, Teekay LNG Partners L.P. and certain of their respective Affiliates have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of Teekay Corporation, Teekay LNG Partners L.P. and certain of their Affiliates to engage in any Offshore Restricted Business (as defined in the Omnibus Agreement).

(c)                                  Except as specifically restricted by Section 7.5(a) or the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the possessing of competitive interests and engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, and (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner) and, subject to the terms of Section 7.5(a), Section 7.5(b)~~, Section 7.5(c)~~ and the Omnibus Agreement, no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and, subject to the terms of Section 7.5(a), Section 7.5(b)~~, Section 7.5(c)~~ and the Omnibus Agreement, such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.

(e)                                  The General Partner and each of its Affiliates may acquire Units or other Partnership Securities ~~in addition to those acquired on the Closing Date~~ and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term “Affiliates” as used in this Section 7.5(e) with respect to the General Partner shall not include any Group Member.

Section 7.6                                   Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)                                 The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arms’-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)                                 The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)                                  No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.

Section 7.7                                   Indemnification.

(a)                                 To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; and, provided further, that no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the

Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)                                  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)                                   In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8                                   Liability of Indemnitees.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)                                 Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d)                                 Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9                                   Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)                                 Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Class B Common Units (excluding Class B Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or

~~(i)~~  (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

(b)                                 Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

(c)                                  Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units (including Common Units and any Preferred Units it may hold)~~,~~ or General Partner Interest ~~or Incentive Distribution Rights~~, to the extent permitted under this Agreement, or refrains from voting or transferring its Units (including Common Units and any Preferred Units it may hold)~~,~~ or General Partner Units ~~or Incentive Distribution Rights~~, as appropriate, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e)                                  Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee. Notwithstanding anything to the contrary, but subject to Section 7.9(c) and without reference to the definition of “good faith” in Section 7.9(b), neither the General Partner nor any other Indemnitee shall owe any fiduciary duties to Preferred Unit Holders or the Class A Common Unitholders other than a contractual duty of good faith and fair dealing.

(f)                                   The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10                            Other Matters Concerning the General Partner.

(a)                                 The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)                                  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11                            Purchase or Sale of Partnership Securities.

Subject to Section 16.6(f), the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X and Section 16.6(f).

Section 7.12                            Registration Rights of the General Partner and its Affiliates.

(a)                                 If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a)~~; and, provided further, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) not to be utilized more than once in any 12-month period~~. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request (provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration), and (B) such documents as may be necessary to apply for listing or to list the

Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)                                 If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Securities for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Securities held by any Holder in such registration statement as the Holder shall request; provided, however, that the Partnership is not required to make any effort or take any action to so include the Partnership Securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)                                  If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus or issuer free writing prospectus as defined in Rule 433 of the Securities Act (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any

Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)                                 The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e)                                  The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f)                                   Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13                            Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner, its officers or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1                                   Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2                                   Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3                                   Reports.

(a)                                 As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership’s website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)                                 As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership’s website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c)                                  Notwithstanding anything to the contrary in this Agreement, unless the General Partner is required to deliver reports pursuant to clauses (a) or (b) of this Section 8.3 to Record Holders of Units other than Class A Common Units, or has otherwise prepared such reports for purposes of delivery to Holders of the Class B Common Units, the General Partner and the Partnership shall have no obligation to deliver such reports to any Record Holder of Class A Common Unit.

ARTICLE IX
TAX MATTERS

Section 9.1                                   Tax Elections and Information.

(a)                                 The Partnership has elected to be treated as an association taxable as a corporation for United States federal income tax purposes. Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

(b)                                 The tax information reasonably required by Record Holders generally for United States federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends.

Section 9.2                                   Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local or any non-U.S. law including pursuant to Sections 1441, 1442 and 1445 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from ~~the~~any distribution ~~of income~~ to ~~any~~a Partner, the General Partner may treat the amount withheld as a distribution of cash to such Partner pursuant to ~~Section 6.2~~this Agreement in the amount of such withholding from such Partner.

Section 9.3                                   Conduct of Operations.

The General Partner shall use commercially reasonable efforts to conduct the business of the Partnership and its Affiliates in a manner that does not require a holder of Common Units or Preferred Units to file a tax return in any jurisdiction with which the holder has no contact other than through ownership of Common Units or Preferred Units.

For greater certainty, the General Partner shall conduct the affairs and governance of the Partnership so that the General Partner and the Partnership are not residents of Canada for purposes of Canada’s tax legislation and neither the General Partner nor the Partnership is carrying on business in Canada for purposes of such legislation.

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1                            ~~Admission of Initial~~Existing Limited Partners.

~~Upon the issuance by the Partnership of Partnership Securities to the General Partner, Teekay Corporation and the Underwriters as described in Sections 5.1(b), 5.2 and 5.3, the General Partner admitted such parties to the Partnership as Initial Limited Partners in respect of the Partnership Securities issued to them.~~

Any Limited Partner that continues to hold a Partnership Interest following the effective time of the Merger shall continue as a Limited Partner of the Partnership.  Pursuant to Section 10.2(a) below, any Person to whom Class A Units are issued in connection with the Merger shall be admitted as a Limited Partner of the Partnership.

Section 10.2                            Admission of Additional Limited Partners.

(a)                                 By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner until such Person acquires a Limited Partner Interest and such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

(b)                                 The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

(c)                                  Any transfer of a Limited Partner Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.3                            Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.~~6~~7 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.~~6~~7; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.~~6~~7 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4                            Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Marshall Islands Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1                            Withdrawal of the General Partner.

(a)                                 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)                                     The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)                                  The General Partner transfers all of its rights as General Partner pursuant to Section 4.~~6~~7;

(iii)                               The General Partner is removed pursuant to Section 11.2;

(iv)                              The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A), (B) or (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)                                 The General Partner is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding;

(vi)                              (A) in the event the General Partner is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of ~~ninety (~~90~~)~~ days after the date of notice to the corporation of revocation without a reinstatement of its charter; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)                                 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal a successor is not selected by the Unitholders as provided herein, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2                            Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Class B Common Units (including Class B Common Units held by the General Partner and its Affiliates voting as a single class). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Class B Common Units voting as a class (including Class B Common Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Class B Common Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel that such removal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3                            Interest of Departing General Partner and Successor General Partner.

(a)                                 In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Class B Common Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members ~~and all of the Incentive Distribution Rights~~ (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing

General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b)                                 If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Class B Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Class B Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Class B Common Units.

(c)                                  If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing General Partner and the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4                            Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1                            Dissolution.

The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)                                 an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(b)                                 at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Marshall Islands Act;

(c)                                  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Marshall Islands Act; or

(d)                                 an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Sections 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3.

Section 12.2                            Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Sections 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)                                     the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)                                  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)                               the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner.

Section 12.3                            Liquidator.

Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Class B Common Units ~~voting as a single class~~. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Class B Common Units ~~voting as a single class~~. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Class B Common Units ~~voting as a single class.~~. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4                            Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 60 of the Marshall Islands Act and the following:

(a)                                 The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value, and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)                                 Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Articles VI and XVI, as applicable. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)                                  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed, subject to Section 16.4 in respect of any series of Preferred Units described therein, as follows:

~~(i)~~  (~~If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation exceeds the Unrecovered Capital for a Common Unit:~~

~~(A) First, (~~x) to the General Partner in accordance with its Percentage Interest and (y) to all ~~the~~ Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the ~~General Partner’s P~~percentage ~~Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to such Current Market Price of a Common Unit; and~~

~~(B)~~ applicable to subclause (x) of this Section 12.4(c). ~~Thereafter (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (i)(B); and~~

~~(ii) If the Current Market Price of a Common Unit as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the Unrecovered Capital for a Common Unit:~~

~~(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit; and~~

~~(B) Thereafter, (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii)(B).~~

Distributions with respect to any series of Preferred Units described in Article XVI in connection with a liquidation or dissolution of the Partnership shall be made pursuant to Section 16.4, rather than pursuant to ~~clause (i) or (ii) of~~ this Section 12.4(c).

Section 12.5                            Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the Marshall Islands shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6                            Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7                            Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1                            Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                 a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)                                 admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)                                  a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of the Marshall Islands or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for Marshall Islands income tax purposes;

(d)                                 subject to Section 16.5, to the extent applicable, a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class or series of Partnership Interests as compared to other classes or series of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the Units

(including the division of any class, classes or series of Outstanding Units into different classes or series to facilitate uniformity of tax consequences within such classes or series of Units) or comply with any applicable securities laws or any rule, regulation, guideline or requirement of the Commission or any National Securities Exchange on which the Units are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)                                  a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Preferred Unit Distributions) are to be made by the Partnership;

(f)                                   an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)                                  subject to Section 16.5, an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5;

(h)                                 any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)                                     an amendment effected, necessitated or contemplated by a ~~M~~merger ~~A~~agreement approved in accordance with Section 14.3;

(j)                                    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)                                 a conversion, merger or conveyance pursuant to Section 14.3(d); ~~or~~

(l)                                     any amendment that the General Partner determines to be necessary or appropriate in connection with a transfer or domestication of the Partnership to a new jurisdiction; provided that the Partnership shall have received an Opinion of Counsel that such transfer or domestication would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any other Group Member; or

(m)                             ~~(l)~~ any other amendments substantially similar to the foregoing.

Section 13.2                            Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by applicable law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation. Subject to Section 16.5, to the extent applicable, a proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3                            Amendment Requirements.

(a)                                 Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)                                 Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at the General Partner’s option, (iii) change Section 12.1(a), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(a), give any Person the right to dissolve the Partnership.

(c)                                  Except as provided in Section 14.3 and subject to Section 16.5(c)(i) with respect to the applicable series of Preferred Units described therein, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class or series of Partnership Interests in relation to other classes or series of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class or series affected.

(d)                                 Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)                                  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4                            Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class, classes or series for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Partnership is qualified to do business.

Section 13.5                            Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class, classes or series of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 1~~7~~8.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6                            Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7                            Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8                            Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9                            Quorum and Voting.

The holders of a majority of the Outstanding Units of the class, classes or series for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class, classes or series unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding

Units deemed owned by the General Partner). In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10                     Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11                     Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved the action in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the applicable statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12                     Right to Vote and Related Matters.

(a)                                 Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)                                 With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER

Section 14.1                            Authority.

The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), formed under the laws of the Marshall Islands or the State of Delaware or any other state of the United States, pursuant to a written agreement of merger or consolidation ~~(“Merger Agreement”)~~ in accordance with this Article XIV.

Section 14.2                            Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the ~~M~~merger ~~A~~agreement, which shall set forth:

(a)                                 the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)                                 the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)                                  the terms and conditions of the proposed merger or consolidation;

(d)                                 the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)                                  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)                                   the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the ~~M~~merger ~~A~~agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(g)                                  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3                            Approval by Limited Partners of Merger or Consolidation.

(a)                                 Except as provided in Sections 14.3(d) and 14.3(e), the General Partner, upon its approval of the ~~M~~merger ~~A~~agreement, shall direct that the ~~M~~merger ~~A~~agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the ~~M~~merger ~~A~~agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)                                 Except as provided in Sections 14.3(d) and 14.3(e), the ~~M~~merger ~~A~~agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c)                                  Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the ~~M~~merger ~~A~~agreement.

(d)                                 Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e)                                  Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation~~,~~ and (v) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4                            Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a ~~M~~merger ~~A~~agreement, a certificate of merger shall be executed and filed in conformity with the requirements of the Marshall Islands Act.

Section 14.5                            Amendment of Partnership Agreement.

Pursuant to Section 20(2) of the Marshall Islands Act, an agreement of merger or consolidation approved in accordance with Section 20(2) of the Marshall Islands Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6                            Effect of Merger.

(a)                                 At the effective time of the certificate of merger:

(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)                                 A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
[Reserved]

~~RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS~~

~~Section 15.1 Right to Acquire Limited Partner Interests.~~

~~(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class or series then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class or series then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class or series purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. Notwithstanding the foregoing, the repurchase right described in this Article XV shall not apply to Preferred Units.~~

~~(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice~~

~~of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or series (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the applicable purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).~~

~~(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), without interest thereon.~~

ARTICLE XVI
SERIES A, SERIES B AND SERIES E
CUMULATIVE REDEEMABLE PREFERRED UNITS

Section 16.1                            Designations.

(a)                                 On April 23, 2013, the General Partner designated and created a series of Preferred Units designated as “7.25% Series A Cumulative Redeemable Preferred Units,” and fixed the preferences, rights, powers and duties of the holders of the Series A Preferred Units as set forth in this Article XVI. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which the Series A Liquidation Preference shall increase or from which Series A Distributions may begin accruing, to the extent such dates may differ. The Series A Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the holder for redemption thereof at a particular date.

(b)                                 On April 13, 2015, the General Partner designated and created a series of Preferred Units designated as “8.50% Series B Cumulative Redeemable Preferred Units,” and fixed the preferences, rights, powers and duties of the holders of the Series B Preferred Units as set forth in this Article XVI. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit, except as to the respective dates from which the Series B Liquidation Preference shall increase or from which Series B Distributions may begin accruing, to the extent such dates may differ. The Series B Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the holder for redemption thereof at a particular date.

(c)                                  The General Partner hereby designates and creates a series of Preferred Units to be designated as “8.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units,” and fixed the preferences, rights, powers and duties of the holders of the Series E Preferred Units as set forth in this Article XVI. Each Series E Preferred Unit shall be identical in all respects to every other Series E Preferred Unit, except as to the respective dates from which the Series E Liquidation Preference shall increase or from which Series E Distributions may begin accruing, to the extent such dates may differ. The Series E Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the holder for redemption thereof at a particular date.

Section 16.2                            Units.

(a)                                 The authorized number of Series A Preferred Units, of Series B Preferred Units and of Series E Preferred Units shall each be unlimited. Series A Preferred Units, Series B Preferred Units or Series E Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(b)                                 The Series A Preferred Units, the Series B Preferred Units and the Series E Preferred Units shall, as to each such series of Preferred Units, be represented by a single Certificate registered in the name of the Depository or its nominee, and no Series A Holder, Series B Holder or Series E Holder shall be entitled to receive a Certificate evidencing such applicable Units, unless otherwise required by law or the Depository gives notice of its intention to resign or is no longer eligible to act as such with respect to such series of Preferred Units and the Partnership shall have not selected a substitute Depository within 60 calendar days thereafter. So long as the Depository shall have been appointed and is serving with respect to such series of Preferred Units, payments and communications made by the Partnership to Series A Holders, Series B Holders or Series E Holders shall be made by making payments to, and communicating with, the Depository.

Section 16.3                            Distributions.

(a)                                 Distributions on each Series A Preferred Unit shall be cumulative and shall accrue at the Series A Distribution Rate from the Series A Original Issue Date (or, for any subsequently issued and newly Outstanding Series A Preferred Units, from the Series A Distribution Payment Date immediately preceding the issuance date of such Units) until such time as the Partnership pays the Series A Distribution or redeems the Series A Preferred Units in full in accordance with Section 16.6 below, whether or not such Series A Distributions shall have been declared. Distributions on each Series B Preferred Unit shall be cumulative and shall accrue at the Series B Distribution Rate from the Series B Original Issue Date (or, for any subsequently issued and newly Outstanding Series B Preferred Units, from the Series B Distribution Payment Date immediately preceding the issuance date of such Units) until such time as the Partnership pays the Series B Distribution or redeems the Series B Preferred Units in full in accordance with Section 16.6 below, whether or not such Series B Distributions shall have been declared. Distributions on each Series E Preferred Unit shall be cumulative and shall accrue at the applicable Series E Distribution Rate from the Series E Original Issue Date (or, for any subsequently issued and newly Outstanding Series E Preferred Units, from the Series E Distribution Payment Date immediately preceding the issuance date of such Units) until such time as the Partnership pays the Series E Distribution or redeems the Series E Preferred Units in full in accordance with Section 16.6 below, whether or not such Series E Distributions shall have been declared. Series A Holders, Series B Holders and Series E Holders shall be entitled to receive Series A Distributions, Series B Distributions or Series E Distributions, as applicable, from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series A Distribution Rate per Series A Preferred Unit, at the Series B Distribution Rate per Series B Preferred Unit, or at the applicable Series E Distribution Rate per Series E Preferred Unit, as applicable, in each case when, as, and if declared by the General Partner. Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 16.3, shall be paid quarterly on each Series A Distribution Payment Date, Series B Distribution Payment Date or Series E Distribution Payment Date, as applicable. Distributions shall accumulate in each Series A Distribution Period from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to but excluding the next Series A Distribution Payment Date for such Series A Distribution Period, and distributions shall accrue on accumulated Series A Distributions at the Series A Distribution Rate. Distributions shall accumulate in each Series B Distribution Period from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Distribution Payment Date for such Series B Distribution Period, and distributions shall accrue on accumulated Series B Distributions at the Series B Distribution Rate. Distributions shall accumulate in each Series E Distribution Period from and including the preceding Series E Distribution Payment Date (other than the initial Series E Distribution Period, which shall commence on and include the Series E Original Issue Date), to but excluding the next Series E Distribution Payment Date for such Series E Distribution Period, and distributions shall accrue on accumulated Series E Distributions at the applicable Series E Distribution Rate. If any Series A Distribution Payment Date, Series B Distribution Payment Date or Series E Distribution Payment Date (during the Series E Fixed Rate Period) otherwise would occur on a date that is not a Business Day, declared Series A Distributions, Series B Distributions or Series E Distributions, as applicable, shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series A Distributions and Series B Distributions shall be payable based on a 360-day year consisting of twelve 30-day months. Series E Distributions for any Series E Distribution Period during the Series E Fixed Rate Period shall be payable based on a 360-day year consisting of twelve 30-day months and Series E Distributions for any Series E Distribution Period during the Series E Floating Rate Period shall be payable based on a 360-day year and the number of days actually elapsed during such Series E Distribution Period.

(b)                                 Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, Series B Distribution Payment Date and Series E Distribution Payment Date, the Partnership shall pay those Series A Distributions, Series B Distributions or Series E Distributions, if any, that shall have been declared by the General Partner to Series A Holders, Series B Holders or Series E Holders, as applicable, on the Record Date for the applicable Series A  ~~Preferred~~ Distribution, Series B ~~Preferred~~ Distribution or Series E ~~Preferred~~ Distribution. The Record Date (the “Series A Distribution Record Date”) for the payment of any Series A Distributions shall be the fifth Business Day immediately preceding the applicable Series A Distribution Payment Date, except that in the case of payments of Series A Distributions in arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVI. The Record Date (the “Series B Distribution Record Date”) for the payment of any Series B Distributions shall be the fifth Business Day immediately preceding the applicable Series B Distribution Payment Date, except that in the case of payments of Series B Distributions in arrears, the Series B Distribution Record Date with respect to a Series B Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVI. The Record Date (the “Series E Distribution Record Date”) for the payment of any Series E Distributions shall be the fifth Business Day immediately preceding the applicable Series E Distribution Payment Date, except that in the case of payments of Series E Distributions in arrears, the Series E Distribution Record Date with respect to a Series E Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVI. No distribution shall be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative Series A Distributions, Series B Distributions and Series E Distributions have been or contemporaneously are being paid or provided for on all Outstanding Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any other Parity Securities through the most recent respective Series A Distribution Payment Dates, Series B Distribution Payments Dates and Series E Distribution Payment Dates. Accumulated Series A Distributions, accumulated Series B Distributions or accumulated Series E Distributions in arrears for any past Series A Distribution Period, Series B Distribution Period or Series E Distribution Period, as applicable, may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series A Distribution Payment Date, Series B Distribution Payment Date or a Series E Distribution Payment Date, to Series A Holders, Series B Holders or Series E Holders, as applicable, on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Distributions, Series B Distributions and Series

E Distributions in arrears on all Outstanding Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any other Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in arrears on the Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any other Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and such other Parity Securities at such time. Subject to Sections 12.4 and 16.6, none of the Series A Holders, Series B Holders or Series E Holders shall be entitled to any distribution, whether payable in cash, property or stock, in excess of full cumulative Series A Distributions, Series B Distributions or Series E Distributions, as applicable. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series A Distributions, Series B Distributions or Series E Distributions, as applicable, as described in Section 16.3(a), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in arrears on the Series A Preferred Units, the Series B Preferred Units or the Series E Preferred Units. So long as the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable, are held of record by the nominee of the Depository, declared Series A Distributions, Series B Distributions or Series E Distributions shall be paid to the Depository in same-day funds on each Series A Distribution Payment Date, Series B Distribution Payment Date or Series E Distribution Payment Date, as applicable.

Section 16.4                            Liquidation Rights.

(a)                                 Upon the occurrence of any Liquidation Event, Series A Holders, Series B Holders and Series E Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof legally available for distribution to the Partners, (i) after satisfaction of all liabilities, if any, to creditors of the Partnership, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then Outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Series A Preferred Units, Series B Preferred Units, Series E Preferred Units or other Parity Securities then Outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Units and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preferred Units, Series B Preferred Units or Series E Preferred Units in an amount equal to the Series A Liquidation Preference, the Series B Liquidation Preference or the Series E Liquidation Preference, as applicable. For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then Outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made with respect to the Series A Preferred Units, the Series B Preferred Units, the Series E Preferred Units or any Parity Securities and (y) the Series A Holders shall be entitled to the Series A Liquidation Preference per Series A Preferred Unit in cash, the Series B Holders shall be entitled to the Series B Liquidation Preference per Series B Preferred Unit in cash and the Series E Holders shall be entitled to the Series E Liquidation Preference per Series E Preferred Unit in cash, in each case concurrently with any distribution made to the holders of any Parity Securities and before any distribution shall be made to the holders of Common Units or any other Junior Securities. Series A Holders, Series B Holders and Series E Holders shall not be entitled to any other amounts from the Partnership, in their capacities as Series A Holders, Series B Holders or Series E Holders, as applicable, after they have received the Series A Liquidation Preference, the Series B Liquidation Preference or the Series E Liquidation Preference, as applicable. The payment of the Series A Liquidation Preference, Series B Liquidation Preference or Series E Liquidation Preference shall be a payment in redemption of the Series A Preferred Units, the Series B Preferred Units or the Series E Preferred Units, as applicable, such that, from and after payment of the full Series A Liquidation Preference, Series B Liquidation Preference or Series E Liquidation Preference, any such Series A Preferred Unit, Series B Preferred Unit or Series E Preferred Unit, as applicable, shall thereafter be cancelled and no longer be Outstanding.

(b)                                 If, in the event of any distribution or payment described in Section 16.4(a) above where the Partnership’s assets available for distribution to holders of the Outstanding Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any other Parity Securities are insufficient to satisfy the applicable Liquidation Preference for such Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and Parity Securities, the Partnership’s then remaining assets or proceeds thereof legally available for distribution to unitholders of the Partnership shall be distributed among the holders of Outstanding Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Series A Holders, Series B Holders or Series E Holders receive a partial payment of their Series A Liquidation Preference, Series B Liquidation Preference or Series E Liquidation Preference, as applicable, such partial payment shall reduce the Series A Liquidation Preference of their Series A Preferred Units, the Series B Liquidation Preference of their Series B Preferred Units, or the Series E Liquidation Preference of their Series E Preferred Units, as applicable, but only to the extent of such amount paid.

(c)                                  After payment of the applicable Liquidation Preference to the holders of the Outstanding Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any other Parity Securities, the Partnership’s remaining assets and funds shall be distributed among the holders of the Common Units and any other Junior Securities then Outstanding according to their respective rights and preferences.

Section 16.5                            Voting Rights.

(a)                                 Notwithstanding anything to the contrary in this Agreement, none of the Series A Preferred Units, the Series B Preferred Units or the Series E Preferred Units shall have any voting rights except as set forth in Section 13.3(d), this Section 16.5 or as otherwise provided by the Marshall Islands Act.

(b)                                 In the event that six quarterly Series A Distributions, whether consecutive or not, are in arrears, the Series A Holders shall have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at a meeting of the General Partner called for such purpose within 30 days after receipt by the

General Partner of a request by Series A Holders holding a majority of the Outstanding Series A Preferred Units, to elect one member of the Board of Directors of the General Partner, and the size of the Board of Directors of the General Partner shall be increased as needed to accommodate such change; provided, however, that such right of the Series A Holders shall not apply to the election of another director if (i) Series A Holders and holders of Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of the Board of Directors of the General Partner and (ii) such director continues then to serve on the Board of Directors. Such right of such Series A Holders to elect a member of the Board of Directors of the General Partner shall continue until the Partnership pays in full, or declares and sets aside funds for the payment of, all Series A Distributions accumulated and in arrears on the Series A Preferred Units, at which time such right shall terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly Series A Distributions as described above in this Section 16.5(b). In the event that six quarterly Series B Distributions, whether consecutive or not, are in arrears, the Series B Holders shall have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at a meeting of the General Partner called for such purpose within 30 days after receipt by the General Partner of a request by Series B Holders holding a majority of the Outstanding Series B Preferred Units, to elect one member of the Board of Directors of the General Partner, and the size of the Board of Directors of the General Partner shall be increased as needed to accommodate such change; provided, however, that such right of the Series B Holders shall not apply to the election of another director if (i) Series B Holders and holders of Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of the Board of Directors of the General Partner and (ii) such director continues then to serve on the Board of Directors. Such right of such Series B Holders to elect a member of the Board of Directors of the General Partner shall continue until the Partnership pays in full, or declares and sets aside funds for the payment of, all Series B Distributions accumulated and in arrears on the Series B Preferred Units, at which time such right shall terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly Series B Distributions as described above in this Section 16.5(b). In the event that six quarterly Series E Distributions, whether consecutive or not, are in arrears, the Series E Holders shall have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at a meeting of the General Partner called for such purpose within 30 days after receipt by the General Partner of a request by Series E Holders holding a majority of the Outstanding Series E Preferred Units, to elect one member of the Board of Directors of the General Partner, and the size of the Board of Directors of the General Partner shall be increased as needed to accommodate such change; provided, however, that such right of the Series E Holders shall not apply to the election of another director if (i) Series E Holders and holders of Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of the Board of Directors of the General Partner and (ii) such director continues then to serve on the Board of Directors. Such right of such Series E Holders to elect a member of the Board of Directors of the General Partner shall continue until the Partnership pays in full, or declares and sets aside funds for the payment of, all Series E Distributions accumulated and in arrears on the Series E Preferred Units, at which time such right shall terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly Series E Distributions as described above in this Section 16.5(b). Upon any termination of the right of the Series A Holders, the Series B Holders, the Series E Holders and, if applicable, holders of any other Parity Securities to vote as a class for such director, the term of office of the director then in office elected by such Series A Holders, Series B Holders, Series E Holders and holders of any other Parity Securities voting as a class shall terminate immediately. Any director elected by the Series A Holders, the Series B Holders, the Series E Holders and, if applicable, holders of any other Parity Securities shall be entitled to one vote on any matter before the Board of Directors of the General Partner.

(c)

(i)                                     Unless the General Partner shall have received the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the existing terms of the Series A Preferred Units. Unless the General Partner shall have received the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the existing terms of the Series B Preferred Units. Unless the General Partner shall have received the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series E Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the existing terms of the Series E Preferred Units.

(ii)                                  Unless the General Partner shall have received the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, Series B Preferred Units and Series E Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) issue any Parity Securities if the cumulative distributions payable on Outstanding Series A Preferred Units, Series B Preferred Units or Series E Preferred Units are in arrears or (y) create or issue any Senior Securities.

(d)                                 For any matter described in this Section 16.5 in which the Series A Holders, Series B Holders or Series E Holders are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Series A Holders, Series B Holders or Series E Holders shall be entitled to one vote per Series A Preferred Unit, Series B Preferred Unit or Series E Preferred Unit, as applicable. Any Series A Preferred Units, Series B Preferred Units or Series E Preferred Units held by the Partnership or any of its subsidiaries or Affiliates shall not be entitled to vote.

Section 16.6                            Optional Redemption.

The Partnership shall have the right at any time, and from time to time, on or after April 30, 2018 to redeem the Series A Preferred Units, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series A Redemption Date”). The Partnership shall have the right at any time, and from time to time, on or after April 20, 2020 to redeem the Series B Preferred Units, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series B Redemption Date”). The Partnership shall have the right at any time, and from time to time, on or after February 15, 2025 to redeem the Series E Preferred Units, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series E Redemption Date”).

(a)                                 The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit, Series B Preferred Unit or Series E Preferred Unit, as applicable, to be redeemed equal to (i) the Series A Liquidation Preference for such Series A Preferred Unit on such Series A Redemption Date (the “Series A Redemption Price”), (ii) the Series B Liquidation Preference for such Series B Preferred Unit on such Series B Redemption Date (the “Series B Redemption Price”), or (iii) the Series E Liquidation Preference for such Series E Preferred Unit on such Series E Redemption Date (the “Series E Redemption Price”). So long as the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units to be redeemed are held of record by the nominee of the Depository, the Series A Redemption Price, Series B Redemption Price or Series E Redemption Price, as applicable, shall be paid by the Paying Agent to the Depository on the Series A Redemption Date, the Series B Redemption Date or the Series E Redemption Price, as applicable.

(b)                                 The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series A Redemption Date, Series B Redemption Date or Series E Redemption Date, to the Series A Holders, Series B Holders or Series E Holders, as applicable (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units, Series B Preferred Units or Series E Preferred Units to be redeemed as such Series A Holders’, Series B Holders’ or Series E Holders’ names appear on the books of the Transfer Agent and at the address of such Series A Holders, Series B Holders or Series E Holders shown therein. Such notice (the “Series A Redemption Notice,” the “Series B Redemption Notice” or the “Series E Redemption Notice”, as applicable) shall state, as applicable: (1) the Series A Redemption Date, Series B Redemption Date or Series E Redemption Date, (2) the number of Series A Preferred Units, Series B Preferred Units or Series E Preferred Units to be redeemed and, if less than all Outstanding Series A Preferred Units, Series B Preferred Units or Series E Preferred Units are to be redeemed, the number (and the identification) of Units to be redeemed from such Series A Holder, Series B Holder or Series E Holder, (3) the Series A Redemption Price, Series B Redemption Price or Series E Redemption Price, as applicable, (4) the place where the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price, Series B Redemption Price or Series E Redemption Price therefor and (5) that distributions on the Units to be redeemed shall cease to accumulate from and after such Series A Redemption Date, Series B Redemption Date or Series E Redemption Date, as applicable.

(c)                                  If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable, the number of Series A Preferred Units, Series B Preferred Units or Series E Preferred Units to be redeemed shall be determined by the General Partner, and such Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable, shall be redeemed by such method of selection as the Depository shall determine either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units, Series B Preferred Units or Series E Preferred Units. The aggregate Series A Redemption Price, Series B Redemption Price or Series E Redemption Price for any such partial redemption of the Outstanding Series A Preferred Units, Series B Preferred Units or Series E Preferred Units shall be allocated correspondingly among the redeemed Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable. The Series A Preferred Units, Series B Preferred Units or Series E Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Article XVI.

(d)                                 If the Partnership gives or causes to be given a Series A Redemption Notice, Series B Redemption Notice or Series E Redemption Notice, the Partnership shall deposit with the Paying Agent funds, sufficient to redeem the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable, as to which such Series A Redemption Notice, Series B Redemption Notice or Series E Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Series A Redemption Date, Series B Redemption Date or Series E Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Holders, the Series B Redemption Price to the Series B Holders and the Series E Redemption Price to the Series E Holders to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable, is issued in the name of the Depository or its nominee) of the Certificates therefor as set forth in the Series A Redemption Notice, Series B Redemption Notice or Series E Redemption Notice. If the Series A Redemption Notice, Series B Redemption Notice or Series E Redemption Notice, as applicable, shall have been given, from and after the Series A Redemption Date, Series B Redemption Date or Series E Redemption Date, as applicable, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, Series B Redemption Notice or Series E Redemption Notice, all Series A Distributions on such Series A Preferred Units to be redeemed, Series B Distributions on such Series B Preferred Units to be redeemed and/or Series E Distributions on such Series E Preferred Units to be redeemed, as applicable, shall cease to accumulate and all rights of holders of such Series A Preferred Units, Series B Preferred Units or Series E Preferred Units as Limited Partners with respect to such Series A Preferred Units, Series B Preferred Units or Series E Preferred Units to be redeemed shall cease, except the right to receive the Series A Redemption Price, Series B Redemption Price or Series E Redemption Price, as applicable, and such Series A Preferred Units, Series B Preferred Units or Series E Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Partnership shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series A Redemption Price of the Series A Preferred Units, the Series B Redemption Price of the Series B Preferred Units or the Series E Redemption Price of the Series E Preferred Units, as applicable, to be redeemed), and the holders of any Series A Preferred Units, Series B Preferred Units or Series E Preferred Units so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series A Redemption Date, Series

B Redemption Date or Series E Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Holders, Series B Holders or Series E Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series A Redemption Notice, Series B Redemption Notice or Series E Redemption Notice, there shall be no redemption of any Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable, called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units, the full Series B Redemption Price of such Series B Preferred Units or the full Series E Redemption Price of such Series E Preferred Units, as applicable, shall have been deposited by the Partnership with the Paying Agent.

(e)                                  Any Series A Preferred Units, Series B Preferred Units or Series E Preferred Units that are redeemed or otherwise acquired by the Partnership shall be canceled. If only a portion of the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series A Preferred Units, Series B Preferred Units or Series E Preferred Units is registered in the name of the Depository or its nominee), the Paying Agent shall issue to the Series A Holders, Series B Holders or Series E Holders, as applicable, a new Certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units, Series B Preferred Units or Series E Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(f)                                   Notwithstanding anything to the contrary in this Article XVI, in the event that full cumulative distributions on the Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any other Parity Securities shall not have been paid or declared and set apart for payment, none of the Partnership, the General Partner or any Affiliate of the General Partner shall be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units, Series B Preferred Units, Series E Preferred Units or other Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all Series A Holders, Series B Holders, Series E Holders and holders of any other Parity Securities. None of the Partnership, the General Partner or any Affiliate of the General Partner shall be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and any other Parity Securities for all prior and the then-ending Series A Distribution Periods, Series B Distribution Periods and Series E Distribution Periods shall have been paid or declared and set apart for payment.

Section 16.7                            Rank.

The Series A Preferred Units, Series B Preferred Units and Series E Preferred Units shall each be deemed to rank:

(a)                                 Senior to (i) the Common Units and (ii) any other class or series of Partnership Securities established after the Series A Original Issue Date by the General Partner, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units as to distributions and distributions upon any Liquidation Event (collectively referred to with the Partnership’s Common Units as “Junior Securities”);

(b)                                 On a parity with each other and with any other class or series of Partnership Securities established after the Series A Original Issue Date by the General Partner, the terms of which class or series are not expressly subordinated or senior to the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units as to distributions and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c)                                  Junior to any class or series of Partnership Securities established after the Series A Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Units, Series B Preferred Units and Series E Preferred Units as to distributions and distributions upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Partnership may issue Junior Securities and, subject to any approvals required by Series A Holders, Series B Holders and Series E Holders pursuant to Section 16.5(c)(ii), Parity Securities from time to time in one or more classes or series without the consent of the Series A Holders, Series B Holders or Series E Holders, as applicable. The General Partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such class or series before the issuance of any Partnership Securities of such class or series.

Section 16.8                            No Sinking Fund.

None of the Series A Preferred Units, the Series B Preferred Units or the Series E Preferred Units shall have the benefit of any sinking fund.

Section 16.9                            Record Holders.

To the fullest extent permitted by applicable law, the General Partner, Partnership, the Registrar, the Transfer Agent and the Paying Agent may deem and treat any Series A Holder, Series B Holder and Series E Holder as the true, lawful and absolute owner of the applicable Series A Preferred Units, Series B Preferred Units or Series E Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 16.10                     Notices.

All notices or communications in respect of the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article XVI, this Agreement or by applicable law.

Section 16.11                     Other Rights; Fiduciary Duties.

None of the Series A Preferred Units, the Series B Preferred Units or the Series E Preferred Units shall have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Article XVI or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.9(c) and without reference to the definition of “good faith” in Section 7.9(b), neither the General Partner nor any other Indemnitee shall owe any fiduciary duties to Series A Holders, Series B Holders or Series E Holders, other than a contractual duty of good faith and fair dealing.

ARTICLE XVII
CLASS A COMMON UNITS

Section 17.1                            Authorization of Class A Common Units; Reclassification of Existing Common Units; Rank.

(a)                                 The General Partner hereby authorizes and creates a class of Units designated as “Class A Common Units,” and fixes the rights, powers and duties of the holders of the Class A Common Units as set forth in this Article XVII. In connection with the creation and issuance of the Class A Common Units, each Common Unit that remained Outstanding following the Merger or that was issued pursuant to Section 3.1(g) of the Merger Agreement is hereby converted into and reclassified as a Class B Common Unit. On the Effective Date, [•] Class A Common Units were issued as a result of rollover elections in connection with the Merger. After the Effective Date, the Partnership shall not issue any additional Class A Common Units except pursuant to Sections 5.8(a) or 17.4.

(b)                                 Except as specifically provided in this Article XVII and Section 4.6, each Class A Common Unit shall be economically equivalent to and rank pari passu with a Class B Common Unit, and the holder of a Class A Common Unit shall have rights equivalent to a holder of a Class B Common Unit with respect to, without limitation, Partnership distributions and allocations of income, gain, loss or deductions.

Section 17.2                            Voting Rights.

Notwithstanding anything to the contrary in this Agreement, the Class A Common Units shall not have any voting rights (and shall not be deemed Outstanding Units for purposes of Sections 13.3(d) or 13.3(e)) except as required by the Marshall Islands Act, but only to the extent that such voting rights under the Marshall Islands Act may not be waived. To the fullest extent permitted by applicable law, each Class A Common Unitholder hereby grants its proxy to the General Partner and authorizes the General Partner to vote, in the sole discretion of the General Partner, its Class A Common Units on any matter for which the Class A Common Units have voting rights pursuant to the Marshall Islands Act.

Section 17.3                            Brookfield Sales Events; Automatic Redemption of Class A Common Units.

Subject to applicable legal, tax or regulatory constraints, in connection with any Brookfield Sales Event, the General Partner and the Partnership shall, automatically and without any action or future consent by any Class A Common Unitholder, redeem, at a price per Class A Common Unit equal to the consideration received by the Brookfield Affiliated Holders per Class B Common Unit in connection with such Brookfield Sales Event, a number of Class A Common Units equal to the Class A Sharing Amount, or effect such other transaction to achieve the same result. All expenses related to any redemption of Class A Common Units pursuant to this Section 17.3 shall be borne by the Partnership. The Partnership shall distribute the proceeds of the redemption of such Class A Common Units to the Class A Common Unitholders on a Pro Rata basis through a redemption or cancellation of an appropriate number of Class A Common Units. Each Class A Common Unitholder (a) consents to such redemption, (b) agrees to reasonably assist and cooperate with the Partnership and the General Partner to facilitate a Brookfield Sales Event and (c) and acknowledges that the General Partner and the Partnership shall have all rights under Section 2.6 to effectuate this Section 17.3.

Section 17.4                            Preemptive Rights.

(a)                                 Other than through an Excluded Issuance, prior to the Partnership offering, issuing or selling any Common Units or other securities that have rights and preferences that rank pari passu with the Common Units (“Pari Passu Securities”), including debt (or other instruments) convertible into Pari Passu Securities, or options or other rights to acquire Pari Passu Securities, including pursuant to a commitment or subscription to acquire Pari Passu Securities over time pursuant to capital calls or otherwise, or any equity interest or options or other rights to acquire an equity interest in any Subsidiary of the Partnership, including debt or other instruments convertible into equity interests in a Subsidiary of the Partnership (collectively, the “New Interests”), to any Brookfield Affiliated Holder (a “Proposed Purchaser”), the Partnership shall, subject to compliance with applicable securities laws, deliver a notice (the “Preemptive Notice”) of its proposal to offer, issue or sell the New Interests to each Class A Common Unitholder, which Preemptive Notice shall offer each Class A Common Unitholder the right to purchase additional Class A Common Units and shall set forth in reasonable detail (A) the terms and conditions of such issuance, (B) the price per Class A Common Unit and (C) the maximum number of Class A Common Units (which will be issued to the Class A Common Unitholders in lieu of New Interests) that are available for purchase by such Class A Common Unitholder (Pro Rata based on such Class A Common Unitholder’s Percentage Interest, calculated as of the date of the Preemptive Notice, in relation to the total number of New Interests available for purchase) (such Class A Common Unitholder’s “Eligible Share”); provided, that, the New Interests available for purchase by the Proposed Purchaser shall be reduced, on a one-for-one basis, to the extent the Class A Common Unitholders elect to purchase additional Class A Common Units pursuant to this Section 17.4. Each Class A Common Unitholder shall have 5 Business Days after receipt of the Preemptive Notice (the “Election Period”) to exercise its right to purchase such Class A Common Units by delivering an irrevocable written notice to the Partnership, which shall state the number of Class A Common Units such Class A Common Unitholder elects to purchase up to the maximum amount of such Class A Common Unitholder’s Pro Rata share of the total number of Class A Common Units available for purchase in the Preemptive Notice (the “Offered Interests”).

(b)                                 If not all of the Class A Common Units are subscribed for by the Class A Common Unitholders, the Partnership shall have the right, but shall not be required, to offer, issue and sell the unsubscribed portion of the Offered Interests to any other Class A Common Unitholder at any time during the 60 days following the termination of the Election Period at a price and on terms no more favorable, in the aggregate, to such Class A Common Unitholder than specified in the Preemptive Notice. Notwithstanding the foregoing sentence, the General Partner may, in its reasonable discretion, impose such other reasonable and customary terms and procedures, including setting a closing date and requiring customary closing deliveries, in connection with any offering, issuance or sale of Offered Interests pursuant to this Section 17.4.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the Partnership may, in order to expedite the issuance of New Interests under this Agreement, issue all or a portion of such New Interests to any Proposed Purchaser approved by the General Partner without complying with Sections 17.4(a) and (b); provided, however, that within 45 days of the issuance of such New Interests (or such longer period as may be required to comply with any applicable securities laws), the Partnership shall offer to sell an amount of Class A Common Units to each Class A Common Unitholder equal to such Class A Common Unitholder’s respective Eligible Share of such Class A Common Units in a manner that otherwise provides each such Class A Common Unitholder with rights substantially similar to the rights set forth in Sections 17.4(a) and (b). Each Class A Common Unitholder will have 5 Business Days after delivery of such a written offer to such Class A Common Unitholder to deliver an irrevocable written notice to the Partnership, which notice shall state the amount of Class A Common Units that such Class A Common Unitholder would like to purchase up to the maximum dollar amount equal to such Class A Common Unitholder’s Eligible Share of the total offering amount.

Section 17.5                            Record Holders.

To the fullest extent permitted by applicable law, the General Partner, Partnership, the Registrar, the Transfer Agent and the Paying Agent may deem and treat any Class A Common Unitholder as the true, lawful and absolute owner of the applicable Class A Common Units for all purposes, and neither the General Partner, the Partnership nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 17.6                            Notices.

All notices or communications in respect of the Class A Common Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article XVII, this Agreement or by applicable law.

Section 17.7                            Other Rights; Fiduciary Duties.

None of the Class A Common Units shall have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Article XVII or as required by non-waivable applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise to the fullest extent permitted by law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liability to the Class A Common Unitholders, other than the implied contractual covenant of good faith and fair dealing.

ARTICLE XVIII

GENERAL PROVISIONS

Section 18.1                            ~~Section 17.1~~ Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 1~~7~~8.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Section 18.2                            ~~Section 17.2~~ Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 18.3                            ~~Section 17.3~~ Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 18.4                            ~~Section 17.4~~ Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto, including the Prior Agreement.

Section 18.5                            ~~Section 17.5~~ Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 18.6                            ~~Section 17.6~~ Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 18.7                            ~~Section 17.7~~ Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.2(a) without execution hereof.

Section 18.8                            ~~Section 17.8~~ Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the Marshall Islands, without regard to the principles of conflicts of law.

Section 18.9                            ~~Section 17.9~~ Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 18.10                     ~~Section 17.10~~ Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 18.11                     ~~Section 17.11~~ Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Class B Common Units and Preferred Units is expressly permitted by this Agreement.

Section 18.12                     ~~Section 17.12~~ Third-Party Beneficiaries.

Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this ~~Sixth~~Seventh Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

Teekay Offshore GP L.L.C.

By:	~~/s/ Edith Robinson~~
Name:	Edith Robinson
Title:	Secretary

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

Teekay Offshore GP L.L.C.

By:	~~/s/ Edith Robinson~~
Name:	Edith Robinson
Title:	Secretary

[SIGNATURE PAGE CONTINUES ON NEXT PAGE]

ACKNOWLEDGED AND AGREED FOR PURPOSES OF SECTION 16.5(b):

~~Teekay Holdings Limited, as a member of the General Partner, to evidence its agreement to modify the governing documents of the General Partner at such time and in such manner as may be required from time to time by Section 16.5(b)~~

~~By:~~	~~/s/ Edith Robinson~~
~~Name:~~	~~Edith Robinson~~
~~Title:~~	~~Secretary~~

Brookfield TK TOGP LP~~.P.~~, as a member of the General Partner, to evidence its agreement to modify the governing documents of the General Partner at such time and in such manner as may be required from time to time by Section 16.5(b)

By: Brookfield Capital Partners (Bermuda) Ltd., its general partner

By:	~~/s/ Anna Knapman-Scott~~
Name:	Anna Knapman-Scott
Title:	Assistant Secretary

Brookfield TK Block Acquisition LP, as a member of the General Partner, to evidence its agreement to modify the governing documents of the General Partner at such time and in such manner as may be required from time to time by Section 16.5(b)

By: Brookfield Capital Partners (Bermuda) Ltd., its general partner

By:
Name:	Anna Knapman-Scott
Title:	Assistant Secretary

EXHIBIT A

to the ~~Sixth~~Seventh Amended and Restated
Agreement of Limited Partnership of
Teekay Offshore Partners L.P.

Certificate Evidencing Class B Common Units
Representing Limited Partner Interests in
Teekay Offshore Partners L.P.

No.	Class B Common Units

In accordance with Section 4.1 of the ~~Sixth~~Seventh Amended and Restated Agreement of Limited Partnership of Teekay Offshore Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of Class B Common Units representing limited partner interests in the Partnership (the “Class B Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Class B Common Units are set forth in, and this Certificate and the Class B Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Teekay Offshore Partners L.P.

Countersigned and Registered by:	By: Teekay Offshore GP L.L.C.,
its General Partner

By:
as Transfer Agent and Registrar	Title:

By:	By:
Authorized Signature	Secretary

B-A-1

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
Custodian
TEN ENT—as tenants by the entireties	(Cust)	(Minor)
under Uniform Gifts /Transfers to CD Minors Act
JT TEN—as joint tenants with right of survivorship and not as tenants in common	(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF CLASS B COMMON UNITS

in

TEEKAY OFFSHORE PARTNERS L.P.

FOR VALUE RECEIVED,             hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name	(Please insert Social Security or other
and address of Assignee)	identifying number of Assignee)

Class B Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                as its attorney-in-fact with full power of substitution to transfer the same on the books of the Partnership.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature)

(Signature)

No transfer of the Class B Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class B Common Units to be transferred is surrendered for registration or transfer.

B-A-2

EXHIBIT B

to the ~~Sixth~~Seventh Amended and Restated
Agreement of Limited Partnership of
Teekay Offshore Partners L.P.

Certificate Evidencing Series A Cumulative
Redeemable Preferred Units
Representing Limited Partner Interests in
Teekay Offshore Partners L.P.

No.	~~Common~~Series A Preferred Units

In accordance with Section 4.1 of the ~~Sixth~~Seventh Amended and Restated Agreement of Limited Partnership of Teekay Offshore Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 7.25% Series A Cumulative Redeemable Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Series A Preferred Units are set forth in, and this Certificate and the Series A Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Teekay Offshore Partners L.P.

Countersigned and Registered by:	By: Teekay Offshore GP L.L.C.,
its General Partner

By:
as Transfer Agent and Registrar	Title:

By:	By:
Authorized Signature	Secretary

B-B-1

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
Custodian
TEN ENT—as tenants by the entireties	(Cust)	(Minor)
under Uniform Gifts /Transfers to CD Minors Act
JT TEN—as joint tenants with right of survivorship and not as tenants in common	(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF SERIES A PREFERRED UNITS

in

TEEKAY OFFSHORE PARTNERS L.P.

FOR VALUE RECEIVED,             hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name	(Please insert Social Security or other
and address of Assignee)	identifying number of Assignee)

Series A Preferred Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                as its attorney-in-fact with full power of substitution to transfer the same on the books of the Partnership.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature)

(Signature)

No transfer of the Series A Preferred Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Series A Preferred Units to be transferred is surrendered for registration or transfer.

B-B-2

EXHIBIT C

to the ~~Sixth~~Seventh Amended and Restated
Agreement of Limited Partnership of
Teekay Offshore Partners L.P.

Certificate Evidencing Series B Cumulative
Redeemable Preferred Units
Representing Limited Partner Interests in
Teekay Offshore Partners L.P.

No.	~~Common~~Series B Preferred Units

In accordance with Section 4.1 of the ~~Sixth~~Seventh Amended and Restated Agreement of Limited Partnership of Teekay Offshore Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 8.50% Series B Cumulative Redeemable Preferred Units representing limited partner interests in the Partnership (the “Series B Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Series B Preferred Units are set forth in, and this Certificate and the Series B Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Teekay Offshore Partners L.P.

Countersigned and Registered by:	By: Teekay Offshore GP L.L.C.,
its General Partner

By:
as Transfer Agent and Registrar	Title:

By:	By:
Authorized Signature	Secretary

B-C-1

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
Custodian
		(Cust)	(Minor)

TEN ENT	— as tenants by the entireties	under Uniform Gifts /Transfers to CD Minors Act (State)

JT TEN	— as joint tenants with right of
survivorship and not as tenants in common

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF SERIES B PREFERRED UNITS

in

TEEKAY OFFSHORE PARTNERS L.P.

FOR VALUE RECEIVED,             hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name	(Please insert Social Security or other
and address of Assignee)	identifying number of Assignee)

Series B Preferred Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                as its attorney-in-fact with full power of substitution to transfer the same on the books of the Partnership.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN	(Signature)
ELIGIBLE GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS	(Signature)
AND CREDIT UNIONS WITH MEMBERSHIP IN AN
APPROVED SIGNATURE GUARANTEE MEDALLION
PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Series B Preferred Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Series B Preferred Units to be transferred is surrendered for registration or transfer.

B-C-2

EXHIBIT D

to the ~~Sixth~~Seventh Amended and Restated
Agreement of Limited Partnership of
Teekay Offshore Partners L.P.

Certificate Evidencing Series E Fixed-to-Floating Rate
Cumulative Redeemable Perpetual Preferred Units
Representing Limited Partner Interests in
Teekay Offshore Partners L.P.

No.	~~Common~~Series E Preferred Units

In accordance with Section 4.1 of the ~~Sixth~~Seventh Amended and Restated Agreement of Limited Partnership of Teekay Offshore Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 8.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series E Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Series E Preferred Units are set forth in, and this Certificate and the Series E Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Teekay Offshore Partners L.P.

Countersigned and Registered by:	By: Teekay Offshore GP L.L.C.,
its General Partner

By:
as Transfer Agent and Registrar	Title:

By:	By:

Authorized Signature	Secretary

B-D-1

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
Custodian
		(Cust)	(Minor)

TEN ENT	— as tenants by the entireties	under Uniform Gifts /Transfers to CD Minors Act
(State)
JT TEN	— as joint tenants with right of
survivorship and not as tenants in common

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF SERIES E PREFERRED UNITS

in

TEEKAY OFFSHORE PARTNERS L.P.

FOR VALUE RECEIVED,             hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name	(Please insert Social Security or other
and address of Assignee)	identifying number of Assignee)

Series E Preferred Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                as its attorney-in-fact with full power of substitution to transfer the same on the books of the Partnership.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN	(Signature)
ELIGIBLE GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS
AND CREDIT UNIONS WITH MEMBERSHIP IN AN	(Signature)
APPROVED SIGNATURE GUARANTEE MEDALLION
PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Series E Preferred Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Series E Preferred Units to be transferred is surrendered for registration or transfer.

B-D-2

ANNEX C

Written Opinion of Evercore to the Conflicts Committee

[see attached]

September 30, 2019

Conflicts Committee of the Board of Directors of

Teekay Offshore GP L.L.C., the general partner of

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Members of the Conflicts Committee of the Board of Directors:

We understand that Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and the general partner of the Partnership (the “Partnership GP”), Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”), Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”),  Brookfield TK TOGP LP, a Bermuda limited partnership, Brookfield TK TOLP LP, a Bermuda limited partnership (“BTOLP”), Brookfield TK Block Acquisition LP, a Bermuda limited partnership (“BTKB”), and Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a Manitoba limited partnership (together with BTOLP and BTKB, the “Brookfield Affiliated Holders”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger.  As a result of the Merger, each common unit representing limited partnership interests in the Partnership (each, a “Common Unit”), other than Common Units held by Parent, the Brookfield Affiliated Holders or their respective Affiliates, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $1.55 in cash (the “Merger Consideration”).  The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP has asked us whether, in our opinion, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.  For purposes of this opinion, “Partnership Unaffiliated Unitholders” means the holders of Common Units other than the Partnership GP, the Brookfield Affiliated Holders, Parent, Merger Sub and their respective Affiliates.

In connection with rendering our opinion, we have, among other things:

i.                  reviewed certain publicly available business and financial information relating to the Partnership that we deemed to be relevant, including as set forth in the Partnership’s Annual Report on Form 20-F for the year ended December 31, 2018 and the Partnership’s Quarterly Reports on Form 6-K for the quarters ended March 31, 2019 and June 30, 2019;

55 EAST 52ND STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

ii.               reviewed certain internal projected financial and operating data and assumptions relating to the Partnership that were prepared and furnished to us by management of the Partnership during June 2019 and subsequently updated by management of the Partnership on September 25, 2019 (the “Management Projections”);

iii.            reviewed certain internal projected financial and operating data and assumptions relating to the Partnership that were prepared by management of the Partnership and included in the Strategic Business Plan presented to the Board of Directors of the Partnership GP on September 19, 2019 (the “Revised Draft Plan”);

iv.           discussed with management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition of the Partnership, the prospects of the Partnership and the historical and projected financial and operating data and assumptions relating to the Partnership (including management’s views of the risks and uncertainties of achieving such projections);

v.              reviewed the reported prices and the historical trading activity of the Common Units;

vi.           compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that we deemed relevant;

vii.        compared the financial performance of the Partnership and the transaction multiples implied by the Merger with the financial terms and transaction multiples of certain historical transactions that we deemed relevant;

viii.     reviewed a draft of the Merger Agreement dated September 28, 2019 and a draft of the Equity Commitment Letter dated September 30, 2019; and

ix.           performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that we deemed appropriate for the purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information).  We have further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading, in each case, other than the Revised Draft Plan, which management of the Partnership informed us were prepared for informational purposes as an initial step of a strategic planning exercise and have not been approved by the Board of Directors of the Partnership GP. After discussing the Management Projections and the Revised Draft Plan

EVERCORE

with the Conflicts Committee, at the direction of the Conflicts Committee, for purposes of our analysis and opinion, we have relied upon the Management Projections. With respect to the Management Projections, we have assumed, with your consent, that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership under the assumptions reflected therein. We express no view as to any projected financial or operating data relating to the Partnership, or any judgments, estimates or assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the executed Merger Agreement will not differ from the draft form reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the material covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof.  We have further assumed, in respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the contemplated benefits of the Merger to the Partnership Unaffiliated Unitholders.

We have not conducted a physical inspection of the properties or facilities of the Partnership and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off balance sheet assets and liabilities) of the Partnership, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters.  Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market, regulatory and other conditions and circumstances as they exist and as can be evaluated by us on the date hereof.  It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.  We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, any other person, including the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or the Partnership GP, or any class of such persons, whether relative to the Merger Consideration or otherwise.  We have not been asked to, nor do we express any view on, and our opinion does not address, the structure or form of the Merger, the Unit Election, the Rollover Units or any term or aspect of the Restated Partnership Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the

Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger.  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership.  This letter, and our opinion, does not constitute a recommendation to the Conflicts Committee or any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger.  We express no opinion herein as to the price at which the Common Units will trade at any time.  We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Conflicts Committee in connection with the Merger for which we received an initial fee and will receive additional fees upon the rendering of our opinion (which is not contingent on the consummation of the Merger) and upon the Closing of the Merger.   The Partnership has also agreed to reimburse our out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement.  During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Partnership, the Partnership GP or Parent, and we have not received any compensation from the Partnership, the Partnership GP or Parent during such period.  We may provide financial advisory or other services to the Partnership, the Partnership GP and Parent in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities.  In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Parent.

This letter, and the opinion expressed herein, is provided for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the proposed Merger, and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any other person.  The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except as set forth in our engagement letter with the Partnership and the Conflicts Committee, dated May 29, 2019, or as contemplated in Section 4.6 of the Merger Agreement or otherwise with our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Mark Whatley
Mark Whatley
Senior Managing Director

ANNEX D

Form of Election Form and Letter of Transmittal

[see attached]

FORM OF ELECTION FORM AND LETTER OF TRANSMITTAL

YOUR IMMEDIATE ATTENTION IS NECESSARY. PLEASE COMPLETE AND RETURN IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS BY JANUARY 14, 2020.

Ladies and Gentlemen:

The following Election Form and Letter of Transmittal (the “Election Form”), with its accompanying instructions, are for the holders of common units representing limited partner interests (the “Common Units”) in Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership” or “we”), that will be canceled at the effective time of the merger (the “Effective Time”) of Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”), with and into the Partnership (the “Merger”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 30, 2019, by and among the Partnership, Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”), Merger Sub, Brookfield TK TOGP LP, a Bermuda limited partnership, Brookfield TK Block Acquisition LP, a Bermuda limited partnership, Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a Manitoba limited partnership, Brookfield TK TOLP LP, a Bermuda limited partnership, and Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and the general partner of the Partnership.

Under the terms of the Merger Agreement, each holder of Common Units (a “Common Unitholder”) (other than Common Units held by Parent, the Brookfield Affiliated Holders (as defined in the Merger Agreement) or their respective Affiliates (as defined in the Merger Agreement) (collectively, the “Sponsor Units”)) has the right to receive:

•                  $1.55 per Common Unit in cash without any interest thereon (the “Cash Merger Consideration”); or

•                  only if properly elected by such holder, one newly designated unlisted Class A Common Unit of the Partnership per Common Unit (the “Unit Alternative”).

Any election to receive the Unit Alternative must be with respect to all of such electing person’s Common Units. Unless a Common Unitholder properly elects to receive the Unit Alternative, such holder’s Common Units shall be converted into the right to receive the Cash Merger Consideration. All elections are subject to the terms of the Merger Agreement, a copy of which was furnished to holders of Common Units as part of the Information Statement, dated December 11, 2019 (the “Information Statement”), mailed to holders of record of the Common Units as of December 10, 2019 and available through the U.S. Securities and Exchange Commission’s (the “SEC”) web site at www.sec.gov.

If you hold any of your Common Units in “street name” (i.e., through a broker, bank or other nominee) you will receive separate election instructions from your broker, bank or other nominee. You must follow the election instructions you receive from your broker, bank or other nominee in order to make a valid election and timely return the same to such broker, bank or other nominee for all of your Common Units.

It is very important that you complete, sign and return the Election Form to Computershare Trust Company N.A. (the “Exchange Agent”) before 12:00 a.m., New York Time, on January 14, 2020 (the “Election Deadline”) (unless the Partnership and Parent provide subsequent notice of a later date). Your election may be changed or revoked at any time prior to the Election Deadline. In order to change or revoke your election, you must submit a written notice to the Exchange Agent and complete a new Election Form, and the new Election Form must be received by the Exchange Agent prior to the Election Deadline. If you hold any of your Common Units in “street name” you will receive separate revocation instructions from your broker, bank or other nominee. You must follow the revocation instructions you receive from your broker, bank or other nominee in order to validly revoke your election for the Unit Alternative. If you validly revoke your election for the Unit Alternative, you will receive the Cash Merger Consideration. Parent has the discretion, which it may delegate to the Exchange Agent, to determine if any election is not properly made with respect to any surrendered Common Units. Surrenders of Common Units, and the related elections, will not be effective until all defects or irregularities that have not been waived by the Partnership have been corrected.

Please return your Election Form and surrender your Common Units promptly to allow sufficient time to correct any possible deficiencies before the Election Deadline. Regardless of whether you elect the Unit Alternative, please complete the Election Form and use the enclosed envelope, addressed to the Exchange Agent, to return the Election Form, together with all of your certificates representing Common Units (or transfer of your Common Units held in book-entry form, if applicable).

You can find additional information on the Merger, its terms and related transactions in the Information Statement. The information contained in the Information Statement is as of the date thereof, and does not reflect subsequent developments. However, the Information Statement incorporates by reference subsequent filings with the SEC by the Partnership. You should rely only on the information contained or expressly incorporated by reference in the Information Statement. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

You may request a free copy of the Information Statement and additional copies of the Election Form prior to the Election Deadline by contacting D.F. King & Co., Inc. (the “Information Agent”), at the contact information below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call Toll-Free: (888) 887-0082

Email: teekay@dfking.com

Sincerely,
Ingvild Sæther
President & Chief Executive Officer, Teekay Offshore Group Ltd.

ELECTION FORM AND LETTER OF TRANSMITTAL

The instructions accompanying this Election Form and Letter of Transmittal (this “Election Form”) should be read carefully before this Election Form is completed. Failure to complete the IRS Form W-9 included with this Election Form may subject you to backup withholding.

You must use this form:

1.              To tell the Exchange Agent whether you prefer to receive in exchange for your common units representing limited partner interests (the “Common Units”) in Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”):

(i)                                     $1.55 per Common Unit in cash without any interest thereon (the “Cash Merger Consideration”); or

(ii)                                  one newly designated unlisted Class A Common Unit of the Partnership (a “Class A Common Unit”) per Common Unit (the “Unit Alternative”);

provided, that if you make no election you will receive the Cash Merger Consideration in respect of all of your Common Units.

2.              To submit your Common Unit certificate(s).

Please complete, sign and mail or deliver this Election Form, together with the unit certificate(s) representing your Common Units, in the enclosed envelope to the Exchange Agent:

By Overnight Mail Computershare Attn Corporate Actions Suite V 150 Royall St Canton MA 02021	By First Class Mail Computershare Attn Corporate Actions P.O. Box 43011 Providence RI 02940-3011

If you have questions or need assistance, please contact the Information Agent at the contact information below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call Toll-Free: (888) 887-0082

Email: teekay@dfking.com

THE ELECTION DEADLINE IS 12:00 a.m., NEW YORK TIME, ON January 14, 2020 (UNLESS THE PARTNERSHIP AND PARENT PROVIDE SUBSEQUENT NOTICE OF A LATER DATE). THE PARTNERSHIP WILL USE REASONABLE EFFORTS TO PUBLICLY ANNOUNCE THE ELECTION DEADLINE AT LEAST FIVE BUSINESS DAYS PRIOR TO SUCH DATE. THIS ELECTION FORM MUST BE COMPLETED, SIGNED AND RECEIVED BY THE EXCHANGE AGENT, ALONG WITH YOUR COMMON UNIT CERTIFICATE(S), NO LATER THAN THIS TIME. DELIVERY OF YOUR COMMON UNITS THAT ARE HELD IN BOOK-ENTRY FORM WILL BE MADE BY BOOK-ENTRY TRANSFER TO THE EXCHANGE AGENT’S ACCOUNT AT THE DEPOSITORY TRUST COMPANY (“DTC”). DELIVERY OF YOUR COMMON UNITS HELD IN “STREET NAME” WILL BE MADE ONLY IF YOU PROMPTLY FOLLOW THE SEPARATE ELECTION INSTRUCTIONS FROM YOUR BROKER, BANK OR OTHER NOMINEE.

YOU MUST COMPLETE BOXES A AND E.

To the Exchange Agent:

TRANSMITTAL OF COMMON UNITS

I hereby surrender the certificates for Common Units identified in Box A.

BOX A

DESCRIPTION OF COMMON UNITS SURRENDERED (attach separate schedule if needed)

Name and Address of Registered Holder(s)	Certificate No. (See Instruction 2)	Number of Common Units

Total Common Units:

ELECTION

Subject to the conditions and limitations set forth in the Merger Agreement, I hereby elect to receive the consideration for my Common Units identified in Box B. I understand that if I make no election in Box B I will receive the Cash Merger Consideration in respect of all of my Common Units.

BOX B

ELECTION

☐                                    Mark this box to elect to receive the CASH MERGER CONSIDERATION ($1.55 in cash without interest per Common Unit) with respect to ALL of your Common Units.

☐                                    Mark this box to elect to receive the UNIT ALTERNATIVE (one Class A Common Unit of the Partnership per Common Unit) with respect to ALL of your Common Units.

SPECIAL PAYMENT AND MAILING INSTRUCTIONS

I understand that the Class A Common Units or payment checks for cash that will be issued in exchange for the Common Units I surrender will be issued in the same names as the registered holders indicated in Box A and payment checks will be mailed to the address of the registered holders indicated in Box A, unless I indicate otherwise in Box C or Box D below (See Instructions 10, 11 and 12). If Box C is completed, my signature must be guaranteed in Box F as described in Instruction 11. Method of delivery of the certificate(s) is at the option and risk of the owner thereof (See Instruction 9).

BOX C SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS	BOX D SPECIAL DELIVERY INSTRUCTIONS

Complete ONLY if the new Class A Common Units or check are to be issued in a name different from the name on the surrendered certificate(s). Issue to:

Complete ONLY if the new Class A Common Units are to be registered to an address other than the address reflected in Box A, or the check is to be mailed to an address other than the address reflected in Box A. Mail to:

Name:	Name:
Address:	Address:

(Please also complete the included Form W-9 AND see instructions regarding signature guarantee. See Instructions 11 and 16.)

CERTIFICATE HOLDER(S) SIGN BOX E BELOW

I hereby represent and warrant that I have full power and authority to complete and deliver this document, to make the election set forth above, if any, and to deliver for surrender and cancellation the certificates described in Box A and any other certificates that I have delivered along with this document. I represent and warrant that the Common Units represented by the certificates are free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim. If the Exchange Agent requests, I will execute and deliver any additional documents necessary or desirable to complete the exchange of the Common Units and issuance of the Class A Common Units. All authority that I confer by this document will survive my death or incapacity and all my obligations hereunder will be binding on my heirs, personal representatives, successors and assigns. I acknowledge that the certificates will not be deemed delivered until this document and the accompanying certificates are actually received by the Exchange Agent. Until then, the risk of loss and title to the certificates will not pass to the Exchange Agent.

BOX E	BOX F
YOU MUST SIGN IN THE BOX BELOW.
Also sign and provide your tax ID number on the included Form W-9.

SIGNATURE(S) REQUIRED	SIGNATURE(S) GUARANTEED (IF REQUIRED)
Signature(s) of Registered Holder(s) or Agent	See Instruction 11.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title (See Instruction 13).

Unless the Common Units are transmitted by the registered holder(s) of the Common Units, or for the account of an Eligible Institution, the signature(s) in Box B must be guaranteed by an Eligible Institution (See Instruction 10).

Signature of Registered Holder	Authorized Signature

Signature of Registered Holder	Name of Firm

Title (if any)
Date: , 2019	Address of Firm (please print)
Telephone No.:

INSTRUCTIONS TO ELECTION FORM AND LETTER OF TRANSMITTAL

Please carefully read the instructions below. If you have any questions, please contact the Information Agent, at (888) 887-0082 (toll free) or by e-mail at teekay@dfking.com. If you hold any of your Teekay Offshore Common Units in “street name” (i.e., through a broker, bank or other nominee) you will receive separate election instructions from your broker, bank or other nominee. You must follow the election instructions you received from your broker, bank or other nominee in order to make a valid election and return the same to such broker, bank or other nominee for all of your Common Units. Because only the registered Common Unitholders can make an election as to receipt of the Unit Alternative in lieu of the Cash Merger Consideration, any election by a Common Unitholder who holds Common Units in “street name” must be made through the broker, bank or other nominee and delivered to the Exchange Agent before the Election Deadline.

1.      ELECTION DEADLINE: For any election contained herein to be considered, the Election Form, properly completed and signed, together with the related unit certificate(s) (if any of such Common Units are certificated) and IRS Form W-9 or IRS Form W-8, as applicable, MUST BE RECEIVED BY THE EXCHANGE AGENT AT THE ADDRESS ON THE FRONT OF THE ELECTION FORM NO LATER THAN 12:00 a.m., NEW YORK TIME, ON JANUARY 14, 2020. Common Unitholders who hold such Common Units in book-entry form do not need to include any unit certificate(s) and simply need to return the completed Election Form and IRS Form W-9 or IRS Form W-8, as applicable. Parent has the discretion, which it may delegate to the Exchange Agent, to determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed.

2.      DESCRIPTION OF COMMON UNITS: Insert in Box A at the top of the Election Form the certificate number(s) of the Common Units that you are surrendering herewith, the number of Common Units represented by each Common Unit certificate, if any, and the name(s) and address(es) of the registered owners of such Common Units. If the space provided is insufficient, attach a separate signed sheet listing this information. Leave the certificate number(s) blank if the Common Units are uncertificated units held in book-entry form.

3.      ELECTION OPTIONS: You may indicate in Box B whether you would like to receive the Cash Merger Consideration or the Unit Alternative in exchange for your Common Units. If you fail to submit a properly completed Election Form with respect to your Common Units, together with your unit certificate(s) and/or book-entry units, as applicable, prior to the Election Deadline, or you do not indicate a selection on the Election Form, you will be deemed to have made an election for Cash Merger Consideration.

4.      NOMINEES: Any record holder of Common Units who is a nominee may submit one or more Election Forms indicating on the form or forms a combination of elections covering the aggregate number of Common Units owned by such record holder. However, upon the request of Parent, such record holders will be required to certify to the satisfaction of Parent that such record holder holds such Common Units as nominee for the beneficial owners of such Common Units.

5.      REVOCATION OR CHANGE OF ELECTION: Any Election Form may be revoked or changed by written notice from the person submitting such form to the Exchange Agent. However, to be effective, such notice must be received by the Exchange Agent prior to the Election Deadline. Common Unitholders who hold Common Units in “street name” will receive separate revocation instructions from their broker, bank or other nominee, which must be followed to validly revoke any such Common Unitholders’ election for the Unit Alternative. Unitholders will not be entitled to revoke or change their elections following the Election Deadline. As a result, during the interval between the Election Deadline and the Effective Time, Common Unitholders who have properly made elections will not be able to revoke their elections. Parent will have the discretion, which it may delegate to the Exchange Agent, to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

6.      SURRENDER OF UNIT CERTIFICATE(S): For any election contained herein to be effective, the Election Form must be accompanied by any unit certificate(s) evidencing your Common Units and any required accompanying evidences of authority (see Instruction 10). If the unit certificates are not surrendered before the Election Deadline, you will be deemed to have made an election to receive Cash Merger Consideration.

7.      LOST CERTIFICATE(S): If the Common Unit certificate(s) that a registered Common Unitholder (or transferee) wants to surrender has (have) been lost, stolen or destroyed, that Common Unitholder should promptly contact the transfer agent for Common Units, Computershare Trust Company, N.A., at (800) 546-5141 to arrange for the replacement of the lost, stolen or destroyed certificate(s) with new certificates to be delivered to the Exchange Agent with the Election Form, properly completed and duly executed, prior to the Election Deadline. The Election Form and related documents cannot be processed until the procedures for replacing lost, stolen or destroyed certificates have been followed.

8.      NON-CONSUMMATION OF MERGER: No payment of any Cash Merger Consideration will be made prior to the consummation of the Merger or if the Merger Agreement is terminated. In the event of termination of the Merger Agreement, the Exchange Agent will promptly return certificates representing Common Units after being notified of such termination by Parent or Partnership. In such event, Common Units held through nominees are expected to be available for sale or transfer promptly following the termination of the Merger Agreement. Certificates representing Common Units held directly by Common Unitholders will be returned by registered mail.

9.      METHOD OF DELIVERY: The Election Form must be delivered to the Exchange Agent by you or your broker, bank or other nominee and your unit certificate(s) (if any) and the IRS Form W-9 or IRS Form W-8, as applicable, must be delivered to the Exchange Agent. Do not send them to Parent or Partnership. The method of delivery of certificates and other documents to be delivered to the Exchange Agent at the address set forth on the front of the Election Form is at the option and risk of the surrendering Common Unitholder. Delivery will be deemed effected, and risk of loss and title to certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent. If the certificate(s) are sent by mail, registered mail with return receipt requested and properly insured is suggested. A return envelope is enclosed.

10.    EVIDENCE OF UNITS/CHECK ISSUED IN THE SAME NAME: If the units in book-entry form representing Class A Common Units are to be evidenced and/or the check is to be issued in the same name as the surrendered Common Unit certificate is registered, the Election Form should be completed and signed exactly as the surrendered Common Unit certificate is registered. Signature guarantees are not required if the Common Unit certificate(s) surrendered herewith are submitted by the registered owner of such Common Units who has not completed Box C and Box D in the section entitled “Special Payment and Mailing Instructions” or are for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). If any of the Common Units surrendered hereby are owned by two or more joint owners, all such owners must sign the Election Form exactly as written on the face of the unit certificate(s). If any Common Units are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Election Forms as there are different registrations. Election Forms executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

11.    EVIDENCE OF UNITS/CHECK ISSUED IN DIFFERENT NAME: If Box C and Box D in the section entitled “Special Payment and Mailing Instructions” are completed, then the signature in Box E must be guaranteed in Box F by an Eligible Institution.

12.    SPECIAL ISSUANCE/PAYMENT AND DELIVERY INSTRUCTIONS: Indicate in Box C the name under which the newly issued Class A Common Units are to be registered or the check is to be made payable to if different from the name of the registered Common Unitholder(s) indicated in Box A of the Election Form. The Common Unitholder is required to give the social security number or employer identification number of the registered Common Unitholder(s). Indicate in Box D the name and address under which the newly issued Class A Common Units are to be registered or the check is to be sent if different from the name and/or address of the registered Common Unitholder(s) indicated in Box A of the Election Form. If Box C in the section entitled “Special Payment and Mailing Instructions” has been completed, the Common Unitholder named therein will be considered the record owner for this purpose.

13.    SIGNATURES. Except as otherwise permitted below, you must sign the Election Form exactly the way your name appears on the face of your Common Unit certificates. If the Common Units are owned by two or more persons, each one must sign exactly as his or her name appears on the face of the certificates. If Common Units are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate copies of this form as there are different registrations of the certificates. If Common Units have been assigned by the registered owner, this document should be signed in exactly the same way as the name of the assignor appearing on the Common Unit certificates or transfer documents.

14.    STOCK TRANSFER TAXES: If any Class A Common Units are to be issued under a name other than that of the registered Common Unitholder(s) of the surrendered Common Units indicated in Box A of the Election Form, it shall be a condition of such issuance that the person requesting such exchange either (i) pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance to a person other than the registered Common Unitholder(s) indicated in Box A of the Election Form, or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

15.    CONSTRUCTION: All questions with respect to the Election Form raised by Common Unitholders (including, without limitation, questions relating to the time limits or effectiveness of revocation of any election and questions relating to computations as to allocations) will be determined by Parent and/or the Exchange Agent, whose determination shall be conclusive and binding. Parent shall have the right to reject any and all Election Forms not in the proper form or to waive any irregularities in any such form, although it does not represent that it will do so. Parent and/or the Exchange Agent may, but are not required to, take reasonable action to inform Common Unitholders of any defects and may take reasonable action to assist such Common Unitholders to correct any such defects; however, neither Parent nor the Exchange Agent is under any obligation to notify a Common Unitholder of any defect in an Election Form.

16.    IRS FORM W-9: Under the U.S. federal income tax laws, a non-exempt Common Unitholder may be subject to backup withholding unless such Common Unitholder provides the appropriate documentation to the Exchange Agent certifying that, among other things, its taxpayer identification number (“TIN”) is correct, or otherwise establishes an exemption. Common Unitholders should use the enclosed Internal Revenue Service (“IRS”) Form W-9 for this purpose. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed IRS Form W-9 instructions for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering Common Unitholder to 24% federal income tax withholding on the payment of any cash. The surrendering Common Unitholder must write “applied for” in the space for the TIN if a TIN has not been issued and the Common Unitholder has applied for a number or intends to apply for a number in the near future. If a Common Unitholder has applied for a TIN and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 24% on all payments to such surrendering Common Unitholder of any cash consideration due for such Common Unitholder’s former Common Units. Please review the enclosed IRS Form W-9 instructions for additional details of what TIN to give the Exchange Agent. Exempt Common Unitholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt Common Unitholder should (other than a nonresident alien or foreign entry) indicate its exempt status on the IRS Form W-9. See the enclosed IRS Form W-9 instructions for additional instructions. Additionally, in order for a nonresident alien or foreign entity to qualify as exempt from U.S. federal withholding tax and backup withholding, such person must submit (i) a properly completed and applicable IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP, or IRS Form W-8IMY (with appropriate attachments) to the Exchange Agent, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. All of the IRS Forms W-8, or other applicable forms, may be obtained from the IRS at its website: www.irs.gov.

17.    MISCELLANEOUS: No fractional Class A Common Units shall be issued in the Merger. Each Common Unitholder who would otherwise have been entitled to receive a fractional Class A Common Unit in the Merger (after taking into account all Common Units held by such holder immediately prior to the Effective Time) of 0.5 or above shall receive in the Merger, in lieu of such fractional Class A Common Unit, a full Class A Common Unit and each Common Unitholder who would otherwise have been entitled to receive a fractional Class A Common Unit (after taking into account all Common Units held by such Common Unitholder immediately prior to the Effective Time) of less than 0.5 shall receive no consideration for such fractional Common Unit, which shall be forfeited.

No interest will accrue on the Cash Merger Consideration, and no dividends or any other distributions that are payable to Common Unitholders as of a record date after the Effective Time will be paid to until the Exchange Agent has processed the Common Unitholder’s election.

18.    QUESTIONS: If you have any questions or would like to receive additional or multiple copies of the Election Form, please contact the Information Agent at the contact information below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call Toll-Free: (888) 887-0082

Email: teekay@dfking.com